SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                 Besicorp Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
1) Title of each class of securities to which transaction applies:

  77,919 shares of common stock
--------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

The value of the transaction is $4,587,316, calculated as follows: the Cash Merger Consideration for the 77,919 shares of Besicorp Ltd. Common Stock to be acquired by the Buyer (i.e., all of the shares of Besicorp's common stock excluding the 57,967 shares of Common Stock owned as of the Record Date (as defined in the Revised Preliminary Proxy Materials (the "Materials") filed contemporaneously herewith by the Buyer)) equals the aggregate cash merger consideration of $8,000,000 divided by 135,886 (the Total Shares (as defined in the Materials)) multiplied by 77,919. No value is ascribed to the Combined Deferred Payment Rights, as such term is defined in the Materials.


--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     $ 4,587,316
--------------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

     $ 917.44
--------------------------------------------------------------------------------
5) Total fee paid:

     [_]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid: $917.93

          2) Form, Schedule or Registration Statement No.: Schedule 14A-Preliminary Proxy Statement

          3)   Filing Party:  Besicorp Ltd.

          4)   Date Filed:    December 6, 1999

                                 BESICORP LTD.
                               1151 FLATBUSH ROAD
                            KINGSTON, NEW YORK 12401


                                 March [ ], 2000


To Our Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of Besicorp Ltd. ("Besicorp") to be held at [9:00 a.m.] local time on April 7, 2000 at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York.

         At this important meeting, you will be asked to consider and vote upon an Amended and Restated Agreement and Plan of Merger (the "Plan of Merger"), by, and among Besicorp, Besicorp Holdings, Ltd. ("Parent") and Besi Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of Parent. Michael F.
Zinn, the Chairman of the Board, President and Chief Executive Officer of Besicorp, and members of his immediate family own Parent.

         If the merger (the "Merger") contemplated by the Plan of Merger is completed, Besicorp will be owned by Parent and you will receive for each share of Besicorp's Common Stock you own (i) a cash payment and (ii) a right to deferred cash payments. The cash payment will equal at least $58.87. Deferred cash payments will be made with respect to the proceeds, if any, Besicorp or, after the Merger, the surviving corporation from the Merger (the "Surviving Corporation"), receives with respect to, with certain exceptions, the following:
(a) amounts released from the $6.5 million escrow fund established in connection with the merger of Besicorp's former parent, Besicorp Group Inc. ("Old Besicorp"), (b) amounts received with respect to the sale of interests of Besicorp (or the Surviving Corporation) in each of its foreign development projects pursuant to agreements entered into on or before the first anniversary of the day the Merger is effectuated (the "Effective Date"), (c) amounts distributed to Besicorp (or the Surviving Corporation) as a result of partnerships in existence as of October 7, 1999 or the Effective Date, (d) amounts distributed as a result of hydro-credits and (e) amounts received with respect to litigation claims concerning matters arising before the Effective Date. The exact amount to be received by you in excess of $58.87 per share is currently not determinable and will not be determinable until after the Merger and it is possible that the cash payment of $58.87 may be the only consideration you will receive.

         Immediately before the Merger, Besicorp will distribute (the "Spin-Off") to its shareholders on a pro rata basis all of the shares of common stock of WOM, Inc. ("WOM"), a subsidiary of Besicorp. WOM will own the interests in a shareholder derivative action that Besicorp had received from Old Besicorp as a result of a court order in connection with Old Besicorp's merger last year. We will send you an Information Statement containing information regarding the Spin-Off and WOM before the Spin-Off. The Spin-Off does not require your approval.

         See the Proxy Statement and the Plan of Merger for a more detailed description of the Merger and the Spin-Off. The Plan of Merger is attached as Annex A to the Proxy Statement.

         The Plan of Merger will be adopted only if approved by the Requisite Vote (as defined in the Plan of Merger) which requires that the holders of at least 50% of the outstanding shares of Besicorp vote in its favor.

         THE  SPECIAL   COMMITTEE   (CONSISTING   OF  THE  THREE  OUTSIDE  (I.E.
INDEPENDENT) DIRECTORS) AND THE BOARD OF DIRECTORS BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BESICORP AND ITS SHAREHOLDERS (OTHER THAN PARENT AND ACQUISITION CORP). THE BOARD OF DIRECTORS (OTHER THAN MR. ZINN, WHO ABSTAINED BECAUSE HE AND MEMBERS OF HIS IMMEDIATE FAMILY OWN PARENT) HAS ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN OF MERGER.

         Josephthal & Co., Inc., the financial advisor to the Special Committee and Board of Directors of Besicorp, has delivered a written opinion to the Special Committee and Board of Directors of Besicorp that as of September 22, 1999 the consideration to be received by each shareholder of Besicorp (other than Parent and Acquisition Corp.) in connection with the Merger is fair from a financial point of view to Besicorp's shareholders (other than Parent and Acquisition Corp.). You should read a copy of this opinion which is attached as Annex B to the Proxy Statement.

         The enclosed Proxy Statement contains important information regarding Besicorp and the proposed Merger. We urge you to read the Proxy Statement carefully.

         Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date your proxy card and return it in the enclosed envelope or by facsimile transmission to Continental Stock Transfer & Trust Company ("Continental"). To return this card by fax, you must photocopy both sides of the signed card so that they appear on the same page and fax the photocopy to Continental at (212) 509-5152, Attn: Proxy Department. If you do attend, you will be entitled to vote in person, and such vote will revoke your proxy.

         Shares of Besicorp Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted for adoption of the Plan of Merger.

                                   Sincerely,


                                   Michael F. Zinn
                                   Chairman of the Board,
                                   President and Chief Executive Officer

                                  BESICORP LTD.
                               1151 FLATBUSH ROAD
                            KINGSTON, NEW YORK 12401


         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Besicorp Ltd., a New York corporation ("Besicorp"), will be held at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York on April 7, 2000 at 9:00 a.m. (local time) to:

                  (i) consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger dated as of November 24, 1999 (the "Plan of Merger") (a copy of which is attached as Annex A to the accompanying Proxy Statement), by and among Besicorp, Besicorp Holdings, Ltd. ("Parent"), and Besi Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of Parent, and

                  (ii) transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

         Michael F. Zinn, the Chairman of the Board, President and Chief Executive Officer of Besicorp, and members of his immediate family own Parent. As a result, the Board of Directors appointed a Special Committee consisting of the three outside independent directors to negotiate with Parent.

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (OTHER THAN MR. ZINN, WHO ABSTAINED BECAUSE HE AND MEMBERS OF HIS IMMEDIATE FAMILY OWN PARENT) OF BESICORP HAVE DETERMINED THAT THE PLAN OF MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BESICORP AND ITS SHAREHOLDERS, OTHER THAN PARENT AND ACQUISITION CORP., AND THE BOARD OF DIRECTORS RECOMMENDS ADOPTION OF THE PLAN OF MERGER.

           All shareholders are cordially invited to attend the Special Meeting. Only shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The Plan of Merger will be adopted only if approved by the Requisite Vote (as defined in the Plan of Merger) which requires that the holders of at least 50 % of the outstanding shares of Besicorp vote in its favor. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOU MAY ALSO RETURN THE PROXY CARD BY FACSIMILE TRANSMISSION TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY ("CONTINENTAL"). TO RETURN THE CARD BY FAX, YOU MUST PHOTOCOPY BOTH

SIDES OF THE SIGNED PROXY CARD SO THAT THEY APPEAR ON THE SAME PAGE
AND FAX THE PHOTOCOPY TO CONTINENTAL AT (212) 509-5152, Attn: Proxy Department. Shares of Besicorp Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted for adoption of the Plan of Merger.

                  BY ORDER OF THE BOARD OF DIRECTORS

                  Michael F. Zinn, Chairman of the Board,
                  President and Chief Executive Officer

Dated: March [     ], 2000

                                  BESICORP LTD.
                               1151 FLATBUSH ROAD
                            KINGSTON, NEW YORK 12401

                               ------------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON APRIL 7, 2000
                               ------------------

         This Proxy Statement is furnished to the holders of Besicorp Common Stock in connection with the solicitation of proxies by the Board for use at the Special Meeting of the shareholders of Besicorp to be held at 9:00 a.m., local time, on April 7, 2000 at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York, and at any adjournment or postponement thereof. CERTAIN CAPITALIZED TERMS USED IN THIS PROXY STATEMENT ARE DEFINED IN APPENDIX 1 HERETO.

         The purpose of the Special Meeting is to consider and vote upon the adoption of the Plan of Merger (a copy of which is annexed hereto as Annex A) by and among Besicorp, Parent and Acquisition Corp. Parent is a New York corporation, all of whose stock is owned beneficially by Michael F. Zinn, the Chairman of the Board, President and Chief Executive Officer of Besicorp, and members of his immediate family. Acquisition Corp. is a New York corporation and a wholly owned subsidiary of Parent. The Plan of Merger provides for the Merger, in which Acquisition Corp. will be merged with and into Besicorp, with Besicorp being the Surviving Corporation and wholly owned by Parent. If the Merger is effectuated, each of Besicorp's shareholders (except for Parent, Acquisition Corp. and Dissenters) will be entitled to receive for each share of Besicorp Common Stock owned by such shareholder (i) the Cash Merger Consideration and
(ii) a Combined Deferred Payment Right.

         The Cash Merger Consideration is at least $58.87. See "Plan of Merger -- Merger Consideration."

         The Combined Deferred Payment Right is the right to receive deferred cash payments with respect to the proceeds, if any, that Besicorp receives after October 7, 1999 (i.e., the date of the Initial Plan of Merger), or that the Surviving Corporation or Continental receives after the Merger, in each case, with certain exceptions, from the following: (a) amounts released to Besicorp (or the Surviving Corporation) or pursuant to the Instructions from the Escrow Fund, other than reimbursements for Litigation Costs and WOM Costs, (b) amounts received with respect to the sale of the interests of Besicorp (or the Surviving Corporation) in each of its foreign development projects pursuant to agreements entered into on or before the first anniversary of the

Effective Date, (c) amounts distributed to Besicorp (or the Surviving Corporation) as a result of partnerships in existence as of October 7, 1999 or the Effective Date, (d) amounts distributed as a result of Hydro-Credits and (e) amounts received with respect to litigation claims concerning matters arising before the Effective Date. The Combined Deferred Payments are based upon the proceeds, if any, net of corporate taxes and certain expenses, received by Besicorp (or the Surviving Corporation) during a period which will end on the Deferred Payment Termination Date, which is no earlier than March 22, 2004.

         The Combined Deferred Payment with respect to each share of Besicorp Common Stock is the sum of the amounts described in the previous paragraph divided by the Total Shares (which is expected to be 135,886). Because of the uncertainty associated with the Combined Deferred Payments, we have not predicted how much money, if any, will be received as a result of the Combined Deferred Payment Rights, or, if money is received, when it will be received. See "Summary -- Merger Consideration" and "Plan of Merger -- Merger Consideration" for a description of the Combined Deferred Payment Rights.

         Because of the uncertainty associated with the Combined Deferred Payment Right, the exact amount to be received by you in excess of $58.87 per share is currently not determinable and will not be determinable until after the Merger and it is possible that the Cash Merger Consideration of $58.87 may be the only Merger Consideration you will receive. You should base your decision on whether to adopt the Plan of Merger on a Merger Consideration of $58.87 per share, although it is probable (but not certain) that you will receive additional monies on account of the Combined Deferred Payment. If you think the Merger Consideration is insufficient, you have the right to have a court determine the cash value of your shares, if the Merger occurs, provided you follow certain statutory procedures. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders."

         The Merger Consideration payable for each share would decrease if shares of Besicorp Common Stock were issued prior to the Effective Date. However, we do not intend to issue any additional shares. If Besicorp issues any additional shares that would cause the Cash Merger Consideration to be less than $58.87, we will inform you of the effect of the issuance on the Merger Consideration prior to the Special Meeting. Accordingly, this Proxy Statement assumes that no additional shares of Besicorp Common Stock will be issued.

         In order to fund its obligations pursuant to the Plan of Merger, including the payment of the Cash Merger Consideration, Parent intends to borrow approximately $4.6 million from Avalon Funding, which has been granted the HSBC Credit Facility by HSBC Bank.. The HSBC Credit Facility is a discretionary line of credit with a maximum of $10 million principal amount of borrowing. Each borrowing under the HSBC Credit Facility requires the approval of HSBC Bank and all borrowings under the HSBC Credit Facility are payable on demand, or in any event, on December 31, 2000. See "Information Regarding Parent and Acquisition Corp."

         Prior to the consummation of the Merger, Besicorp will distribute to its shareholders on a pro rata basis all of the shares of WOM Common Stock pursuant to the Spin-Off. At the time of the Spin-Off WOM will be assigned the interests in the Bansbach Litigation that Besicorp had received from Old Besicorp as a result of the Prior Merger Order. See "The Spin-Off -- The Contribution." The Bansbach Litigation is a shareholder derivative action that was commenced in August 1997 in which Old Besicorp was named as a nominal defendant and the other named defendants were various officers and directors of Old Besicorp. Before the Spin-Off, we will send you an Information Statement containing additional information regarding the Spin-Off and WOM. The Spin-Off does not require your approval; however, the Spin-Off will not occur unless all the conditions to the Merger (other than the Spin-Off) have been satisfied or waived. See "The Spin-Off."

         The effectuation of the Merger is subject to the satisfaction (or waiver) of various conditions, including the shareholders' adopting the Plan of Merger by the Requisite Vote. See "Plan of Merger -- Conditions to the Merger."

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Besicorp Common Stock is not listed on any Exchange and is not quoted on NASDAQ or any other automated quotation system. Accordingly, no trading prices are available.
See "Market Information Regarding Besicorp Common Stock."

         Based on information provided to us by the Buyer, we have assumed in preparing this Proxy Statement that no Substitute Restricted Shares will be issued by Parent and that 13,450 Management Restricted Shares will be outstanding immediately prior to the Merger.

         This Proxy Statement is dated March [ ], 2000 and is, along with the accompanying form of proxy, first being distributed to the shareholders of Besicorp on or about such date.


                              AVAILABLE INFORMATION

         Besicorp is required by the Exchange Act to file certain reports and documents with the SEC. These reports and documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are available for inspection and copying at the public reference facilities maintained by the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois

60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The SEC  maintains  a World  Wide Web site that  contains  reports  and
documents   regarding   Besicorp.   The   address  of  the  SEC's  web  site  is
http:\\www.sec.gov.

                                TABLE OF CONTENTS

                                                                                                                PAGE

AVAILABLE INFORMATION.............................................................................................3

CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER........................................................ 9

SUMMARY  ........................................................................................................15
         THE PARTIES.............................................................................................15
         THE SPECIAL MEETING.....................................................................................16
         MERGER CONSIDERATION....................................................................................17
         RECORD DATE; QUORUM; VOTE REQUIRED......................................................................19
         BACKGROUND OF THE MERGER................................................................................21
         RECOMMENDATION OF BESICORP'S BOARD OF DIRECTORS AND THE
                  SPECIAL COMMITTEE..............................................................................26
         OPINION OF FINANCIAL ADVISOR............................................................................26
         INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER.............................................27
         CONDITIONS TO THE MERGER................................................................................30
         TERMINATION.............................................................................................30
         EFFECTIVE DATE; CANCELLATION OF STOCK CERTIFICATES;
                  AND RECEIPT OF MERGER CONSIDERATION............................................................30
         DISSENTERS' RIGHTS......................................................................................31
         MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................................................32
         SPIN-OFF ...............................................................................................33
         TRADING MARKET FOR AND MARKET PRICE OF
                  BESICORP COMMON STOCK..........................................................................34

VOTING AT THE SPECIAL MEETING....................................................................................34
         INTRODUCTION............................................................................................34
         TIME, DATE AND PLACE OF MEETING.........................................................................34
         QUORUM   ...............................................................................................34
         RECORD DATE; VOTE REQUIRED..............................................................................34
         SOLICITATION, REVOCATION AND USE OF PROXIES.............................................................37
         RIGHTS OF DISSENTING SHAREHOLDERS.......................................................................38

FACTORS TO BE CONSIDERED.........................................................................................41
         PURPOSES, EFFECTS AND BACKGROUND OF THE MERGER..........................................................41
         RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF
                  DIRECTORS; FAIRNESS OF THE MERGER..............................................................55
         RECOMMENDATION OF THE BUYER; FAIRNESS OF THE MERGER.....................................................63
         OPINION OF FINANCIAL ADVISOR............................................................................65
         REPORTS OF COMMERCIAL ASSOCIATES........................................................................72


         INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER.............................................73
         CERTAIN EFFECTS OF THE MERGER...........................................................................79
         MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................................................83
         REGULATORY AND OTHER APPROVALS..........................................................................83

PLAN OF MERGER...................................................................................................83
         GENERAL  ...............................................................................................83
         MERGER CONSIDERATION....................................................................................85
                  Cash Merger Consideration......................................................................85
                  Combined Deferred Payment Right................................................................86
                  Disputed Shares................................................................................94
         REPRESENTATIONS AND WARRANTIES..........................................................................95
                  Representations and Warranties by Besicorp.....................................................95
                  Representations by Parent and Acquisition Corp. ...............................................95
         PRINCIPAL COVENANTS.....................................................................................96
                  Conduct of Business Pending the Merger.........................................................96
                  Acquisition Proposals  ........................................................................97
                  Parent Loans...................................................................................98
                  Indemnification  ..............................................................................99
                  Guaranty .....................................................................................100
                  Spin-Off .....................................................................................100
                  Other Covenants...............................................................................100
         CONDITIONS TO THE MERGER...............................................................................100
                  Conditions to Each Party's Obligations........................................................101
                  Additional Conditions to Obligations of Besicorp..............................................101
                  Additional Conditions to Obligations of Buyer.................................................101
         TERMINATION............................................................................................102
                  Right to Terminate............................................................................102
                  Remedies .....................................................................................103
                  Damages  .....................................................................................104
         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.................................................105
         FEES AND EXPENSES......................................................................................105

INDEMNIFICATION AGREEMENT.......................................................................................105

ESCROW AGREEMENT................................................................................................107

SPIN-OFF .......................................................................................................110
         BACKGROUND.............................................................................................110
         THE CONTRIBUTION.......................................................................................111
         THE DISTRIBUTION.......................................................................................111
         CONDITIONS TO THE SPIN-OFF.............................................................................112

                                        6


SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA................................................................111


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS  .........................................................................................121

BUSINESS OF BESICORP............................................................................................131
         BACKGROUND.............................................................................................131
         PHOTOVOLTAIC ACTIVITIES................................................................................131
                  Suppliers.....................................................................................132
                  Sales and Distribution........................................................................133
                  Prices for Products and Systems...............................................................133
                  Customers and Backlog.........................................................................133
                  Competition...................................................................................133
         POWER DEVELOPMENT ACTIVITIES...........................................................................133
         RISKS OF INTERNATIONAL OPERATIONS......................................................................137
         POTENTIAL NON-RECURRING FUNDS..........................................................................137
         RESEARCH AND DEVELOPMENT...............................................................................139
         INTELLECTUAL PROPERTY..................................................................................140
         GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS........................................................140
         EMPLOYEES..............................................................................................140
         PROPERTIES.............................................................................................140
         LEGAL PROCEEDINGS......................................................................................142
         CERTAIN RELATED PARTY TRANSACTIONS.....................................................................148
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT....................................................................................150

MARKET INFORMATION REGARDING BESICORP COMMON STOCK..............................................................151

INFORMATION REGARDING PARENT AND ACQUISITION CORP...............................................................151
         MERGER CONSIDERATION, FEES AND EXPENSES................................................................152
         SOURCE OF FUNDS........................................................................................152

SOURCES AND USES OF FUNDS.......................................................................................152

OTHER MATTERS...................................................................................................153

ANNUAL MEETING OF SHAREHOLDERS..................................................................................153

INDEPENDENT PUBLIC ACCOUNTANTS..................................................................................154

ADDITIONAL INFORMATION..........................................................................................154

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF BESICORP LTD..................................................F-1

Appendix 1 -- Certain Defined Terms

Annex A -- Amended and Restated  Agreement and Plan of Merger dated November 24,
1999

Annex B -- Fairness Opinion of Josephthal & Co., Inc.

Annex C -- Dissenter's Rights Provisions

                                        8

            CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER

Q.       Why am I receiving these materials?

A. We want to give you information to help you determine how to vote in connection with a Special Meeting of shareholders which will take place on April 7, 2000 at 9:00 a.m., local time at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York.

Q.       What will be voted on at the meeting?

A. Whether to adopt a Plan of Merger pursuant to which the Buyer will buy Besicorp.

Q.       Who is attempting to buy Besicorp?

A. Besicorp Holdings, Ltd. is attempting to buy Besicorp. Michael F. Zinn, the Chairman of the Board, President and Chief Executive Officer of Besicorp, and members of his immediate family beneficially own Besicorp Holdings, Ltd.

Q.       What will I receive in the Merger?

A. You will receive for each share of Besicorp Common Stock the Cash Merger Consideration and a Combined Deferred Payment Right.

Q.       What is the Cash Merger Consideration?

A. The Cash Merger Consideration is a cash payment of at least $58.87. See "Plan of Merger -- Merger Consideration."

Q.       What is a Combined Deferred Payment Right?

A: A Combined Deferred Payment Right is the right to receive deferred cash payments with respect to, with certain exceptions, net of Besicorp's taxes, the following:

         (a) amounts released from the Escrow Fund (which, as of March 7, 2000, consists of approximately $6.10 million but which will be reduced to the extent necessary to indemnify BGI Parent, to reimburse Besicorp for Litigation Costs and to reimburse WOM and Besicorp for WOM Costs);

         (b) amounts received with respect to the sale of Besicorp's interests in any of its foreign development projects pursuant to agreements entered into on or before the first anniversary of the Effective Date, less Besicorp's expenses directly related to such foreign development projects;

         (c) distributions to Besicorp from partnerships in existence as of October 7, 1999 (i.e., the date of the Initial Plan of Merger) or the Effective Date; as of December 31, 1999, the partnerships' principal assets consist of cash held in escrow (of which Besicorp's share is approximately $1.47 million);

         (d) amounts, net of expenses, distributed as a result of Hydro-Credits; and

         (e) amounts received with respect to litigation claims concerning matters arising before the Effective Date less expenses directly related to any such claims. See "Plan of Merger -- Merger Consideration."

Q.       What is the value of the Combined Deferred Payment Right?

A. The Combined Deferred Payment with respect to each share of Besicorp Common Stock is the sum of the amounts described above divided by the Total Shares (which is expected to be 135,886). Because of the uncertainties associated with the amount of these proceeds, we have not predicted how much the Combined Deferred Payment Right is worth. See "Plan of Merger -- Merger Consideration."

Q. If you are not predicting the value of the Combined Deferred Payment Right, how should I decide whether the Merger Consideration is a fair price for my shares?

A. It is possible that the Cash Merger Consideration of $58.87 may be the only Merger Consideration you will receive. Therefore, you should assume that you will not receive any funds as a result of your Combined Deferred Payment Rights. As a result, you should base your decision on a price of $58.87 per share, although it is probable (but not certain) that you will receive additional money on account of the Combined Deferred Payment Rights. See "Plan of Merger -- Merger Consideration."

Q.       What are the U.S. federal income tax consequences of the Merger to me?

A. Your receipt of cash in exchange for your shares in the Merger generally will be taxable for U.S. federal income tax purposes in the same manner as if you sold your shares for such an amount per share in cash. This applies to both the Cash Merger Consideration and any payments you may receive in the future as a result of Combined Deferred Payment Rights. For additional information see "Factors to Be Considered -- Material Federal Income Tax Consequences" and consult with your tax advisor.

Q.       What is the Board's recommendation?

A. The Board recommends that you vote your shares FOR adoption of the Plan of Merger.

Q.       Why is the Board recommending that I vote to adopt the Plan of Merger?

A. The Special Committee of the Board and the Board (except for Mr. Zinn who abstained because he and members of his immediate family own Parent), based on a number of factors, including a Fairness Opinion received from Josephthal, concluded that the Plan of Merger is fair to, and in the best interests of, Besicorp and the Outside Shareholders. You should review the background and reasons for the Merger which are described in greater detail under the captions "Factors to Be Considered -- Purposes, Effects and Background of the Merger" and "Factors to be Considered -- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger."

Q. Can I have my shares valued through a mechanism other than the Merger if I don't like the Merger Consideration being offered?

A. Yes. You have the right, if the Merger is effectuated, to dissent and to have the value of your shares determined (i.e. "appraised") by a court and to have such value paid to you by the Surviving Corporation in cash. If you want to have your shares appraised, you must carefully follow the statutory procedure set forth in Sections 623 and 910 of the NYBCL. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders" and Annex C to this Proxy Statement.

Q.       What do I need to do to have my shares appraised?

A.       Among other things, you must:

         o submit a Notice of Dissent before a vote is taken on the Merger;

         o        either abstain, not vote or vote against the Plan of Merger;
                  and

         o        with  the  Notice  of  Dissent  or  within  one  month   after
                  submitting your Notice of Dissent, submit your stock certificates to Besicorp or Continental for the purpose of having a notation affixed to such Certificates indicating that a demand for payment has been made.

         If you want to have your shares appraised, you should read the section captioned "Voting at the Special Meeting -- Rights of Dissenting Shareholders" and Annex C to this Proxy Statement and you should consult your lawyer.

Q.       If  I  exercise  my  appraisal  rights  will I  also  get  the  Merger
         Consideration?

A. No, if you exercise your appraisal rights you lose your right to receive both the Cash Merger Consideration and the Combined Deferred Payment Right. If a court determines that the appraised value of your shares is less than the Merger Consideration you will receive the value the court determines, not the Merger Consideration.

Q. If I exercise my appraisal rights, will there be U.S. federal income tax consequences to me?

A. Your receipt of cash for your shares generally will be taxable for U.S. federal income tax purposes in the same manner as if you sold your shares for such an amount per share in cash. For additional information see "Factors to Be Considered -- Material Federal Income Tax Consequences" and consult with your tax advisor.

Q.       What is the Spin-Off?

A. The Spin-Off is the distribution to you of one share of WOM Common Stock for each of your shares of Besicorp Common Stock. If the Plan of Merger is adopted by the Requisite Vote, and if the Prior Merger Order is still in effect at such time, the Spin-Off will take place following the Special Meeting and before the Merger.

Q.       What is WOM?

A. WOM is a wholly owned subsidiary of Besicorp. Before the Distribution takes place, Besicorp will contribute its interests in the Bansbach Litigation that Besicorp had received from Old Besicorp as a result of the Prior Merger Order to WOM.

Q.       Why is the Spin-Off taking place?

A. The Spin-Off is intended to permit the Bansbach Litigation to proceed following the Merger. This is a shareholder derivative action which, if the plaintiff prevails, may result in a payment of approximately $1 million to Besicorp, excluding interest and punitive damages. Ordinarily a transaction such as the Merger would make it difficult or even impossible for the plaintiff to continue his action. The Spin-Off enables the Bansbach Litigation to continue.

Q.       Will there be a vote by the shareholders to approve the Spin-Off?

A. No. However, the Spin-Off will not occur if the shareholders do not adopt the Plan of Merger.

Q.       If I  exercise  my  appraisal  rights, will  I  still get shares of WOM
         Common Stock.

A.       Yes.

Q. What are the U.S. federal income tax consequences of the Spin-Off to me?

A. You will recognize dividend income equal to the value of the shares of WOM Common Stock you receive pursuant to the Spin-Off; however, since Besicorp is valuing the shares of WOM Common Stock at $0.00 per share, you should recognize no dividend income. Additional information concerning the tax consequences of the Spin-Off will be provided in the Information Statement that will be sent you before the Effective Date of the Merger.

Q.       Who can vote on adopting the Plan of Merger?

A.       All shareholders of record as of the close of business on March 6, 2000

Q. What does it mean if I receive more than one proxy or voting instruction card?

A. It probably means your shares are registered differently or are held in more than one account. If this is the case, you should provide voting instructions for each proxy card that you receive.

Q.       How can I vote shares held in my broker's name?

A. If your broker holds your shares in its name (or in what is commonly called "street name"), then you should give your broker instructions on how to vote. Otherwise your shares will not be voted. See "Voting at the Special Meeting -- Solicitation, Revocation and Use of Proxies."

Q.       Can I change my vote?

A. You may change your voting instructions (i.e. your proxy) at any time prior to the vote at the Special Meeting. If your shares are held directly in your name, you may change your instructions by completing and returning a new proxy or by voting at the Special Meeting. If your shares are held in "street name," you may change your instructions by submitting new voting instructions to your broker or nominee. See "Voting at the Special Meeting -- Solicitation, Revocation and Use of Proxies."

Q.       What vote is required to adopt the Plan of Merger?

A. For the Plan of Merger to be adopted, two approvals are required. First , at least 50% of all outstanding shares of Besicorp Common Stock must approve the Plan of Merger. Second, the Plan of Merger requires a second approval by at least 50% of all outstanding shares of Besicorp Common Stock; however, in this second approval the Management Restricted Shares will be retabulated as if the holders of such shares had abstained, not voted or voted for and against the Plan of Merger in the same proportions that the shares of Besicorp Common Stock (other than Management Restricted Shares) are voted (or not voted) with respect to the Plan of Merger. This special treatment of the Management Restricted Shares is sometimes referred to as "neutralized voting." There will be only one vote even though the votes will be tabulated twice. The Buyer, Michael F. Zinn, and the Trust hold enough shares to ensure that both approvals are obtained and they have indicated that they intend to vote in favor of the adoption of the Plan of Merger. See "Voting at the Special Meeting -- Record Date; Vote Required."

Q.       How are the votes counted?

A. You may vote "FOR," "AGAINST" or "ABSTAIN." If you ABSTAIN or do not vote, it has the same effect as a vote AGAINST the Plan of Merger. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

Q.       When will the Merger take place?

A. We expect that the Merger will take place promptly following the Special Meeting. However, the Merger may be delayed if other closing conditions have not been then satisfied.

Q.       Should I send in my stock certificates now?

A. No. After the Merger is consummated, we will send you written instructions that will tell you how to surrender your stock certificates for the Merger Consideration. Please do not send in your certificates now or with your proxies. Hold your certificates until you receive our instructions. See "Plan of Merger -- General."

Q.       When will I receive the Merger Consideration?

A.       If  the  Merger  is  consummated,  you  will  receive  the  Cash Merger
         Consideration after you surrender your Certificates. You will receive Deferred Payments annually each June, commencing in June of 2000, if the monies in the Deferred Payment Fund amount to at least $90,000. If the amount is less than $90,000, the Deferred Payment will be deferred until the next year. In addition, you will receive a Deferred Payment on the Deferred Payment Termination Date if there are any monies in the Deferred Payment Fund at such time even if the amount in the Deferred Payment Fund is less than $90,000. You will receive Escrow Fund Payments as they are distributed to Continental. We cannot determine for how long you will receive Deferred Payments and Escrow Fund Payments but you will receive them at least until March 22, 2004. See "Plan of Merger -- General" and "Plan of Merger -- Merger Consideration."

Q.       Will I receive a certificate for my Combined Deferred Payment Right?

A. No, there will be no certificates for Combined Deferred Payment Rights. In addition, such Payment Rights will not be transferable, except as required by law. Therefore you will not be able to sell your Combined Deferred Payment Rights. However, if you die, your

         Payment Rights may be transferred to your heirs. See "Plan of Merger -- Merger Consideration."

Q.       Will I receive a certificate for my shares of WOM Common Stock?

A. Yes, you will receive a certificate from Continental shortly after the Spin-Off.

                                     SUMMARY

         We are summarizing below certain information contained in this Proxy Statement (including the annexes). Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Proxy Statement and its annexes carefully before you decide whether to vote your shares in favor of the Plan of Merger. Certain capitalized terms are defined in Appendix 1 hereto; capitalized terms used without being defined in Appendix 1 or this Proxy Statement have the meanings ascribed to such terms in the Plan of Merger.

THE PARTIES

         Besicorp Ltd. (or Besicorp), a New York corporation, develops, assembles, manufactures, markets and resells photovoltaic products and systems and develops independent power and newspaper recycling plants. Besicorp's principal executive offices are located at 1151 Flatbush Road, Kingston, New York 12401, (914) 336-7700. See "Business of Besicorp."

         Besicorp Holdings, Ltd. (or Parent) is a New York corporation. Besi Acquisition Corp. (or Acquisition Corp.) is a New York corporation and a wholly owned subsidiary of Parent. Parent holds 57,967 shares of Besicorp Common Stock, representing approximately 42.7% of the issued and outstanding shares of Besicorp Common Stock. Acquisition Corp. is a transitory, special-purpose corporation that was formed solely to implement the Merger. Parent and Acquisition Corp. have not carried on any activities other than (i) activities relating to their organization, (ii) Parent's receipt of such 57,967 shares of Besicorp Common Stock and (iii) in connection with the Merger. Approximately 94.5% of the shares of Parent's common stock is owned by Avalon, a limited liability company, and the remaining approximately 5.5% of the shares of Parent's common stock is owned by immediate relatives of Michael F. Zinn, who is the Chairman of the Board, President and Chief Executive Officer of Besicorp. The only members of Avalon are Mr. Zinn and his wife, Valerie Zinn, who owns a nominal interest in Avalon. See "Information Regarding Parent and Acquisition Corp."

THE SPECIAL MEETING

         The Special Meeting of the shareholders of Besicorp will be held at [9:00 a.m.] (local time) on April 7, 2000, at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York.

         The Special Meeting will be held to permit you to vote upon a proposal to adopt the Plan of Merger, a copy of which is attached hereto as Annex A. The Plan of Merger provides for Parent to acquire Besicorp as a result of the merger of Acquisition Corp. with and into Besicorp.


MERGER CONSIDERATION

         If the Merger is effectuated, each share of Besicorp Common Stock (other than shares held by the Buyer and Dissenters' Shares) issued and outstanding immediately prior to the Effective Date will be converted into the right to receive (i) the Cash Merger Consideration and (ii) one Combined Deferred Payment Right. The Cash Merger Consideration will be at least $58.87 in cash. It will increase if shares of Besicorp Common Stock are canceled prior to the Effective Date (other than the cancellation of Substituted Management Restricted Shares (and the Buyer has informed us that no Substituted Management Restricted Shares will be canceled). No interest will be payable on the Cash Merger Consideration.

         The Combined Deferred Payment Right is the right to receive Combined Deferred Payments, which are the Deferred Payments and the Escrow Fund Payments, in cash with respect to the proceeds, if any, net of corporate taxes, Besicorp, the Surviving Corporation or Continental receives with respect to, with certain exceptions, the sum of the five amounts described below, divided by the Total Shares.

         The five amounts generally consist of the following:


                     ELEMENTS OF THE                                        INFORMATION ABOUT THESE
                COMBINED DEFERRED PAYMENTS                                         ELEMENTS

(1)  amounts,  if any,  released  from the Escrow           The Escrow Fund as of March 7, 2000,
Fund other than amounts  released by the                    consists of  approximately  $6.10 million as a
Escrow  Agent to cover  BGI  Indemnity                      result of the  release of approximately
Claims,  BGI Monitoring Costs,  Litigation                  $583,065 and interest income of
Costs and WOM Costs.                                        approximately $187,394 through such date.
                                                            In   addition,  WOM Costs of
                                                            approximately $57,526 have  been   incurred
                                                           (but  not  reimbursed from the Escrow Fund)
                                                           through  February 29, 2000.    All   or   a
                                                           portion of such funds will be used to cover
                                                           BGI Indemnity Claims, BGI Monitoring Costs,
                                                           Litigation  Costs and WOM  Costs. If Besicorp did not
                                                           effectuate the Spin-Off  because the
                                                           Prior Merger Order is reversed, no WOM
                                                           Costs     would    be incurred  and there
                                                           would most  likely be no further costs
                                                           associated  with  the Bansbach Litigation
                                                           assuming the Bansbach Litigation were
                                                           dismissed as a result of the  Prior  Merger
                                                           Order being reversed; as a result, more
                                                           money would be available for distribution  to
                                                           Outside Participating Shareholders  as
                                                           Combined Deferred Payments.  Because we
                                                           do not  know how much of the Escrow  Fund
                                                           will be used to cover BGI Indemnity Claims,
                                                           BGI Monitoring Costs, Litigation  Costs and
                                                           WOM Costs,  we cannot predict  how  much of
                                                           the Escrow  Fund will be available for
                                                           distribution to shareholders as
                                                           Combined Deferred Payments.

                                                        17

(2) amounts received with respect to the sale              We have not predicted how much, if any,
of Besicorp's interests in its foreign                     money will be received with respect to the
development projects pursuant to agreements                sale of Besicorp's interests in its foreign
entered into on or before the first anniversary            development projects.  Buyer has informed us
of the Effective Date, less certain of                     that it has no plans to sell any of these
Besicorp's expenses incurred and paid                      interests and there are no discussions at
following October 7, 1999  (i.e., the date of              present with any unaffiliated third party
the Initial Plan of Merger) directly related to            regarding the sale of these interests.
such foreign development projects.

(3) distributions as a result of partnership               The partnerships' principal assets (excluding
interests in existence as of October 7, 1999               or the  Anticipated Partnership Distribution)
the Effective Date (other than the Anticipated             consist of cash held in escrow to satisfy their
Partnership Distribution).                                 potential liabilities. As of December 31, 1999,
                                                           Besicorp's share of the escrows is approximately
                                                           $1.47 million.  We have not predicted how much
                                                           will  be  distributed as Combined Deferred
                                                           Payments.

(4) amounts distributed as a result of Hydro-              The maximum amount that Besicorp may
Credits (other than the distribution with                  receive as distributions as a result of Hydro-
respect to Glen Park Associates scheduled for              Credits (excluding the distribution Besicorp
on or about September 30, 1999 which has                   has received with respect to Glen Park
been received), net of certain expenses                    Associates) is approximately $750,000 and it
incurred and paid following October 7, 1999                is likely that there will be no expenses, but we
directly related to such Hydro-Credits                     have not predicted how much money, if any,
distribution.                                              will be distributed as a result of the Hydro-
                                                           Credits.

(5) amounts received with respect to                       We have not predicted how much money will
Besicorp's claims against third parties with               be received with respect to these claims (of
respect to matters arising before the Effective            which the principal claim is the RICO Action)
Date, less certain of Besicorp's expenses                  or how much the expenses will be.  See
incurred and paid following October 7, 1999                "Business -- Legal Proceedings."
directly related to any such claim for which
amounts have been received.


See "Plan of Merger -- Merger Consideration." The Combined Deferred Payments Rights are based upon the proceeds, if any, received by Besicorp on or before the Deferred Payment Termination Date which will occur on March 22, 2004 (or later if at that time there still are funds in the Escrow Fund or if the RICO Action has not been resolved). The Combined Deferred

Payment with respect to each share of Besicorp Common Stock is the sum of the five amounts described above divided by the Total Shares (which is expected to be 135,886 (if no shares of Besicorp Common Stock are issued or canceled prior to the Effective Date)). Because of the uncertainties regarding the five amounts described above, we have not estimated how much, if any, money (or when money) will be received as a result of the Combined Deferred Payment Rights. As a result of the combined deferred payment provisions, the exact amount to be received by Besicorp's shareholders in excess of $58.87 per share is currently not determinable and will not be determinable until after the effectuation of the Merger. It is possible that the Cash Merger Consideration of $58.87 may be the only Merger Consideration you will receive. Therefore, you should base your decision on whether to adopt the Plan of Merger on a price of $58.87 per share, although it is probable (but not certain) that you will receive additional monies on account of the Combined Deferred Payment Rights.

         The Merger Consideration with respect to the 13,450 Management Restricted Shares will be held in escrow by the Surviving Corporation as Restricted Merger Consideration until such time as the Management Restricted Shares would have vested and to the extent that it is forfeited before it vests will become property of the Surviving Corporation.

         The Buyer will pay approximately $4.6 million as the Cash Merger Consideration for all of the Outside Participating Shareholders' Shares (including approximately $800,000 as Restricted Merger Consideration which will be held in escrow by the Surviving Corporation until it vests, or, to the extent that such Restricted Merger Consideration is forfeited before it vests, which will revert to the Surviving Corporation) assuming that (i) no shares of Besicorp Common Stock are issued or canceled prior to the Merger and (ii) there are no Dissenters. This amount may change as described under "Plan of Merger -- Merger Consideration."

         In order to fund its obligations pursuant to the Plan of Merger, including the payment of the Cash Merger Consideration, Parent intends to borrow approximately $4.6 million from Avalon Funding, which has been granted the HSBC Credit Facility by HSBC Bank. The HSBC Credit Facility is a discretionary line of credit with a maximum of $10 million principal amount of borrowing. Each borrowing under the HSBC Credit Facility requires the approval of HSBC Bank and all borrowings under the HSBC Credit Facility are payable on demand, or in any event, on December 31, 2000. See "Information Regarding Parent and Acquisition Corp."

RECORD DATE; QUORUM; VOTE REQUIRED

         Only holders of record of Besicorp Common Stock as of the close of business on the Record Date which is March 6, 2000 will be entitled to notice of and to vote at the Special Meeting. On the Record Date, 135,886 shares of Besicorp Common Stock were issued and outstanding.

         To have a quorum at the Special Meeting the holders of a majority of the shares of Besicorp Common Stock outstanding on the Record Date must be present in person or by proxy.

Shareholders of record on the Record Date are entitled to one vote per share on matters which properly come before the Special Meeting. Abstentions and broker non-votes will have the effect of votes against the Plan of Merger. Abstentions, but not broker non-votes, will be counted in determining the presence of a quorum. See "Voting at the Special Meeting -- Quorum" and "Voting at the Special Meeting -- Record Date; Vote Required."

         Under the NYBCL, the affirmative vote of holders of at least 50% of the shares of Besicorp Common Stock outstanding as of the Record Date is required to adopt the Plan of Merger. In addition, the Plan of Merger contains special provisions regarding the tabulation of the votes of the Management Restricted Shares, which were issued to employees and officers (including officers who are also directors) of Besicorp as of May 3, 1999. To prevent these shares from affecting the outcome of the vote, the Plan of Merger provides that the shares of Besicorp Common Stock will be tabulated twice, first, as they actually were voted and second as they were voted except for the Management Restricted Shares which will in the second tabulation be tabulated as if the holders of such shares had abstained, not voted or voted for and against the Plan of Merger in the same proportions that the shares of Besicorp Common Stock (other than Management Restricted Shares) are voted (or not voted) with respect to the Plan of Merger.

         As of the Record Date, the Buyer owned 57,967 shares of Besicorp Common Stock, representing 42.7% of the outstanding shares of Besicorp Common Stock. The Buyer is required to vote all of its shares of Besicorp Common Stock in favor of adopting the Plan of Merger. In addition, as of the Record Date, Mr. Zinn owned 3,000 Management Restricted Shares and the Trust established by Mr. Zinn owned 10,000 shares of Besicorp Common Stock. Mr. Zinn disclaims beneficial ownership of the Trust's shares. The trustee for the Trust and Mr. Zinn have indicated that they intend to vote all of such shares in favor of adopting the Plan of Merger. Accordingly, if the Buyer, Mr. Zinn and the Trust vote all of their 70,967 shares in favor of the Plan of Merger, the Plan of Merger will be adopted even if no other shares vote in favor of adoption of the Plan of Merger. See "Factors to be Considered -- Interests of Executive Officers and Directors in the Merger," "Voting at the Special Meeting -- Record Date; Vote Required" and "Plan of Merger -- Principal Covenants."

         If the shareholders do not adopt the Plan of Merger, the Merger, in its current form, will not be effectuated. See "Plan of Merger -- Conditions to the Merger."


BACKGROUND OF THE MERGER

         Prior to March 22, 1999, Besicorp was a wholly owned subsidiary of Old Besicorp. Old Besicorp had held ownership interests in five Power Plants which, pursuant to Power Purchase Agreements, provided capacity and electrical power to Niagara Mohawk. In October 1995, Niagara Mohawk announced its intention to renegotiate the Power Purchase Agreements and similar agreements it had with other independent power producers. As a result of these negotiations, the Partnerships which owned the Power Plants, Niagara Mohawk and certain other independent power producers entered into the MRA in July 1997, which became effective on June 30, 1998, and which provided for, among other things, the termination or restructuring of the Power Purchase Agreements.

         Five months after the consummation of the MRA, Old Besicorp entered into the Prior Plan of Merger pursuant to which Old Besicorp was acquired by BGI Parent. The Prior Plan of Merger required the sale of the Power Plants to third parties, the Prior Contribution of Old Besicorp's photovoltaic and independent power development businesses to Besicorp and the Prior Distribution of Besicorp's shares to Old Besicorp's shareholders as a condition to the effectuation of the Prior Merger. Before March 22, 1999, the sale of the Power Plants was completed and on March 22, 1999, Old Besicorp effectuated the Prior Contribution and the Prior Distribution and then Old Besicorp effectuated the Prior Merger. As a result of the Prior Contribution and Prior Distribution, Besicorp became an independent publicly held company. The following description contains historical information about the subsidiaries of Besicorp when they were subsidiaries of Old Besicorp.

         At the time of the Prior Spin-Off, Management disclosed to the shareholders of Besicorp that, after giving effect to projected operating losses from operations, the funds available to Besicorp were only sufficient to allow Besicorp to continue operations for approximately two to six months. For Fiscal 1999 and Fiscal 1998, the Distributed Businesses had losses on a historical basis of $5.8 million and $7.2 million, respectively, on total revenues of $5.7 million and $4.4 million, respectively. Therefore, without additional funds, Besicorp might not be able to pay its obligations as they became due. The failure of Besicorp to obtain additional funds or otherwise reduce its short term obligations would materially adversely affect Besicorp and require it to curtail operations.

         Besicorp addressed its liquidity and capital resource problems by reducing its overhead. Specifically, certain employees were asked to accept salary deferrals ranging from approximately 15% to 67% of their prior salary effective as of July 5, 1999. These reductions reduced expenses by approximately $35,000 to $40,000 per month. This stop gap measure, as Management realized at the time it was implemented, could not eliminate these problems and Besicorp continued to lose money and its available funds continued to decline. In May, Management refined its earlier estimate and projected that Besicorp only had sufficient funds to continue operations until November 30, 1999.

         The Board, on May 10, 1999, appointed a Special Committee consisting of all of the Independent Directors to investigate and obtain information regarding financing options available to Besicorp, including on the feasibility of raising money by issuing additional shares or borrowing funds, and other alternatives such as selling all or a part of Besicorp.

          On May 17, 1999 and May 21, 1999, Mr. Zinn sent the Special Committee the Memoranda in which he indicated that he believed (i) it was very unlikely that Besicorp would be able to raise capital without significantly diluting the equity of the existing shareholders or requiring personal guarantees from Mr. Zinn, which he would not provide, and
(ii) the costs of being a public company were unsustainable. In Mr. Zinn's opinion, the best alternative would be to sell Besicorp to management for cash, which would enable the shareholders to immediately realize cash without incurring the risk of an unknown future or the effects of substantial dilution. In the Memoranda he stated that he was willing to purchase all of the shares of Besicorp Common Stock for cash and would pay a 25% premium over the $5.5 million value of Besicorp (based on an appraisal of Besicorp at the time of the Prior Spin-Off) adjusted for cash, excluding the Escrow Fund.

          On May 21, 1999, the Board authorized the Special Committee to represent Besicorp in evaluating, structuring and negotiating a potential transaction in which it might be acquired by Mr. Zinn and in investigating alternatives to such a transaction. The Special Committee engaged legal counsel, Robinson Brog, and Besicorp retained Josephthal as its financial advisor to provide financial advisory services to the Special Committee and to provide a fairness opinion such as the Fairness Opinion.

          Because of the informal nature of the Memoranda, the Special Committee did not view them as constituting a formal offer and the Special Committee so advised Mr. Zinn.

         On June 17, 1999 Mr. Zinn submitted to the Board and the Special Committee his Initial Offer to acquire Besicorp for approximately $45.46 per share of Besicorp Common Stock (based on the number of shares then outstanding) in cash. The Initial Offer valued Besicorp at $6.2 million. In addition under the terms of the Initial Offer all of the shares of Besicorp Common Stock would receive a right to participate pro rata in the release of funds from the Escrow Fund. In his Initial Offer, Mr. Zinn indicated that he believed that Besicorp would be unable to continue operations, and that its prospects would be extinguished, without a significant reorganization. He noted that Besicorp's businesses (i.e., Old Besicorp's Distributed Businesses) had a history of operating losses, and it was anticipated that Besicorp would continue to experience operating losses in the indeterminate future. He also noted that Besicorp's cash reserves were insufficient to fund ongoing operations after November 30, 1999 and that Besicorp's auditors expressed concern as to the ability of Besicorp to continue as a going concern without an infusion of additional capital. He indicated that he expected Besicorp to gain various benefits from his purchase. For example, as Besicorp would only have one shareholder, Besicorp could deregister from the Exchange Act which would permit Besicorp to reduce its expenses. Once Besicorp deregistered, it would no longer be required to prepare annual and quarterly reports, and comply with the proxy solicitation provisions of the Exchange Act, and would not be required to distribute such materials to shareholders. Mr. Zinn also noted that access to capital markets had been severely limited and indicated that he would not guarantee Besicorp's debt.

         The Special Committee recognized that Besicorp only had sufficient funds to continue operations for several months unless funds were quickly obtained. However, Besicorp had not succeeded in obtaining additional funds. Based upon the experiences of Old Besicorp, the Special Committee suspected that banks, lending institutions and other potential lenders would require a guarantee by Mr. Zinn in connection with advancing a loan to cover operating expenses. Therefore, under the Special Committee's direction, Management contacted a bank to confirm that lenders would not be willing to consider advancing a loan to cover operating expenses unless it was guaranteed by Mr. Zinn, and he was not willing to act as a guarantor. In addition, Management did not believe that any asset-based lender would be interested in funding the money-losing operations of an entity that did not have significant assets with which to secure the funding. The Special Committee also considered that even though Besicorp might be able to raise equity, there was no guarantee that the proceeds would be sufficient to fund on-going needs. The Special Committee noted that the photovoltaic business had historically incurred losses and Management estimated that it was not likely to become profitable before December 31, 2001. Since independent power development businesses generally generate significant revenues and profits only after plants become operational, and all of Besicorp's power project initiatives were in very early stages, it was, in Management's estimate, unlikely that Besicorp would be profitable during the next several years. Moreover, since issuing additional shares would dilute the current shareholders' holdings, the Special Committee recognized that an equity offering might result in shareholders finding the value of their shares in the future to be significantly less than what Mr. Zinn was then offering. The Special Committee also considered whether there would be any advantage to Besicorp's voluntarily commencing a bankruptcy proceeding, but decided it would not solve Besicorp's need for additional capital. Consequently, Besicorp had only two realistic options: liquidation and sale.

         Old Besicorp had attempted to sell the Distributed Business before the Prior Merger as part of a sale of all of Old Besicorp. However, every prospective purchaser of Old Besicorp except for one had insisted that Old Besicorp either sell or distribute the Distributed Businesses prior to their purchasing Old Besicorp. One prospective purchaser had been willing to acquire the Distributed Businesses together with the rest of Old Besicorp but the terms were unacceptable. Old Besicorp's limited attempts to sell the Distributed Businesses proved to be unsuccessful. In addition, since the Prior Spin-Off, Besicorp had not been able to identify any potential purchasers (other than Mr.
Zinn). Moreover, since Mr. Zinn and the Trust held approximately 44.9% and 7.4%, respectively of the shares of Besicorp Common Stock (based on the shares currently outstanding), it was highly unlikely that the sale of Besicorp, which was likely to require shareholder approval, could occur without Mr. Zinn's voting in favor of such a sale and Mr. Zinn had not indicated that he would so vote. In these circumstances, especially since Besicorp's available cash declined daily and Management projected that Besicorp's funds were only sufficient to continue operations for two to six months, the Special Committee could not justify spending substantial sums in efforts to find another possible purchaser, or deferring consideration of Mr. Zinn's Initial Offer while waiting to see if another potential purchaser would emerge.

         Shortly after Mr. Zinn submitted his Initial Offer to Besicorp, Besicorp issued a press release describing the Initial Offer Besicorp expected the press release to alert potential purchasers that the Special Committee was considering offers; by issuing the press release, Besicorp hoped that the Initial Offer would lead others to make offers to acquire Besicorp. No one then or subsequently expressed any interest in acquiring Besicorp. Therefore, unless Besicorp negotiated with Mr. Zinn, Besicorp's only alternative might be liquidation. The Special Committee decided to negotiate with Mr. Zinn while continuing to evaluate the other possibilities.

         Negotiations between the Special Committee and Mr. Zinn initially focused on the consideration to be paid for Besicorp. In order for the Special Committee to be satisfied that a fair and best possible price was being paid, the Special Committee attempted, with the assistance of Josephthal, to value Besicorp. However, while it was possible to attempt to value Besicorp's two principal businesses -- its photovoltaic business and its independent power development business -- certain residual interests that Besicorp had received from Old Besicorp pursuant to the Prior Contribution or as a result of the Prior Merger were difficult to evaluate with any precision since they represented uncertain amounts of cash that Besicorp might realize in the future; moreover the receipt of certain of these amounts did not depend upon on-going activities by Besicorp: instead such monies would be the result of the efforts of third parties, such as Niagara Mohawk, and the release of monies held in escrow. Consequently, the parties agreed that additional payments to be derived from the Escrow Fund and certain other residual interests would be made after the consummation of the sale to preserve for the shareholders the benefit from these residual interests.

         On August 10, 1999, Mr. Zinn submitted his Revised Offer in which he offered to increase the amount he would pay for Besicorp, which amount was based on a valuation of Besicorp of $8 million, which is the amount Parent has agreed to pay as the Aggregate Cash Merger Consideration pursuant to the Plan of Merger. This $8 million valuation, after giving effect to his ownership position in Besicorp (other than his Management Restricted Shares), would result in a price to be paid by Mr. Zinn of approximately $4.6 million in cash (including approximately $800,000 as Restricted Merger Consideration which will be held in escrow by the Surviving Corporation until it vests, or, to the extent that it is forfeited before it vests, which will revert to the Surviving Corporation) based on the number of shares currently outstanding.

         In his Revised Offer, Mr. Zinn confirmed in writing that he would oppose, and that the Independent Trustee for the Trust had indicated that the Trust would oppose, the sale of Besicorp to anyone other than Mr. Zinn. As Mr. Zinn and the Trust beneficially owned more than 50% of the outstanding shares of Besicorp Common Stock they would be able to veto a sale of Besicorp. Mr. Zinn also indicated in the Revised Offer that he would not guarantee any loans "in a public company," which guarantee lenders were likely to require prior to lending funds to Besicorp. These statements made it still less likely that Besicorp would be able to either borrow funds or attract any potential purchasers other than Mr. Zinn and provided the first written suggestion that Mr. Zinn would be prepared to guarantee a loan if he acquired Besicorp.

         By the time of the Revised Offer, Mr. Zinn had agreed to provide a right to payments from (1) funds released from the Escrow Fund, (2) recoveries as a result of Besicorp's litigation claims, (3) certain distributions from partnerships, and (4) certain distributions as a result of Hydro- Credits. However, the Special Committee was concerned with the valuation of the foreign projects and initiatives. Management and the Special Committee had been unable to obtain current information about the potentially biggest project, the Krishnapatnam Project, from the partner in charge of its development and some of the other projects had only been initiated recently and therefore their prospects were difficult to evaluate. Partners for project initiatives in Brazil and Mexico were more optimistic about the success of such initiatives than Management. As a result the parties agreed to provide shareholders with payments from amounts received from the sale of the foreign development projects pursuant to agreements entered into within one year of the Effective Date. In addition, the parties agreed in principal that if a purchase agreement were signed, the buyer would provide temporary financing for Besicorp. The parties decided that the purchase would be structured as a merger. The first draft of an agreement and plan of merger was circulated at the end of August. The terms of the Initial Plan of Merger were negotiated thereafter.

         On September 22, 1999, Josephthal delivered its written opinion to the Special Committee to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Besicorp Common Stock (other than the Buyer). See "Factors to be Considered -- Opinion of Financial Advisor."

         On October 7, 1999, a meeting of the Special Committee was held and the Special Committee decided to recommend adoption of the Initial Plan of Merger. Immediately afterwards, a meeting of the Board was held. Josephthal made a presentation of its Fairness Opinion to the Board, the Special Committee recommended adoption of the Initial Plan of Merger, and then, with Mr. Zinn abstaining because he and members of his immediate family own Parent, the Board determined, based upon its discussions, that in light of the current circumstances and future prospects of Besicorp, the Merger and the Initial Plan of Merger were fair to and in the best interest of Besicorp and its shareholders (other than the Buyer). The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) adopted the Initial Plan of Merger. In early October, 1999 the Initial Plan of Merger was signed.

         On November 24, 1999, a meeting of the Special Committee was held to discuss the effects of the Merger on the Bansbach Litigation. In order to ensure that the Bansbach Litigation was not terminated as a result of the Merger, the Special Committee decided to recommend a spin-off which would permit the Bansbach Litigation to continue. The Special Committee then proceeded to discuss whether the Plan of Merger, which had been previously circulated, was in the best interest of Besicorp and its shareholders. Based upon its discussions, the Special Committee determined that in light of the current circumstances and future prospects of Besicorp, the Merger, the Plan of Merger and the Merger Consideration were fair to and in the best interest of Besicorp and its shareholders (other that the Buyer). The Special Committee unanimously recommended that the Board adopt the Plan of Merger.

         Immediately afterwards a meeting of the Board was convened. The Board, with Mr. Zinn abstaining because he and members of his immediate family own Parent, decided to effectuate a spin-off and determined, that in light of the current circumstances and future prospects of Besicorp, the Merger, the Plan of Merger and the Merger
Consideration were fair to and in the best interest of Besicorp and its shareholders (other that the Buyer). The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) adopted the Plan of Merger. On November 24, 1999 the Plan of Merger was signed. See "Factors to be Considered -- Purposes, Effects and Background of the Merger."

RECOMMENDATION OF BESICORP'S BOARD OF DIRECTORS AND THE SPECIAL
COMMITTEE

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF BESICORP (OTHER THAN MR. ZINN, WHO ABSTAINED BECAUSE HE AND MEMBERS OF HIS IMMEDIATE FAMILY OWN PARENT) HAVE DETERMINED THAT THE PLAN OF MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BESICORP AND ITS SHAREHOLDERS (OTHER THAN THE BUYER). THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF BESICORP (OTHER THAN MR. ZINN, WHO ABSTAINED BECAUSE HE AND MEMBERS OF HIS IMMEDIATE FAMILY OWN PARENT) RECOMMEND ADOPTION OF THE PLAN OF MERGER BY BESICORP'S SHAREHOLDERS. For a discussion of the factors considered by the Special Committee and the Board in determining to recommend adoption of the Plan of Merger, see "Factors to be Considered -- Recommendation of the Special Committee and the Board of Directors, Fairness of the Merger."

         In addition, the Buyer and Michael F. Zinn believe that the procedures by which the Merger was negotiated and the Merger Consideration was determined are fair to the Outside Participating Shareholders of Besicorp. The Buyer and Mr. Zinn believe that the Merger, Merger Consideration and Plan of Merger are fair and in the best interests of, Besicorp's shareholders (other than the Buyer) and recommends adoption of the Plan of Merger by Besicorp's shareholders. For a discussion of the factors considered by the Buyer and Mr. Zinn in determining to recommend adoption of the Plan of Merger, see "Factors to be Considered -- Recommendation of the Buyer; Fairness of the Merger."


OPINION OF FINANCIAL ADVISOR

         Josephthal delivered to the Special Committee and the Board a written Fairness Opinion dated September 22, 1999, to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Besicorp Common Stock (other than the Buyer). The full text of the written Fairness Opinion of Josephthal which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety. THE OPINION OF JOSEPHTHAL IS DIRECTED TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF BESICORP AND RELATES ONLY TO THE

FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS AS TO HOW TO VOTE AT THE SPECIAL MEETING. A PORTION OF JOSEPHTHAL'S COMPENSATION IS CONTINGENT UPON THE EFFECTUATION OF THE MERGER. See "Factors to Be Considered -- Opinion of Financial Advisor."

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

         No officers or directors will be paid bonuses by Besicorp in connection with the Merger nor will the consummation of the Merger give rise to any termination or severance payments.
 .
         Pursuant to the Incentive Plan, Besicorp issued Restricted Shares of Besicorp Common Stock to its employees, officers and directors. At present, 14,500 Restricted Shares are issued and outstanding, consisting of 13,450 Management Restricted Shares which are held by employees, officers and directors (but not by Independent Directors), and 1,050 Independent Directors' Restricted Shares, all of which are held by Independent Directors. Certain executive officers and directors, including Michael F. Zinn, own 8,575 Management Restricted Shares. See "Business of Besicorp -- Security Ownership of Certain Beneficial Owners and Management." Besicorp has not granted any other Rights, including Rights to acquire Restricted Shares, and does not anticipate granting any Rights between now and the Effective Date.

         The following table summarizes the outstanding Restricted Shares, what will happen to them upon the effectuation of the Merger, when they will vest and what would happen if any of any Restricted Shares become forfeit prior to their vesting:

                                        What the Holder
       Type of Restricted               Will Receive at                                          Effect of Post-
              Share                     Time of Merger              When it Vests1             Merger Forfeiture2
=================================  =========================  =========================== =============================
       Independent Directors'           Merger                      Upon the occurrence         Not applicable
       Restricted Shares                Consideration               of Merger

                                        What the Holder
       Management Restricted            Restricted Merger          The Restricted              The Restricted
       Shares.                          Consideration              Merger                      Merger Consideration
                                        (which is identical        Consideration will          will become property
                                        to the Merger              vest according to the       of the Surviving
                                        Consideration but          terms of the issuance       Corporation (and will
                                        will be held in            of the Management           benefit those persons
                                        escrow until it            Restricted Shares           who are shareholders
                                        vests)                     (generally 1/3 on           at such time3, 4)
                                                                   May 2, 2002, 1/3 on
                                                                   May 2, 2003, and
                                                                   1/3 on May 2, 2004)

         1 Unless the administrator for the Incentive Plan accelerates the vesting (and such administrator has indicated that it will not accelerate the vesting.

         2 If any  Restricted  Shares  are  forfeited  and  canceled  before the
         Merger, assuming no Substitute Restricted Shares are issued in connection with such cancellation, the per share Merger Consideration will increase. See "Plan of Merger -- Merger Consideration."

         3 Restricted Merger Consideration will generally be forfeited, to the extent it has not vested, if the employee entitled to such Merger Consideration ceases to be employed by the Surviving Corporation.

         4 Presumably, the Surviving Corporation will be a wholly owned subsidiary of Parent, which will be owned beneficially by Mr. Zinn and members of his immediate family.

         Michael F. Zinn's ownership interest in Besicorp will increase while the Outside Shareholders' interest will be eliminated as a result of the Merger. At present Mr. Zinn beneficially owns approximately 44.9% of the shares of Besicorp. Following the Merger, he and immediate relatives will indirectly own 100% of the stock of the parent of the Surviving Corporation.

         Officers and directors of Besicorp, with respect to their ownership of Management Restricted Shares or Buyer's shares, have different federal income tax consequences resulting from the merger than the holders of Outside Participating Shareholders' Shares (other than Management Restricted Shares). The table below shows these differences:
                                       28

Type of Shares                          What Holder Will Receive in             Tax Consequences
                                        Merger

Outside Participating                   Merger Consideration                    Taxable event
Shareholders' Shares (other
than Management Restricted
Shares)

Dissenters' Shares                      Appraisal value                         Taxable event

Management Restricted                   Restricted Merger                       No taxable event(1)
Shares                                  Consideration

Buyer's shares                          All of Parent's shares of               No taxable event
                                        Besicorp Common Stock are
                                        canceled and Parent's shares
                                        of Acquisition Corp. are
                                        converted into all of the
                                        issued and outstanding shares
                                        of the Surviving Corporation


         (1) However, a taxable event is likely to occur upon the vesting of the Restricted Merger Consideration.

See "Factors to be Considered -- Material Federal Income Tax Consequences."

         The Surviving Corporation (and any successor) is required to maintain officers' and directors' liability insurance covering, among others, the current officers and directors of Besicorp until the sixth anniversary of the Effective Date and is required to indemnify such officers and directors for certain losses they sustain if such insurance is not available throughout such period. In addition, Mr. Zinn has agreed to guarantee, subject to certain limitations, the Surviving Corporation's obligations to provide this insurance and indemnification and in connection with his guaranty he has agreed to put $100,000 in escrow. See "Plan of Merger -- Principal Covenants - - Indemnification" and "Plan of Merger -- Principal Covenants -- Guaranty."

         The effectuation of the Merger ordinarily would adversely affect the Derivative Litigation pending against certain of Besicorp's officers and directors; however, by assigning Besicorp's interests in the pending Bansbach Litigation to WOM pursuant to the Spin-Off, the named plaintiff should be able to maintain the Bansbach Litigation. The Lichtenberg Litigation is not being assigned to WOM because the complaint has been dismissed and the dismissal of such complaint was upheld by the Appellate Division, Third Department. The New York Court of Appeals, the State of New York's highest court, declined to hear an appeal of this dismissal.

         It is anticipated that the executive officers of Besicorp will serve the Surviving Corporation in the capacities in which they currently serve Besicorp and Michael F. Zinn and Frederic Zinn will be named the only directors of the Surviving Corporation; they may be compensated for the services they render as employees on behalf of the Surviving Corporation.

         It is anticipated that certain of the executive officers of Besicorp will serve WOM in capacities in which they currently serve Besicorp and that Michael F. Zinn will be named the sole director of WOM; they will not be compensated for the services they render on behalf of WOM. Aside from the foregoing, and the shares of WOM Common Stock that the executive officers and directors will be entitled to receive in the Spin-Off as shareholders of Besicorp Common Stock, the executive officers and directors will receive no benefits as a result of the Spin-Off.


CONDITIONS TO THE MERGER

         Besicorp and the Buyer are obligated to complete the Merger only, if, among other things, the Plan of Merger is adopted by the shareholders of Besicorp by the Requisite Vote. The Merger also is subject to other closing conditions, including the occurrence of the Spin-Off, that may be waived by the parties, subject to applicable law. Besicorp does not presently intend to waive any such conditions (except for that requirement that Parent use its best efforts to enter into agreements with the holders of the Management Restricted Shares whereby the holders will receive Substitute Restricted Shares in substitution for their Management Restricted Shares, which condition it has waived) although it reserves the right to do so. See "Plan of Merger -- Conditions to the Merger."


TERMINATION

         The Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date by mutual written consent of Besicorp and the Buyer, or by either Besicorp or the Buyer in certain other circumstances in accordance with the Plan of Merger. Upon termination of the Plan of Merger, depending upon the circumstances surrounding the termination, Besicorp may be obligated to reimburse the Buyer for its Covered Expenses, up to $150,000, and the Buyer may be obligated to reimburse Besicorp for its Covered Expenses up to $500,000. See "Plan of Merger -- Termination."


EFFECTIVE DATE; CANCELLATION OF STOCK CERTIFICATES; AND RECEIPT OF MERGER CONSIDERATION

         Under the Plan of Merger, the required filing of a Certificate of Merger is expected to be made promptly after the satisfaction or waiver of all conditions to the Merger, including the shareholders' adopting the Plan of Merger by the Requisite Vote at the Special Meeting. The

Merger will be effective as of the date of filing of the Certificate of Merger with the Secretary of State of the State of New York in accordance with the NYBCL or at such later date as provided in such Certificate of Merger.

         As a result of the Merger the shares of Besicorp Common Stock (other than Dissenters' Shares and those held by the Buyer) will be converted into the right to receive the Merger Consideration. Promptly thereafter, Continental will notify Besicorp's shareholders (other than the Buyer and Dissenters) of the effectuation of the Merger and will provide such shareholders with, among other things, the form of the Letter of Transmittal needed to exchange their shares of Besicorp Common Stock for the Merger Consideration. DO NOT SURRENDER YOUR CERTIFICATES OF BESICORP COMMON STOCK UNTIL YOU RECEIVE AND COMPLETE SUCH LETTER OF TRANSMITTAL.

         Shares of Besicorp Common Stock held by the Buyer will be canceled without the payment of any Merger Consideration. Dissenters' Shares will not be converted and instead Dissenters will receive the fair value of such shares determined in accordance with the appraisal procedure. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders" and Annex C to this Proxy Statement. The shares of Acquisition Corp. will be converted into shares of the Surviving Corporation. See "Plan of Merger -- The Merger."

DISSENTERS' RIGHTS

         Sections 623 and 910 of the NYBCL give to any shareholder of record who wishes to object to the Merger the right to receive the court determined value of his shares from Besicorp in cash, if the Merger is effectuated. To dissent, the statutory procedure set forth in Sections 623 and 910 must be carefully followed. The Dissenters' Shares will not be converted into Merger Consideration and the Dissenters will only receive the cash to which they are entitled pursuant to the statutory procedure (but Dissenters will still receive shares of WOM Common Stock pursuant to the Spin-Off). Among other things, Dissenters:

         o must submit a Notice of Dissent before a vote is taken on the Merger;

         o must either abstain, not vote or vote against the Plan of Merger; and

         o must submit their Certificates to Besicorp or Continental with the Notice of Dissent or within one month thereafter for the purpose of having a notation affixed to such Certificates indicating that a demand for payment has been made.

Merely abstaining, not voting or voting against the Plan of Merger is insufficient to satisfy the requirements under the NYBCL regarding the submission of a Notice of Dissent. Dissenters who vote in favor of adopting the Plan of Merger will be deemed to have withdrawn their dissent and will receive the Merger Consideration, not the appraisal value, for their shares. In addition under the NYBCL if Besicorp fails to institute a special proceeding to determine the rights of the Dissenters in the period set forth in Section 623, Dissenters must institute such a special proceeding within 30 days. Besicorp does not intend to furnish any notifications with respect to any of these deadlines. However, Besicorp will notify Dissenters of the adoption of the Plan of Merger by its shareholders within ten days after the date of the Special Meeting.

         WE URGE YOU TO CONTACT YOUR OWN ATTORNEY IF YOU ARE
INTERESTED IN DISSENTING. Beneficial holders who wish to object to the Merger should instruct their nominees and fiduciaries to dissent on their behalf. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders" and Annex C to this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         As a general rule, each Outside Participating Shareholder will recognize at the time of receipt of the Cash Merger Consideration and Combined Deferred Payments gain or loss, for federal income tax purposes, in an amount equal to the difference between the aggregate Cash Merger Consideration and payments, if any, pursuant to Combined Deferred Payment Rights received by such shareholder for his or her shares of Besicorp Common Stock (other than Management Restricted Shares) pursuant to the Merger and the adjusted tax basis in such shares.

         Generally, each Dissenter will recognize at the time of receipt gain or loss, for federal income tax purposes, in an amount equal to the difference between the monies he or she receives from Besicorp (as the Surviving Corporation) for his or her shares of Besicorp Common Stock and the adjusted tax basis in such shares.

         Each holder of  Management  Restricted  Shares will receive  Restricted
Merger Consideration, the receipt of which will not be taxed until the Restricted Merger Consideration vests.

         The Merger will not be a taxable event for the Buyer and Michael F. Zinn (except with respect to the Restricted Merger Consideration received with respect to his Management Restricted Shares, the receipt of which will not be taxed until the Restricted Merger Consideration vests).

         In addition, holders of Besicorp Common Stock at the Spin-Off Record Date will receive dividend income equal to the value of the shares of WOM Common Stock; however, since Besicorp is valuing the shares of WOM Common Stock at $0.00 per share, holders of Besicorp Common Stock should receive no dividend income. Additional information concerning the tax consequences of the Spin-Off will be provided in the Information Statement that will be sent to shareholders of Besicorp at or about the Effective Date of the Merger.

         You should read carefully the discussion under "Factors to Be Considered -- Material Federal Income Tax Consequences" and we urge you to consult your own tax advisors as to the tax consequences to you of the Merger and the Spin-Off.

SPIN-OFF

         Prior to the Merger, Besicorp will assign to WOM the interests in the Bansbach Litigation that Besicorp had received from Old Besicorp as a result of the Prior Merger Order. The Bansbach Litigation is a shareholder derivative action that was commenced in August 1997 in which Old Besicorp was named as a nominal defendant and the other named defendants were various officers and directors of Old Besicorp. See "Business of Besicorp -- Legal Proceedings." In addition, prior to the Merger, Besicorp will authorize the distribution of the WOM Common Stock to persons who are shareholders of Besicorp as of the Spin-Off Record Date, which is expected to be the same day as the Effective Date.

         Besicorp is effectuating the Spin-Off solely in order to comply with the intent of the Prior Merger Order (which resulted in the assignment of the Bansbach Litigation by Old Besicorp to Besicorp so that the Bansbach Litigation could be maintained following the Prior Merger). The Plan of Merger requires Besicorp to effectuate the Spin-Off before effectuating the Merger unless a Prior Merger Order Reversal has occurred by such time. Therefore Besicorp will effectuate the Spin-Off only if (i) all of the other conditions to the Merger have then been satisfied or waived and (ii) the Prior Merger Order has not been reversed.

         As part of the Spin-Off, the Escrow Agreement has been amended, effective as of the Spin-Off Record Date, to permit WOM to receive the WOM Costs. Therefore, (i) Besicorp will be reimbursed from the Escrow Fund for the cost of effectuating the Spin-Off, including the expenses of preparing a registration statement (which will contain an information statement) pursuant to the Exchange Act, the distribution of an information statement and certificates for shares of WOM Common Stock and (ii) WOM will be reimbursed from the Escrow Fund for (1) its reasonable operating expenses (up top $35,000 per year) and (2) WOM's costs and expenses relating to (a) the Bansbach Litigation and (b) litigation arising out of or relating to the Bansbach Litigation, the Spin-Off and WOM's existence. None of these expenses would be incurred if the Merger were effectuated without Besicorp's effectuating the Spin-Off. These reimbursements will reduce the monies available to you as Deferred Payments.

         The Information Statement that will be sent to Besicorp's shareholders in conjunction with the Spin-Off will contain additional information regarding the Spin-Off and WOM. See "The Spin-Off."

TRADING MARKET FOR AND MARKET PRICE OF BESICORP COMMON STOCK

         The Besicorp Common Stock is not listed on any Exchange and is not quoted on NASDAQ or any other automated quotation system. Accordingly, no trading prices are available. On March 22, 1999, when the shares of Besicorp Common Stock were distributed to the former holders of Old Besicorp Common Stock in the Prior Spin-Off, the Besicorp Common Stock was deemed to have a value of $43.01 per share for the purpose of, among other things, providing cash in lieu of fractional shares of Besicorp Common Stock. When the Restricted Shares were issued, which issuance was effective in May, 1999, they were valued at $43.00 per share for financial statement purposes. See "Market Information Regarding Besicorp Common Stock."


                          VOTING AT THE SPECIAL MEETING

INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Besicorp for the Special Meeting. At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Plan of Merger.


TIME, DATE AND PLACE OF MEETING

         The Special Meeting will be held at [9:00 a.m.] (local time) on April 7, 2000 at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York.

QUORUM

         Under the NYBCL and Besicorp's by-laws, the presence in person or by properly executed proxy of holders of a majority of the shares of Besicorp Common Stock issued and outstanding on the Record Date is required to constitute a quorum at the Special Meeting. Accordingly, abstentions, but not broker non-votes, will be counted in determining the presence of a quorum.

RECORD DATE; VOTE REQUIRED

         The Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting is March 6, 2000. Accordingly, only shareholders of record of Besicorp at the close of business on the Record Date have the right to receive notice of and to vote at the Special Meeting and any postponement or adjournment thereof and each such shareholder will be entitled to one vote for each share of Besicorp Common Stock that such shareholder held of record on the Record Date. As of the Record Date, there were 135,886 shares of Besicorp Common Stock outstanding.

         Under the NYBCL, the affirmative vote of holders of at least 50% of the shares of Besicorp Common Stock outstanding as of the Record Date is required to adopt the Plan of Merger. In addition, the Plan of Merger contains special provisions regarding the voting of the Management Restricted Shares, which were issued to employees and officers (including officers who are also directors) of Besicorp as of May 3, 1999. To prevent these shares from affecting the outcome of the vote, the Plan of Merger provides that the shares of Besicorp Common Stock will be tabulated twice, first, as they actually were voted and second as they were voted except for the Management Restricted Shares which will in the second tabulation be tabulated as if the holders of such shares had abstained, not voted or voted for and against the Plan of Merger in the same proportions that the shares of Besicorp Common Stock (other than Management Restricted Shares) are voted (or not voted) with respect to the Plan of Merger. Abstentions and broker non- votes will have the effect of votes against the Plan of Merger.

         An example can show how the Neutralizing Tabulation operates.


                                 VOTE ON MERGER
                                                           In                                     Don't          Total
                                                         Favor     Against       Abstain          Vote          Shares
(A) How Shares
(other than Management Restricted
Shares) vote                                             65,000    40,000         5,000          12,436        122,436
(B) How Management Restricted Shares
vote                                                      8,450     5,000             0               0         13,450
Total Vote (A + B)                                       73,450    45,000         5,000          12,436        135,886
(C) Percent of Shares
(other than Management Restricted
Shares) that vote                                          53.1%    32.7%          4.1%           10.2%          -----
(D) How Management Restricted Share
are deemed to have voted when the
Neutralizing Tabulation is applied (i.e.
the 13,450 Management Restricted
Shares multiplied by (C))                                7,141     4,394           549         1,366            13,450
(E) Effect of Neutralizing Tabulation (i.e.
A+D)                                                    72,141    44,394         5,549        13,802           135,886

                                       35

         Consequently, in this example the shareholders would have approved the adoption of the Plan of Merger by the Requisite Vote. The NYBCL requirement that at least 50% of the issued and outstanding shares approve the adoption is satisfied since 73,550 shares voted in favor of adoption of the Plan of Merger, which is more than 50% of the issued and outstanding shares. In addition, when the Neutralizing Tabulation provisions are utilized, 72,141 shares, which also is more than 50% of the issued and outstanding shares, would have approved the adoption.

         As of the Record Date, the Buyer owned 57,967 shares of Besicorp Common Stock, representing 42.7% of the outstanding shares of Besicorp Common Stock. Pursuant to the Plan of Merger, the Buyer is required to vote all of its shares of Besicorp Common Stock in favor of adopting the Plan of Merger. In addition, as of the Record Date, Mr. Zinn owned 3,000 Management Restricted Shares and the Trust established by Mr. Zinn owned 10,000 shares of Besicorp Common Stock. Mr. Zinn disclaims beneficial ownership of the Trust's shares. The trustee for the Trust and Mr. Zinn have indicated that they intend to vote all of such shares in favor of adopting the Plan of Merger. Accordingly, if the Buyer, Mr. Zinn and the Trust vote all of their 70,967 shares in favor of the Plan of Merger, the Plan of Merger will be adopted even if no other shares to vote in favor of adoption of the Plan of Merger. The 70,967 shares is more than 50% of the issued and outstanding shares, which will satisfy the requirements of the NYBCL. In addition, when the voting of Mr. Zinn's Management Restricted Shares is retabulated pursuant to the Neutralizing Tabulation, at least 1,665 of Mr. Zinn's 3,000 Management Restricted Shares would be deemed to have voted in favor of adoption. Therefore, when the Neutralizing Tabulation is applied, at least 69,632 shares, which is more than 50% of the issued and outstanding shares, would be deemed to have adopted the Plan of Merger.

         In addition to adoption of the Plan of Merger by the shareholders of Besicorp, adoption by the Board and by the Buyer is required under the NYBCL. The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) determined on October 7, 1999, that the Initial Plan of Merger is fair, and on November 24, 1999, that the Plan of Merger is fair to, and in the best interests of, Besicorp and its shareholders (other than the Buyer). The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) adopted the Plan of Merger and recommends adoption of the Plan of Merger by Besicorp's shareholders. See "Factors to be Considered -- Recommendation of the Board of Directors, Fairness of the Merger." The board of directors of Acquisition Corp. and the board of directors of Parent, as the sole shareholder of Acquisition Corp. and on behalf of Parent, have approved the Merger and adopted the Plan of Merger.

         If the shareholders do not adopt the Plan of Merger, the Merger, in its current form, will not be effectuated.

SOLICITATION, REVOCATION AND USE OF PROXIES

         Shares of Besicorp Common Stock represented by a properly executed proxy received by Besicorp will, unless such proxy is properly revoked prior to the Special Meeting, be voted at the Special Meeting in accordance with the instructions thereon. SHARES OF BESICORP COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN INSTRUCTIONS TO THE CONTRARY WILL BE VOTED FOR ADOPTION OF THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. However, shares of Besicorp Common Stock represented by properly executed proxies will not be voted for any adjournment or postponement in order to continue to solicit proxies to adopt the Plan of Merger.

         The Board knows of no business that will be presented for consideration at the Special Meeting other than the proposal to adopt the Plan of Merger. If other matters should properly come before the Special Meeting, the proxy holders will vote on such matters in accordance with their best judgments. Proxies are being solicited hereby on behalf of the Board.

         Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date your proxy card and return it in the enclosed envelope. You may also return the proxy card by facsimile transmission to Continental. To return the card by fax, you must photocopy both sides of the signed card so that they appear on the same page and fax the photocopy to Continental at (212) 509-5152, Attn: Proxy Department. If you have any questions regarding this procedure call Continental at (212) 509-4000 x520.

         Any shareholder of record may revoke his proxy at any time before it is voted by executing and delivering to the Secretary of Besicorp, at Besicorp's principal executive offices as set forth under "Summary -- The Parties," an instrument of revocation or a proxy bearing a later date, and by delivering a written notice to the Secretary of Besicorp stating that the proxy is revoked, or by voting in person at the Special Meeting.

         The cost of soliciting proxies, including the cost of preparing, assembling, printing and mailing this Proxy Statement, the Proxy and any additional materials furnished to shareholders, will be borne by Besicorp. If the Merger is effectuated, Parent, as the sole shareholder of the Surviving Corporation, will indirectly bear the costs of this solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses. Proxies may be solicited by directors, officers or employees of Besicorp in person or by telephone, telegram, facsimile, electronic mail or other means. No additional compensation will be paid for these services other than for their out-of-pocket expenses (which it is anticipated will be nominal) incurred in connection therewith.

RIGHTS OF DISSENTING SHAREHOLDERS

         We are summarizing below the rights of Dissenters. This summary is not complete and is qualified in its entirety by reference to Sections 623 and 910 of the NYBCL, a copy of which appears in Annex C to this Proxy Statement.

         Sections 623 and 910 of the NYBCL give to any Dissenter of record who wishes to object to the Merger the right to receive from Besicorp in cash, the "appraised" value of his shares, unless the Plan of Merger is abandoned or fails to be adopted and authorized, and provided, further, that the following procedure is carefully followed. The Dissenters' Shares will not be converted into Merger Consideration and the Dissenters will receive only the cash to which they are entitled pursuant to the statutory procedure; however Dissenters will receive shares of WOM Common Stock pursuant to the Spin-Off. Beneficial holders should instruct their nominees and fiduciaries to dissent on their behalf.

         WE URGE YOU TO CONTACT YOUR OWN ATTORNEY IF YOU ARE INTERESTED IN DISSENTING.

         In order to dissent and have the value of your shares appraised by a court, the following procedures must be carefully followed:

                  (a) The Dissenter must not vote in favor of adoption of the Plan of Merger and, before the proposal to adopt the Plan of Merger is submitted to a vote at the Special Meeting, he must file with Besicorp a Notice of Dissent stating his intention to demand payment for his shares of Besicorp Common Stock. The Notice of Dissent should be sent to Besicorp Ltd, 1151 Flatbush Road, Kingston, New York, 12401, Attention: Joyce DePietro; Vice President - Administration. We recommend that this Notice of Dissent be sent by Registered Mail, Return Receipt Requested. The Notice of Dissent may also be submitted at the Special Meeting so long as it is submitted before a vote is taken on the Plan of Merger.

                  (b)      The Notice of Dissent must include;

                               o     a notice of election to dissent;

                               o     the Dissenter's name and residence address;

                               o the number of shares of Besicorp Common Stock as to which the Dissenter dissents; and

                               o a demand for payment of the appraised value of the Dissenter's shares of Besicorp Common Stock if the Merger is effectuated.

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

                  (c) A Dissenter may not dissent as to less than all of the shares as to which he has a right to dissent, held by him of record and that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of Besicorp Common Stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

                  (d) Within ten days after the date of the Special Meeting, Besicorp must give written notice to each Dissenter that the Plan of Merger has been authorized by the vote of Besicorp's shareholders.

                  (e) Together with the Notice of Dissent or within one month thereafter, the Dissenter must submit the Certificates representing all of his shares of Besicorp Common Stock to Besicorp or Continental for the purpose of having a notation affixed to such Certificates indicating that a demand for payment has been made. We recommend that Certificates be sent by Certified or Registered Mail, Return Receipt Requested. Dissenters should also consider obtaining insurance. After the notation is made on the Certificates, the Certificates will be returned to the Dissenter. If the Dissenter fails to so submit the Certificates to Besicorp or Continental with the Notice of Dissent or within one month thereafter, Besicorp has the option, exercisable by written notice given within 45 days from the date of filing of the Notice of Dissent, to eliminate such Dissenter's right to dissent, unless a court, for good cause shown, otherwise directs.

                  (f) Within 15 days after the later of the Effective Date and the last day of the period during which Notices of Dissent may be made (but in no case later than 90 days after the date of the Special Meeting), the NYBCL requires the Surviving Corporation to make a Company Offer by registered mail to the Dissenters to pay the Dissenters for their Dissenters' Shares at a specified Offering Price which the Surviving Corporation considers to be their fair value. Such Company Offer will be accompanied by a statement setting forth the aggregate number of shares of Besicorp Common Stock with respect to which Notices of Dissent have been received and the aggregate number of holders of such shares. If the Merger has been effectuated at the time of such Company Offer, the Company Offer will also be accompanied by (i) the advance payment to each Dissenter who has submitted to Besicorp his Certificates as described in paragraph (e) above of an amount equal to 80% of the amount of such Offering Price multiplied by the number of shares represented by such Certificates, and (ii) as to each Dissenter who has not yet submitted his Certificates, a statement that the Surviving Corporation will make an advance payment to him of an amount equal to 80% of the amount of such Offering Price multiplied by the number of shares represented by his Certificates promptly upon submission of such Certificates. Every advance payment or statement regarding advance payments will advise the Dissenters that acceptance of such payment does not constitute a waiver of any dissenters' rights. All Company Offers will be made at the same Offering Price to all Dissenters.

                  (g) If, within 30 days after the Surviving Corporation's making such Company Offer, a Dissenter and the Surviving
                  Corporation agree upon the price to be paid for such Dissenter's shares, payment must be made by the Surviving
                  Corporation, upon the surrender of the Certificates representing such Dissenter's shares of Besicorp Common Stock, within 60 days of the later of the date of the making of such Company Offer and the Effective Date

                  (h) If the Surviving Corporation fails to make an Company Offer as described in paragraph (f) above within the period provided therein or if the Dissenter and the Surviving Corporation fail to agree upon the price to be paid within 30 days of the date of the Company Offer, the Surviving Corporation will, within 20 days after the expiration of the applicable time period, institute a special proceeding in the Supreme Court of the State of New York, County of Ulster to determine the rights of the Dissenter and to fix the appraised value of his Dissenters' Shares.

                  (i) If the Surviving Corporation fails to institute such special proceeding the Dissenter may do so within 30 days after the expiration of such 20 day period. Failure of the Dissenter to institute such proceedings will result in the loss of his objector's rights unless the court, for good cause shown, otherwise directs.

                  (j) The court will determine the appraised value of the shares of Besicorp Common Stock, which will be the appraised value as of the close of business on the day prior to the Special Meeting. In fixing the value of the shares of Besicorp Common Stock, the court will consider the nature of the Merger and its effects on Besicorp and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the appraised value of the shares of Besicorp Common Stock without a jury and without referral to an appraiser or referee.

                  (k) The final order will include an allowance for interest at such rate as the court finds to be equitable, from the date the Merger was effectuated to the date of payment. If the court finds that the refusal of any Dissenter to accept the Company Offer for his shares of Besicorp Common Stock was arbitrary, vexatious or otherwise not in good faith, no interest will be allowed to him.

                  (l) Each party to such proceeding will bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the Surviving Corporation against any or all of the Dissenters who are parties to the proceeding if the court finds that their refusal to accept the Company Offer was arbitrary, vexatious or otherwise not in good faith. The court may in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the Dissenters who are parties to the proceeding against the Surviving Corporation if the court finds any of the following:
                  (A) that the appraised value of the shares of Besicorp Common Stock as determined materially exceeds the Offering Price; (B) that no Company Offer or required advance payment (as described by paragraph (f) above) was made by the Surviving Corporation; (C) that the Surviving Corporation failed to institute the special proceeding (as described in paragraph
                  (h) above) within the period specified therefor; or (D) that the action of the Surviving Corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith.

                  (m) Within 60 days after the final determination of the special proceeding, the Surviving Corporation will pay to each Dissenter party to such proceeding the amount found to be due him, upon surrender of the Certificates representing his shares of Besicorp Common Stock.

         Holders of Management Restricted Shares may dissent by following the procedures outlined above. However, since their shares have not vested, the appraised value paid for these shares (including any advance payments) will be placed in escrow with the Surviving Corporation and released to the holders at the times that the Management Restricted Shares would have been released upon their vesting to the holders of such Management Restricted Shares. Consequently, if the conditions to vesting for such Management Restricted Shares were not satisfied, then the appraised value would not vest and would not be released to the holder. For example, if the holder ceases to be an employee of the Surviving Corporation before the Management Restricted Shares vest, the holder would lose his right to the appraised value.


                            FACTORS TO BE CONSIDERED

PURPOSES, EFFECTS AND BACKGROUND OF THE MERGER

         Prior to March 22, 1999, Besicorp was a wholly owned subsidiary of Old Besicorp. Old Besicorp had held ownership interests in five Power Plants which, pursuant to Power Purchase Agreements, provided capacity and electrical power to Niagara Mohawk. In October 1995, Niagara Mohawk announced its intention to renegotiate the Power Purchase Agreements and similar agreements it had with other independent power producers. As a result of these negotiations, the Partnerships which owned the Power Plants, Niagara Mohawk and certain other independent power producers entered into the MRA in July 1997, which became effective on June

30, 1998, and which provided for, among other things, the termination or restructuring of the Power Purchase Agreements.

         Five months after the consummation of the MRA, Old Besicorp entered into the Prior Plan of Merger pursuant to which Old Besicorp was acquired by BGI Parent. The Prior Plan of Merger required the sale of the Power Plants to third parties, the Prior Contribution of Old Besicorp's photovoltaic and independent power development businesses to Besicorp and the Prior Distribution of Besicorp's shares to Old Besicorp's shareholders as a condition to the effectuation of the Prior Merger. Before March 22, 1999, the sale of the Power Plants was completed and on March 22, 1999, Old Besicorp effectuated the Prior Contribution and the Prior Distribution and then Old Besicorp effectuated the Prior Merger. As a result of the Prior Contribution and Prior Distribution, Besicorp became an independent publicly held company. The following description contains historical information about the subsidiaries of Besicorp when they were subsidiaries of Old Besicorp.

         At the time of the Prior Spin-Off, Management disclosed to the shareholders of Besicorp that, after giving effect to projected operating losses from operations, the funds available to Besicorp were only sufficient to allow Besicorp to continue operations for approximately two to six months. For Fiscal 1999 and Fiscal 1998, the Distributed Businesses had losses on a historical basis of $5.8 million and $7.2 million, respectively, on total revenues of $5.7 million and $4.4 million, respectively. Therefore, without additional funds, Besicorp might not be able to pay its obligations as they became due. The failure of Besicorp to obtain additional funds or otherwise reduce its short term obligations would materially adversely affect Besicorp and require it to curtail operations.

         Besicorp addressed its liquidity and capital resource problems by reducing its overhead. Specifically, certain employees were asked to accept salary deferrals ranging from approximately 15% to 67% of their prior salary effective as of July 5, 1999. These reductions reduced expenses by approximately $35,000 to $40,000 per month. This stop gap measure, as Management realized at the time it was implemented, could not eliminate these problems and Besicorp continued to lose money and its available funds continued to decline. In May, Management refined its earlier estimate and projected that Besicorp only had sufficient funds to continue operations until November 30, 1999.

         The Board, on May 10, 1999, appointed a Special Committee consisting of all of the Independent Directors to investigate and obtain information regarding financing options available to Besicorp, including on the feasibility of raising money by issuing additional shares or borrowing funds, and other alternatives such as selling all or a part of Besicorp.

          On May 17, 1999 and May 21, 1999, Mr. Zinn sent the Special Committee the Memoranda in which he indicated that he believed (i) it was very unlikely that Besicorp would be able to raise capital without significantly diluting the equity of the existing shareholders or requiring personal guarantees from Mr. Zinn, which he would not provide, and (ii) the costs of being a public company were unsustainable. In Mr. Zinn's opinion, the best alternative would be to sell Besicorp to management for cash, which would enable the shareholders to immediately realize cash without incurring the risk of an unknown future or the effects of substantial dilution. In the Memoranda he stated that he was willing to purchase all of the shares of Besicorp Common Stock for cash and would pay a 25% premium over the $5.5 million value of Besicorp (based on an appraisal by Loeb Partners at the time of the Prior Spin-Off in which appraisal Loeb Partners indicated that based upon and subject to the qualifications in such appraisal that, at such time, the aggregate value from a financial point of view of the all of the issued and outstanding shares of Besicorp Common Stock was in the range of $5 million to $6 million) adjusted for cash, excluding the Escrow Fund.

          On May 21, 1999, the Board authorized the Special Committee to represent Besicorp in evaluating, structuring and negotiating a potential transaction in which it might be acquired by Mr. Zinn and to continue investigating alternatives to such a transaction. The Special Committee engaged legal counsel, Robinson Brog, and asked it to prepare a due diligence report regarding Besicorp's contracts and other legal documents. The Special Committee selected Robinson Brog because it had served as special counsel to Old Besicorp in connection with the Prior Merger and the Prior Spin-Off, and was familiar with Besicorp and its operations. Prior to retaining Robinson Brog, the Special Committee reviewed the various aspects of Robinson Brog's representation of Besicorp, including (i) its role as the Escrow Agent under the Escrow Agreement (see "Escrow Agreement"), and (ii) its role as litigation counsel with respect to various matters (see "Business - - Legal Proceedings"). In addition, it is contemplated that Robinson Brog will serve as the agent for the beneficiaries of Mr. Zinn's guaranty that will be entered into at the Closing Date. See "Plan of Merger -- Principal Covenants -- Guaranty."

         Besicorp retained Josephthal as its financial advisor to provide financial advisory services to the Special Committee and to provide a fairness opinion such as the Fairness Opinion in connection with any transaction to which Besicorp may agree in the future. Josephthal's duties included assisting and advising the Special Committee in responding to indications of interest from third parties who proposed to acquire Besicorp or to provide financing to Besicorp and to assist in the negotiation of any acquisition agreement. The Special Committee selected Josephthal because it is a nationally recognized investment banking firm and is familiar with Besicorp's operations since it had assisted Old Besicorp in formulating the Prior Plan of Merger and had provided a fairness opinion in connection with the consideration paid in the Prior Merger. See "-- Opinions of Financial Advisor."

         Because of the informal nature of the Memoranda, the Special Committee did not view them as constituting a formal offer and the Special Committee so advised Mr. Zinn.

         On June 17, 1999 Mr. Zinn submitted to the Board and the Special Committee his Initial Offer to acquire Besicorp for approximately $45.46 per share of Besicorp Common Stock (based on the number of shares then outstanding) in cash. The Initial Offer valued Besicorp at $6.2 million. In addition under the terms of the Initial Offer all of the shares of Besicorp Common

Stock would receive a right to participate pro rata in the release of funds from the Escrow Fund. In his Initial Offer, Mr. Zinn indicated that he believed that Besicorp would be unable to continue operations, and that its prospects would be extinguished, without a significant reorganization. He noted that Besicorp's businesses (i.e., Old Besicorp's Distributed Businesses) had a history of operating losses, and it was anticipated that Besicorp would continue to experience operating losses in the indeterminate future. He also noted that Besicorp's cash reserves were insufficient to fund ongoing operations after November 30, 1999 and that Besicorp's auditors expressed concern as to the ability of Besicorp to continue as a going concern without an infusion of additional capital. He indicated that he expected Besicorp to gain various benefits from his purchase. For example, as Besicorp would only have one shareholder, Besicorp could deregister from the Exchange Act which would permit Besicorp to reduce its expenses. Once Besicorp deregistered, it would no longer be required to prepare annual and quarterly reports, and comply with the proxy solicitation provisions of the Exchange Act, and would not be required to distribute such material to shareholders. Mr. Zinn also noted that access to capital markets had been severely limited and indicated that he would not guarantee Besicorp's debt.

         The Special Committee recognized that Besicorp only had sufficient funds to continue operations for several months unless funds were quickly obtained. However, Besicorp had not succeeded in obtaining additional funds. Based upon the experiences of Old Besicorp, the Special Committee suspected that banks, lending institutions and other potential lenders would require a guarantee by Mr. Zinn in connection with advancing a loan to cover operating expenses. Therefore, under the Special Committee's direction, Management contacted a bank to confirm that lenders would not be willing to consider advancing a loan to cover operating expenses unless it was guaranteed by Mr. Zinn, and he was not willing to act as a guarantor. In addition, Management did not believe that any asset-based lender would be interested in funding the money-losing operations of an entity that did not have significant assets with which to secure the funding. The Special Committee also considered that even though Besicorp might be able to raise equity, there was no guarantee that the proceeds would be sufficient to fund on-going needs. The Special Committee noted that the photovoltaic business had historically incurred losses and Management estimated that it was not likely to become profitable before December 31, 2001. Since independent power development businesses generally generate significant revenues and profits only after plants become operational, and all of Besicorp's power project initiatives were in very early stages, it was, in Management's estimate, unlikely that Besicorp would be profitable during the next several years. Moreover, since issuing additional shares would dilute the current shareholders' holdings, the Special Committee recognized that an equity offering might result in shareholders' finding the value of their shares in the future to be significantly less than what Mr. Zinn was then offering. The Special Committee also considered whether there would be any advantage to Besicorp's voluntarily commencing a bankruptcy proceeding, but decided it would not solve Besicorp's need for additional capital. Consequently, Besicorp had only two realistic options: liquidation and sale.

         Old Besicorp had attempted to sell the Distributed Business before the Prior Merger as part of a sale of all of Old Besicorp. However, every prospective purchaser of Old Besicorp except for one had insisted that Old Besicorp either sell or distribute the Distributed Businesses prior to their purchasing Old Besicorp. One prospective purchaser had been willing to acquire the Distributed Businesses together with the rest of Old Besicorp but the terms were unacceptable. Old Besicorp's limited attempts to sell the Distributed Businesses proved to be unsuccessful. In addition, since the Prior Spin-Off, Besicorp had not been able to identify any potential purchasers (other than Mr. Zinn). Moreover, since Mr. Zinn and the Trust held approximately 44.9% and 7.4%, respectively, of the shares of Besicorp Common Stock, it was highly unlikely that the sale of Besicorp, which was likely to require shareholder approval, could occur without Mr. Zinn's voting in favor of such a sale and Mr. Zinn had not indicated that he would so vote. In these circumstances, especially since Besicorp's available cash declined daily and Management projected that Besicorp's funds were only sufficient to continue operations for two to six months, the Special Committee could not justify spending substantial sums in efforts to find another possible purchaser, or deferring consideration of Mr. Zinn's Initial Offer while waiting to see if another potential purchaser would emerge.

         Shortly after Mr. Zinn submitted his Initial Offer to Besicorp, Besicorp issued a press release describing the Initial Offer. Besicorp expected the press release to alert potential purchasers that the Special Committee was considering offers; by issuing the press release, Besicorp hoped that the Initial Offer would lead others to make offers to acquire Besicorp. No one then or subsequently expressed any interest. Therefore, unless Besicorp negotiated with Mr. Zinn, Besicorp's only alternative might be liquidation. The Special Committee decided to negotiate with Mr. Zinn while continuing to evaluate the other possibilities.

         Negotiations between the Special Committee and Mr. Zinn initially focused on the consideration to be paid for Besicorp. In order for the Special Committee to be satisfied that a fair and best possible price was being paid, the Special Committee engaged in a review, with the assistance of Josephthal, of Besicorp and its assets and held various meetings with, and obtained information from, senior officers of Besicorp, including Mr. Zinn, and contacted partners to some of Besicorp's projects.

         On July 7, 1999, the Special Committee, representatives of Robinson Brog and representatives of Josephthal met representatives of Besicorp. The representative of Besicorp present at the meeting were Michael F. Zinn, and the representatives of Besicorp participating by telephone were Joyce DePietro, Vice President -- Administration, David Kulik, President of SunWize, William Seils, President of Besicorp Development, Joseph Novarro, Vice President Project Development of Besicorp Development, and James Curtin, the Controller and Chief Accounting Officer of Besicorp. In preparation for the meeting Josephthal had circulated an outline identifying various categories of assets of Besicorp which served as a basis for seeking information from the representatives of Besicorp regarding Besicorp's assets and businesses. At this meeting, the Special Committee discussed, among other things, SunWize and its prospects and reviewed SunWize's management's current projections and its recent financial results. The Special Committee noted SunWize's improving operating results (although SunWize was still operating at a loss), its attempts to cut costs and to accelerate collections. The Special Committee questioned Besicorp's representatives about development projects in New York, India, Brazil, Gabon and Mexico (including their status, risks and the possibility of selling Besicorp's interests). In addition, the Special Committee sought information about partnership interests, Hydro-Credits, the Escrow Fund and real property.

         The Special Committee held a conference call with representatives of Josephthal and representatives of Robinson Brog on July 22, 1999 to discuss generally Besicorp's alternatives to selling Besicorp to Mr. Zinn. The Special Committee discussed obtaining additional funds for Besicorp and noted the difficulties in determining Besicorp's precise capital resource requirements which included at least $5 million in development fees for the Empire Newsprint Project and which capital resource requirements were subject to the uncertainty of when, if ever, Besicorp would internally generate sufficient monies to fund its operations. The Special Committee also discussed raising additional equity through a public or private offering of Besicorp's securities, and noted the risks described above. In addition, Josephthal indicated that, in its view, because of the high risks of an investment in Besicorp and the amount of capital likely to be required, a prospective investor would probably expect to acquire control of Besicorp. The Special Committee also discussed selling SunWize or selling Besicorp to another purchaser, but it was observed that any such transaction would probably require approval of the holders of Besicorp Common Stock, and because of Mr. Zinn's and the Trust's ownership of approximately 44.9% and 7.4%, respectively, of the shares of Besicorp Common Stock, it would be impossible to obtain shareholder approval without their cooperation of Mr. Zinn. Therefore the Special Committee decided to obtain written confirmation of its understanding that Mr. Zinn would not vote in favor of any such sale.

         In addition, during the conference call the Special Committee discussed certain issues in valuing Besicorp: namely that while it was possible to attempt to value Besicorp's two principal businesses -- its photovoltaic business and its independent power development business -- certain residual interests that it had received from Old Besicorp pursuant to the Prior Contribution or as a result of the Prior Merger were difficult to evaluate with any precision since they represented uncertain amounts of cash that Besicorp might realize in the future; moreover the receipt of these amounts did not depend upon on-going investments by Besicorp: instead such monies would be the result of the efforts of third parties, such as Niagara Mohawk's efforts to reach agreements with certain hydro-energy developers before July 1, 2003. The value of the Escrow Fund depended upon the indemnification obligations to BGI Parent as a result of the Prior Merger and various expenses to be paid from the Escrow Fund and it was difficult to quantify these amounts since Escrow Funds would be applied at least until March 22, 2004 in response to BGI Indemnity Claims, BGI Monitoring Costs and Litigation Costs, including litigation matters that might be commenced in the future. Various non-recurring residual interests, mostly related to the Partnerships, were also difficult to value since they primarily consist of the right to receive any additional distributions, if any, that might occur as businesses are wound up. See "Escrow Agreement" and "Business of Besicorp -- Potential Non-Recurring Funds." Consequently, as the Special Committee and its advisors attempted to analyze some of these residual interests, it was realized that they could either make a rough estimate of the value of these residual interests,

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


which might prove to be too low, or they could provide that additional, deferred payments would be made to the shareholders after the closing of any sale to reflect accurately the proceeds obtainable from the residual interests. It was believed that most of the distributions, if any were ever to occur, would be made in the next several years as various escrows and contingency funds relating to the partnerships were released to the partners of the partnerships and as certain rights to payments, such as the right to distributions in connection with Hydro-Credits, expired, and that the Escrow Fund probably would not be released until after March 22, 2004. The Special Committee and Josephthal discussed the advantages of distributing the partnership distributions and Hydro-Credits to Besicorp's shareholders.

         During the meeting on July 22, 1999, the Special Committee authorized Josephthal and Robinson Brog to commence negotiations with Mr. Zinn. Therefore, following the meeting, representatives of the Special Committee and Mr. Zinn held a conference call to negotiate the terms of a possible transaction. Representing the Special Committee were Robinson Brog and Josephthal. The Special Committee's representatives indicated that they thought that the purchase price was inadequate. Mr. Zinn responded by expressing concern about SunWize's sustainability and the development of the Empire Newsprint Project. The Special Committee's representatives also sought clarification about certain aspects of Mr. Zinn's proposal, such as whether Mr. Zinn was proposing to acquire cash items, such as liquidating distributions from partnerships. Mr. Zinn responded that he proposed only acquiring certain cash items whose receipt was expected in the near future. As a result of this conversation, Mr. Zinn orally offered to raise his offer to approximately $54.99 per share (based on the number of shares then outstanding) which offer effectively valued Besicorp at $7.5 million. In addition shareholders would receive a right to participate pro rata in (1) liquidating distributions from partnerships, (2) Hydro-Credits and (3) the release of funds from the Escrow Fund. This $7.5 million valuation, after giving effect to his ownership position in Besicorp (other than his Management Restricted Shares), would result in a price to be paid by Mr. Zinn of approximately $4.3 million in cash (including approximately $740,000 in Restricted Merger Consideration) assuming that no shares of Besicorp Common Stock were issued or canceled and there were no Dissenters.

         The Special Committee held another conference call with representatives of Robinson Brog on July 23, 1999. The Special Committee discussed Mr. Zinn's revised oral offer, and the fact that while Mr. Zinn's purchase of Besicorp would not be a taxable event for him, it was likely that the other shareholders would be subject to short term capital gain taxes if the transaction were effectuated before March 22, 2000. The Special Committee also discussed the shareholder approval that would be required before the consummation of the sale: the Special Committee considered whether members of Management including Mr. Zinn should be allowed to vote all of their shares, none of their shares, or only some their shares (e.g., all but their Management Restricted Shares) or whether their votes should be "neutralized" and if so what method of neutralizing should be used.

         The Special Committee held a conference call with representatives of Josephthal and Robinson Brog on August 2, 1999. Josephthal and the Special Committee discussed in detail the assumptions (including Josephthal's reliance upon information provided by Management), its methodology and the limitations in the analysis that Josephthal was preparing. Josephthal discussed its review of companies that might be comparable in terms of line of business with SunWize and the returns on investment that investors might require to invest in SunWize. Josephthal noted that Venture Economics Information Services had conducted a study which showed that investors in "venture capital investments" required returns that averaged, on an annualized basis, 37.7% and 33.7% over a three year and five year period, respectively. Josephthal stated that in its view, investors would likely require returns in a similar range to invest in Besicorp. Josephthal explained that in evaluating the Empire Newsprint Project it had relied on the Financial Model and its underlying assumptions, but had not prepared independent financial projections although Josephthal explained that it viewed the Financial Model as "optimistic" since it had been prepared with a view toward selling an equity position in the Empire Newsprint Project. The Special Committee and Josephthal also discussed assumptions made by Josephthal in preparing its analysis including its treatment of the Corporate Headquarters.

         The Special Committee again considered alternatives to the sale of Besicorp to Mr. Zinn. The Special Committee renewed its discussion of a possible sale of SunWize; however, the Special Committee continued to believe that Mr. Zinn would vote against such a sale. It was observed that such a sale would result in the shareholders continuing to own Besicorp Development which would continue to require large amounts of capital; the Special Committee tentatively concluded that it would be preferable to provide the shareholders with cash now by engaging in a transaction with Mr. Zinn rather than to sell SunWize to finance projects for Besicorp Development that might never produce any returns for the shareholders. The Special Committee again considered having Besicorp issue stock to raise equity since this could be done over Mr. Zinn's objections. However, Josephthal noted that, in its view, attempting to raise addition equity was at best speculative, would not produce any immediate returns to stockholders and might cause Mr. Zinn to withdraw his proposal.

         The Special Committee met with representatives of Josephthal and Robinson Brog on August 9, 1999. At this meeting the Special Committee examined in detail Josephthal's analysis of Besicorp and sought additional information about Josephthal's assumptions, comparisons, methodology and the limitations to its review, including its reliance, without independent verification, on information provided by Management. Josephthal noted that it had reviewed projections and cash flows only for SunWize and the Empire Newsprint Project. The Special Committee discussed the process that Josephthal used in evaluating SunWize and in particular the appropriateness of the comparable companies identified in the Josephthal analysis. The Special Committee focused particular attention on the fact that SunWize's growth rate was double that of Golden Genesis, which was identified as one of the companies comparable to SunWize. In Josephthal's view, the difference in growth rates was not sufficiently large enough to justify a larger multiple than the multiple indicated by Golden Genesis. The Special Committee then discussed the discount rates used in the analysis of "free cash flow" for SunWize which ranged from the 30-40% as compared to the 15% rate used in SunWize's own projections. It was also noted that SunWize's operating results for Fiscal 1999 had improved significantly over Fiscal

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

1998's results. Josephthal explained that Management had advised Josephthal that even though SunWize had been in existence for a number of years, its industry was marked by market uncertainty and an absence of profitability. Thus, Josephthal determined that potential investors would likely require rates of return similar to those required by "venture capital investors" which based on the study by Venture Economics Information Services referred to above, ranged from 37.7% to 33.7%. Josephthal noted that the same returns would likely be required by investors in the Empire Newsprint Project since it was an "early stage" venture. The Special Committee asked whether there were any other valuation methodologies, such as comparable transaction analyses, and whether they could be used to evaluate SunWize. Josephthal indicated that it would determine whether there were any other valuation methodologies, such as comparable transaction analyses, that could be used to evaluate SunWize.

         At this meeting, the Special Committee also discussed the Restricted Shares and what would happen to the Management Restricted Shares if no action were taken by the Board to accelerate their vesting. The Special Committee also discussed the period leading up to the Closing Date. The Special Committee wanted to ensure that the buyer would still be required to buy Besicorp even if Besicorp's prospects worsened following the signing of the purchase agreement and at the same time the Special Committee wanted to protect the shareholders if Besicorp's prospects were to improve. It was suggested that in certain conditions, such as the receipt of a superior purchase proposal, Besicorp should be entitled to terminate any agreement with Mr. Zinn.

         Following the meeting, the Special Committee, and representatives of Robinson Brog and Josephthal met representatives of Besicorp. The representatives of Besicorp present at the meeting were Michael F. Zinn, Michael
J. Daley, Frederic Zinn and Joyce DePietro. The Special Committee obtained additional information from the representatives of Besicorp regarding Besicorp's assets and businesses and the prospects of the foreign projects.

         Following the meeting with the representatives of Besicorp, representatives of the Special Committee and Mr. Zinn met again to refine the terms of a possible transaction . Representing the Special Committee were Robinson Brog and Josephthal. The Special Committee's representatives relayed the Special Committee's belief that Mr. Zinn's offer based on a $7.5 million valuation of Besicorp was inadequate. In addition, the Special Committee's representatives asked Mr. Zinn to clarify whether he had intended to acquire receivables such as monies recovered as the result of Besicorp's prosecution of its litigation claims. Mr. Zinn confirmed he did not intend to acquire more than his pro rata interest as a shareholder in the financial benefit from litigation claims. As a result of such meeting, Mr. Zinn orally offered to raise the valuation from $7.5 million to $8 million.

         On August 10, 1999, Mr. Zinn submitted his Revised Offer in which he offered to increase the amount he would pay for Besicorp, which amount was based on a valuation of Besicorp of $8 million, which is the amount Parent has agreed to pay as the Aggregate Cash Merger Consideration pursuant to the Plan of Merger. This $8 million valuation, after giving effect to his

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

ownership position in Besicorp (other than his Management Restricted Shares), would result in a price to be paid by Mr. Zinn of approximately $4.6 million in cash (including approximately $800,000 in Restricted Merger Consideration) assuming that (i) no shares of Besicorp Common Stock are issued or canceled prior to the Merger and (ii) there are no Dissenters.

         In his Revised Offer, Mr. Zinn confirmed in writing that he would oppose, and that the Independent Trustee for the Trust had indicated that the Trust would oppose, the sale of Besicorp to anyone other than Mr. Zinn. As Mr. Zinn and the Trust beneficially owned more than 50% of the outstanding shares of Besicorp Common Stock they would be able to veto a sale of Besicorp. Mr. Zinn also indicated in the Revised Offer that he would not guarantee any loans "in a public company," which guarantee lenders were likely to require prior to lending funds to Besicorp. These statements made it still less likely that Besicorp would be able to either borrow funds or attract any potential purchasers other than Mr. Zinn and provided the first written suggestion that Mr. Zinn would be prepared to guarantee a loan if he acquired Besicorp.

         By the time of the Revised Offer, Mr. Zinn had agreed to provide a right to payments from (1) funds released from the Escrow Fund, (2) recoveries as a result of Besicorp's litigation claims, (3) certain distributions from partnerships, and (4) certain distributions as a result of Hydro- Credits.

         The Special Committee held a conference call with Josephthal and Robinson Brog on August 13, 1999 to discuss Mr. Zinn's Revised Offer. At this meeting the Special Committee decided to ask Mr. Zinn to fund Besicorp's operations following the signing of a purchase agreement. The Special Committee also discussed other methods of ensuring the "fairness" of the transaction such as "neutralizing" the voting by members of the management and thought it might be appropriate to "neutralize" the voting of the Management Restricted Shares to since these shares had been issued recently. The Special Committee discussed the valuations of the development projects. Even though it was recognized that it was unlikely that any particular project would ever be completed, and that if a project were to be completed it would not be for several years, the Special Committee realized that if a project were completed Besicorp might obtain a great deal of money as a result of its development activities and its ownership of partnership interests. Some of the projects had only been initiated recently and therefore their prospects were difficult to evaluate. Moreover, representatives of the Special Committee had spoken to Besicorp's partners in Brazil and Mexico and they were optimistic about the possible success of the initiatives. Although Management asserted that Besicorp did not expect to receive any benefits from these projects in the near future, the Special Committee was concerned that the shareholders would lose a benefit if any of the projects unexpectedly produced significant profits. The Special Committee concluded that it would ask Mr. Zinn to share in the profits if Besicorp were to sell any of its development interests within a certain period of time.

         Following the meeting, representatives of the Special Committee and Mr.
Zinn held a negotiating session to further refine  the  terms   of  a  possible
transaction. Representing the Special Committee were Robinson Brog and Josephthal. The Special Committee's representatives

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

discussed their analysis of the foreign development projects and the status of these projects. They observed that if any projects were sold without the expenditure of significant amounts of money by Besicorp, such a sale would be akin to a liquidating distribution and Mr. Zinn should not be entitled to a windfall. As a result of such meeting, Mr. Zinn agreed (i) to provide a deferred payment if a foreign development interest were sold within one year, (ii) to "neutralize" the votes of the Management Restricted Shares and (iii) in principal that if a purchase agreement were signed, the buyer would provide temporary financing in the event Besicorp ran out of cash.

         During the remainder of August, representatives of the Special Committee and Mr. Zinn discussed possible structures for the acquisition; they considered stock sales, asset sales and mergers. Neither a stock sale nor an asset sale would provide better tax treatment to the Outside Shareholders than a merger. A merger, unlike an asset sale, would also ensure that the buyer would acquire all of Besicorp's liabilities, including contingent and unknown liabilities. An asset sale and a merger would be subject to shareholder approval. A tender offer would not be subject to a shareholder vote, but it would be necessary to follow up the tender offer with a "cash-out" merger and if fewer than 90% of the outstanding shares were tendered, Mr. Zinn would need to obtain shareholder approval prior to the merger, which would make a tender offer potentially more time consuming and expensive than an asset sale or a merger. Thus the parties determined that Mr. Zinn's purchase of Besicorp should be effected by a merger.

         The Special Committee also considered requiring adoption of the Plan of Merger by the shareholders other than Mr. Zinn, but Mr. Zinn indicated he was unwilling to spend time and money negotiating if approval by the unaffiliated shareholders would be required. As no one else had expressed any interest in acquiring Besicorp, funding for Besicorp's current operations was unavailable, and Besicorp's best alternative to negotiating with Mr. Zinn would have been liquidation, the Special Committee decided not to require approval by the unaffiliated shareholders, believing that sufficient procedural safeguards were in place to ensure procedural fairness.

         Following these discussions, a draft of an agreement and a plan of merger was prepared by the Special Committee's counsel and circulated to the Special Committee, Besicorp, Mr. Zinn and his special counsel, Zeichner Ellman. This draft was circulated as a means to set forth in general terms a proposed structure in which a wholly owned subsidiary of Parent (i.e. Acquisition Corp.) would be merged with and into Besicorp, with Besicorp as the surviving corporation and with the shareholders of Besicorp receiving for their shares cash and a deferred payment right.

         On or about September 10, 1999, the Special Committee's representatives delivered the September 10 Draft of an agreement and plan of merger to representatives of Mr. Zinn. This draft reflected a number of revisions to the initial draft based on further discussions between representatives of Mr. Zinn and Besicorp as to structure, and especially the mechanics of the deferred payments. The September 10 Draft revised the terms of the bridge financing to be provided by the buyer to require Besicorp to provide a security interest to the buyer and to contain solvency requirements as a condition to the advancing of loans. The indemnification

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


provisions were revised and certain other representations, covenants and other provisions were refined. There were no other material changes in this draft.

         On or about September 16, 1999, the Special Committee's representatives delivered the September 16 Draft of an agreement and plan of merger to representatives of Mr. Zinn. This draft reflected a number of revisions to the September 10 Draft. Additional refinements were made to the mechanics of the deferred payments. The insurance and indemnification provisions were revised and certain other representations, covenants and other provisions were refined. There were no other material changes in this draft.

         The Special Committee held a conference call with representatives of Josephthal and Robinson Brog on September 22, 1999. Prior to this meeting Josephthal delivered its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Besicorp Common Stock (other than the Buyer). See "-- Opinion of Financial Advisor." Josephthal gave a presentation after which it answered questions from the Special Committee. The Special Committee reviewed the assumptions made in and the limitations to Josephthal's report. The Special Committee noted that Josephthal's report included an analysis of comparable transactions, but that there were only two comparable transactions for which there was publicly available financial information and one involved the acquisition of only a small percentage of a company's stock. The Special Committee noted that shareholders would receive the cash merger consideration and deferred payment rights. The Special Committee also noted that certain members of Besicorp's Management had certain interests in the Merger that were in addition to or different from the interests of the Outside Shareholders. These included (1) Mr. Zinn's increased control of Besicorp, (2) the benefit Mr. Zinn would realize if any holders of Management Restricted Shares were to cease to be employees of the Surviving Corporation before the vesting of the Restricted Merger Consideration and (3) the fact that the Merger would not be a taxable event for Mr. Zinn although it would be a taxable event for the Outside Shareholders. See "--Interests of Executive Officers and Directors in the Merger." The Special Committee also reviewed the September 16 Draft and discussed various aspects, including the merger consideration, the bridge loans to be provided by the buyer and the indemnification and insurance provisions. The Special Committee noted the following: (1) the deferred payment fund is under the control of the Surviving Corporation which may act without the consent of the Outside Shareholders, so that the Surviving Corporation has the ability to decide (a) whether to sell a project, and if so for how much, (b) whether to use, so long as BGI Acquisition consented, amounts in the Escrow Fund that if not used would end up becoming a part of the deferred payment fund and (c) whether to prosecute and settle claims; (2) there would be no effective means of monitoring expenses that the Surviving Corporation might assert should reduce deferred payments; (3) the Surviving Corporation has the right to and intends to restructure itself after the closing, may not exist for many more years and sales, liquidations and restructuring may further complicate the shareholders' ability to realize deferred payments; (4) the draft provides for neutralized voting for the Management Restricted Shares and requires Mr. Zinn to vote his shares in favor of the Merger; (5) the draft provides that if the deal is terminated Besicorp will repay

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

within four months all monies lent by the buyer to fund Besicorp's operations prior to the closing. The Special Committee decided to seek to revise the plan of merger to increase control over deferred payments by requiring that deferred payments associated with the Escrow Fund be paid over to Continental and not to the Surviving Corporation and permit Besicorp to repay loans from the buyer six months after the termination date.

         On or about September 23, 1999, the Special Committee's representatives delivered the September 23 Draft of the agreement and plan of merger to representatives of Mr. Zinn. This draft reflected a number of revisions to the September 16 Draft. Additional refinement were made to the components of the deferred payments, which were revised to include certain amounts received between signing the agreement and closing. Besicorp was required to irrevocably instruct the Escrow Agent under the Escrow Agreement to release to Continental the Outside Participating Shareholders' pro rata share of monies released from the Escrow Fund. Besicorp was permitted to repay loans from the buyer six months after the termination date; however, limitations were imposed with respect to the amount of money the buyer was required to lend to Besicorp and the conditions that had to be satisfied before the buyer was required to advance a loan. The insurance and indemnification provisions were revised and certain other representations, covenants and other provisions were refined. There were no other material changes in this draft. In addition, drafts of all of the exhibits to the Initial Plan of Merger were circulated.

         On or about September 28, 1999, the Special Committee's representatives delivered the September 28 Draft of the agreement and plan of merger to representatives of Mr. Zinn. There were no material changes in this draft. In addition, revised drafts of certain exhibits to the Plan of Merger were circulated.

         In early October several additional drafts and partial drafts were circulated. These reflected a number of further minor changes to the agreement and plan of merger and limited the guaranty's guarantee of the payment of deferred payment rights by providing Mr. Zinn generally had no obligation to guarantee payments to the extent that assets of the deferred payment fund are subject to acts by government entities that prohibit Besicorp from paying obligations to the Outside Participating Shareholders.

         The Special Committee held a conference call with representatives of Josephthal and Robinson Brog on October 7, 1999. At this meeting the Special Committee noted that 15 days had passed since the date of the Fairness Opinion and discussed whether they still could rely on the Fairness Opinion. It was noted that there had been no material improvements to Besicorp's conditions, Empire Newsprint Project was encountering unanticipated opposition from third parties, Besicorp's available cash had continued to decline, Management continued to predict that Besicorp would run out of funds by November 30, 1999 and no other potential buyers had appeared. The Special Committee concluded that these changes would not likely positively impact Besicorp's value and that it was therefore appropriate to rely on the Fairness Opinion. The Special Committee also reviewed the current form of the Initial Plan of Merger and the changes to Mr. Zinn's guaranty. The Special Committee noted the matters and provisions

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

contained in the draft that they had discussed on September 22, 1999. The Special Committee reviewed the deliberations it had held and the factor identified under "-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger." The Special Committee then decided to recommend to the Board that the Board adopt the Initial Plan of Merger.

         Immediately after the meeting of the Special Committee, a meeting of the Board was held. It was confirmed that there had been no material improvements to Besicorp's conditions, and then Mr. Zinn was asked to excuse himself so the rest of the Board could consider adopting the Initial Plan of Merger. Josephthal made a presentation of its Fairness Opinion to the Board. The Special Committee reviewed with the Board the various factors that it had considered in its deliberations including the factors set forth above and the factors identified below under "-- Recommendation of the Special Committee and the Board of Directors, Fairness of the Merger." The Special Committee then recommended adoption of the Initial Plan of Merger. Based upon its discussions, the Board determined that in light of the current circumstances and future prospects of Besicorp, and the other factors described above and the factors identified below under "-- Recommendation of the Special Committee and the Board of Directors, Fairness of the Merger," the Initial Plan of Merger was fair to and in the best interest of Besicorp and its shareholders (other than the Buyer). The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) adopted the Initial Plan of Merger. The Initial Plan of Merger was signed on October 7, 1999.

         On November 24, 1999, a meeting of the Special Committee was held to discuss the effects of the Merger on the Bansbach Litigation. The Special Committee was concerned that consummation of the Merger would cause the named plaintiff in the Bansbach Litigation to lose his status as a shareholder of Besicorp, and therefore would cause the termination of the Bansbach Litigation. See "-- Interests of Executive Officers and Directors in the Merger." In order to ensure that the Bansbach Litigation was not terminated as a result of the Merger, the Special Committee decided to recommend a spin-off which would permit the Bansbach Litigation to continue.

         The Special Committee then proceeded to discuss whether the Plan of Merger, which had been previously circulated, was in the best interest of Besicorp and its shareholders. Among other matters, the Special Committee discussed the effects of the Plan of Merger's changes to the Initial Plan. These changes (i) effectuated the Spin-Off, thereby providing a benefit to Besicorp's shareholders to the extent the Spin-Off permitted the plaintiff to maintain the Bansbach Litigation and (ii) made technical changes to clarify certain matters, including the treatment of shares held by Dissenters and the effect of appraisal rights on the Merger Consideration.

         In connection therewith, the Special Committee reviewed and discussed various aspects of, and factors pertaining to the Merger and the Plan of Merger and the transactions contemplated thereby, including the Spin-Off, and reviewed and discussed, among other things, its deliberations of September 22, 1999 and October 7, 1999. The Special Committee noted that approximately two months had passed since the date of Josephthal's Fairness Opinion and discussed whether they could still rely on the Fairness Opinion. The Special Committee invited Management to participate in the meeting so as to obtain additional information regarding Besicorp's financial condition and prospects. Management advised the Special Committee that there had been no favorable material developments regarding Besicorp since the date of the Fairness Opinion and that no offers for Besicorp, SunWize or the project initiatives had been made. The Special
Committee concluded that it could continue to rely on the Fairness Opinion. Based upon its discussions, the Special Committee determined that in light of the current circumstances and future prospects of Besicorp, the Merger, the Plan of Merger and the Merger Consideration were fair to and in the best interest of Besicorp and its shareholders (other than the Buyer). The Special Committee unanimously recommended that the Board adopt the Plan of Merger.

         Immediately afterwards a meeting of the Board was convened. Based upon the Special Committee's recommendations and upon (i) the Board's discussions of the effects of the Merger on the Bansbach Litigation and the changes to the Initial Plan contained in the Plan of Merger, (ii) the Board's review of its deliberations on October 7, 1999, and (iii) the Board's review and discussion of various aspects of and factors pertaining to the Merger and the Plan of Merger and the transactions contemplated thereby, the Board, with Mr. Zinn abstaining because he and members of his immediate family own Parent, decided to effectuate a spin-off and determined, that in light of the current circumstances and future prospects of Besicorp, the Merger, the Plan of Merger and the Merger
Consideration were fair to and in the best interest of Besicorp and its shareholders (other than the Buyer). The Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) adopted the Plan of Merger. On November 24, 1999 the Plan of Merger was signed.

         Accordingly, the Merger is intended to maximize the return to Besicorp's shareholders by providing them with at least $58.87 in cash and a Combined Deferred Payment Right, for each share of Besicorp Common Stock they hold. However, as a result, Parent, through Acquisition Corp., will acquire all of the outstanding shares of Besicorp Common Stock.

         If the Merger is effectuated, holders of Besicorp Common Stock will no longer have any equity interest in Besicorp. Instead, each such shareholder will receive, upon surrender of the Certificate or Certificates evidencing Besicorp Common Stock, the Merger Consideration in exchange for each share of Besicorp Common Stock owned by such shareholder immediately prior to the Effective Date. See "-- Certain Effects of the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF
DIRECTORS; FAIRNESS OF THE MERGER

         The proposed Merger and the Plan of Merger were negotiated by Besicorp and its representatives on an arms-length basis with Parent. Since Michael F. Zinn and members of his immediate family beneficially own the Buyer, in order to protect the unaffiliated shareholders (i.e., the shareholders other than the Buyer) and provide procedural safeguards regarding the fairness of the transaction, the Board appointed a Special Committee consisting solely of Independent Directors, none of whom are employees of Besicorp, to represent Besicorp in these negotiations and the Special Committee engaged a financial advisor, Josephthal, which is not affiliated with Besicorp or Mr. Zinn, to prepare a report concerning the fairness of the transaction. Josephthal was not engaged to negotiate the terms of the proposed transaction but it did assist the Special Committee in its negotiations. In addition, the Special Committee retained a legal advisor, Robinson Brog, to assist it in evaluating the proposed transaction. The Special Committee also considered requiring adoption of the Plan of Merger by the shareholders other than the Buyer, but the Buyer indicated it was unwilling to spend time and money negotiating if approval by the unaffiliated shareholders would be required. As no one else had expressed any interest in acquiring Besicorp, funding was unavailable, and Besicorp's only alternative to negotiating with the Buyer would have been liquidation, the Special Committee decided not to require approval by the unaffiliated shareholders, believing that sufficient procedural safeguards were in place to ensure procedural fairness.

         Over the course of an almost five month period, the Special Committee, with the assistance of these advisors, analyzed and evaluated the proposed merger and alternatives thereto and negotiated the terms of the Initial Plan of Merger with the Buyer. As a result of the appointment of the Special Committee, the engagement of Josephthal to prepare a fairness opinion and assist in the negotiations and as a result of the Special Committee's analysis and evaluation, and after taking into account the Spin-Off, the Special Committee unanimously determined that the Merger and the Plan of Merger were fair to, and in the best interests of Besicorp and its shareholders (other than the Buyer), and unanimously recommended approval of the Merger and adoption of the Plan of Merger by the Board.

         Following the Special Committee's delivery of its recommendations to the Board, the Board (other than Mr. Zinn, who abstained because he and members of his immediate family own Parent) determined that the Merger and the Plan of Merger are fair to, and in the best interests of, Besicorp and its shareholders (other than the Buyer), and recommended approval of the Merger and the adoption of the Plan of Merger by Besicorp's shareholders.

         In reaching its conclusion that the Merger and Plan of Merger were in the best interests of Besicorp and its shareholders, the Special Committee and the Board considered all the material factors described above in "-- Purpose, Effects and Background of the Merger," including the information and factors set forth below.

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

The most significant factors in favor of adopting the Merger and the Plan of Merger are as follows:

        o Besicorp has liquidity, capital resource and cash flow problems; in August 1999, Management estimated that Besicorp would be unable to fund its operations after approximately mid December, 1999. These problems left Besicorp with the following alternatives or solutions: reduce operating expenses or obtain financing to fund Besicorp' s operations until it became self- sustaining. Besicorp could reduce its operating expenses by eliminating expenses relating to power plant developments, which expenses amount to approximately $550,000 to $850,000 per year; however, this would only produce a small savings and would only delay briefly Besicorp's running out of cash. Besicorp had no other means of significantly reducing its operating expenses. Besicorp could attempt to obtain debt or equity financing and numerous discussions with Josephthal were conducted concerning such alternatives. Because its businesses had a history of losses, and limited prospects for short term profitability, Besicorp would most likely be unable to obtain debt financing to finance ongoing operations without a guaranty from Mr. Zinn, which he was unwilling to provide. While equity financing would not require Mr. Zinn's guaranty, there were many uncertainties associated with any equity financing, including how much cash could be raised and what effect such financing would have on Besicorp's short term and long term liquidity and capital resources. In addition, an equity financing would dilute substantially the equity interests of Besicorp's current shareholders. Finally, even if Besicorp could obtain financing, there was a substantial risk that SunWize and the power development projects would not become profitable and that profitability, if achieved, might only be achieved after the passage of at least three years, if not greater. Thus, it was believed that the equity financing might merely postpone Besicorp's running out of cash and that the shareholders would never be able to realize any significant return on their investment. Because of the uncertainties associated with an equity financing; the risks and passage of time that would be involved in waiting for Besicorp to become profitable and the dilution that would reduce the per share benefits of any profits, the potential benefits associated with an equity financing were outweighed by the benefits of accepting the Cash Merger Consideration and the potential for getting additional cash from the Combined Deferred Payment Rights. Thus, Besicorp concluded its only realistic options were liquidating or selling the Company.

         o        Besicorp's  liquidity, capital resource and cash flow problems
                  could be avoided  by  selling  it  to  a  person or   entity
                  unaffiliated with Mr. Zinn or the

                  Buyer. However, no competing proposals to acquire Besicorp emerged and it seemed unlikely that any competing proposals would emerge in the foreseeable future: Old Besicorp had been unsuccessful in its limited attempts to sell the Distributed Businesses; Mr. Zinn had indicated his opposition to a sale to any other buyer and because his significant ownership interest in Besicorp would probably permit him to veto (in his capacity as a Besicorp shareholder) any such transaction, potential buyers might be less interested in attempting to acquire Besicorp. In addition, almost four months had elapsed between Besicorp publicly disclosing Mr. Zinn's offer and the Board's adopting the Initial Plan of Merger without any other person offering to acquire Besicorp or any of its businesses. This factor suggested there would not be any competing offers for Besicorp, nor any potential for a bidding war driving up the price for Besicorp and that if it was determined to sell Besicorp, it would be necessary to sell Besicorp to Mr. Zinn.

        o Another alternative was to liquidate Besicorp. No attempt was made to quantify formally Besicorp's liquidation value for several reasons. First, the speculative and uncertain nature of the power development projects in terms of both order of magnitude and the timing of any returns made it impossible to accurately determine Besicorp's liquidation value. Second, liquidation was not viewed as a practical strategy: Old Besicorp had, in effect, began its attempts to liquidate Besicorp before the Prior Spin-Off, but no one other than Mr. Zinn had expressed any interest in acquiring any of Besicorp's assets for cash. Liquidation was also deemed to be impractical since if Besicorp were liquidated, a significant number of Besicorp's more senior employees would likely resign: therefore the purchaser would need to install and train senior management to run the businesses; the power development activities depended upon the expertise and contacts of senior management and without them Besicorp's partners might well have no interest in pursuing projects with Besicorp. Thus, the potential loss of senior management made it still less likely that Besicorp would be able to find anyone interested in acquiring Besicorp's assets and likely that if anyone were to buy them, a significant discount would be required. Therefore, even though no attempt was made to quantify formally Besicorp's liquidation value, it was believed that the per share proceeds from a liquidation would be less than the Cash Merger Consideration payable per share.

         o Josephthal's presentation and the Fairness Opinion to the effect that, as of the date of such Opinion, the Merger Consideration to be received by the Outside Participating Shareholders is fair, from a financial point of view, to those shareholders, as well as the assumptions made, and the limitations, in
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

                  the Fairness Opinion, and the analysis prepared by Josephthal. Extensive discussions were conducted with respect to Josephthal's analysis. See "Factors to be Considered Purposes, Effects and Background of the Merger". Consideration was given to the fact that the Fairness Opinion had not been updated (i.e., approximately two months elapsed from the rendering of the Fairness Opinion to the date of adoption of the Plan of Merger), and the number of companies included in the Josephthal analysis. The absence of an update to the Fairness Opinion was considered immaterial because there had been no favorable material developments regarding Besicorp that would suggest that an updated fairness opinion would result in a higher valuation for Besicorp. The number of comparable companies and similar transactions involving comparable companies in Josephthal's analysis was noted not deemed to be of particularly high significance because such number is merely a reflection of the size of the industry in which Besicorp operates and is not reflective of Besicorp's value. The Fairness Opinion indicated that the Merger Consideration to be received by the Outside Participating Shareholders was fair, from a financial point of view, to such shareholders. The Special Committee and the Board are expressly adopting the analyses of Josephthal.

        o The Outside Participating Shareholders will receive Cash Merger Consideration of at least $58.87 per share and may receive additional cash in the future as a result of Combined Deferred Payments. It was observed that if the Merger was not consummated, Besicorp either would or would not obtain sufficient financing to fund its operations. If Besicorp did not obtain financing to fund its operations, Outside Participating Shareholders would receive no benefit from their shares of Besicorp Common Stock (except to the extent the Escrow Fund still held monies at the end of the escrow period (which funds would, after being applied to satisfy claims of creditors, be distributed to them at a later date)); if Besicorp obtained financing, it was believed that the benefits associated with a continued ownership interest in Besicorp were likely to be less than benefits afforded by receipt of the Merger Consideration in light of the substantial uncertainties and risks associated with Besicorp's businesses.

                  The factors that were considered to be of intermediate significance in favor of adopting the Merger and the Plan of Merger are as follows:

         o Besicorp should have an easier time obtaining financing following the Merger, because Mr. Zinn indicated that if the Buyer acquires Besicorp, he would be willing to contribute additional equity to Besicorp or guarantee Besicorp's debt financing, both of which he refused to do unless he and members of his family owned Besicorp. This factor suggested that it would be in Besicorp's best interest to "go private" as it would have access as a private company to financial resources that would otherwise be unavailable to it.

         o By effectuating the Plan of Merger and going private, Besicorp would be able to eliminate legal, accounting and other miscellaneous fees and expenses associated with being a public company. This factor suggested that it would be in Besicorp's best interests to adopt the Plan of Merger and effectuate the Merger as Besicorp would realize significant cost savings by being a private company. (See "--Certain Effects of the Merger.")

         o        There is no public trading  market for Besicorp  Common Stock;
                  the Merger presents to Outside Shareholders an opportunity to convert their liquid Besicorp holdings into cash.

         o Mr. Zinn guaranteed, with certain exceptions, the payment of the Deferred Payments. This factor strengthened the prospect that the Combined Deferred Payment Rights would provide value to the Outside Participating Shareholders.

                  The factors that were in favor of adopting the Plan of Merger and effectuating the Merger but were of less significance than the factors identified above are as follows:

        o The $8 million valuation ascribed to Besicorp by virtue of the Cash Merger Consideration payable pursuant to the Plan of Merger exceeded by approximately $1.3 million Besicorp's book value at June 30, 1999 of approximately $6.7 million (after eliminating approximately $1.4 million in total assets reflected on Besicorp's consolidated balance sheet representing amounts held in escrow by third parties and which , to the extent received by Besicorp, are to be distributed pursuant to the Combined Deferred Payments Rights). The book value at June 30, 1999, the most current figures then available to Besicorp, was reviewed by the board. See "Business of Besicorp - Potential Non- Recurring Funds." At the time the Plan of Merger was adopted on November 24, 1999, the $8 million valuation of Besicorp exceeded by approximately $2.59 million Besicorp's book value of approximately $5.41 million at September 30, 1999 (after eliminating approximately $1.46 million in total assets reflected on Besicorp's consolidated balance sheet representing amounts held in escrow by third parties, which to the extent received by Besicorp, are to be distributed pursuant to the Combined Deferred Payments Rights). Further, the Board believed that Besicorp's book value would likely continue to decline subsequent to the date of adoption of the Plan of Merger. because of Besicorp's ongoing losses. Josephthal did not provide a book value analysis in its presentation, explaining that Besicorp's value was based on the its earning

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

                  potential, not the historical book value of its assets. Therefore, the Special Committee and the Board did not accord much weight to book value. Since book value was not an especially significant measure of value (unlike earnings potential), no attempt was made to value Besicorp on the basis of a multiple of book value. Nonetheless, the book value suggested that the Cash Merger Consideration payable to the Outside Participating Shareholders was fair because Buyer was not acquiring Besicorp at a discount to Besicorp's equity value as reflected on its consolidated financial statements.



         o The provisions regarding Acquisition Proposals in the Plan of Merger that permit the Special Committee or the Board to approve a transaction other than the Merger if either one of them determines properly that another transaction is more favorable to the Outside Shareholders. This factor suggested that the Plan of Merger would not preclude the possibility (albeit unlikely) of a competing proposal.

         o The belief that the non-financial terms of the Plan of Merger, including the parties' representations, warranties and covenants and conditions to obligations to consummate the Plan of Merger, are reasonable.

         o The Neutralization Tabulation eliminated the ability of the Management Restricted Shares to influence the outcome of the vote on adopting the Plan of Merger (although the Special Committee and the Board were aware that the Buyer together with the Trust had the votes needed to adopt the Plan of Merger). This factor was given only nominal significance because notwithstanding the Neutralization Tabulation, the Buyer (together with the Trust) has sufficient votes to adopt the Plan of Merger.



                  The Special Committee and the Board of Directors also considered potential drawbacks relating to the Merger and the Plan of Merger. The most serious drawback associated with the Merger and Plan of Merger was as follows:

         o If Besicorp has future successes, for example, if it were to develop the Empire Newsprint Project or another power plant project or there were to be improvements in its photovoltaic business, the Outside Shareholders would not share in the benefits of such successes. This concern was addressed by, among other things, a careful review of the contractual arrangements and status of Besicorp's development projects and the prospects for improvements in its photovoltaic business.

                  Drawbacks to the Merger and the Plan of Merger of intermediate significance were as follows:

        o The gain, if any, recognized by the Outside Participating Shareholders from the receipt of the Cash Merger Consideration will be taxed in 2000 (and the Cash Merger Consideration will be taxed at short term capital gains rates if the Merger is effectuated before March 22, 2000 and if the Merger is effectuated after March 22, 2000, the Cash Merger Consideration will be taxed at long term capital gain rates) and the Combined Deferred Payments will be taxed as long term capital gains, whereas there will be no immediate tax effect upon the Buyer as a result of the Merger.

         o The relative complexity of the Combined Deferred Payment Rights, the uncertainties with respect to the amount of proceeds to be received from Combined Deferred Payment Rights and the limitations on the ability of the Outside Participating Shareholders to monitor the Combined Deferred Payments or ensure that the Deferred Payments will be paid.

        o The degree to which the realization of Combined Deferred Payments are within the control of the Surviving Corporation whose actions may compromise, delay and reduce certain of such payments and the limitations with respect to Mr. Zinn's guarantee of such payment. These concerns, as well as the concern identified immediately above, were addressed in part by requiring (i) the Surviving Corporation to deliver irrevocable instructions to the Escrow Agent to distribute to Continental -- and not the Surviving Corporation -- any monies payable to the Outside Participating Shareholders pursuant to the Escrow Fund Payment Rights and (ii) the Surviving Corporation to deliver to the Outside Participating Shareholders certain information whenever a deferred payment is made to them.


                  Drawbacks to the Merger and the Plan of Merger of lesser significance were as follows:

         o The possibility Besicorp will default under the Parent Loan before the Merger is consummated and the probability that Besicorp will default under the Parent Loan if the Plan of Merger is terminated; in the event of a default under the Parent Loan, because Parent has a security interest in Besicorp's assets and could foreclose on those assets.

         o Mr. Zinn and other executive officers and directors will benefit (without the Outside Shareholders benefiting as well) from the effectuation of the Merger because they have interests in addition to or different from the interests of the
                                       62

                  Outside Shareholders. For example, Mr. Zinn will increase his holdings in Besicorp (and indirectly become the sole owner).


         Neither the Special Committee nor the Board considered current market prices or historical market prices for Besicorp Common Stock because, inasmuch as the Besicorp Common Stock is not publicly traded, no such prices were available.

         Except as set forth above, the Special Committee and the Board did not quantify, rank or otherwise assign relative weights to the specific factors they considered. In considering the factors described above, individual members of the Special Committee and the Board may have given different weight to different factors. The Special Committee and the Board considered all these factors as a whole, and considered the factors collectively to be favorable to and to support their determination that the Merger and the Plan of Merger are fair to, and in the best interests of, Besicorp and its shareholders (other than the Buyer).

RECOMMENDATION OF THE BUYER: FAIRNESS OF THE MERGER

         The Buyer and Michael F. Zinn believe that the procedures by which the Merger was negotiated and the Merger Consideration was determined are fair to the Outside Participating Shareholders of Besicorp, notwithstanding his refusal to guarantee Besicorp's indebtedness and his indicating that he would oppose any sale of Besicorp to a third party.

         The Buyer and Mr. Zinn note the following procedural safeguards. In order to avoid unduly influencing Besicorp in its deliberations, including in the negotiations with the Buyer, Michael Zinn refrained from participating in meetings and votes of the Board (except to the extent that the Board sought information from him as an officer of Besicorp) regarding the Merger. To further minimize his influence, a committee (i.e., the Special Committee) consisting solely of Independent Directors was appointed to consider Besicorp's options and ultimately to negotiate with the Buyer. This Special Committee selected and engaged a financial advisor, Josephthal, and Josephthal provided the Fairness Opinion. The Buyer expressly adopts the analyses of Josephthal. The Special Committee also selected and engaged legal counsel. The Plan of Merger contains additional safeguards intended to protect the Outside Participating
Shareholders: most significantly, pursuant to the Plan of Merger, the Special Committee has the right to terminate the Plan of Merger and the obligations of Besicorp pursuant to the Plan of Merger either (i) if Besicorp receives an offer to buy its assets, business or securities which would be more favorable to the shareholders than the terms contained in the Plan of Merger or (ii) if the Special Committee concludes that the Merger Consideration is not fair. In addition, the NYBCL provides a method by which shareholders may seek an appraisal of their shares if they believe that the Merger Consideration is not fair. Additional measures could have been taken: Mr. Zinn could have been required to agree to "neutralized" voting (i.e. vote his shares in the same manner as the other shareholders so as to not affect the vote of shareholders to approve the Plan of Merger or any vote with respect to the sale of Besicorp or certain of its assets to a third party). These additional measures were not taken since they were not required under the NYBCL, and Mr. Zinn believed that as a shareholder he should be allowed to vote his shares as he chose. Mr. Zinn also believed that Besicorp's financial condition was so precarious that it would not be in the shareholders' best interests to unnecessarily risk delaying a closing so long that Besicorp might be forced to liquidate before a sale could be consummated. The Buyer and Mr. Zinn note particularly that they would not have been willing to effect the Parent Loan if they had been required to agree to neutralized voting, since if the shareholders had voted against the Plan of Merger Besicorp would not have had the means to repay the Parent Loan; without the Parent Loan Besicorp would have had no money with which to fund operations after December 15, 1999. In fact, the Buyer and Mr. Zinn thought that Besicorp's financial condition was so precarious that they indicated they were unwilling to spend time and money negotiating if neutralized voting would be required.

         The Buyer and Mr. Zinn believe that the Merger, Merger Consideration and Plan of Merger are fair and in the best interests of, Besicorp's shareholders (other than the Buyer) and recommends adoption of the Plan of Merger by Besicorp's shareholders.

         The most significant factors upon which the Buyer and Mr. Zinn base their belief that the Merger and Merger Consideration are in the best interests of the Outside Participating Shareholders are the necessity for Besicorp to engage in transaction which would result in an infusion of cash; the lack of a trading market for the Besicorp Common Stock; and the valuation of the Besicorp Common Stock at the time of the Prior Merger.

         At the time of the Prior Merger, management disclosed to shareholders of Besicorp that, after giving effect to projected losses from operations, the funds available to Besicorp were only sufficient to allow Besicorp to continue operations for approximately two to six months. For Fiscal 1999 and Fiscal 1998, the businesses which constitute Besicorp had losses on a historical basis of $5.8 million and $7.2 million, respectively, on total revenues of $5.7 million and $7.4 million, respectively. Although Management has taken short term steps to reduce overhead, the failure of Besicorp to obtain additional funds or otherwise reduce its short term obligations will materially adversely affect it and require it to severely curtail operations. Neither the Buyer nor Michael F. Zinn is aware of any offer which would have resulted in an infusion of cash into Besicorp (other than the offer by Parent to engage in the Merger). Mr. Zinn expressed his intent not to infuse capital into Besicorp or to personally guarantee any corporate borrowings by it. Consequently, without a transaction in which a cash infusion or other financing is a possibility, Besicorp faces insolvency and the curtailment or termination of its business and operations.

         The Besicorp Common Stock is not listed on any Exchange. To the knowledge of the Buyer, there has been no public trading of the Besicorp Common Stock since it was distributed to the former holders of Old Besicorp Common Stock in the Prior Distribution. Consequently, the Merger is a method by which shareholders of Besicorp can realize the value of their shares of Besicorp Common Stock in the foreseeable future.

         In connection with the Prior Distribution, and for the purposes of determining the income tax payable by shareholders because of the distribution to them of shares of Besicorp Common Stock, Old Besicorp valued the Besicorp Common Stock at $43.01 per share in the information statement distributed to shareholders of Old Besicorp in connection with the Prior Distribution.

OPINION OF FINANCIAL ADVISOR

         Josephthal was retained to render an opinion as to the fairness, from a financial point of view, to the holders of Besicorp common stock, other than Michael F. Zinn, of the consideration to be paid to the holders in the Merger. No limits were imposed by the Board, the Special Committee or Besicorp's Management on Josephthal's investigation or on the procedures followed by Josephthal in preparing and rendering its opinion. On September 22, 1999, Josephthal delivered to the Special Committee, and on October 7, 1999, Josephthal delivered to the Board, the Fairness Opinion dated September 22, 1999 to the effect that, based upon and subject to the considerations set forth in its opinion as of September 22, 1999, the Merger Consideration was fair to Besicorp's shareholders (other than Michael F. Zinn) from a financial point of view.

         The full text of the Fairness Opinion, including the assumptions made by Josephthal and the general procedures followed by Josephthal, is set forth in Annex B to this Proxy Statement. Each shareholder is urged to read the Fairness Opinion in its entirety. The Fairness Opinion addresses only the fairness of the Merger Consideration and does not constitute a recommendation to any holder of Besicorp Common Stock as to how such holder should vote on the proposal to adopt the Plan of Merger.

         In arriving at its opinion, Josephthal reviewed the following materials and considered such financial and other factors it deemed relevant under the circumstances, including, among others, the following: (i) certain historical financial, operating and other data that were publicly available or were furnished to Josephthal by Besicorp regarding the Merger including, but not limited to: (a) projections and cash flow analyses for SunWize prepared by management; (b) Besicorp's Annual Report on Form 10-KSB and Form 10-KSB/A for Fiscal 1999; (c) Old Besicorp's Proxy Statement dated March 1, 1999; (d) the Information Statement regarding Besicorp dated March 1, 1999; (e) Besicorp's Quarterly Report on Form 10-QSB for the period ending June 30, 1999; (f) internally generated operating reports and discussions from Management concerning the various business segments of Besicorp; (g) the Financial Model for the Empire Newsprint Project prepared by Besicorp, with the assistance of Morgan Stanley Dean Witter; (h) real estate appraisals and valuations of partnership interests and Hydro-Credits prepared by Management with the assistance of identified third parties; (ii) various press releases regarding the development and status of the Empire Newsprint Project and other projects;
(iii) publicly available financial, operating and stock market data for companies engaged in business deemed comparable to Besicorp's; (iv) merger and acquisition transactions by companies in the same or similar businesses considered to have degrees of comparability to the Merger; and (v) such other factors and information as Josephthal deemed appropriate.

         Josephthal also met with Besicorp's senior officers to discuss the prospects for Besicorp's businesses and such other matters as Josephthal believed were relevant to its analysis. In addition, Josephthal reviewed the draft, dated as of September 16, 1999, of the agreement and plan of merger. Josephthal was advised by Michael F. Zinn that he : (i) was unwilling to continue as an employee of Besicorp under current conditions; (ii) would not continue as an employee at

Besicorp if he were not in control; (iii) in his capacity as a shareholder, would not approve the sale of Besicorp's assets to a third party and would vote against such sale and had been advised by the Trustee of the Trust that the Trust also opposes any sale of assets and would similarly vote against such sale to a third party; (iv) was unwilling to purchase some, but less than all, of Besicorp's business assets; and (v) would not personally guarantee any debt or debt-related financings in a public company, including Besicorp. Josephthal assumed that the representations and warranties in the agreement and the plan of merger would be true and that the agreement and the plan of merger would be completed in accordance with the terms of such agreement. The Fairness Opinion is necessarily based on economic, market and financial conditions, and the information made available to Josephthal, as of the date of such Fairness Opinion.

         In preparing its opinion, Josephthal reviewed the various business segments and assets of Besicorp identified by management. Josephthal divided assets into categories and estimated valuation ranges for each category based upon information provided by Management and on materials obtained through due diligence. The valuation ranges pertaining to the individual assets and Besicorp as a whole are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business assets do not purport to be appraisals or necessarily reflect the prices at which the business assets actually may be sold or valued by additional third parties. Accordingly, such estimates are inherently subject to substantial uncertainties.

         In evaluating the fairness of the merger consideration, Josephthal considered and evaluated the following: (i) the SunWize business; (ii) all outstanding projects and identified prospective projects of Besicorp Development Inc. and other subsidiaries of Besicorp and SunWize; (iii) outstanding partnership interests and credits due to Besicorp which may result in cash inflows to Besicorp; (iv) Besicorp real estate, including the properties used in existing business operations and properties that were not essential to Besicorp's existing business operations; and ( v) the Escrow Fund, established in connection with the merger involving old Besicorp to fund the litigation costs, judgments and/or assist in the settlement of any litigation pending against old Besicorp or arising out of the prior Merger. Josephthal noted that the combined Deferred Payments are excluded from the Cash Merger Consideration, and any monies received will be segregated and distributed pro rata to shareholders of record as of the Effective Time.

         SunWize. In assessing the value of the SunWize business, Josephthal researched publicly- available information on the photovoltaic industry, and with management's assistance, identified public companies with operations comparable to SunWize. Josephthal also reviewed and relied upon financial projections with respect to SunWize prepared by Besicorp's management. To estimate value ranges for the SunWize business, Josephthal performed an analysis of comparable companies and comparable transactions and evaluated an analysis of discounted cash flow.

         (a)      Comparable Public Company Analysis.

                  Josephthal analyzed certain publicly-traded companies that Management and Josephthal believed were generally comparable to SunWize (the "Comparable Companies"). The Comparable Companies were Golden Genesis, Astropower, Inc. Energy Conversion Devices, Inc. and Spire Corporation. Josephthal compared the ratio of each Comparable Company's stock price as of September 11, 1999 to the each public company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), certain operating margins, financial ratios and projected growth rates. In some cases, information was adjusted for extraordinary or non-recurring items.

                  Josephthal also compared the ratio of each company's equity value as of September 11, 1999 plus debt less cash and equivalents ("Enterprise Value") to their respective revenues, EBITDA and EBIT during the most recent 12-month period ("LTM"), and the ratios of their stock prices as of September 11, 1999 to their respective LTM earnings per share and projected fiscal year 1999 and 2000 earnings per share.

                  The  chart  below   indicates  the  results  of   Josephthal's
analysis:

(thousands, except per share figures)

                                                                                        P/E Multiples

                                                                                        --------------------------
Name                            Tkr     Stock      52 Week    Shs     Mkt Cap  Ent Val(1)  LTM(2)    F99E   F00E
                                        Price   High  -  Low
                                       9/11/99
-----------------------------  ------ ------------------------------------------------------------ ------ --------
                                                    $                    $          $        x        x       x

Golden Genesis Company          GGGO  $ 2.31(5)2.31 - 0.78  17,153    39,666    49,007      NM (6)   NM      NM

Astropower, Inc.                APWR  $14.13  18.50 - 5.88   8,731   123,323   121,173     48.7     56.5    28.3

Energy Conversion Devices, Inc. ENER  $12.50  15.00 - 4.63  13,283   166,033   146,053      NM       NM      NM

Spire Corporation               SPIR  $ 3.50   5.69 - 2.25   3,245    11,358    12,398      NM       NM      NM

Solar Power Industry                                                                         Selected Measures of Relative Valuation
------------------------------------------------------------------------------------------------------------------------------------
Selected Comparable Company Analysis     Ent Val Multiples of               Growth and Margin Analysis
(thousands, except per share figures)    -------------------------------------------------------------
                                         REV (7)  EBITDA(3) EBIT(4)  Rev.    Gross Margin     Operating Margin

                                         -------------------------------------------------------------------
Name                                     LTM      LTM     LTM      LFY      LFY     LTM     LFY       LTM
                                         ---------------------------------------------------------------------
                                         x        x       x

Golden Genesis Company                   1.1      NM      NM     32.0%    16.6%   16.6%   (2.6%)    (3.2%)

Astropower, Inc.                         4.3     44.0    72.8    39.5%    25.6%   26.1%    4.7%      5.9%

Energy Conversion Devices, Inc.          4.5      NM      NM      6.7%    10.4%    8.9%  (53.4%)   (40.3%)

Spire Corporation                        1.0      NM      NM    (38.5%)   20.7%   21.3%  (24.4%)   (18.4%)

                                                                      Ent Val Multiples of           Gross and Margin Analysis
                                                                      --------------------------------------------------------------
                                                 P/E Multiples        Rev. EBITDA(3) EBIT(4) REV.
                                                                                            GROWTH    Gross Magrin  Operating Margin
                                             ---------------------    ----- ------   -------------   -------------- ----------------
                       Mkt. Cap  Ent Val(1)  LTM(2)    F99E   F00E     LTM     LTM    LTM    LFY     LFY     LTM     LFY      LTM
------------------------------------------------------------------------------------------------------------------------------------
Median       $ 8.00     81,494    85,090     48.7      56.5   28.3     2.7     44.0   72.8   19.4%   18.7%   18.9%  (13.5%)  (10.8%)
Average      $ 8.11     85,095    82,158     48.7      56.5   28.3     2.7     44.0   72.8    9.9%   18.3%   18.2%  (18.9%)  (14.0%)
Minimum      $ 2.31     11,358    12,398     48.7      56.5   28.3     1.0     44.0   72.8  (38.5%)  10.4%    8.9%  (53.4%)  (40.3%)
Maximum      $14.13    166,033   146,053     48.7      56.5   28.3     4.5     44.0   72.8   39.5%   25.6%   26.1%    4.7%     5.9%
------------------------------------------------------------------------------------------------------------------------------------

Notes:
-----------------------------
1 Enterprise Value is equal to total market  capitilization  with debt added and cash removed.
2 LTM means Last Twelve months of reported data.
3 EBITDA means earnings before interest, depreciation, amortization and tax expense.
4 EBIT means earnings before interest and tax expense.
5 Golden Genesis stock price as of 8/99 (Acquired by Kyocera).
6 NM means not meaningful
7 Rev. means revenues

                  To eliminate the impact of differing capital structures, Josephthal ascribed greater weight to the multiple of Enterprise Value to LTM revenue in estimating a value for the SunWize business than to the multiples indicated by the other ratios.

                  Josephthal did not rely solely on the quantitative results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of SunWize and the Comparable Companies and other factors that could affect the values of each. Josephthal chose the Comparable Companies because they have general business, operating and financial characteristics similar to those of SunWize; although, for purposes of this analysis, Josephthal took note of management's view that Golden Genesis was the only Comparable Company that primarily distributes, resells and markets photovoltaic systems and related products and directly competes with the business operations of SunWize. Based on this analysis, Josephthal estimated a value for SunWize of approximately $5.5 million.

         (b)      Comparable Transaction Analysis

                  Josephthal also reviewed certain publicly available financial information relating to the merger and acquisition transactions in SunWize's industry that were completed over the prior two years that Josephthal deemed generally comparable to the Merger (the "Comparable Transactions"). For these Comparable Transactions, Josephthal reviewed certain publicly available financial information for the acquired company, including revenue, book value, EBITDA, EBIT, net income and certain valuation statistics, as adjusted for certain extraordinary and non-recurring items. Financial information was not available for three of the transactions. Josephthal noted that no company used in the analysis is identical to SunWize. Accordingly, Josephthal did not rely solely on the results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the value of the companies or transactions to which the SunWize business is being compared. In reviewing the Comparable Transactions, Josephthal noted that the August 1999 acquisition of Golden Genesis by Kyocera was likely the transaction that was most comparable to the Merger since the only other transaction for which financial information was available involved the acquisition of only a small percentage of the company's stock. In this transaction, Kyocera acquired Golden Genesis for approximately $40.0 million and the assumption of approximately $10.7 million in debt, for a transaction value of approximately $50.7 million or a multiple of 1.1x of Golden Genesis' LTM sales (of approximately $45.0 million). Using this transaction as a comparable, Josephthal estimated a value for SunWize based on its sales of approximately $5.0 million for fiscal year 1999 and the multiple of such sales represented by the Golden Genesis transaction of approximately $5.6 million.

         (c)      Discounted Cash Flow Analysis

                  Josephthal also reviewed an analysis of "free cash flow" prepared by Management and discounted these cash flows as another means of estimating the value of SunWize. In this analysis, Josephthal discounted to present value a stream of cash flows projected by Management through December 31, 2003. The year to year cash flows were all negative. Josephthal added to this stream, however, a "terminal" year cash flow which was calculated by multiplying SunWize's projected revenues for fiscal year 2003 as estimated by Management by the multiple of LTM sales derived from the Golden Genesis transaction described above. For purposes of this analysis, Josephthal reviewed and relied upon management's projections of "free cash flow" of ($2.8 million), ($2.8 million), ($2.7 million) and ($46,000) for the years ending March 31, 2000-2003, respectively. Josephthal defined "free cash flow" as EBIT plus depreciation and amortization less capital expenditures and working capital requirements. Josephthal used discount rates ranging from 30% to 40% which it derived based on a study conducted by Venture Economics Information Services which showed that the three-year and five-year averaged annualized returns for early stage venture capital investments ending December 31, 1998 were 37.7% and 33.7%, respectively. Based on discussions with Management regarding its view of Besicorp's financial position and future cash needs, Josephthal assumed that equity investors in SunWize would expect returns similar to, or better than, those required by investors in early stage venture capital investments. Based on this analysis, Josephthal estimated a value for SunWize of approximately $6.4 million.

         Besicorp Development. In evaluating Besicorp Development, Josephthal analyzed the status and stage of development of the following projects: (i) the Empire Newsprint Project;; (ii) the Krishnapatnam Project; (iii) the Brazilian development projects; (iv) the Mexican development projects; and (v) the Gabon Initiative. Josephthal relied upon information furnished by Besicorp.

         (a)      Empire Newsprint Project.

                  Josephthal used a discounted cash flow analysis to estimate the current Net Present Value ("NPV") of the Empire Newsprint Project. Based upon the early nature of the Project, Josephthal assumed that the development capital would require returns in the 30- 40% range. In preparing its model, Josephthal accepted (without making any changes) the cash flows projected in the Financial Model of the project previously prepared by Morgan Stanley Dean Witter and Management. The Financial Model had been prepared for lenders in connection with a potential financing of the project. In Josephthal's view, the projections likely represented the most optimistic view of the project since the Financial Model was being used for financing purposes. The Financial Model assumed that it would take four years to develop the project and that Besicorp and Empire Newsprint would maintain an aggregate ownership of 20% in both the power plant and the paper mill. The Financial Model further assumed a tax rate equal to 41% with a capital structure comprise of 81% debt and 19% equity. The debt was assumed to bear interest at a rate ranging from 7% to 9.5%. The Financial Model presented discounted cash flows for the four-year period of development and twenty years of operations. However, based on the discussions with management, Josephthal assumed that the plant would have no terminal value. Based upon the project assumptions provided by Management and the Financial Model, Josephthal estimated that the NPV as of July 1999 for the Empire Newsprint project ranged from $988,000 (utilizing a 40% discount rate per annum) to $1,889,000 (utilizing a 35% discount rate per annum).

         (b)      Other Projects.

                  Josephthal also reviewed the Krishnapatnam Project, the Brazilian development projects, the Mexico development projects and the Gabon Initiative, focusing on: (i) the status of the development efforts to date; (ii) Management's internal reports on the status of projects; (iii) uncertainties and contingencies identified by Besicorp and Josephthal; (iv) macroeconomic conditions, including, but not limited to, government regulations and currency fluctuations; (v) construction outlays, costs and potential financing sources; and (vi) negotiated contracts and agreements to date. Based on numerous discussions with management, Josephthal concluded that there is little chance for the construction, development and success of these projects. As a result of the analyses and due diligence performed, Josephthal did not ascribe any value to these projects.

         Real Estate. Josephthal also reviewed the current properties owned by Besicorp and information provided to Josephthal by Management regarding the value of these properties including appraisals. Josephthal focused on only those properties which were not deemed necessary to Besicorp's overall businesses. These excess properties were 1151 Flatbush Road, Cascade Drive and 48 Canal Street.

         In reviewing the information provided for the property located at 1151 Flatbush Road, which serves as Besicorp's headquarters and includes an 80 unit self-storage facility, Josephthal noted that the property may be too large for Besicorp's existing and near term operations and needs. Thus, Josephthal estimated the value that Besicorp may be able to realize by selling 1151 Flatbush and relocating the corporate headquarters to a smaller location. Josephthal then estimated the cost of purchasing a new property as well as transaction costs associated with buying and selling real estate. To this "net" value, Josephthal added estimated values for the Cascade and 48 Canal Street properties which were based on Besicorp's purchase price for Cascade and a recent appraisal for 48 Canal Street provided to Josephthal and estimated a value of approximately $716,000 for Besicorp's "excess" real estate.

         In assessing the overall valuation range of Besicorp, including all of the various business assets of Besicorp, Josephthal assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by Besicorp or that was publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of this information. Josephthal did not conduct a physical inspection of Besicorp's properties or facilities and did not make any independent evaluations or appraisals of any of the properties, facilities or business segments. Josephthal assumed that management's financial analyses were prepared on a good faith reasonable basis reflecting the best currently available estimates and judgments of Management and/or financial consultants or advisors to Besicorp. Based upon the assets identified and described above and information provided to Josephthal by Besicorp, either through materials sent to Josephthal or publicly available, and after deducting $288,000 on account of SunWize's portion of Besicorp's equipment lease (other than that portion included as a depreciation expense), Josephthal estimated values for Besicorp (without giving effect to any of the components of the Adjustment Amounts) ranging from approximately $7.0 million to $8.8 million.

         The summary above sets forth all of the material assumptions, factors and analyses considered by Josephthal but does not purport to be a complete description of Josephthal's analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Josephthal believes that the summary and its analyses must be considered as a whole and that selecting portions thereof, without all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Josephthal based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions. Josephthal's analyses are not necessarily indicative of actual values or actual future results that might be achieved. These values may be higher or lower than those indicated. Moreover, Josephthal's analyses are not, and do not purport to be, appraisals or other wise reflective of the prices at which businesses or securities actually could be bought or sold.

         Josephthal was engaged on June 8, 1999 to provide financial advisory services and to provide a fairness opinion such as the Fairness Opinion. Under the terms of its engagement, Besicorp has paid Josephthal a total of $50,000 for services rendered thereunder, excluding the rendering of the Fairness Opinion. Besicorp also agreed to reimburse Josephthal for reasonable expenses incurred by Josephthal under its engagement not to exceed $5,000 without Besicorp's approval and to indemnify Josephthal against certain liabilities, including liabilities under the federal securities laws. Also see "Information Regarding Parent and Acquisition Corp." Besicorp has also agreed to pay Josephthal a fee of $75,000 for rendering the Fairness Opinion and, contingent upon completion of the Merger, $50,000 for services rendered in connection with the Merger.

         Josephthal was previously engaged by Old Besicorp to provide advisory services, including assisting Old Besicorp in formulating and consummating a strategy or transaction to maximize the value of the MRA to Old Besicorp's shareholders, to sell the Power Plants and to provide a fairness opinion in connection with the consideration paid in the Prior Merger. Old Besicorp paid Josephthal a total of $852,571 for services rendered thereunder, including the rendering of a fairness opinion with respect to the MRA. Old Besicorp also paid Josephthal a fee of $200,000 for rendering the fairness opinion in connection with the Prior Merger and $800,000 for other services rendered in connection with the Prior Merger. Josephthal received an aggregate of $315,000 from the Partnerships with respect to the sale of the Power Plants

         Josephthal has consented to the use of the Fairness Opinion in this Proxy Statement but advised Besicorp that the Fairness Opinion is "solely for the benefit and use of Besicorp and its Special Committee and Board of Directors" and, as such, may not be relied upon by third parties, such as Besicorp's shareholders. Josephthal believes that under the terms of its engagement letter with Besicorp, which is governed by New York state law, Josephthal has no legal responsibility to any other persons, including Besicorp's shareholders, as a result of the express disclaimers described above. Josephthal has advised the Board that it intends to assert the disclaimer as a defense to any claims that may be brought against it by shareholders with respect to the Fairness Opinion. However, since, according to Josephthal, no New York state court or federal court applying New York law has definitively ruled on the availability to a financial advisor, such as Josephthal, of an express disclaimer as a defense to shareholder liability with respect to a fairness opinion such as the Fairness Opinion, the issue necessarily would have to be resolved by a court of competent jurisdiction. The availability or non-availability of such a defense will have no effect on Josephthal's rights and responsibilities under federal securities laws, or the rights and responsibilities of the Board under governing state law or under federal securities laws.

         Josephthal was selected to provide a fairness opinion because it is a nationally recognized investment banking firm and is familiar with Besicorp's operations since it had been retained to provide advisory services to Old Besicorp. As part of its investment banking practice, Josephthal regularly values businesses and securities in connection with mergers and acquisitions. In the ordinary course of business, Josephthal may trade the securities of Besicorp for its own account and for the accounts of its customers, and may at any time hold a long or short position in Besicorp's securities.

REPORTS OF COMMERCIAL ASSOCIATES

         Commercial Associates, which was selected by Besicorp because it is a commercial real estate broker based in Kingston, New York, provided two opinions dated August 18, 1999. These opinions were not intended to be appraisals. The first opinion contained a valuation of the Corporate Headquarters and an 80 unit self-storage facility on the same property. Commercial Associates decided to base its valuation on the income capitalization of the property as there were no recent sales of comparable properties but there were recent leases. Commercial Associates' analysis indicated that the Corporate Headquarter's annual net operating income should be $78,500. Applying a 12% capitalization, which Commercial Associates deemed typical in the market, to this income Commercial Associates concluded that the Corporate Headquarters had a value of $650,000.
Commercial Associates' analysis of the storage facility indicated that its annual net operating income should be $40,000 and should be capitalized at 11%, which Commercial Associates deemed appropriate because of the lesser risks. This produced a value of $364,000. However, because of the ease with which a similar facility could be constructed elsewhere in Kingston are at a cost of $275,000, Commercial discounted the value to $325,000, and further indicated that if the Corporate Headquarters and the storage facility were sold together, they should be further discounted to an aggregate of $900,000. The second opinion contained a valuation of Besicorp's warehouse/manufacturing building in Ellenville, New York. Commercial Associates noted that the building is located in an extremely depressed economic market and that similar buildings have been on the market for extended periods of time and sold for $4 to $6 per square foot. Commercial Associates concluded that the value of the property was $225,000.

         Commercial Associates, which is not affiliated with Besicorp, received $300 for its services.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

         In considering the recommendations of the Special Committee and the Board with respect to the Merger, shareholders should be aware that certain members of Besicorp's Management and the Board have certain interests in the Merger that are in addition to or different from the interests of the Outside Shareholders. The Special Committee and the Board were aware of these interests and considered them, among other things, in adopting the Plan of Merger.

         No officers or directors will be paid bonuses by Besicorp in connection with the Merger nor will the consummation of the Merger give rise to any termination or severance payments.

          Pursuant to the Incentive Plan, Besicorp issued Restricted Shares to certain of its employees, officers and directors. At present, 14,500 Restricted Shares are issued and outstanding, consisting of 13,450 Management Restricted Shares which are held by employees, officers and directors (but not by Independent Directors), and 1,050 Independent Directors' Restricted Shares, all of which are held by Independent Directors. Certain executive officers and directors, including Michael F. Zinn, own 8,575 Management Restricted Shares. See "Business of Besicorp -- Security Ownership of Certain Beneficial Owners and Management." Besicorp has not granted any other Rights, including Rights to acquire Restricted Shares, and does not anticipate granting any Rights between now and the Effective Date. In the Spin-Off, the holders of the Restricted Shares will receive one share of WOM Restricted Stock for each of these shares and these shares of WOM Restricted Stock will be held in escrow by Besicorp. See "The Spin-Off."

         The following table summarizes the outstanding Restricted Shares, what will happen to them upon the effectuation of the Spin-Off and Merger, when they will vest and what would happen if any of the Restricted Shares become forfeit prior to their vesting:

                                       What will happen             When Restricted              Effect of Post-
       Type of Restricted                 at Time of               Securities vest2            Merger Forfeiture3
             Share1                         Merger
=================================  =========================  =========================== =============================
     Independent Directors'             Receive Merger             Upon the occurrence         Not applicable
     Restricted Shares                  Consideration;             of Merger
                                        WOM Restricted
                                        Stock vests



     Management Restricted             Receive Restricted         The Restricted              The Restricted
     Shares                            Merger                     Merger                      Merger Consideration
                                       Consideration              Consideration and           will become property
                                       (which is identical        WOM Restricted              of the Surviving
                                       to the Merger              Stock will vest             Corporation (and will
                                       Consideration but          according to the            benefit those persons
                                       will be held in            terms of the issuance       who are shareholders
                                       escrow until it            of the Management           at such time 4, 5) and
                                       vests); WOM                Restricted Shares           WOM Restricted
                                       Restricted Stock           (generally 1/3 on           Stock is canceled.
                                       remains in escrow          May 2 2002, 1/3 on
                                                                  May 2, 2003, and
                                                                  1/3 on May 2, 2004)


       1 Will  receive  one share of WOM  Restricted  Stock for each  Restricted
         Share.

     2 Unless the administrator for the Incentive Plan accelerates the vesting (and such administrator has indicated that it will not accelerate their vesting).

     3 If any Restricted Shares are forfeited and cancelled before the Merger, assuming no Substitute Restricted Shares are issued in connection with such cancellation, the per share Merger Consideration will increase. See "Plan of Merger -- Merger Consideration."

       4 Restricted Merger Consideration will generally be forfeited, to the extent it has not vested, if the employee entitled to such Merger Consideration ceases to be employed by the Surviving Corporation.

     5 Presumably, the Surviving Corporation will be a wholly owned subsidiary of Parent, which will be owned beneficially by Mr. Zinn and members of his immediate family.

         Set forth below is a table describing (i) Restricted Shares held by executive officers and directors of Besicorp, (ii) the effect of the Merger on each Restricted Share and (iii) and the dollar value of the Restricted Shares as a result of the Merger:


 Name and Position                                                Effect of Merger
of Executive Officer                            Number of                on                  Dollar Value of
   or Director                              Restricted Shares     Restricted Shares        Restricted Shares1

Gerald Habib, Director                             350               Will Vest                  $20,605

Richard Rosen, Director                            350               Will Vest                  $20,605

Melanie Norden, Director                           350               Will Vest                  $20,605

Michael F. Zinn, Chairman                         3,000              Will Not Vest              $176,6102
of the Board, President
and CEO
Michael J. Daley, Director,                       1,750              Will Not Vest              $103,0232
Executive Vice President
and CFO
Joseph P. Novarro,                                 625               Will Not Vest              $ 36,7942
Vice President
Frederic M. Zinn, Senior                          1,750              Will Not Vest              $103,0232
Vice President and General
Counsel
James E. Curtin, Vice                              400               Will Not Vest              $ 23,5482
President and Controller


1 Based on the difference between (i) the grant price of $0.00 per share for the issuance of the Restricted Shares and (ii) the Merger Consideration applicable to such Restricted Shares, assuming in each case that the Cash Merger Consideration will be $58.87 and that there are no Combined Deferred Payments. See "Plan of Merger -- Merger Consideration" for an explanation on how the actual Merger Consideration will be calculated.

2 Represents the Restricted Merger Consideration to which this person is entitled. Restricted Merger Consideration will be held in escrow by the Surviving Corporation until the end of the restricted period.

         Michael F. Zinn's ownership interest in Besicorp will increase while the Outside Shareholders' interest will be eliminated as a result of the Merger. At present, Mr. Zinn beneficially owns approximately 44.9% of the shares of Besicorp. Following the Merger, he and immediate relatives will indirectly own 100% of the stock of the parent of the Surviving Corporation.

         Officers and directors of Besicorp, with respect to their ownership of Management Restricted Shares or Buyer's shares, may have different federal income tax consequences resulting from the merger than the holders of other Outside Participating Shareholders' Shares. The table below shows these differences:

Type of Shares                          What Holder Will Receive in             Tax Consequences
                                        Merger
Outside Participating                   Merger Consideration                    Taxable event
Shareholders' Shares
Dissenters' Shares                      Appraisal value                         Taxable event
Management Restricted                   Restricted Merger                       No taxable event(1)
Shares                                  Consideration
Buyer's shares                          All of Parent's shares of               No taxable event
                                        Besicorp Common Stock are
                                        cancelled and Parent's shares
                                        of Acquisition Corp. are
                                        converted into all of the
                                        issued and outstanding shares
                                        of the Surviving Corporation

         (1) However, a taxable event is likely to occur upon the vesting of the Restricted Merger Consideration.



See "Factors to be Considered -- Material Federal Income Tax Consequences."

         The Plan of Merger provides that prior to the Effective Date, Besicorp will have in force D&O Insurance covering the Covered Persons, including the current and former directors, officers, employees and agents of Besicorp and its subsidiaries, with respect to acts and omissions occurring on or prior to the Closing Date.

         The Plan of Merger provides that after the Effective Time the Surviving
Corporation:

         o will maintain D&O Insurance for each Covered Person for acts and omissions occurring on or before the Effective Date, and such coverage will continue until the sixth anniversary of the Effective Date;

         o if it liquidates, merges, consolidates, or engages in a similar transaction, must obtain and pay for "run-off" or "tail" insurance for each Covered Person for acts and omissions occurring on or before the Effective Date, and such coverage will continue until the sixth anniversary of the Effective Date;

         o will reimburse the Covered Persons with respect to any deductibles contained in such D&O Insurance or "run-off" or "tail" insurance policies; and

         o will indemnify the Covered Persons against all Losses arising out of or in connection with claims that would have been covered if Besicorp's current insurance policy had remained in effect until the sixth anniversary of the Effective Date.

         Additionally, the Plan of Merger provides that for the lesser of six years after the Closing Date or the period the Surviving Corporation maintains its existence, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation will provide indemnification to the Covered Persons on terms, in a manner, and with respect to matters, which are no less favorable than Besicorp's Certificate of Incorporation and By-Laws, as in effect on October 7, 1999.

         In addition, Mr. Zinn has agreed to guarantee, under certain conditions and subject to certain limitations, the Surviving Corporation's obligations to provide such insurance and indemnification to such officers and directors and in connection with his guaranty he has agreed to put $100,000 in escrow. Funds deposited by Mr. Zinn pursuant to the Guaranty Escrow Agreement may be used to satisfy certain obligations of Besicorp and/or the Surviving Corporation to the Covered Persons. See "Plan of Merger -- Principal Covenants -- Guaranty."

         Old Besicorp and certain of its executives, officers and directors (including former executives, officers and directors) were named as defendants in two shareholder derivative actions, the Lichtenberg Litigation and the Bansbach Litigation (which together are sometimes referred to as the Derivative Litigation). Pursuant to the Prior Contribution Agreement that was executed in conjunction with the Prior Merger, the contingent assets and/or liabilities of Old Besicorp comprised of Old Besicorp's interests in the Derivative Litigation were assigned to Besicorp by means of the Prior Assignment of the Derivative Litigation. As a result of the Prior Distribution, Old Besicorp's shareholders, including the plaintiffs in the Derivative Litigation, received shares of Besicorp Common Stock and then, as a result of the Prior Merger, their shares of Old Besicorp's common stock were converted into cash. A plaintiff in a shareholder derivative action must remain a shareholder of the subject corporation at all times during the prosecution of the action in order to be eligible to continue to prosecute his claims. The named plaintiffs in the

Derivative Litigation lost their status as shareholders of Old Besicorp as a result of the Prior Merger. However, as a result of the Prior Assignment of the Derivative Litigation from Old Besicorp to Besicorp, Besicorp became the subject corporation of the Derivative Litigation. Therefore the Prior Assignment of the Derivative Litigation before the Old Merger preserved the rights of the named plaintiffs in the Derivative Litigation to pursue prosecution of their claims.

         The Lichtenberg Litigation asserts that 1.2 million shares of Old Besicorp's common stock were improperly issued to Mr. Zinn, Enowitz and Steven Eisenberg. If Lichtenberg ultimately had prevailed on all of his claims, the Lichtenberg Litigation could have resulted in the recovery by Besicorp of approximately $44.5 million, which would have been an Adjustment Amount for purposes of the Deferred Payments. Old Besicorp and the other defendants in the Lichtenberg Litigation filed a motion to dismiss the complaint which was granted by the Supreme Court, Ulster County, based on the recommendation of the Old Besicorp's Board's special litigation committee (comprised of independent outside directors of Old Besicorp) that concluded that the continuation of such litigation was not in the best interests of Old Besicorp. The dismissal of the complaint was unanimously affirmed in April 1999 by the Appellate Division, Third Department. The plaintiff's motion with the Appellate Division, Third Department seeking leave to appeal to the Court of Appeals was unanimously denied. A further motion in the New York Court of Appeals for leave to appeal the dismissal of the complaint to that court was denied on November 18, 1999. Therefore, the Lichtenberg Litigation is not being assigned to WOM.

         The Bansbach Litigation seeks to hold Mr. Zinn, Michael Daley, Gerald Habib, Harold Harris and Richard Rosen liable for the legal expenses, fines, costs and other alleged damages incurred by Old Besicorp as a result of certain criminal proceedings relating to federal campaign financing law violations that were the subject of the Proceeding. The Bansbach Litigation is pending, and the parties are currently engaged in the discovery process. If Bansbach ultimately prevails on all of his claims, the Bansbach Litigation could result in the recovery of approximately $1 million, excluding interest and punitive damages. Besicorp is assigning its interests in the Bansbach Litigation to WOM.

         It is not anticipated that the Surviving Corporation will, following the Effective Date, enter into employment or similar agreements or arrangements with Besicorp's current management. It is anticipated that the executive officers of Besicorp will serve the Surviving Corporation in the capacities in which they currently serve Besicorp and Michael F. Zinn and Frederic Zinn will be named the only directors of the Surviving Corporation; they may be compensated for the services they render as employees on behalf of the Surviving Corporation.

         It is anticipated that certain of the executive officers of Besicorp will serve WOM in capacities in which they currently serve Besicorp and that Michael F. Zinn will be named the sole director of WOM; they will not be compensated for the services they render on behalf of WOM. Aside from the foregoing, and the shares of WOM Common Stock that the executive officers and directors will be entitled to receive in the Spin-Off as shareholders of Besicorp Common Stock, the executive officers and directors will receive no benefits as a result of the Spin-Off.

CERTAIN EFFECTS OF THE MERGER

         Upon effectuation of the Merger, Acquisition Corp. will be merged with and into Besicorp, the separate corporate existence of Acquisition Corp. will cease, and Besicorp will continue as the Surviving Corporation. Parent will own all of the outstanding shares of common stock of the Surviving Corporation and will be entitled to all of the benefits and detriments resulting from that interest.

         After the Effective Date, the Outside Shareholders will no longer have any equity interest in Besicorp or any right to vote on corporate matters; as a result, they will not share in Besicorp's future profits, if any, receive dividends or be able to sell their shares. The Outside Participating Shareholders' Shares will automatically be converted into the right to receive the Merger Consideration but the Outside Participating Shareholders will not be able to appoint directors or other representatives to protect their interests such as Combined Deferred Payment Rights. If Besicorp is restructured, sells part of or all of its assets, successfully develops any projects, the Outside Shareholders will not benefit except to the extent that such matters result in Deferred Payments; moreover it is conceivable that if Besicorp is restructured or certain sales are consummated in an unexpected manner, the Combined Deferred Payments may be adversely affected. See "Plan of Merger -- Merger Consideration -- Matters Applicable to both Deferred Payments and Escrow Fund Payments." Dissenters who perfect their right to dissent in accordance with Sections 623 and 910 of the NYBCL will receive payment in accordance with those provisions. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders." The receipt of the Merger Consideration by the Outside Participating Shareholders and the receipt of the appraised value of the Dissenters' Shares by Dissenters will be a taxable transaction for federal income tax purposes under the Code. See "-- Material Federal Income Tax Matters."

         As a result of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent and there will cease to be any potential for a public market for the Besicorp Common Stock. Upon such event, it is anticipated that the Surviving Corporation will apply to the SEC for the deregistration of the Besicorp Common Stock under the Exchange Act. As a result of this deregistration certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a), and the short swing trading provisions of Section 16(b)), no longer will be applicable to the Surviving Corporation; the Surviving Corporation will no longer need to prepare audited financials, hold shareholder meetings or distribute reports to shareholders and the Surviving Corporation will be able to realize savings which Management estimates to equal approximately $355,000 per year in legal expenses, accounting fees, transfer agent fees, and expenses associated with annual meetings (plus an additional saving of approximately $300,000 in internal expenses, primarily the cost of employee time devoted to such matters). These savings should result in an increase in earnings of an equivalent amount. The revenues will not be affected by the Merger, but Besicorp's book value will decrease by the amount of Besicorp's costs resulting from the Merger, which equal approximately $580,000 as of

January 24, 2000. The effectuation of the Merger will not be a taxable event for Besicorp. See "- Material Federal Income Tax Consequences."

         As a result of the Merger, the Buyer's shares of Besicorp Common Stock will be canceled without payment therefor. The effectuation of the Merger will not be a taxable event for Buyer. See "-- Material Federal Income Tax Consequences." As a result of the Merger, the Buyer will own all of the shares of the Surviving Corporation, and thus will be able to appoint all of its directors and determine its course of action and its business and operations. It will be the beneficiary of all earnings, will receive all dividends and be able to sell its shares in the future. It will be able to sell Besicorp's assets. However, the Buyer cannot be assured that there will be any profits or that it will be able to sell the Surviving Corporation. In addition, the Buyer will need to provide (or guarantee) all funds for the Surviving Corporation's operations and will need to pay approximately $4.6 million for the Outside Participating Shareholders' Shares (assuming that there are no Dissenters) (including approximately $800,000 as Restricted Merger Consideration which will be held in escrow by the Surviving Corporation until it vests, or, to the extent that it is forfeited before it vests, which will revert to the Surviving Corporation). The Buyer has informed us that it has no plans to restructure itself or the Surviving Corporation and has not entered into discussions or negotiations with third parties regarding the sale of stock or assets following the Merger.

         In order to fund its obligations pursuant to the Plan of Merger, including the payment of the Cash Merger Consideration, Parent intends to borrow approximately $4.6 million from Avalon Funding, which has been granted the HSBC Credit Facility by HSBC Bank.. The HSBC Credit Facility is a discretionary line of credit with a maximum of $10 million principal amount of borrowing. Each borrowing under the HSBC Credit Facility requires the approval of HSBC Bank and all borrowings under the HSBC Credit Facility are payable on demand, or in any event, on December 31, 2000. See "Information Regarding Parent and Acquisition Corp."


         In addition, as a result of the Spin-Off, the WOM Common Stock will be distributed on a pro rata basis to the holders of shares of Besicorp Common Stock, including to Outside Participating Shareholders, Dissenters, Buyer and holders of Restricted Shares. See "The Spin- Off".


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequences relating to the Merger and the Spin-Off based on the provisions of the Internal Revenue Code of 1986, as amended, and applicable regulations, rulings and judicial authority as in effect on the date of this Proxy Statement. Subsequent changes in the law could alter the federal income tax consequences of the Merger. Besicorp did not rely upon any opinion of counsel with respect to the matters discussed in this section.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO YOU AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

         The receipt by a shareholder of the Cash Merger Consideration and Combined Deferred Payments, if any, for shares of Besicorp Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the shareholder. Generally, a shareholder will recognize gain or loss equal to the difference between the aggregate amount of the Cash Merger Consideration and Combined Deferred Payments, if any, received by the shareholder pursuant to the Merger in exchange for his or her shares of Besicorp Common Stock (other than Management Restricted Shares) and the shareholder's adjusted tax basis in such shares. Generally, such gain or loss will be capital gain or loss if the shares are a capital asset in the hands of the shareholder and will be long-term gain or loss if the shares have a holding period of more than one year at the time of the Merger. With respect to shares that a shareholder acquired in the Prior Spin-Off, the gain or loss on account of the Cash Merger Consideration will be long-term gain or loss. Long-term capital gain recognized by an individual shareholder generally will be taxed at a maximum federal income tax rate of 20%. Certain limitations apply with respect to the deductibility of capital losses.

         The receipt of the Combined Deferred Payments will be taxed to shareholders on the installment basis (pursuant to which a taxpayer is taxed on a deferred payment only upon receipt of the deferred payment). The Code does not permit installment reporting for gains from the sale or disposition of stock or securities which are traded on an established securities market. In Management's view, however, the Besicorp Common Stock should not be treated as stock or securities which are traded on an established securities market under the Code and the applicable regulations. The United States Congress has passed and President Clinton has signed legislation which generally repeals installment reporting for accrual basis taxpayers, effective as of December 17, 1999. The legislation would not repeal installment reporting for cash basis taxpayers.

         The receipt by a Dissenter of monies from Besicorp (as the Surviving Corporation) for shares of Besicorp Common Stock will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the Dissenter. Generally, a Dissenter will recognize gain or loss equal to the difference between the aggregate amount of the monies so received for his or her shares of Besicorp Common Stock and the Dissenters' adjusted tax basis in such shares. Generally, such gain or loss generally will be capital gain or loss if the shares are a capital asset in the hands of the shareholder and will be long-term gain or loss if the shares have a holding period of more than one year at the time of the receipt of such monies.

         Each holder of Management Restricted Shares will receive Restricted Merger Consideration, the receipt of which will not be a taxable event. However, an ordinary income taxable event will occur for the holders of the Restricted Merger Consideration upon the vesting of such Consideration.

         The effectuation of the Merger will not be a taxable event for the Buyer and Michael F. Zinn (except with respect to the Restricted Merger Consideration received with respect to his Management Restricted Shares, the receipt of which will not be taxed until the Restricted Merger Consideration vests).

         The receipt by a holder of Besicorp Common Stock of shares of WOM Common Stock (other than WOM Restricted Stock) pursuant to the Spin-Off will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local and other tax laws. The tax consequences of such receipt vary depending upon, among other things, the particular circumstances of such holder. Such holder will receive dividend income equal to the value of the shares of WOM Common Stock; however, since Besicorp is valuing the shares of WOM Common Stock at $0.00 per share, holders of Besicorp Common Stock should receive no dividend income. The distribution of WOM Common Stock will also result in a taxable transaction to Besicorp, the distributing corporation. The amount of corporate tax depends upon the valuation of the WOM Common Stock; however, since Besicorp is valuing WOM at $0.00, Besicorp should incur no corporate tax.

         Each holder of Restricted Shares will receive WOM Restricted Stock, the receipt of which will not be a taxable event. However, an ordinary income taxable event will occur for the holders of the WOM Restricted Stock upon the vesting of such WOM Restricted Stock. Additional information concerning the tax consequences of the Spin-Off will be provided in the Information Statement that will be sent to shareholders of Besicorp at or about the Effective Date of the Merger.

         The receipt of cash by a shareholder pursuant to the Merger and the receipt of shares of WOM Common Stock (other than WOM Restricted Stock) is subject to backup withholding at the rate of 31% unless the shareholder (i) is a corporation or comes within other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the shareholder subject to the withholding.

         This discussion applies only to shareholders holding shares of Besicorp Common Stock as capital assets, and to shareholders holding shares of Besicorp Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not apply to Besicorp's shareholders who are not citizens or residents of the United States, to Besicorp's shareholders who are tax-exempt or to other shareholders of Besicorp of special status.


REGULATORY AND OTHER APPROVALS

         We  are  not  aware  of  any  material   governmental   or   regulatory
requirements to be complied with in connection with the Merger, other than obtaining the shareholders' adoption of the Plan of Merger, and the filing of a Certificate of Merger conforming to the requirements of the NYBCL with the Secretary of State of the State of New York (and certain other governmental authorities in the State of New York) and certain other requirements that must be satisfied in connection with the Spin-Off.


                                 PLAN OF MERGER

         Set forth below is a description of the material terms of the Plan of Merger. We urge shareholders to read carefully in its entirety the Plan of Merger which we have attached as Annex A to this Proxy Statement and incorporated into this document by reference. Capitalized terms that are not defined in Appendix 1 are defined in the Plan of Merger.

GENERAL

         The Plan of Merger provides that a wholly owned subsidiary of Parent (i.e., Acquisition Corp.) will be merged with and into Besicorp, with Besicorp surviving as a wholly owned subsidiary of Parent. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York or such other date as may be specified in the Certificate of Merger.

         At the Effective Date, as a result of the Merger:

         o each share of Besicorp Common Stock issued and outstanding immediately prior to the Effective Date (other than shares then owned by the Buyer and Dissenters' Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration upon surrender of the Certificate evidencing such share;

         o each share of Besicorp Common Stock issued and outstanding immediately prior to the Effective Date owned by the Buyer will be canceled without any conversion thereof;

         o each Dissenters' Share will be converted into the right to receive the appraised value to which such person is entitled pursuant to the NYBCL; and

         o each share of Acquisition Corp.'s common stock issued and outstanding immediately prior to the Effective Date will be converted into and exchanged into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Before the Effective Date, Buyer is required to deposit with Continental the aggregate Cash Merger Consideration for all outstanding shares of Besicorp Common Stock held by Outside Shareholders which is currently approximately $4.6 million (including approximately $800,000 as Restricted Merger Consideration which will be held in escrow by the Surviving Corporation until it vests, or, to the extent that it is forfeited before it vests, which will revert to the Surviving Corporation) assuming that (i) no shares of Besicorp Common Stock are issued or canceled prior to the Merger and (ii) there are no Dissenters.

         In order to fund its obligations pursuant to the Plan of Merger, including the payment of the Cash Merger Consideration, Parent intends to borrow approximately $4.6 million from Avalon Funding, which has been granted the HSBC Credit Facility by HSBC Bank.. The HSBC Credit Facility is a discretionary line of credit with a maximum of $10 million principal amount of borrowing. Each borrowing under the HSBC Credit Facility requires the approval of HSBC Bank and all borrowings under the HSBC Credit Facility are payable on demand, or in any event, on December 31, 2000. See "Information Regarding Parent and Acquisition Corp."

         After the Effective Date, Continental will send each Outside Participating Shareholder a Letter of Transmittal to effect the surrender of the Certificates in exchange for the Merger Consideration. Outside Participating
Shareholders who surrender their Certificates will, along with a properly completed Letter of Transmittal, receive:

         o one Combined Deferred Payment Right for each share of Besicorp Common Stock represented by such Certificate; and

         o cash equal to (i) the number of shares of Besicorp Common Stock represented by such Certificate multiplied by (ii) the Cash Merger Consideration.

         Neither Combined Deferred Payment Rights, Deferred Payments nor Escrow Fund Payment Rights will not be evidenced by certificates and will not be transferable (other than by will and the laws of descent). Until surrendered, each Certificate will at and after the Effective Date be deemed to represent only the right to receive upon surrender of such Certificate the Merger Consideration with respect to the shares of Besicorp Common Stock represented thereby. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. DO NOT SURRENDER YOUR CERTIFICATES OF BESICORP

COMMON STOCK UNTIL YOU RECEIVE AND COMPLETE SUCH LETTER OF
TRANSMITTAL.

         Funds deposited with Continental which remain unclaimed by the Outside Participating Shareholders for nine months after the Effective Date will be delivered to the Surviving Corporation upon its request, and the Outside Participating Shareholders will thereafter look only to the Surviving Corporation for payment of their claim for the Cash Merger Consideration in respect of their shares of Besicorp Common Stock. Upon a determination by Continental that a shareholder is a Dissenter and not an Outside Participating Shareholder, Continental will deliver to the Surviving Corporation the amount equal to (i) the number of shares of Common Stock held by such Shareholder multiplied by (ii) the Cash Merger Consideration.

         Sections 623 and 910 of the NYBCL give to any shareholder who wishes to object to the Merger the right to receive the appraised value of his shares from Besicorp in cash, unless the Merger fails to be adopted and authorized or is abandoned, and provided, further, that the statutory procedure set forth in Sections 623 and 910 is carefully followed. The Dissenters' Shares will not be converted into Merger Consideration and the Dissenters will only receive the cash to which they are entitled pursuant to the statutory procedure. IF YOU ARE INTERESTED IN DISSENTING WE URGE YOU TO CONSULT YOUR OWN ATTORNEY REGARDING THE PROCEDURES TO BE FOLLOWED IN ORDER TO DISSENT. See "Voting at the Special Meeting -- Rights of Dissenting Shareholders" and Appendix C to this Proxy Statement.

         If the Plan of Merger is adopted by the Requisite Vote of the shareholders of Besicorp and certain other conditions to the Merger are satisfied or waived (as more fully described below), the Closing will be held promptly following the Special Meeting.

MERGER CONSIDERATION

         Each  Outside   Participating   Shareholders'   Share  (which  excludes
Dissenters' Shares) will be converted into the right to receive the Cash Merger Consideration and a Combined Deferred Payment Right.


Cash Merger Consideration

         The Cash Merger Consideration equals:

                                                 $8,000,000
                                                -----------
                                                Total Shares


         The Total Shares equals the sum of:


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

         o the number of shares of Besicorp Common Stock issued and outstanding immediately prior to the Effective Date (other than those shares held as treasury shares by Besicorp); plus

         o         the number of Substituted Management Restricted Shares.

Substituted Management Restricted Shares means Management Restricted Shares which have been canceled as the result of the issuance of Substitute Restricted Shares in substitution therefor prior to the Effective Date. At the Record Date, there were 135,886 Total Shares.

         The Cash Merger Consideration will be at least $58.87 in cash. It will increase if shares of Besicorp Common Stock are canceled (other than the cancellation of Substituted Management Restricted Shares). The Cash Merger Consideration will decrease if shares of Besicorp Common Stock are issued prior to the Effective Date. However, Besicorp does not intend to issue any additional shares, and, pursuant to the Plan of Merger, Besicorp may issue additional shares only with the prior consent of the Buyer. If Besicorp issues any additional shares that would cause the Cash Merger Consideration to be less than $58.87, we will inform you of the effect of the issuance on the Merger Consideration prior to the Special Meeting.

         The Buyer will pay approximately $4.6 million for all Outside Participating Shareholders' Shares (including approximately $800,000 as Restricted Merger Consideration which will be held in escrow by the Surviving Corporation until it vests, or, to the extent that it is forfeited before it vests, which will revert to the Surviving Corporation) assuming that (i) no shares of Besicorp Common Stock are issued or canceled prior to the Merger and
(ii) there are no Dissenters. This amount will increase if any shares of Besicorp Common Stock are canceled (other than the cancellation of Substituted Management Restricted Shares). Also, this amount will decrease if there are any Dissenters. To the extent that Management Restricted Shares are not canceled, the amount of money that Buyer will be required to pay for the shares, will be increased although the per share Merger Consideration will be unaffected.

         The Plan of Merger provides that the Restricted Merger Consideration to be received upon the conversion of Management Restricted Shares will be placed in escrow with the Surviving Corporation and not be transferable until it vests, which ordinarily will occur with respect to 1/3 of such Restricted Merger Consideration on May 2, 2002, 1/3 on May 2, 2003 and 1/3 on May 2, 2004). If a holder of Restricted Merger Consideration ceases to be an employee of the Surviving Corporation during such period, it is likely that such holder will forfeit his Restricted Merger Consideration and it will become the property of the Surviving Corporation.


Combined Deferred Payment Right

         Each Outside Participating Shareholder will receive one Combined Deferred Payment Right for each of his shares of Besicorp Common Stock. Dissenters will not receive any

Combined Deferred Payment Rights. A Combined Deferred Payment Right consists of one Deferred Payment Right and one Escrow Fund Payment Right.

Deferred Payment Rights

         Outside Participating Shareholders will be entitled to receive for each Deferred Payment Right an amount equal to:

                                   Deferred Payments Fund
                                   ----------------------
                                   Outside Participating Shareholders' Shares

         The Outside Participating Shareholders' Shares equals the number of shares of Besicorp Common Stock held of record immediately before the Effective Date by the Outside Participating Shareholders.

         The Deferred Payment Fund consists of the sum of all Adjustments (net of corporate taxes for such Adjustments) less all amounts previously distributed from the Deferred Payment Fund to the Outside Participating Shareholders.

The Adjustments equal:

         Adjustment Amounts    x     Outside Participating Shareholders' Shares
                                     ------------------------------------------
                                                         Total Shares

         The Adjustment Amounts equals all proceeds received by Besicorp, the Surviving Corporation and their subsidiaries (or in the case of an entity that is less than wholly owned by Besicorp or the Surviving Corporation, their proportionate interest in such proceeds at the time of their receipt, from October 7, 1999 (i.e., the date of the Initial Plan of Merger) through the Deferred Payment Termination Date with respect to the following:


                           ELEMENTS OF THE                                        INFORMATION ABOUT THESE
                    COMBINED DEFERRED PAYMENTS                                          ELEMENTS

(1)   amounts, if any, released from the Escrow Fund as              The Escrow Fund as of March 7,
      Remaining proceeds because they were not                       2000, consists of approximately
      utilized to fund covered claims during the term of             $6.10 million as a result of the release
      the Escrow Fund other than amounts delivered                   of approximately $583,065 and
      pursuant to the Instructions (see "Escrow                      interest income of approximately
      Agreement");                                                   $187,394 through such date.  In
                                                                     addition, WOM Costs of approximately
                                                                     $57,526 have been incurred
                                                                     (but  not reimbursed from the
                                                                     Escrow Fund) through February
                                                                     29,   2000. All or a  portion  of
                                                                     the remaining Escrow Funds will be used to
                                                                     cover   BGI Indemnity
                                                                     Claims, BGI Monitoring
                                                                     Costs, Litigation Costs and
                                                                     WOM  Costs. If Besicorp
                                                                     did  not  effectuate  the
                                                                     Spin-Off because the
                                                                     Prior Merger Order is reversed,  no WOM
                                                                     Costs would be incurred and there
                                                                     would  most likely be no further
                                                                     costs associated with  the
                                                                     Bansbach Litigation assuming the
                                                                     Bansbach  Litigation were
                                                                     dismissed as a result of the
                                                                     Prior Merger Order being
                                                                     reversed; as a result, more money
                                                                     would be available
                                                                     for distribution to  Outside
                                                                     Participating Shareholders as Combined
                                                                     Deferred Payments. Because we
                                                                     do not know how much of the  Escrow
                                                                     Fund  will be  used to cover BGI
                                                                     Indemnity Claims, BGI Monitoring
                                                                     Costs, Litigation Costs and
                                                                     WOM  Costs, we cannot predict how
                                                                     much of the Escrow Fund
                                                                     will be available for distribution
                                                                     to shareholders s Combined
                                                                     Deferred Payments.


(2)   amounts received, with certain exceptions, from                We have not predicted how much, if
      their sale of their interests in the foreign                   any, money will be received with
      development projects (unless such foreign                      respect to the sale of Besicorp's
      development project is sold along with the Empire              interests in its foreign development
      Newsprint Project in which case the proceeds are               projects.  The Buyer has informed us
      not an Adjustment Amount) pursuant to                          that it has no plans to sell any of these
      agreements entered into on or before the first                 interests and there are no discussions
      anniversary of the Effective Date, less Besicorp or            at present with any unaffiliated third
      the Surviving Corporation's expenses (other than               party regarding the sale of these
      SG&A and Excluded Expenses) incurred and paid                  interests. Construction has not
      after October 7, 1999 directly related to such                 commenced on any of the foreign
      foreign development project (see "Business of                  development projects, and no efforts
      Besicorp -- Power Development Activities");                    are underway to obtain the financing
                                                                     necessary to construct these projects.
                                                                     See "Business of Besicorp -- Power
                                                                     Development Activities."

(3)   amounts received by Beta, distributions received               The partnerships' principal assets
      from Natural Dam (other than the Anticipated                   (excluding the Anticipated
      Partnership Distribution) and any other funds that             Partnership Distribution) consist of
      are distributed as a result of partnership interests           cash held in escrow to satisfy their
      in existence as of October 7, 1999 or the Effective            potential liabilities. As of December
      Date (see "Business of Besicorp -- Potential Non-              31, 1999, Besicorp's share of the
      Recurring Funds");                                             escrows is approximately $1.47
                                                                     million.  We have not predicted how
                                                                     much will be distributed as Combined
                                                                     Deferred Payments.

(4)   amounts distributed as a result of Hydro-Credits               The maximum amount that Besicorp
      (other than the distribution with respect to Glen              may receive as distributions as a
      Park Associates scheduled for on or about                      result of Hydro-Credits (excluding
      September 30, 1999, which has been received),                  the distribution Besicorp has received
      less expenses (other than SG&A and Excluded                    with respect to Glen Park Associates)
      Expenses) incurred and paid following October 7,               is approximately $750,000 and it is
      1999 directly related to distributions as a result of          likely that there will be no expenses,
      Hydro-Credits (see "Business of Besicorp --                    No agreement has been reached to
      Potential Non-Recurring Funds"); and                           date between any of the remaining
                                                                     developers and Niagara Mohawk that
                                                                     would result in such Hydro-Credits.
                                                                     We have not predicted how much
                                                                     money, if any, will be distributed as a
                                                                     result of the Hydro-Credits

(5)   amounts received with respect to each of their                 We have not predicted how much
      litigation claims with respect to matters arising              money will be received with respect
      before the Effective Date, less their expenses                 to these claims (of which the principal
      (including reasonable SG&A expenses but                        claim is the RICO Action) or how
      excluding Excluded Expenses) incurred and paid                 much the expenses will be.  See
      after October 7, 1999 directly related to any such             "Business -- Legal Proceedings."
      claim for which amounts have been received (see
      "Business of Besicorp -- Litigation").


         Excluded from the Adjustment Amounts are the proceeds of any transfer of assets by the Surviving Corporation or its wholly owned subsidiaries to any wholly owned subsidiary of the Surviving Corporation or to any Related Entity if:

          o the Related Entity assumes the obligation to make Deferred Payments in the manner set forth in the Plan of Merger (without the right to defer payments if the amount accrued on a Deferred Payment Date is less than $90,000) with respect to such asset; and

          o the Surviving Corporation guarantees the Related Entity's payment of all amounts it is required to pay to the Outside Participating Shareholders pursuant to this assumption.

         The Surviving Corporation will segregate the Deferred Payment Fund and invest the proceeds in a separate interest bearing money market account at a nationally recognized financial institution, and the interest on the Deferred Payment Fund will be added to such Fund.

         The Deferred Payments will be paid to the Outside Participating Shareholders (i) annually, on or about the Deferred Payment Date (unless the amount in the Deferred Payment Fund is less than $90,000 on such date, in which case no payment will be made on such date) and (ii) on the Deferred Payment Termination Date. The payments will be accompanied by a notice indicating in reasonable detail the proceeds resulting in the Deferred Payment and the deductions therefrom.

         If the Surviving Corporation or a Related Entity transfers, sells or otherwise assigns, directly or indirectly, any of the assets underlying the Adjustment Amounts, the Assignee is required to consent in writing to its assumption of the obligation to make Deferred Payments (without the right to defer payments if the amount accrued on a Deferred Payment Date is less than $90,000) with respect to such underlying asset other than the obligation to make the Deferred Payment, if any, resulting from proceeds received by the Surviving Corporation or Related Entity from such assignment; the Deferred Payment resulting from such proceeds will be the obligation of the Surviving Corporation or Related Entity, as applicable.

         Michael F. Zinn is required, with certain exceptions, to guarantee the payment of the Deferred Payment Rights. See "-- Principal Covenants --Guaranty."

Escrow Fund Payment Rights

         The Plan of Merger has special provisions regarding the Remaining Proceeds from the Escrow Fund. That portion of the Remaining Proceeds that would otherwise have been placed in the Deferred Payment Fund (to provide Deferred Payments) will be released to Continental as the Escrow Fund Payment Distributions and provide Escrow Fund Payments.

         The Escrow Fund Payments work as follows. The Plan of Merger requires Besicorp to deliver the Instructions before the Merger. The Instructions will irrevocably instruct the Escrow Agent to release, at the time that Remaining Proceeds are released, the Escrow Fund Payment Distribution to Continental.

         The Escrow Fund Payment Distribution is an amount equal to:

the Remaining Proceeds being distributed   x      Outside Participating Shareholders' Shares
                                                  ------------------------------------------
                                                                 Total Shares


The portion of the Remaining Proceeds not released to Continental will be released to the Surviving Corporation.

         The Plan of Merger also requires Besicorp to irrevocably instruct Continental to use the Escrow Fund Payment Distributions it receives in order to distribute an Escrow Fund Payment to the Outside Participating Shareholders for each of their Outside Participating Shareholders' Shares.

         The Escrow Fund Payment is an amount equal to:

                                         Escrow Fund Payment Distributions
                                    ------------------------------------------
                                    Outside Participating Shareholders' Shares

         For example, if the Remaining Proceeds were $2,750,000, and there were 135,886 Total Shares, each Outside Participating Shareholder would be entitled, as a result of the Escrow Fund Payments, to a payment of approximately $20.22 for each of his Outstanding Participating Shareholders' Shares

         Pursuant to the Plan of Merger, to the extent that monies are delivered by the Escrow Agent to Continental, these amounts will not be Adjustment Amounts, the Surviving Corporation will be deemed to have satisfied its obligations to make payments of such amounts and Michael F.
Zinn will have no obligation pursuant to his Guaranty.



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

Matters Applicable to both Deferred Payments and Escrow Fund Payments

         As indicated above Combined Deferred Payments are dependent upon the receipt of certain monies and no assurance can be given that any such monies will be received. At present the Escrow Fund consists of $6.10 million: in the first ten months following the Prior Closing approximately $583,065 was released from the Escrow Fund, and interest income of approximately $187,394 was received. As a result, the amount of money in the Escrow Fund has declined by approximately $395,000, and if the Escrow Fund were to continue to incur expenses and earn interest at its rates for this ten month period, money would be distributed from the Escrow Fund to the Outside Participating Shareholders as Escrow Fund Payments. See "Escrow Agreement." Two partnerships in which Besicorp has interests hold in escrow money to satisfy certain potential liabilities: if a tax audit of a third party's treatment of its receipt of certain funds in 1996 is not commenced by June 15, 2000 there will be a distribution to Besicorp that would lead to a Deferred Payment; another such distribution would occur if funds are not disbursed to satisfy certain potential liabilities by May 15, 2002. As of December 31, 1999, Besicorp's share of the escrows was approximately $1.47 million. See "Business of Besicorp--Potential NonRecurring Funds." Still other distributions are possible, although perhaps less likely, with respect to (i) other partnership assets, (ii) Hydro-Credits, (iii) the sale of interests in foreign development projects within one year of the Closing Date and (iv) as a result of litigation. The Buyer has informed us that it has no plans to sell any of the foreign development project interests and there are no discussions at present with any unaffiliated third party regarding the sale of these interests. See "Business of Besicorp." While there is no reason to believe that all three of the escrow funds will be depleted in their entirety before any distribution can be made, and that none of the other distributions will occur, it is possible that you will receive no additional monies on account of the Combined Deferred Payment Rights. Therefore it is possible that the Cash Merger Consideration of $58.87 may be the only Merger Consideration you will receive.

         Combined Deferred Payments are payable only with respect to proceeds receivable by the Deferred Payment Termination Date, which is likely to be March 22, 2004. However, if on March 22, 2004, the Escrow Agent has not released all of the Escrow Funds or the RICO Action is still pending, the Deferred Payment Termination Date shall be the later of (i) the date of the release by the Escrow Agent of all of the Escrow Funds and (ii) the disposition, pursuant to a final and non-appealable judgment of a court of competent jurisdiction, including the payment of all monies required by such disposition, of the RICO Action and any litigation relating to the RICO Action.

         It is possible that the Surviving Corporation will receive after the Deferred Payment Termination Date amounts with respect to litigation claims
(other than the RICO Action) or distributions from partnerships; if the Surviving Corporation does receive such proceeds, since these proceeds will have been received after the Deferred Payment Termination Date, the Surviving Corporation will be entitled to retain all of such proceeds. In addition, pursuant to the Plan of Merger the Surviving Corporation is entitled to retain all proceeds from sales of its interests in foreign development projects if the sales occur more than a year after the Effective

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


Date; therefore, if the Surviving Corporation receives any proceeds from such sales after the Deferred Payment Termination Date, the Surviving Corporation is entitled to retain such proceeds. However, after the Deferred Payment Termination Date, the Surviving Corporation will not receive any money from the Escrow Fund or any monies on account of Hydro-Credits.

         Following the Merger you will not be a shareholder of Besicorp and therefore the directors and executive officers will cease to have any fiduciary duty to you as a shareholder although the NYBCL does permit directors to consider the effect that a corporation's actions may have on, among others, its customers and creditors. There is no trustee or other representative to oversee Besicorp and any potential deferred payments, and to protect your right to receive Combined Deferred Payments. You do, nonetheless, have some protection. First, as indicated above, when Besicorp makes a Deferred Payment, Besicorp will provide a notice about the Deferred Payment and the deductions therefrom. Second, as indicated above, Besicorp will deliver the Instructions to the Escrow Agreement so the Escrow Fund Payments will be less subject to Besicorp's actions. Third, since Besicorp is paying Combined Deferred Payment Rights pursuant to the terms of the Plan of Merger, Besicorp is contractually obligated to pay the Combined Deferred Payments to the Outside Participating Shareholders and if Besicorp does not abide by its contractual duties, Outside Participating Shareholders may avail itself of all means of enforcing their rights, notably their right to bring an action in court. It should be observed that it may be difficult to bring such an action outside of New York, that it may be difficult to find a lawyer interested in representing the Outside Participating Shareholders unless the amount at issue is significant, it may be expensive to bring an action, it may take a long time, to obtain a final judgment, and if Besicorp is suffering financial problems at such time, it may be difficult to collect.

         Although Besicorp is obligated to make Combined Deferred Payments, Besicorp has not granted you a security interest in any of its assets. Therefore your right to receive Combined Deferred Payments is subordinated to all secured obligations. At present Besicorp has granted to Buyer a security interest in substantially all of its assets pursuant to the Security Agreement that Besicorp executed at the time of the original Parent Loan. See "-- Principal Covenants -- Parent Loans." It is possible that Besicorp may grant security interests in the future in which case your ability to receive the payments that Besicorp is obligated to make to you will be subordinated to those secured obligations. In addition your right to receive Combined Deferred Payments is subordinate to all obligations of Besicorp that arose before Besicorp's obligation to make the Combined Deferred Payments. However, even though your right to receive Combined Deferred Payments is subordinated to all secured obligations and all earlier obligations, Besicorp's obligation to make Combined Deferred Payments is guaranteed by Michael F. Zinn and thus generally if Besicorp cannot make a Combined Deferred Payment Mr. Zinn is obligated to make such payments. See "-- Principal Covenants -- Guaranty."

         Your right to receive Combined Deferred Payments is a contractual right. Both the Buyer and Besicorp have agreed that Besicorp shall make Combined Deferred Payments. Moreover, Besicorp's obligation to make Combined Deferred Payments cannot be renounced by Besicorp,


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nor can Besicorp amend the Plan of Merger to eliminate or modify its obligation.
Thus Besicorp cannot eliminate its obligation to make Combined Deferred Payments after the Merger. Nonetheless, the Plan of Merger does not impose any restrictions on Parent or Besicorp's ability to restructure, issue stock, sell assets, charge its operations or liquidate. However, the Buyer has informed us that it has no plans to restructure itself or the Surviving Corporation and has not entered into discussions or negotiations with third parties regarding the sale of stock or assets following the Merger. See "Information Regarding Parent and Acquisition Corp." In addition, the Plan of Merger does contain provisions that would result in Outside Participating Shareholders receiving Combined Deferred Payments upon the occurrence of certain such events and would ensure that purchasers assume responsibility for paying Combined Deferred Payments upon the occurrence of certain other events. Also Michael Zinn's guaranty will survive the occurrence of such events . These provisions are intend to protect your Combined Deferred Payment Right upon the occurrence of such events. However, it is not possible to contemplate every possible transaction that may occur in the future. Thus it is conceivable that if Besicorp is restructured or certain transactions are consummated in an unexpected manner, the Combined Deferred Payments may be adversely affected. Therefore, although it is likely that the provisions of the Plan of Merger will protect you, these provisions will not necessarily afford you with protection in the event of a highly
leveraged  transaction,   reorganization,   restructuring,   merger  or  similar
transaction involving Besicorp or Parent.



Disputed Shares

         Old Besicorp is a party to a legal proceeding seeking a determination that Enowitz, a former director and executive officer of Old Besicorp, is not entitled to the 100,000 Enowitz Shares (of Old Besicorp's common stock). In connection with this proceeding, Old Besicorp, Besicorp and Enowitz signed a stipulation regarding the 4,000 Disputed Shares of Besicorp Common Stock that would be issued in the Prior Spin-Off if the Enowitz Shares had been outstanding. In calculating the Merger Consideration, the parties assumed that such 4,000 Disputed Shares were outstanding. See "Business of Besicorp -- Legal Proceedings." Because of this stipulation, the Plan of Merger provides that the Merger Consideration payable in respect of such shares will be held in escrow pending resolution of this dispute. If it is determined that Mr.
Enowitz:

         o was not entitled to the Disputed Shares, Old Besicorp's shareholders at the effective time of the Prior Merger will receive, on a pro rata basis, the Merger Consideration with respect to the Disputed Shares; or

         o was entitled to the Disputed Shares, Mr. Enowitz will receive the Merger Consideration applicable to such Disputed Shares.


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


Besicorp has no rights to the 4,000 Disputed Shares and in no event will the Outside Participating Shareholders (except to the extent that they were shareholders of Old Besicorp at the effective date of the Prior Merger) receive the Merger Consideration with respect to such shares.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties by Besicorp

         The Plan of Merger contains representations and warranties of Besicorp as to:

         o The due organization, valid existence, good standing and capital structure of Besicorp and/or certain subsidiaries;

         o The authorization of the execution and delivery of the Plan of Merger and certain related agreements, the enforceability of such agreements, and that the Plan of Merger and the related agreements do not contravene Besicorp's organizational documents or any material order or judgment of a governmental entity applicable to Besicorp;

         o The absence of any Authorizations required to be obtained or filed by Besicorp in connection with the Merger; and

         o        The  accuracy  of  certain   information   regarding  Besicorp
                  included in the Proxy Statement and the other SEC Documents.

Representations by Parent and Acquisition Corp.

         The Plan of Merger contains representations and warranties of each of Parent and Acquisition Corp. as to:

         o Their due organization, valid existence, good standing and/or capital structure;

         o Due authorization, execution and delivery of the Plan of Merger and certain related agreements, the validity and enforceability of these agreements and that the Plan of Merger and certain related agreements do not contravene the organizational documents of Parent and Acquisition Corp. or other agreements to which they may be bound;

         o The absence of conflicts and defaults and the absence of any required Authorization; and

         o The accuracy of the information provided in writing by Parent and Acquisition Corp. for use in the Proxy Statement and their other SEC Documents.


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

PRINCIPAL COVENANTS

Conduct of Business Pending the Merger

         Each of the parties to the Plan of Merger agreed that they would:

         o Not intentionally perform or omit to perform any act which would prevent the performance of the Plan of Merger or would result in any representation or warranty being untrue in any material respect;

         o Give the other parties notice of any event which would make any representation or warranty in the Plan of Merger untrue or that would otherwise prevent the consummation of transactions contemplated by the Plan of Merger;

         o         Prepare and file with the SEC a Schedule 13E-3;

         o Use their reasonable best efforts to respond to the SEC's comments; and

         o Timely seek all Consents required to be obtained prior to the Effective Date in connection with the Plan of Merger and the transactions contemplated thereby.

         Besicorp also agreed in the Plan of Merger that, except for the Spin-Off and the SunWize Project, it would not and would not permit its subsidiaries to:

         o Amend its Certificate of Incorporation, By-Laws or other organizational documents;

         o Make any change in its authorized capital stock; adjust, split, combine or reclassify its capital stock, or, with certain exceptions, issue any shares of stock, or rights to acquire capital stock or other similar rights;

         o Subject to certain exceptions, sell, transfer, encumber or otherwise dispose of any of its material properties or assets to any person;

         o Make any investments in, or contributions to capital of, or, subject to certain exceptions, purchases of, any property or assets from any other person;

         o Change, with certain exceptions, its method of accounting as in effect at March 31, 1999;

         o Subject to certain exceptions, increase the compensation payable to any employee, or enter into any new employment agreements with new or existing employees;


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         o        Pay any dividend or make any distribution on its securities or purchase any of its securities;

         o Make any tax election or settle or compromise any tax liability, with certain exceptions; and

         o Subject to certain exceptions, enter into any business or contract not related to the Merger.

         Pursuant to the Plan of Merger, Besicorp agreed:

         o To call a meeting of its shareholders for the purpose of voting upon adoption of the Plan of Merger and to hold such meeting as soon as practicable;

         o Subject to an exception regarding Acquisition Proposals (as described below), to recommend to its shareholders the adoption of the Plan of Merger;

         o Subject to the provisions of the Plan of Merger, to use its best efforts to obtain the adoption of the Plan of Merger by the shareholders of Besicorp;

         o        To prepare and file with the SEC this Proxy Statement;

         o To use its reasonable best efforts to respond to any comments of the SEC; and

         o To file all other reports and schedules required to be filed by Besicorp with the SEC.

Acquisition Proposals

         The Plan of Merger indicates how the Board and Special Committee will respond to Acquisition Proposals. Acquisition Proposals are proposals regarding significant transactions, such as mergers and purchases by third parties of significant portions of the assets or capital stock, of Besicorp or any significant subsidiary. The Plan of Merger provides that the Board and Special Committee will not:

         o withdraw or modify their approval or recommendation of the Plan of Merger or, the Merger;

         o approve, adopt or recommend or publicly propose to approve, adopt or recommend an Acquisition Proposal;

         o cause Besicorp to enter into any agreement with respect to an Acquisition Proposal; or

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

         o         resolve to do any of the foregoing.

         However, the Plan of Merger provides that the Board or the Special Committee may take such actions if they determine reasonably and in good faith, after due investigation, that either:

         o         the Merger Consideration is not fair to the Outside
                   Shareholders; or

         o a pending Acquisition Proposal is more favorable to the Outside Shareholders.

Parent Loans

         Pursuant to the Plan of Merger, Parent will lend Besicorp amounts (not to exceed $350,000 in a 30 day period or an aggregate of $1,050,000) Besicorp reasonably requests to satisfy its obligations with respect to it and its subsidiaries normal operating expenses to the extent payable on or prior to the Termination Date. As of March 7, 2000, Parent had advanced approximately $871,785 as Parent Loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Parent is not required to make the Parent Loan if:


         o        an injunction is in effect prohibiting the Merger;

         o litigation is pending in a court of competent jurisdiction seeking to enjoin the Merger;

         o a request for an injunction enjoining the Merger is pending in a court of competent jurisdiction;

         o a proxy statement for the Merger has not been filed with the SEC; or

         o        certain events of bankruptcy have occurred.

         The terms of Parent Loans are as follows:

         o         The Parent Loans will be evidenced by the Promissory Note;

         o The Parent Loans are payable on the earlier of six months after the Termination Date or upon default under the Promissory Note;

         o         Interest is payable at the time the principal becomes due;


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

         o Interest accrues at a rate of 9% per year, increasing to a rate of 15% per year if and when the Promissory Note is not repaid within four months after the Termination Date; and

         o If the Merger is effectuated, Buyer is responsible for the payment of the Promissory Note.

         The Parent Loans are secured by a security interest on substantially all of Besicorp's assets. These security interests will be created pursuant to the Security Agreement and the Mortgage. As a result of the Security Agreement and Mortgage:

         o Besicorp is prohibited from selling its assets other than in the ordinary course of business or from granting, except in connection with financing the SunWize Project, a security interest on its assets (with certain exceptions); and

         o If Besicorp defaults on the Promissory Note (which may occur if, among other things, the Parent Loans do not provide sufficient funds for Besicorp to continue operations until the Closing Date), Parent is entitled to sell Besicorp's assets in accordance with the Security Agreement and Mortgage and apply the proceeds to repay all amounts owing to Parent pursuant to the Promissory Notes, the Security Agreement and the Mortgage prior to claims of the Outside Shareholders.

         Neither a default on the Promissory Notes nor foreclosure under the Security Agreement and the Mortgage will permit the Buyer to not consummate the transactions contemplated by the Plan of Merger. However, it is possible that the events giving rise to such a default or foreclosure may also permit the Buyer to not consummate the transactions contemplated by the Merger. See "-- Termination -- Right to Terminate."

Indemnification

         The Plan of Merger provides that before the Effective Date, Besicorp will have D&O Insurance covering the Covered Persons for their acts and omissions occurring on or prior to the Closing Date. The Plan of Merger provides that after the Effective Time the Surviving Corporation:

         o will maintain D&O Insurance for each Covered Person for acts and omissions occurring on or before the Effective Date, and such coverage will continue until the sixth anniversary of the Effective Date;

         o if it liquidates, merges, consolidates, or engages in a similar transaction, must obtain and pay for "run-off" or "tail" insurance for each Covered Person for acts and omissions occurring on or before the Effective Date, and such coverage will continue until the sixth anniversary of the Effective Date;


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
         o will reimburse the Covered Persons with respect to any deductibles contained in such D&O Insurance or "run-off" or "tail" insurance policies; and

         o if there is no D&O Insurance, will indemnify the Covered Persons against all Losses arising out of or in connection with claims that would have been covered if Besicorp's current insurance policy had remained in effect until the sixth anniversary of the Effective Date.

         Additionally, the Plan of Merger provides that for the lesser of six years after the Closing Date or the period the Surviving Corporation maintains its existence, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation will provide indemnification to the Covered Persons on terms, in a manner, and with respect to matters, which are no less favorable than Besicorp's Certificate of Incorporation and By-Laws, as in effect on October 7, 1999.

Guaranty

         The Plan of Merger provides that on the Closing Date Michael F. Zinn will execute the Guaranty in favor of the Outside Participating Shareholders and the directors and officers of Besicorp. In the Guaranty, Mr. Zinn guarantees:

         o the payment of the Deferred Payments, except to the extent that assets of the Deferred Payment Fund are subject to liens, judgments or acts by government entities other than liens, judgments or acts which are the result of voluntary acts of
                  Besicorp that prohibit the payment by Besicorp of its obligations to the Outside Participating Shareholders as described under "-- Merger Consideration;" and

         o the payment of the insurance premiums, the reimbursement of the Covered Persons with respect to any deductibles contained in such insurance policies and the indemnification matters described under "-- Indemnification."

         In addition, Mr. Zinn has agreed to place $100,000 in escrow on the Closing Date which will fund for six years his obligations under the Guaranty with respect to insurance and indemnification matters.

Spin-Off

         Besicorp is required to consummate the Spin-Off immediately prior to the Merger. In order to do this, Besicorp has agreed to: (i) transfer to WOM the interests in the Bansbach Litigation that Besicorp had received from Old Besicorp as a result of the Prior Merger Order and (ii) distribute to the shareholders of Besicorp on the Spin-Off Record Date all of the outstanding capital stock of WOM.



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Other Covenants

         The Parent, Acquisition Corp and Michael F. Zinn are required to vote all of their shares of Besicorp Common Stock in favor of the Plan of Merger and the Merger.

         The Plan of Merger contemplates that Parent may enter into agreements with the holders of the Management Restricted Shares whereby the holders will receive Substitute Restricted Shares in substitution for their Management Restricted Shares. Parent has informed Besicorp that no such agreements will be entered into by Parent and the holders of the Management Restricted Shares and consequently all of the Management Restricted Shares should be outstanding immediately prior to the Merger. Besicorp has waived any non-compliance, if any, regarding this covenant. Besicorp waived such non-compliance since non-compliance will not affect the amount of the Cash Merger Consideration of Combined Deferred Payments receivable per share, and thus will not affect the amount that the Outside Participating Shareholders will receive for their shares of Besicorp Common Stock (other than Management Restricted Shares) and holders of Management Restricted Shares will receive the same Merger consideration as the other Outside Participating Shareholders, although their Merger Consideration will be held in escrow in accordance with the terms of their Management Restricted Shares.
         The Plan of Merger contemplates that the Surviving Corporation will be bound by the Escrow Agreement. In addition, the Plan of Merger requires Besicorp to deliver irrevocable Instructions to the Escrow Agent before the Merger. See "-- Merger Consideration -- Combined Deferred Consideration -- Escrow Funds Payments."


CONDITIONS TO THE MERGER

Conditions to Each Party's Obligations

         Each party's obligation to consummate the Merger is subject to the satisfaction (or waiver by such party) of the following conditions:

         o The adoption of the Plan of Merger by the Requisite Vote of the shareholders of Besicorp;

         o        The consummation of the Spin-Off;

         o No governmental entity or court has enacted any law or regulation or order which is then in effect and has the effect of making the Merger illegal;

         o No suit, proceeding or investigation has been commenced by any governmental entity on any grounds to restrain, enjoin or hinder, or seek material damages on


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

                  account of, the effectuation of the Merger or the other transactions contemplated by the Plan of Merger; and

         o The approval of the Plan of Merger and the Merger by each governmental entity whose approval is so required.

Additional Conditions to Obligations of Besicorp

         The obligation of Besicorp to effectuate the Merger is subject to the satisfaction (or waiver by Besicorp) of certain additional conditions:

         o The accuracy of the representations and warranties of Parent and Acquisition Corp. when made and as of the Closing Date;

         o The performance by Parent and Acquisition Corp. of all their obligations required in the Plan of Merger to be performed by them on or prior to the Closing Date; and

         o Immediately prior to the Merger, Acquisition Corp. being, and, assuming that the representations and warranties made by Besicorp are true and correct immediately following the Effective Date, the Surviving Corporation being solvent.


Additional Conditions to Obligations of Buyer

         The obligation of Parent and Acquisition Corp. to effectuate the Merger is subject to the fulfillment (or waiver by such parties) of certain additional conditions:

         o The accuracy of the representations and warranties of Besicorp when made and as of the Closing Date; and

         o the performance by Besicorp of all obligations required by the Plan of Merger to be performed by it.


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


TERMINATION

Right to Terminate

         The Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Date as follows:

         o         by the mutual consent of Buyer and Besicorp.

         o         by either Buyer or Besicorp if:

                  (1)      the  Merger  is not  effectuated  by  the Termination
                           Date;

                  (2) upon a vote at the Meeting, Besicorp's shareholders do not adopt the Plan of Merger by the Requisite Vote; or

                  (3) either the Board or the Special Committee has taken any Acquisition Proposal Activity.

          o        by Buyer, if:

                           (1) there has been a material breach of any representation or warranty of Besicorp which could reasonably by expected to prevent Besicorp from fulfilling its obligations under the Plan of Merger or of any material agreement or covenant under the Plan of Merger on the part of Besicorp which is not cured or adequate assurance of cure given on a timely basis;

                           (2) a tender offer or exchange offer for 40% or more of the shares of Besicorp Common Stock is commenced (other than by the Buyer or an affiliate of the Buyer), and the Board fails to recommend against acceptance of such offer within the time period required by
                                    Section 14e-2 of the Exchange Act; or

                           (3) any person (other than the Buyer and its affiliates) acquires 40% or more of the outstanding shares of Besicorp Common Stock.

         o         by Besicorp, if:

                           (1) there has been a material breach of any agreement of Buyer in the Plan of Merger which is not cured (or adequate assurance of cure given) on a timely basis; or

                           (2) there has been a breach of a representation or warranty of Parent or Acquisition Corp. which could reasonably be expected to prevent Parent or Acquisition Corp. from fulfilling its obligations under the Plan of Merger.

Remedies

         Notwithstanding any termination right described under "--Right to Terminate," in the event of the nonfulfillment of any condition to a party's closing obligations, such party may elect to proceed to close despite the nonfulfillment of any closing condition without waiving any claim for any breach.

Damages

         If the Plan of Merger is terminated as described under "--Rights to Terminate," no party will have any claim against the others, except as follows:

                  Generally, a party terminating the Plan of Merger will retain all of such party's legal rights if the circumstances giving rise to such termination were:

         o caused by another party's willful failure to comply with a material covenant set forth in the Plan of Merger; or

         o a material representation or warranty of such other party was materially false when made and that party knew or should have reasonably known such representation or warranty was materially false when made.

         Besicorp will reimburse Buyer for its Covered Expenses up to a maximum of $150,000 if:

         o         Buyer terminates the Plan of Merger because:

                  (1) there has been a material breach of any representation or warranty of Besicorp which could reasonably by expected to prevent Besicorp from fulfilling its obligations under the Plan of Merger or of any material agreement or covenant under the Plan of Merger on the part of Besicorp which has not been cured or adequate assurance of cure given, in either case within ten business days following notice of such breach from Parent; or

                  (2) a tender offer or exchange offer for 40% or more of the shares of Besicorp Common Stock is commenced (other than by the Buyer or an affiliate of the Buyer), and the Board fails to recommend against acceptance of such offer within the time period required by Section 14e-2 of the Exchange Act or any person (other than the Buyer or an affiliate of the Buyer) acquires by any means 40% or more of the outstanding shares of Besicorp Common Stock; or

         o         the Plan of Merger is terminated because:

                  (1) upon a vote at the Meeting, Besicorp's shareholders do not adopt the Plan of Merger by the Requisite Vote; or

                  (2) either the Board or the Special Committee will have taken any Acquisition Proposal Activity.

         Parent  will  pay  to  Besicorp   immediately   upon  such  termination
Besicorp's Covered Expenses up to a maximum of $500,000 if:

         o the Plan of Merger is terminated because the Merger will not have been effectuated by the Termination Date; or

         o        Besicorp terminates the Plan of Merger because:

                  (1) there has been a material breach of any agreement therein on the part of Buyer which has not been cured or adequate assurance of cure given within ten business days following notice of such breach from Besicorp; or

                  (2) there has been a breach of a representation or warranty of Parent or Acquisition Corp. which could reasonably be expected to prevent Parent or Acquisition Corp. from fulfilling its obligations under the Plan of Merger.


SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         All representations, warranties and agreements set forth in the Plan of Merger or in any document or certificate delivered pursuant thereto will survive the Merger for a period of five years following the Effective Date.


FEES AND EXPENSES

         The Plan of Merger provides generally that whether or not the Merger is effectuated, all costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except as described under " -- Termination -- Damages."

                            INDEMNIFICATION AGREEMENT

         The Indemnification Agreement that was entered into at the time of the Prior Merger provides that Besicorp will generally indemnify the Purchaser Indemnitees against and from all damages sustained or incurred by any Purchaser Indemnitee as a result of, or arising out of, by virtue of, or in connection with:

                  o any inaccuracy in or breach of any representation and warranty made by Old Besicorp in the Prior Plan of Merger or in any closing document delivered in connection with the Prior Plan of Merger;

                  o any breach by Old Besicorp of, or failure by Old Besicorp to comply with, any of its covenants or obligations under the Prior Plan of Merger or under the Indemnification Agreement;

                  o the existence of any liability or other obligation of Old Besicorp as of March 22, 1999 or arising out of or relating to the Prior Merger or any claim against a Purchaser Indemnitee with respect to any such liability or obligation other than certain permitted liabilities, including, without limitation, liability on account of taxes payable by Old Besicorp or for which Old Besicorp is liable;

                  o the failure of Besicorp to pay and discharge in full when due any of its liabilities, including liability on account of taxes other than such permitted liabilities;

                  o any claims for indemnification by current or former officers, directors, employees, agents or consultants of Old Besicorp;

                  o any third party claim (which includes the Existing Litigation) to the extent it arises out of or relates to any action or inaction of, or the conduct of the business of Old Besicorp on or prior to March 22, 1999 other than such permitted liabilities;

                 o any violation of, or delinquency with respect to, any order or arbitration award or statute, or regulation in effect on or prior to March 22, 1999 or of any agreement of Old Besicorp with, or any license, permit or environmental permit granted to Old Besicorp by any federal, state or local governmental authority to which the properties, assets, personnel or business activities of Old Besicorp are subject
                          (or to which Old Besicorp is subject) as it relates to
                           the properties, assets, personnel or business activities of Old Besicorp;

                  o        certain environmental matters;

                  o certain matters relating to employee pension benefit plans of Old Besicorp;

                  o any federal or state taxes imposed upon Old Besicorp, or for which Old Besicorp is liable, with respect to any taxable period or portion of a taxable period ending on or prior to March 22, 1999 other than a permitted liability;

                  o litigation against Old Besicorp pending or threatened as of March 22, 1999; and

                  o any claims, investigations, proceedings, actions or lawsuits asserted or initiated before or after March 22, 1999 arising out of or in connection with pre-closing occurrences involving Old Besicorp.

         With certain exceptions, the Purchaser Indemnitees are not entitled to indemnification:

                  o unless a notice of a claim has been delivered to Besicorp prior to March 22, 2004;

                  o to the extent the aggregate claims actually paid by Besicorp or any of its subsidiaries to the Purchaser Indemnitees exceeds the aggregate Prior Merger Consideration;

                  o for damages to the extent such damages were expressly included in the adjustment amount pursuant to the Prior Plan of Merger;

                  o with respect to consequential damages relating to lost profits or punitive damages (other than consequential damages or punitive damages paid or payable to, or claimed by third parties); and

                  o with respect to damages arising from time spent by BGI Parent or its affiliates and their respective officers and employees, for amounts in excess of their actual out-of-pocket costs.

         The payment of any damages to which the Purchaser Indemnitees are entitled pursuant to the Indemnification Agreement will first be satisfied from the Escrow Fund, pursuant to the terms of the Escrow Agreement to the extent available, until the Escrow Fund has been reduced to zero and thereafter will be satisfied by Besicorp directly. To the extent that the Escrow Fund is reduced because of the Indemnification Agreement and the WOM Costs, the amounts available for Combined Deferred Payments to the Outside Participating Shareholders will be reduced.

                                ESCROW AGREEMENT

         In connection with the Prior Merger, Old Besicorp deposited $6.5 million into the Escrow Fund pursuant to the Escrow Agreement. The Escrow Fund serves to fund claims for BGI Indemnity Claims, BGI Monitoring Costs and Litigation Costs, which at present includes the Bansbach Litigation. In order to provide that the Bansbach Litigation is still covered by the Escrow Fund after the Spin-Off, the Escrow Agreement has been amended pursuant to the Escrow Agreement Amendment, to provide, effective as of the Spin-Off; that (i) WOM shall be provided from the Escrow Fund with its reasonable expenses (up to $35,000 per annum) in connection with maintaining its existence, complying with the Exchange Act and the rules and regulations promulgated thereunder, and such other matters as may be reasonably necessary to permit the Bansbach Litigation to continue and (ii) that the Bansbach Litigation will still be covered by the Escrow Agreement following the Spin-Off. If the Merger were effectuated without Besicorp's effectuating the Spin-Off (because the Prior Merger Order is reversed), none of the WOM Costs would be incurred and there would most likely be no further costs related to the Bansbach Litigation (assuming the Bansbach Litigation were dismissed as a result of the Prior Merger Order being reversed); any reimbursements with respect to such costs will reduce the monies available to you as Deferred Payments. As of March 7, 2000, as a result of permitted releases aggregating approximately $583,065 and after giving effect to interest income aggregating approximately $187,394, the Escrow Fund contained approximately $6.10 million.

         The Escrow Agent will disburse Escrow Funds upon request (i) to BGI Parent, with respect to BGI Indemnity Claims or BGI Monitoring Costs, (ii) to Besicorp, with respect to Litigation Costs and (iii) once the Escrow Agreement Amendment is effective, to WOM (and to Besicorp with respect to expenses incurred prior to the Spin-Off), with respect to WOM Costs, unless any other party objects. If a party objects, the Escrow Agent will disburse such funds only in accordance with the Escrow Fund Determination Procedure. Besicorp and WOM agreed not to unreasonably withhold its consent to a request by BGI Parent for payment of BGI Indemnity Claims and BGI Parent and WOM agreed not to unreasonably withhold consent for payment of Litigation Costs. BGI Parent and Besicorp agreed not to unreasonably withhold consent for the payment of WOM Costs if the Escrow Agreement Amendment becomes effective.

         The terms of the Escrow Agreement provide that the Remaining Proceeds of the Escrow Fund, if any, will be released to Besicorp at any time after March 22, 2004 provided that all of the following conditions have occurred and notice has been provided by Besicorp to the Escrow Agent:

                  o no claims are then subject to the Escrow Fund Determination Procedure;

                  o in the reasonable judgment of BGI Parent, no future BGI Indemnity Claims are foreseeable;

                  o all Besicorp Assumed Matters have been finally settled through either:

                           (1) a final, non-appealable judgment against Besicorp and all Purchaser Indemnitees; or

                           (2) a settlement or other conclusion to the Besicorp Assumed Matter that (x) contains a release from all liability in favor of Besicorp and Purchaser Indemnitees without any further obligation by Besicorp or Purchaser Indemnitees to make any payment or incur any other liability or obligation with respect to such matter, (y) does not attribute by its terms liability to Besicorp or any Purchaser Indemnitee and (z) if the scheduled matter is a litigation or a proceeding, includes as a term thereof a full dismissal of the litigation or proceeding with prejudice; and

                  o the final settlement of the Bansbach Litigation through either:

                           (1) a final, non-appealable judgment against Besicorp, WOM and all Purchaser Indemnitees; or

                           (2) a settlement or other conclusion to the Bansbach Litigation that (x) includes a release from all liability in favor of WOM without any further obligation by WOM to make any payment or incur any other liability or obligation with respect to such matter, (y) does not attribute by its terms liability to WOM and (z) includes as a term thereof a full dismissal of the litigation with prejudice.

BGI Parent, WOM and Besicorp also agreed to meet at least once a year to determine whether the amount of the Escrow Fund is more than sufficient to (i) secure BGI Parent pursuant to the Indemnification Agreement and (ii) secure WOM (if the Escrow Agreement Amendment becomes effective) in connection with the Bansbach Litigation and under the Escrow Agreement. Amounts released to Besicorp as a result of such meetings are also Remaining Proceeds.

         Ordinarily all of the Remaining Proceeds would be released by the Escrow Agent to Besicorp or, after the Merger, the Surviving Corporation. However, the Plan of Merger requires Besicorp to deliver the Instructions before the Merger. The Instruction will irrevocably instruct the Escrow Agent to release, at the time that Remaining Proceeds are released, the Escrow Fund Payment Distribution to Continental.

         The Escrow Fund Payment Distribution is an amount equal to:

the Remaining Proceeds being distributed             x        Outside Participating Shareholders' Shares
                                                              Total Shares

The portion of the Remaining Proceeds not released to Continental will be released to the Surviving Corporation and will not be considered Adjustment Amounts.

         The Plan of Merger also requires Besicorp to irrevocably instruct Continental to distribute the Escrow Fund Payment Distribution to the Outside Participating Shareholders on a pro rata basis as Escrow Fund Payments.

         See "Plan of Merger -- Merger Consideration -- Combined Deferred Payments -- Escrow Fund Payments" and "Plan of Merger -- Principal Covenants -- Other Covenants."

         For example, if the Remaining Proceeds were $2,750,000, and there were 135,886 Total Shares, each Outside Participating Shareholder would be entitled, as a result of the Escrow Fund Payments, to a payment of approximately $20.24 for each of his Outstanding Participating Shareholders' Shares

         Pursuant to the Plan of Merger, to the extent that monies are delivered by the Escrow Agent pursuant to the Instructions, these amounts will not be Adjustment Amounts, the Surviving Corporation will be deemed to have satisfied its obligations to make payments of such amounts and Michael F. Zinn will have no obligation pursuant to his Guaranty.

         Because the amount required to be released from the Escrow Fund to satisfy BGI Indemnity Claims, BGI Monitoring Costs, Litigation Costs and WOM Costs, is unknown, we have not estimated the amount of the Remaining Proceeds that will be released from the Escrow Fund, the amount of Escrow Fund Payments or when any of these monies will be released or distributed.


                                    SPIN-OFF

BACKGROUND

         The only shareholder of the Surviving Corporation following the Merger will be Parent. Consummation of the Merger ordinarily would cause the named plaintiff in the Bansbach Litigation to lose his status as a shareholder of
Besicorp,  and  therefore  ordinarily  would  cause  him to lose  his  right  to prosecute the Bansbach Litigation. If the Bansbach Litigation were not maintained certain of Besicorp's executive officers and directors who are defendants in such suits, including Michael F. Zinn, Besicorp's Chairman of the Board, President and Chief Executive Officer, would benefit and certain potential Adjustment Amounts would no longer be available. See "Factors to be Considered -- Interests of Executive Officers and Directors in the Merger" and "Business of Besicorp -- Legal Proceedings." If the Bansbach Litigation were maintained and if the plaintiff in such litigation were to prevail, approximately $1 million, excluding interest and punitive damages, might be recoverable. Therefore, in order to avoid terminating the Bansbach Litigation as a result of the Merger, we decided to effect the Spin-Off. Effectuating the

Assignment of the Bansbach Litigation to WOM pursuant to the Contribution and issuing shares of WOM Common Stock in the Distribution to the shareholders of Besicorp is intended to preserve the rights of the named plaintiff in the Bansbach Litigation to pursue prosecution of the claim.

         Although the Spin-Off will not be effected unless the Merger is adopted by Besicorp's shareholders and all other conditions precedent to the Closing (other than the Spin-Off) have been satisfied or waived, the Spin-Off is separate from the Merger, and the shares of WOM Common Stock to be received by holders of Besicorp Common Stock in the Spin-Off do not constitute a part of the Merger Consideration.

         The Information Statement that will be sent to Besicorp's shareholders in conjunction with the Spin-Off will contain additional information regarding the Spin-Off and WOM.

THE CONTRIBUTION

         Following the Special Meeting and prior to the Spin-Off, Besicorp will transfer or cause to be transferred to WOM the interests in the Bansbach Litigation that Besicorp had received from Old Besicorp as a result of the Prior Merger Order. The transfer is referred to herein as the "Contribution." In addition, the Escrow Agreement was amended to permit WOM to receive the WOM Costs. If the Merger were effectuated without Besicorp's effectuating the Spin-Off (because the Prior Merger Order is reversed), none of the WOM Costs would be incurred and there would most likely be no further costs related to the Bansbach Litigation (assuming the Bansbach Litigation were dismissed as a result of the Prior Merger Order being reversed); any reimbursements with respect to such costs will reduce the monies available to you as Deferred Payments. See "Escrow Agreement." To effectuate the Contribution, Besicorp and WOM will enter into the Contribution Agreement. Pursuant to the Contribution Agreement, Besicorp has agreed to furnish WOM free of charge with the services of Besicorp's employees and the use of Besicorp's corporate headquarters.

         It is anticipated that Michael F. Zinn, the Chairman of the Board, President and Chief Executive Officer of Besicorp, will be the sole director, President and Chief Executive Officer of WOM at the time of the Spin-Off, and, in addition, certain of the executive officers of Besicorp will serve WOM in capacities in which they currently serve Besicorp but that they will not be compensated for the services they render on behalf of WOM. See "Factors to be Considered -- Interests of Executive Officers and Directors in the Merger."

THE DISTRIBUTION

         Besicorp has declared a stock dividend (the Distribution) to each holder of record of Besicorp Common Stock as of the Spin-Off Record Date of one share of WOM Common Stock for each share of Besicorp Common Stock held by such holder on such Spin-Off Record Date. The Spin-Off Record Date is the date that all conditions to the consummation of the Merger, including (i) the adoption of the Plan of Merger by the Requisite Vote at the Special Meeting and (ii) the Contribution, have been or will be waived or satisfied. Consequently it is anticipated that the Spin-Off Record Date will be the date of the Special Meeting and the same date as the Effective Date. However, the Spin-Off will occur before the Merger.

         Holders of Restricted Shares will receive WOM Restricted Stock, which are shares of WOM Common Stock subject to the same restrictions upon transferability as the Restricted Shares. Therefore each share of WOM Restricted Stock will be held in escrow by Besicorp and will vest or be forfeit at the same time as the Restricted Share for which it was issued. However, there will be different results depending upon whether the holder is (i) an Independent Director (i.e. a holder of the 1,050 Independent Directors' Restricted Shares) or (ii) a holder of Management Restricted Shares.

         o The shares of WOM Restricted Stock held by the Independent Directors will vest at the Effective Date.

         o The shares of WOM Restricted Stock held by the holders of Management Restricted Shares will be held in escrow by the Surviving Corporation and will vest or be forfeit at the same time as such holders' Restricted Merger Consideration vests or is forfeited.

Since all holders of record on the Spin-Off Record Date will receive WOM Common Stock, the Buyer will receive shares of WOM Common Stock.

         Since the Distribution will occur prior to the Merger, Dissenters will receive shares of WOM Common Stock, which shares will not be forfeit on account of the Merger.

         Therefore, assuming that no shares of Besicorp Common Stock are issued or canceled prior to the Spin-Off, 135,886 shares of WOM Common Stock will be issued, including 57,967 shares (or approximately 42.7% of the aggregate number of shares) that will be issued to the Buyer, 3,000 (or approximately 2.2% of the aggregate number of shares) that will be issued to Michael F. Zinn, and 10,000 shares (or approximately 7.4% of the aggregate number of shares) that will be issued to the Trust; of these shares, 14,500 shares will be shares of WOM Restricted Stock of which 1,050 will vest upon the effectuation of the Merger and the remainder will vest at such time that the Management Restricted Shares for which they were issued would have vested.

         These 135,886 shares of WOM Common Stock include 4,000 shares that will be issued to Enowitz on account of the 4,000 Disputed Shares of Besicorp Common Stock that would be issued in the Prior Spin-Off if the Enowitz Shares (of Old Besicorp's Common Stock) were outstanding at the time of the Prior Spin-Off. A legal proceeding is pending to determine whether Enowitz is entitled to these shares and the parties to this proceeding have signed a stipulation regarding the 4,000 Disputed Shares which, as a result, are being held in escrow by Continental.
See "Business of Besicorp -- Legal Proceedings."

         Certificates representing shares of WOM Common Stock will be distributed by Continental; the transfer agent for the WOM Common Stock, following the Spin-Off Record Date. As a result of the Spin-Off, the shareholders of record of Besicorp at the close of business on the Spin-Off Record Date will own all of the outstanding shares of WOM Common Stock.

CONDITIONS TO THE SPIN-OFF

         Besicorp will not effect the Spin-Off unless (i) Besicorp's shareholders adopt the Plan of Merger, (ii) all other conditions to the closing of the Merger have been waived or satisfied and (iii) a Form 10-SB containing the Information Statement has been filed with the SEC and become effective. In addition, the Spin-Off will occur only if the Prior Merger Order is still in effect. Besicorp has appealed the Prior Merger Order. See "Business of Besicorp -- Legal Proceedings." If a Prior Merger Order Reversal occurs before the Spin-Off, the Spin-Off will not be effectuated.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

         The following table sets forth certain historical combined financial data for Besicorp for the year ended March 31, 1999 ("Fiscal 1999") and the year ended March 31, 1998 ("Fiscal 1998") and the nine months ended December 31, 1999 and 1998. The historical financial data for Fiscal 1999 and 1998 (audited), and the nine months ended December 31, 1999 and 1998 (unaudited), were derived from the Consolidated Financial Statements of Besicorp included elsewhere herein. In the opinion of management, the historical consolidated financial data of Besicorp for the nine months ended December 31, 1999 and 1998 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The historical consolidated financial data are not necessarily indicative of the results of operations for any future period. Furthermore, the results of operations for the nine months ended December 31, 1999 and 1998 should not be regarded as indicative of the results that may be expected for the full year.

         The summary pro forma consolidated financial data set forth below is not necessarily indicative of the results of the operations or financial position of Besicorp had the transactions reflected therein actually been consummated on the dates assumed and is not necessarily indicative of the Parent's future performance. The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Balance Sheet and Notes to the Unaudited Pro Forma Consolidated Statements of Operations are based on available information and upon certain assumptions that management believes are reasonable. The summary pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" included elsewhere herein, the Consolidated Financial Statements of Besicorp and notes thereto and the Unaudited Pro Forma Consolidated Financial Information and notes thereto included elsewhere herein.

Income Statement Data

                                                          (In Millions, Except Per Share Amounts)

                                            Year Ended March 31,              Nine Months Ended December 31,
                                        1999         1998        1999           1999                 1998
                                     Historical   Historical  Pro Forma     Historical Pro Forma   Historical
                                                              (Unaudited)       (Unaudited)        (Unaudited)
                                     ----------   ----------  -----------   ---------------------   ----------

Revenues                               $ 5.7       $ 4.4        $ 5.7           $6.6       $6.6       $3.7
Costs and Expenses                      14.4        15.3         14.6            9.8       10.1        9.8
Net Loss                                 5.8        (7.2)        (6.0)          (3.4)      (3.5)      (4.0)
Pro Forma Per Share
Data (Unaudited)
     Net loss                                                 ($43.83)          ($26.62)
                                                               ======            ======


Balance Sheet Data


                                             March 31, 1999            December 31, 1999         December 31, 1999
                                             --------------            -----------------         -----------------
                                               Historical                  Historical                Pro Forma
                                                                          (Unaudited)               (Unaudited)

Working Capital                                   $  .5                      $2.1                      $2.1
Total Assets                                       10.6                       8.0                       9.1
Long-Term Debt                                      0.1                       0.1                       4.6
Shareholders' Equity                                9.3                       6.0                       2.5
Book Value Per Share                               76.50                     43.79                     18.33


                            BESICORP HOLDINGS, LTD.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1999



                              ASSETS


                                                                          Historic
                                                                          --------
                                                                                                       Pro Forma
                                                                    Parent           Besicorp          Adjustments        Pro Forma
                                                                  (Unaudited)      (Unaudited)         -----------        ---------
                                                                   ---------        ---------
Current Assets:
   Cash and cash equivalents                                      $          -      $  474,159         $                 $ 474,159
   Trade accounts and notes receivable (less allowance
      for doubtful accounts of $28,906)                                      -         872,174                             872,174
   Due from affiliates                                                       -          69,305                              69,305
   Notes receivable (includes interest of $5,771)                            -          88,214                              88,214
   Merger consideration                                                                                 4,586,856 (1)            -
                                                                                                       (4,586,856)(2)
   Inventories                                                               -       1,998,091                           1,998,091
   Other current assets                                                      -         349,842                             349,842
                                                                     ---------       ---------           --------        ---------
      Total Current Assets                                                   -       3,851,785                 -         3,851,785
                                                                     ---------       ---------           --------        ---------

   Property, Plant and Equipment
      Land and improvements                                                  -         229,660                             229,660
      Buildings and improvements                                             -       1,914,029                           1,914,029
      Machinery and equipment                                                -         581,792                             581,792
      Furniture and fixtures                                                 -         237,423                             237,423
      Construction in progress                                               -          94,572                              94,572
                                                                      --------       ---------           ---------       ---------
                                                                             -       3,057,476                           3,057,476

      Less:  accumulated depreciation and amortization                       -      (1,429,775)                         (1,429,775)
                                                                      ---------      ---------           ---------      ----------
      Net Property, Plant and Equipment                                      -       1,627,701                 -         1,627,701
                                                                      ---------      ---------           ----------     ----------
Other Assets:
   Cash escrow                                                               -               -           791,180 (2)       791,180
   Goodwill                                                                  -               -           333,982 (3)       333,982
   Patents and trademarks, less accumulated
      ammortization of $3,243                                                -          17,817                              17,817
   Investment in Besicorp Ltd.                                       2,492,581               -        (6,288,257)(3)             -
                                                                                                       3,795,676 (2)
   Deferred costs                                                            -         919,283                             919,283
   Other assets                                                              -       1,567,956                           1,567,956
                                                                     ---------       ---------         ---------         ---------
      Total Other Assets                                             2,492,581       2,505,056        (1,367,419)        3,630,218
                                                                     ---------       ---------         ---------         ---------
      TOTAL ASSETS                                               $   2,492,581   $   7,984,542    $   (1,367,419)    $   9,109,704
                                                                     =========       =========         =========         =========


See accompanying notes to unaudited pro forma consolidated balance sheet.

                             BESICORP HOLDINGS, LTD.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1999

      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                           Historic
                                                                           --------                   Pro Forma
                                                                    Parent           Besicorp        Adjustments        Pro Forma
                                                                  (Unaudited)      (Unaudited)       -----------        ----------
                                                                   ---------        ---------
Current Liabilities:
   Accounts payable and accrued expenses                         $        -       $1,563,259        $                  $1,563,259
   Current portion of long-term debt                                      -           42,000                               42,000
   Current portion of accrued reserve and warranty expense                -           66,954                               66,954
   Taxes other than income taxes                                          -           98,122                               98,122
   Income taxes payable                                                   -           10,185                               10,185
                                                                   --------        ---------          ---------         ---------
      Total Current Liabilities                                           -        1,780,520                 -          1,780,520

Long-Term Accrued Reserve and Warranty Expense                            -          198,677                              198,677
Long-Term Debt                                                            -           51,070         4,586,856 (1)      4,637,926
                                                                   --------        ---------         ---------          ---------
      Total Liabilities                                                   -        2,030,267         4,586,856          6,617,123
                                                                   --------        ---------         ---------          ---------
Shareholders' Equity:
   Common stock - unrestricted                                    2,492,581            1,364            (1,224)(3)      2,492,581
                                                                                                          (136)(4)
                                                                                                            (4)(5)
   Restricted merger consideration                                        -                -           791,180 (6)        791,180
   Additional paid in capital                                             -       10,135,677           (17,196)(5)              -
                                                                                                      (582,514)(4)
                                                                                                    (9,535,967)(3)
   Unamortized deferred compensation                                      -         (544,093)          504,963 (4)       (791,180)
                                                                                                      (791,180)(6)
                                                                                                        39,130 (7)
   Retained earnings (deficit)                                            -       (3,621,473)          (39,130)(7)              -
                                                                                                        77,687 (4)
                                                                                                     3,582,916 (3)
   Treasury stock                                                         -          (17,200)           17,200 (5)              -
                                                                  ---------        ---------         ---------          ---------
      Total Shareholders' Equity                                  2,492,581        5,954,275        (5,954,275)         2,492,581
                                                                  ---------        ---------         ---------          ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $    2,492,581   $    7,984,542    $   (1,367,419)      $  9,109,704
                                                                  =========        =========         =========          =========


See accompanying notes to unaudited pro forma consolidated balance sheet.

                             BESICORP HOLDINGS, LTD.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1999

The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1999 presents the consolidated financial position of the Parent and Besicorp as though the Plan of Merger had been effective as of December 31, 1999 and the fact that Parent has become the parent company as a result of the Merger. The Parent's balance sheet reflects its investment in Besicorp immediately prior to the Merger, Besicorp's balance sheet reflects its historical financial position as of December 31, 1999, and the pro forma adjustments represent transactions occurring as a result of the Merger, including the assumption of debt by Parent to fund the Cash Merger Consideration and goodwill recorded to reflect the excess of the Cash Merger Consideration over the net book value of the assets acquired.

                                                                                      Debit             Credit
                                                                                      -----             ------
(1)   Assumption of debt to pay Cash Merger Consideration
                              Cash Merger Consideration                              $4,586,856
                                    Long-term debt                                                     $4,586,856

(2)   Conversion  of  64,465  shares of  Besicorp  Ltd.  stock  for Cash  Merger
      Consideration at $58.87 per share and establishing cash escrow account for conversion of 13,450 Management Restricted Shares at $58.87 per share
                              Cash Escrow                                              $791,180
                              Investment in Besicorp                                 $3,795,676
                                    Cash Merger Consideration                                          $4,586,856

(3)   Elimination of investment in Besicorp by Parent
                              Common stock                                               $1,224
                              Additional paid-in capital                             $9,535,967
                              Goodwill                                                 $333,982
                                    Retained earnings                                                  $3,582,916
                                    Investment in Besicorp Ltd.                                        $6,288,257

(4)   Cancellation  of  Management  Restricted  Shares  (13,550),  including 100 shares for employee terminated subsequent to December 31, 1999
                              Common stock (13,550 @ $.01)                                 $136
                              Additional paid-in capital (13,550 @ $42.99)             $582,514
                                    Unamortized deferred compensation                                    $504,963
                                    Retained earnings                                                     $77,687

(5) Cancellation of 400 treasury shares upon merger
                              Common stock                                                   $4
                              Additional paid-in capital                                $17,196
                                    Treasury stock                                                        $17,200

(6)   Recording of Restricted Merger Consideration (13,450 @ $58.87)
                              Unamortized deferred compensation                        $791,180
                                    Restricted merger consideration                                      $791,180

(7)   Release of restrictions on Management Restricted Stock (1,050 shares)
                              Retained earnings                                         $39,130
                                    Unamortized deferred compensation                                     $39,130



                             BESICORP HOLDINGS, LTD.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended March 31, 1999

                                                                              Pro Forma
                                                       Historic              Adjustments               Pro Forma
                                                       --------              -----------               ---------

Revenues:
   Product sales                                     $ 5,103,275            $                         $ 5,103,275
   Other revenues                                        486,030                                          486,030
   Interest and other investment income                   20,412                                           20,412
   Other income                                          106,886                                          106,886
                                                       ---------             -----------                ---------
      Total Revenues                                   5,716,603                                        5,716,603
                                                       ---------             -----------                ---------
Costs and Expenses:
   Cost of product sales                               4,839,016                                        4,839,016
   Selling, general and
      administrative expenses                          9,444,398                22,300 (2)              9,645,798
                                                                               179,100 (1)
   Interest expense                                      134,110                                          134,110
   Other expense                                          11,018                                           11,018
                                                      ----------               -------                 ----------
      Total Costs and Expenses                        14,428,542               201,400                 14,629,942
                                                      ----------               -------                 ----------
Loss Before Income Taxes                              (8,711,939)             (201,400)                (8,913,339)

Provision (Credit) for Income Taxes                   (2,897,200)              (60,900)(3)             (2,958,100)
                                                       ----------              --------                 ---------
Net Loss                                           $  (5,814,739)          $  (140,500)              $ (5,955,239)
                                                       =========               ========                 =========
Basic Loss per Share                               $      (47.90)(4)                                 $     (43.83)(4)
                                                       =========                                         ========


See accompanying notes to unaudited pro forma consolidated statement of operations.
                                       118

                             BESICORP HOLDINGS, LTD.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Nine Months Ended December 31, 1999

                                                                              Pro Forma
                                                        Historic              Adjustments               Pro Forma
                                                        --------              -----------               ---------
Revenues:
   Product sales                                      $ 6,143,793            $                        $  6,143,793
   Other revenues                                         314,791                                          314,791
   Interest and other investment income                    87,030                                           87,030
   Income from partnerships                                56,599                                           56,599
                                                        ---------               --------                 ---------

      Total Revenues                                    6,602,213                                        6,602,213
                                                        ---------               --------                 ---------
Costs and Expenses:
   Cost of product sales                                5,283,389                                        5,283,389
   Selling, general and
      administrative expenses                           4,751,746               16,700 (2)               4,819,046
                                                                                50,600 (1)
   Interest expense                                           287                                              287
   Other expense                                               79                                               79
                                                       ----------               ------                  ----------
      Total Costs and Expenses                         10,035,501               67,300                  10,102,801
                                                       ----------               ------                  ----------
Loss Before Income Taxes                               (3,433,288)             (67,300)                 (3,500,588)

Provision for Income Taxes                                 16,022                    0 (3)                  16,022
                                                        ----------              ------                   ---------
Net Loss                                           $   (3,449,310)           $ (67,300)             $   (3,516,610)
                                                        =========               =======                  =========
Basic Loss per Share                               $       (25.76)(4)                               $       (26.26)(4)
                                                        =========                                        =========



See accompanying notes to unaudited pro forma consolidated statement of operations.

                             BESICORP HOLDINGS, LTD.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


The historic financial information for the year ended March 31, 1999 represent the results of operations of the Distributed Businesses of Old Besicorp for the period April 1, 1998 through March 22, 1999, the date of the contribution of the Distributed Businesses to Besicorp Ltd. and the operations of Besicorp Ltd. from March 23, 1999 to March 31, 1999. The pro forma adjustments reflect transactions which would have occurred if the Plan of Merger had been effective April 1, 1998.

(1) Represents amortization of deferred compensation on restricted share grants.

(2) Represents amortization of $333,982 of excess of cost over net book value of assets acquired over a period of 15 years.

(3) There is no tax effect of entries (1) and (2) since the tax benefits of loss carry forwards are offset by valuation allowances for the nine months ended December 31, 1999. The tax benefit for the year ended March 31, 1999 represents the deferred tax effect for Old Besicorp.

(4) For the year ended March 31, 1999, historic loss per share is based on the 121,382 shares assumed outstanding upon the Prior Spin Off.

      For the nine months ended December 31, 1999, historic loss per share is based on weighted average number of shares outstanding during the period of 133,899.

      For the year ended March 31, 1999 and the nine months ended December 31, 1999, Pro Forma loss per share is based on the 135,882 shares to be outstanding upon the Merger.

(5) Since they cannot presently be precisely quantified, no adjustments were made to the historical operations for cost savings that might result should the Merger be completed and the Company is no longer an SEC reporting company, although the Company estimates approximately $350,000 per year in external expenses and approximately $300,000 per year in internal costs relating to SEC compliance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS

This narrative discusses the financial results of Besicorp Ltd. The financial results for Fiscal 1998 include the results obtained from Old Besicorp's operations relating to solar thermal and heat transfer products which historically Old Besicorp combined with its photovoltaic operations. Old Besicorp discontinued the sale of solar thermal and heat transfer products effective March 31, 1998 and, therefore, neither Besicorp nor Old Besicorp engaged in the business of selling these products in Fiscal 1999. Besicorp has not generated any significant revenue from its power plant development activities. Through Fiscal 1998, costs with respect to certain of these activities are reflected as deferred costs. These costs were written off and are included in SG&A for Fiscal 1999. See Notes 1 and 3 of the Notes to the Consolidated Financial Statements of Besicorp Ltd.

Year Ended March 31, 1999 Compared to Year Ended March 31, 1998 and Three and Nine Months Ended December 31, 1999 Compared to Three and Nine Months Ended December 31, 1998

REVENUES

Consolidated

Consolidated revenues increased by 1,308,181, or 30% to $5,716,603 during Fiscal 1999 as compared to $4,408,422 for Fiscal 1998. Consolidated revenues increased by $720,873, or 52%, to $2,120,206 during the three months ended December 31, 1999 from $1,399,333 during the three months ended December 31, 1998. Consolidated revenues for the nine months ended December 31, 1999 increased by $2,825,032, or 75%, to $6,602,213, as compared to $3,777,181 during the nine months ended December 31, 1998.

Product Sales. For Fiscal 1999, revenues from product sales increased by $1,264,924 (or 33%) to $5,103,275 from $3,838,351 for Fiscal 1998. Revenues from product sales during the three-month period ended December 31, 1999 increased by $668,079, or 56%, to $1,855,884 as compared to $1,187,805 for the three months ended December 31, 1998. During the nine months ended December 31, 1999, revenues increased by $2,870,298, or 88%, to $6,143,793, from $3,273,495 for the nine months ended December 31, 1998. The increase for all periods is due primarily to increased sales volume of photovoltaic products primarily as a result of increases to the sales and marketing support staff made primarily during the fourth quarter of Fiscal 1998 and to the general increase in demand for solar electric products associated with Year 2000 expectations. No assurance can be given that such revenue levels will be maintained.

 ther Revenues. Other revenues are primarily comprised of contract revenue received from various sources, including the New York State Energy Research and Development Authority and Motorola, Inc. in accordance with funding agreements with Besicorp. (Subsequent to Fiscal 1999, Other Revenues includes revenue from storage units owned by Besicorp). Other revenues for Fiscal 1999 increased by $59,876 (or 14%) to $486,030 from $426,154 for Fiscal 1998. The increase was due to revenue received from Motorola, Inc. See Note 12 of the Notes to the Consolidated Financial

Statements of Besicorp Ltd. Other revenues decreased by $70,792, or 39%, for the three months ended December 31, 1999 and decreased by $92,050, or 23%, for the nine months ended December 31, 1999 from the corresponding periods in the prior year. Contract revenue may vary from quarter to quarter based upon the degree of completion of and/or level of effort devoted to the various tasks outlined in the applicable agreements.

Income from Partnerships. Income from partnerships for the three and nine months ended December 31, 1999 was $131,786 and $56,599, respectively, compared to $0 for the corresponding periods in the prior year. The Income from Partnerships is comprised primarily of final adjustments made at the time of liquidation of the partnerships which owned or leased five natural gas cogeneration power plants. The interests in these partnerships were contributed to Besicorp by Old Besicorp. See Note 5 of Notes to Consolidated Financial Statements of Besicorp Ltd. There was no Income from Partnerships reported for the comparable prior year three and nine-month periods since the entities earning such income were sold as part of the Prior Merger and, consequently, are not presented herein.

Interest and Other Investment Income. During Fiscal 1999, interest and other investment income decreased by $15,070 (or 42%) to $20,412 from $35,482 for Fiscal 1998. The decrease was due primarily to the lower principal balances on notes receivable. See Note 4 of Notes to the Consolidated Financial Statements of Besicorp Ltd. Interest and other investment income during the three months ended December 31, 1999 increased by $18,608 to $23,808 from $5,200 for the three months ended December 31, 1998. Interest and other investment income during the nine months ended December 31, 1999 increased $68,628 to $87,030 compared to $18,404 for the nine months ended December 31, 1998. The increases in both current periods are due primarily to higher invested principal balances and to interest earned on the Liquidated Partnership Funds. See Note 6 of Notes to the Consolidated Financial Statements of Besicorp Ltd.

Other Income. Other income for Fiscal 1999 and Fiscal 1998 was $106,886 and $108,435, respectively. Other income for these periods includes rental income on storage units owned by Besicorp. For the periods subsequent to March 31, 1999, rental income from storage units is included in Other Revenues.

COSTS AND EXPENSES

Cost of Product Segment Sales
The cost of product sales for Fiscal 1999 and Fiscal 1998 was $4,839,016 and $3,932,201, respectively, or 95% and 102% of the revenues attributable to product sales for the relevant period. The decrease in cost of sales percentage in Fiscal 1999 is due primarily to efficiencies achieved in the photovoltaic product manufacturing process.

Cost of product sales for the three months ended December 31, 1999 and 1998 was $1,586,174 and $1,162,704, respectively, or 85% and 98% of revenues attributable to product sales. During the nine months ended December 31, 1999 and 1998, cost of product sales was $5,283,389 and $3,144,571, respectively, or 86% and 96% of revenues attributable to product sales. The decrease in cost of sales percentage in both periods is due primarily to the overall increase in product sales which has resulted in increased coverage of fixed costs resulting in higher margins and to a lesser extent, to improved efficiencies in the manufacturing process which also contributed to higher margins.

SG&A Expenses
SG&A includes remuneration of executives and sales, marketing and project development staff, but not employees involved in the production of Besicorp's products. During Fiscal 1999, SG&A increased by $978,038 (or 12%) to $9,444,398 from $8,466,360 for Fiscal 1998. The increase during Fiscal 1999 from Fiscal 1998 is primarily due to the $1,402,085 write-off of project costs previously deferred due to the uncertain nature of the development of the projects and due to the uncertain political and economic conditions in the countries where the projects are located (principally India and Brazil). Old Besicorp determined, in accordance with its existing policy that, due to the uncertain development of the projects, the carrying amounts may be impaired. This increase was offset by the decrease in SG&A associated with the discontinuance of Old Besicorp's solar thermal and heat transfer product lines and the reclassification of certain labor charges from SG&A to cost of product sales and a decrease in professional fees. See "Liquidity and Capital Resources" and "Business -- Power Development Activities" for information regarding the status of Besicorp's power projects and initiatives.

SG&A decreased by $582,911, or 28%, to $1,475,563 for the three months ended December 31, 1999 from $2,058,474 for the three-month period ended December 31, 1998. During the nine months ended December 31, 1999, SG&A decreased by $1,825,484 or 28% to $4,751,746, from $6,577,230 for the nine months ended
December 31, 1998. The decrease in the three months ended December 31, 1999 is due primarily to a decrease in professional fees of $237,000 and a decrease of $30,000 in general and administrative wages. SG&A for the nine months ended December 31, 1999, decreased from the corresponding period in the prior year primarily because the results for the prior year include the write-off, during the second quarter of Fiscal 1999, of project costs previously deferred of $1,402,000. Also contributing to the decrease in SG&A for the nine months ended December 31, 1999 was a decrease in general and administrative wages of $159,000, and a decrease in professional fees of $98,000. These decreases were partially offset by increased marketing expense of $198,000 incurred in connection with Besicorp's Photovoltaic Activities and increased equipment rental expense of $80,000 associated with the Besicorp's lease agreement with Old Besicorp.

Interest Expense
Interest expense for Fiscal 1999 decreased by $347,541 (or 72%) to $134,110 from $481,651 for Fiscal 1998. The decrease during Fiscal 1999 is due primarily to Old Besicorp's repayment of $3 million borrowed from Stewart and Stevenson Services, Inc.

Interest expense for the three months ended December 31, 1999 compared to the three months ended December 31, 1998 decreased by $6,927 to $0. Interest expense for the nine months ended December 31, 1999 decreased by $110,947 to $287 from $111,234 for the nine months ended December 31, 1998. The decrease in both the three and nine month periods is due primarily to Besicorp's repayment of all its interest bearing debt during the second and third quarter of Fiscal 1999.

Provision for Income Taxes
For Fiscal 1999, the credit for income taxes decreased by $869,800 or 23% to $2,897,200 from $3,767,000 for Fiscal 1998. The credit for income taxes in all periods represents the allocated

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benefits to Besicorp of the losses  which Old Besicorp was able to use in filing its consolidated tax returns.

The provision for income taxes increased during the three months ended December 31, 1999 by $629,788 to $2,088 compared to the credit for income taxes of $627,700 for the same period last year. During the nine-month period ended December 31, 1999, the provision for income taxes increased by $2,078,022, or 101%, to $16,022 compared to the credit for income taxes of $2,062,000 for the same period last year. Besicorp provides federal and state income taxes based on enacted statutory rates adjusted for projected benefits of tax operating loss carry forwards and other credits. The tax benefit associated with the operating loss for the current period was offset by a corresponding increase in valuation allowance.

Other Expense
Other expense increased during Fiscal 1998 to $2,519,114 from $92,316 for Fiscal 1997, due primarily to Old Besicorp's decision to reserve for the possible uncollectibility of a loan of $2.5 million in connection with a power project which was ultimately written off in Fiscal 1999. The reserve and subsequent write-off were recorded as a result of certain litigation and the subsequent settlement thereof which resulted in the impairment of the asset and the determination that the loan was uncollectible. This loan was written off during the quarter ended December 31, 1998. See Note 4 of Notes to the Consolidated Financial Statements of Besicorp Ltd.

Net Loss
Besicorp's net loss for Fiscal 1999 decreased by $1,409,265 or 20% to $5,814,739 from $7,224,004 for Fiscal 1998. The factors contributing to the increases in net loss are discussed above.

Besicorp's net loss for the three months ended December 31, 1999 decreased by $257,477, or 21%, to $943,620 from the net loss of $1,201,097 for the three months ended December 31, 1998. During the nine-month period ended December 31, 1999, Besicorp's net loss decreased by $553,376, or 14%, to $3,449,310 from the net loss of $4,002,686 for the nine months ended December 31, 1998. The factors contributing to the decrease in net loss are discussed above.

INFLATION

Besicorp's operations have not been, nor in the near term are expected to be, materially affected by inflation. However, if Besicorp develops business opportunities internationally, it may become subject to risks of inflation in the foreign countries in which it operates.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, Besicorp had working capital of $2,071,265 and cash of $474,159 and at March 3, 2000, Besicorp had cash of $94,634. Besicorp's working capital decreased by $1,851,738 from $3,923,003 at March 31, 1999, to $2,071,665 at December 31, 1999 as a result Besicorp's operating losses which resulted in a decrease in cash, a decrease in accounts receivable, an increase in accounts payable and accrued expenses, partially offset by an increase in inventory. Other than cash generated by Besicorp's Photovoltaic Activities, which is generally expended in these activities, management anticipates no significant cash inflows in the near future. Given Besicorp's current net

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cash use rate of  approximately  $500,000 to $600,000  per month  (after  giving effect to the salary deferment program which has resulted in a monthly cash savings of approximately $45,000 to $50,000), management estimates that, after drawing on the Parent Loans, Besicorp will have sufficient funds to continue operations only until mid-March 2000. Accordingly, Besicorp will not be able to pay its obligations as they become due after such date without additional funds. It is anticipated that Mr. Zinn will advance such funds as may be necessary to continue its operations until consummation of the Merger, but he is not obligated nor has he committed to fund any amounts in excess of the Parent Loans. Other than the consummation of the Plan of Merger, Besicorp has not developed any other acceptable alternatives to its liquidity and capital resource problems. If the Merger is not consummated by the end of March, no assurance can be given that Besicorp will be able to continue operations.

SHORT TERM COMMITMENTS

Besicorp's  principal   short-term  material  commitments  (i.e.,   expenditures
Besicorp plans to make during the twelve months ending December 31, 2000) are as follows:

         o the internal overhead and employee costs associated with monitoring its power plant initiatives and projects and internal costs ascribed with the development of new projects (approximately $400,000);

         o funds (approximately $800,000) required to fund SunWize's operating losses;

         o approximately $2 million required for the construction of a 30,000 square foot facility in Kingston to house the solar electric product development and manufacturing operations;

         o third-party costs of approximately $250,000 associated with Besicorp's foreign development projects and initiatives; and

         o approximately $6.8 million in connection with the Empire Newsprint Project, of which $5.7 million are third party costs and $1.1 million are internal costs.

Besicorp currently intends to address these commitments in the manner described below, though Besicorp reserves the right to address such commitments differently should, in management's discretion, circumstances so dictate. Besicorp does not have sufficient funds to fund these short term commitments.

SunWize
SunWize's operating losses (currently approximately $45,000 to $65,000 per month) are currently being funded by Besicorp's cash on hand and the Parent Loans. The construction of the SunWize Project will be financed through the issuance of an industrial development agency bond, which bond is to be secured by a letter of credit to be issued by HSBC Bank USA and secured by the building and the interest of SunWize in the real property upon which this facility is situated. Besicorp expects this financing to be completed in May 2000.

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Foreign Development Project Initiatives
Activity with respect to the foreign development initiatives are being funded, prior to the Closing, by cash on hand and the Parent Loans.

Empire Newsprint Project
Besicorp intends to fund its Total Development Costs commitments with respect to the Empire Newsprint Project through, in part, the Parent Loans, the Vendor Advances ( i.e., advances of cash or services from, among other sources, vendors interested in participation in the construction phase of this project) and loans and/or capital contributions from third parties. Besicorp has engaged PWC to provide financial advisory services for the project, including placement of debt, equity or equity- related securities with institutional or strategic investors necessary to finance the balance of the Total Development Costs that are not funded through the Parent Loans nor the Vendor Advances.

LONG TERM CAPITAL COMMITMENTS

The principal long term material capital commitments of Besicorp are the estimated $650 million in the Total Construction Costs required for constructing the Empire Newsprint Facility. Besicorp has not specifically identified the manner in which it will finance the Total Construction Costs but it anticipates that (i) it will have to surrender part of its equity interest in this project in connection with the financing of the Total Construction Costs and (ii) PWC may assist it in obtaining such financing.

PARENT LOANS AND FINANCIAL SUPPORT

Pursuant to the Plan of Merger, the Parent agreed to lend Besicorp such amounts as Besicorp reasonably requests in order to satisfy its obligations with respect to certain operating expenses of Besicorp and its subsidiaries; provided, however, that Parent is not required to make loans within a thirty day period in excess of $350,000, loans with a cumulative amount in excess of $1,050,000, or under certain other circumstances relating to the status of the Plan of Merger and the merger contemplated thereby. Through March 3, 2000, an aggregate of $871,785 in Parent Loans have been made to fund operations. In addition, Mr. Zinn or entities he controls have loaned Besicorp approximately $360,715 during the period from January 1, 2000 to March 1, 2000 to fund Besicorp's requirements in connection with the SunWize Project and certain Empire Newsprint Project costs. These loans have been made on the same terms as the Parent Loans, except that they are unsecured. Besicorp has obtained options to acquire land to be used in connection with the Empire Newsprint Project. These options require Besicorp to make certain periodic payments. In connection therewith and in addition to the Parent Loans, the Parent or its affiliate has caused a letter of credit to be issued in the amount of $450,000 to secure Besicorp's obligation with respect to these option payments.
This letter of credit will be reduced as the option payments are made.

SOURCES AND USES OF CASH

During the Fiscal 1999, Besicorp's working capital on a historical basis increased by $3,468,012 from $454,991 at March 31, 1998, to $3,923,003. The higher amount at March 31, 1999 is due primarily to cash of $1.75 million contributed to Besicorp Ltd. as a result of the spin off and to $314,000 of additional cash that was identified subsequent to the merger and not included in the calculation of the merger consideration (see Note 11 of Notes to the Consolidated Financial Statements of Besicorp

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Ltd.). Besicorp's working capital decreased by $551,101 from $3,923,003 at March
31, 1999, to $3,371,900 at September 30, 1999 primarily as a result of increases in cash and inventory partially offset by an increase in accounts payable and accrued expenses.

During Fiscal 1999, cash of $5,797,396 was used by operating activities primarily as a result of the net loss for the period of $5,814,739, an increase of $828,500 in accounts receivable, an increase of $221,748 in inventories and a decrease of $471,389 in accounts payable. These decreases in cash were partially offset by non-cash items, primarily comprised of the write-off of project costs previously deferred of $1,402,085.

During Fiscal 1999, cash of $7,650,455 was provided by financing activities, due primarily to cash transactions with Old Besicorp, which were partially offset by the repayment of borrowings.

During Fiscal 1999, Besicorp's investing activities used cash of $133,348 to acquire property, plant and equipment.

During the nine months ended December 31, 1999, cash of $3,549,863 was used in operations primarily as a result of the net loss for the period of $3,449,310 and net changes in other assets and liabilities which produced a negative cash flow of $232,416. These were partially offset by non-cash items of $131,863.

Besicorp's investing activities provided cash of $2,242,121 during the nine-month period ended December 31, 1999 primarily as a result of distributions from partnerships of $2,390,102, partially offset by the acquisition of property, plant and equipment of $147,981. The distributions received from partnerships are non-recurring in nature and primarily represent Besicorp's share of the proceeds from the sale of certain pollution control emission allowances and distributions made upon liquidation of certain partnerships.

For the nine months ended December 31, 1999, Besicorp's financing activities resulted in a decrease in cash of $42,238 due to the repayment of borrowings.

YEAR 2000

Through December 31, 1999 Besicorp spent $194,327 on Year 2000 compliance. Of this amount, $138,836 was spent during Fiscal 1999, $17,042 in Fiscal 2000, and the balance was spent in Fiscal 1997 and 1998.

Besicorp does not expect additional expenditures for the balance of Fiscal 2000. Besicorp has not experienced any material Year 2000 difficulties subsequent to December 31, 1999.

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                              BUSINESS OF BESICORP

BACKGROUND

         Besicorp specializes in (i) Photovoltaic Activities and (ii) Power Development Activities.

         Prior to March 22, 1999, Besicorp was a wholly owned subsidiary of Old Besicorp, which was listed on the American Stock Exchange. Old Besicorp was a party to the Prior Plan of Merger. Besicorp was organized in New York in 1998 in order to satisfy a condition to the effectuation of the Prior Merger that required the Prior Spin-Off of the Distributed Businesses to Besicorp before the Prior Merger. On March 22, 1999, Old Besicorp effectuated the Prior Spin- Off. As a result of the Prior Spin-Off, Besicorp became an independent publicly held company. The following description contains historical information about the subsidiaries of Besicorp when they were subsidiaries of Old Besicorp.


PHOTOVOLTAIC ACTIVITIES

         Photovoltaic systems are systems that convert sunlight directly into electricity. The fundamental element of a photovoltaic system is the semiconductor device, or cell, which generates a variable electric current that is directly proportionate to the quantity of sunlight energy absorbed. Solar cells are electrically interconnected to form a module unit in which the cell groupings are formatted to achieve desired electrical power specifications, such as with respect to voltage and current. The solar module is the power-generating component of a complete photovoltaic system. Complete systems consist of one or more solar modules; controllers to monitor, regulate and control the electric output; and, in most systems, batteries to store the energy generated by the solar modules. Occasionally, backup generators or invertors, which convert DC electric power to AC power, are included as integral components of a system.

         The market for photovoltaic products and systems is primarily directed towards those electric power applications where access to utility power is relatively expensive, inconvenient or not available. Electric power systems that use photovoltaic technology include residential homes, communications systems (e.g., satellite earth stations, microwave relay stations, roadside emergency telephones and cellular network repeater stations), power systems for remote areas (e.g., forests and parks and rural areas) and remote monitoring systems that are used in production, consumption and the collection of scientific data (e.g., monitor remote gas pipelines and weather stations).

         Besicorp develops, assembles, markets and distributes photovoltaic modules, power systems and related products for a variety of applications. Besicorp develops solar power supply products for the portable computer, wireless electronics and telecommunications industries, solar power accessories for motor vehicles, electric boats and telemetry, as well as a polymer encapsulation production processes for photovoltaic modules that can be integrated into other


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products for consumer,  commercial  and  industrial  use. In addition,  Besicorp markets and sells prepackaged solar electric power products and systems, system components, and system accessories ranging from small battery chargers, to water pumping kits, to outdoor lighting, to portable power generators, to PV power stations.

         In addition to utilizing Besicorp's resources, products are developed using government grants, industry funded projects, and technology demonstration contracts to the extent practicable. In connection therewith, Besicorp has entered into various funding and development arrangements with NYSERDA. NYSERDA is a public benefit corporation created by the New York State Legislature; its principal goal is to help businesses, municipalities and residents of New York State solve their energy and environmental problems while developing innovative products and services that can be commercialized by New York State businesses. The arrangements with NYSERDA generally require Besicorp to develop, manufacture, test and deliver various types of photovoltaic products (e.g., solar powered telephone power supply systems, skid mounted photovoltaic systems, controllers and photovoltaic home systems) in consideration for which NYSERDA reimburses Besicorp with respect to a negotiated percentage of the development cost of such product. Funds advanced by NYSERDA are recorded for financial statement purposes as "other revenues" at the time of receipt and such advances will be repaid, depending on the project, from revenues or profits, if any, derived from the products developed under these agreements.

         SunWize and Wespro, an English private limited company, are parties to a memorandum of understanding dated August 13, 1998 with respect to the Gabon Initiative whereby the parties will seek to obtain, develop and supply rural electrification projects in Gabon in Africa. Wespro has had discussions with the government of Gabon concerning these projects, but no agreement has been reached and the government has not conducted any feasibility studies. The parties obtained letters of interest from the Export Import Bank to finance 85% of these projects up to approximately $20.5 million, which letters of interest were subsequently revoked by the Export Import Bank because of previous defaults by the government of Gabon. At present the Gabon Initiative is inactive and there are no discussions between SunWize and Wespro.

Suppliers

         Besicorp purchases solar electric modules and other photovoltaic supplies from several large manufacturers, of which Siemens is the principal supplier. Besicorp has supply agreements with its two largest suppliers. Besicorp is not currently dependent on any suppliers for its power development activities.


Sales and Distribution

         In addition to direct sales to original equipment manufacturers, industrial companies and governmental agencies, Besicorp markets and sells products through dealers and distributors


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nationwide.  At September 30, 1999,  approximately  157 solar energy dealers and
distributors,   predominantly  located  in  North  America,  offered  Besicorp's products. Besicorp also employs an in-house sales and customer support staff responsible for generating sales and assuring customer satisfaction. The distribution market is also supported by Besicorp through a catalogue maintained by Besicorp to provide information about sizing and installing solar energy systems.

Prices for Products and Systems

         Besicorp's products and systems range from complete photovoltaic systems that may cost as much as $50,000 to solar power supply products that range in price from $50 to $5,000 to pre- packaged solar electric power products that may cost as little as $50.

Customers and Backlog

         Besicorp fills orders from inventory and draws from its inventory to fabricate and manufacture customers' orders; therefore, backlog is generally filled within the following quarter. Certain sales may be drop-shipped from manufacturers' locations. Backlog of orders was $2,001,072, $274,260 and $382,410 as at March 31, 1999, 1998 and 1997, respectively. Customers for Besicorp's products include original equipment manufacturers, industrial and telecommunications companies, dealers, governmental agencies and consumers, such as inhabitants of rural areas, individuals who engage in outdoors activities and environmentally concerned consumers. During Fiscal 1999 and Fiscal 1998, sales to Allmand Brothers accounted for 9% and 14%, respectively, of sales of photovoltaic products. Besicorp does not have a contract or agreement with this customer.

Competition

         Besicorp competes in North America, the principal region in which it engages in photovoltaic activities, with approximately ten businesses engaged in the distribution of photovoltaic products, of which five have a larger market share than Besicorp. Besicorp believes that the market for value-added solar electric products and systems is highly fragmented. The major competitive factors are product price, service, technical capability and delivery.


POWER DEVELOPMENT ACTIVITIES

         Besicorp, in conjunction with one or more partners, develops independent power projects. Besicorp generally holds its ownership interests in the form of partnership or membership interests, through special-purpose entities. Usually, financing for these entities is secured solely by their respective assets.

         In  February  1999,   Besicorp  and  Empire  entered  into  the  Empire
Memorandum to form a joint development partnership (in which each party would have an initial 50% interest) to develop


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the Empire Newsprint Project, which is a newsprint recycling manufacturing plant in Ulster County, New York and a 475-megawatt natural gas-fired cogeneration power plant adjacent to the recycling plant. The power plant would supply power to the recycling plant and would also supply power for sale to power marketers for resale into the recently deregulated power market. The Empire Memorandum contemplates, among other things, that (i) Besicorp will commit $750,000 to the Empire Newsprint Project (in consideration for its 50% interest in the partnership) of which $250,000 is payable at the time of execution of the Empire Memorandum and the balance to be paid monthly thereafter (a "draw") or more often as conditions require, (ii) if Besicorp fails to fund a draw submitted by the partnership, it shall forfeit its rights to participate in the partnership as an equal partner and all Besicorp funding and billed time is to be converted to a development loan to be repaid at Financial Close, (iii) at Financial Close, Besicorp and Empire shall retain for 25 years rights to the sales and marketing of the Empire Power Facility and the Empire Newsprint Facility, respectively,
(iv) the parties will structure the financing arrangements to maximize their development capital and internal cost reimbursement, (v) development funds realized at Financial Close will be shared pro rata between the parties according to the total development cost incurred by each party, and then in accordance with their percentage ownership of the Empire Newsprint Project and
(vi) Besicorp and Empire will enter into a definitive agreement delineating their rights and responsibilities. Besicorp has paid its $750,000 Commitment and has funded the Empire Newsprint Project with an additional contribution of approximately $325,000, which contribution has not been matched by Empire. Besicorp and Empire have an oral understanding that to the extent either party contributes amounts that are not matched by the other party, their proportionate interests will be adjusted to reflect their contributions. One possibility contemplated by Management is that the estimated $5 million to $7 million of total development costs required to bring the Empire Newsprint Project to Financial Close would come in the form of advances of cash or services from, among other sources, vendors interested in participating in the construction of the Empire Newsprint Project; such vendors generally would be repaid in whole or in part at Financial Close. Either party's interest in the Empire Newsprint Project may be diluted if such party exchanges a portion of its interest in the Empire Newsprint Project to obtain financing for the Empire Newsprint Project. Besicorp has estimated in its preliminary projections for the Empire Newsprint Project that were prepared in December, 1999 that if the Empire Newsprint Project is completed, Besicorp may be able to receive at the Financial Close a development fee for its role in developing the Empire Newsprint Project that would cover its preconstruction development expenses. In addition, if the Empire Newsprint Project is completed (which in the preliminary projections is estimated to be in the fourth quarter of Fiscal 2003) at a cost $986 million, Besicorp's goal is to maintain a cash flow interest of approximately 10%, which interest might generate a net distributable pre-tax profit equivalent to $1.5 million per year (in current dollars), when using a discount rate of 15%.

         In 1999 Besicorp incurred expenses of approximately $678,266 in connection with the Empire Newsprint Project, and Besicorp also incurred internal costs of approximately $1,160,000. Besicorp expects to incur expenses of approximately $5.1 million in calender 2000 (unless development capital is obtained by the Empire Newsprint Project) and internal costs of approximately $1.1 million.


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         No assurance can be given that the parties will enter into a definitive agreement, that the Empire Newsprint Project will receive the necessary approvals from the requisite governmental authorities, including the New York State Department of Environmental Conservation and the New York State Public Service Commission, that financing for the Empire Newsprint Project (estimated to be approximately $650 million) will be obtained, that the Empire Newsprint Project will be completed, or, if it is completed, that the Empire Newsprint Project will prove profitable.

         At present, Besicorp has an interest (that it obtained as a result of the Prior Contribution) in the Krishnapatnam Project to build a coal fired power plant near the village of Krishnapatnam located 120 miles north of Chennai (Madras) on India's eastern coast. BBI, the project company developing the power plant near Krishnapatnam, is 50% owned by Besicorp and 50% owned by Chesapeake. Old Besicorp acquired its interest in the Krishnapatnam Project in 1995 for nominal consideration and invested approximately $983,000 in the Krishnapatnam Project, all of which investment was written off. In calendar 1999, neither Old Besicorp nor Besicorp spent money on the Krishnapatnam Project. Besicorp does not anticipate increasing its investment in the Krishnapatnam Project. However, it is anticipated that, due to the size of the project and the amount of debt and equity required to finance the project, Besicorp's ownership interest will be reduced substantially as the result of the participation of equity investors. Capital construction costs are currently estimated to be approximately $700 million. Approval of one or more agencies of the Indian and local governments is also required before the project can proceed. A power purchase agreement with respect to this project was entered into on November 24, 1994 though management believes that such agreement will have to be renegotiated. Management is attempting to obtain further information regarding the status of this project from Chesapeake, which is the project manager for the Krishnapatnam Project, but Chesapeake has not responded to such requests. The May 1998 nuclear tests conducted by India resulted in the imposition of economic sanctions by the United States, though such sanctions appear to have been waived by the United States through October 1999. The ability to obtain project financing may be adversely affected by these sanctions. Even if such sanctions are eliminated or the waiver thereof is extended indefinitely, no assurance can be given that the governmental approval will be granted, that financing will be obtained, that the project will be completed, or, if it is completed, that the project will prove profitable. However, if the Krishnapatnam Project is completed, Besicorp may generate profits, which might be significant, from which Outside Participating Shareholders will not benefit following the Merger.

         Besicorp is always considering new power projects, both domestically and internationally, and with entities that have served as Besicorp's partners in past development projects and with entities that have never been partners of Besicorp in any of its projects. Besicorp and prospective partners have entered into letters of intent with respect to trying to develop initiatives in Brazil and Mexico. Besicorp entered into a Master Project Agreement with MPR Associates Inc. which calls for equal sharing in development fees and ownership interest in all projects developed in Brazil by such parties. Two potential projects in Brazil have been identified (involving natural gas and bagasse fueled co-generation facilities). Bagasse is the waste product created by a sugar mill.


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


Such projects are in the early stages of development and no financing or construction contracts have been signed or are currently being negotiated with respect to these projects. In calendar 1999 Old Besicorp (before the Prior Contribution) and Besicorp (after the Prior Contribution) incurred expenses in Brazil of approximately $170,000 (including approximately $75,000 in internal expenses) in the aggregate and Management anticipates that such expenses will increase in 2000 because, as a result of improved economy, Besicorp and MPR Associates Inc. are increasing their efforts. Besicorp has engaged in early stage marketing efforts in Mexico but its efforts have not exceeded the process of identifying project opportunities in that country. In calendar 1999 Old Besicorp (before the Prior Contribution) and Besicorp (after the Prior Contribution) incurred expenses of approximately $70,000 (all of which were internal expenses) in the aggregate and Management anticipates that such expenses will decrease sharply in 2000 as a result of Besicorp's reduced interest in seeking opportunities in Mexico and its termination of the services of our representative in Mexico as of March 1, 2000. No assurance can be given that any such letter of intent or the Master Project Agreement will result in the development of any projects, or that if any projects are developed, they will prove profitable. If these projects are developed, Besicorp may earn profits from which Outside Participating Shareholders will not benefit following the Merger.

         Besicorp anticipates that projects would be developed with partners and Besicorp would hold its ownership interests, primarily in the form of partnership interests, through special-purpose entities formed to be the legal owners of the projects. Partnerships may also issue additional interests in projects during various stages of their development (e.g., in exchange for providing capital to the partnerships), thereby diluting Besicorp's interests in the partnerships.

         The developers prepare financial models of the project, document the project and arrange appropriate development capital and construction and long-term financing. In addition, developers negotiate power purchase agreements, permitting arrangements, engineering and construction contracts and financial participation and risk sharing agreements.

         Construction,  operation,  engineering,  and  design of a  project  are contracted to third parties. When development is substantially complete, the projects typically obtain construction financing which is replaced with long-term debt and/or equity financing when the construction is completed. To the maximum extent possible, financing is arranged on a limited- recourse basis, so that repayment is limited to the revenues generated by the particular project(s) being financed. Except to the extent that a developer provides bridge or other financing to a project, the debt of the partnership is collateralized solely by the assets of the project(s), without guarantees of repayment by the developer.

         Besicorp would expect to earn development fees by taking an active role in the early stage development of each project. Development fees are generally paid from the proceeds of the project loans and are capitalized as part of the cost of the project. The amounts and timing of such payments of development fees are subject to negotiations with the parties to the transaction and represent fees for services provided to the project. Other potential sources of revenues and cash


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


flows are (i) management fees for coordinating and overseeing partnership activities during the construction and operating phases of the projects and (ii) income and distributions from project operations. Projects are expected to generate income from the operation of the facilities; however, in early years of operation, the partnership may incur significant book losses, and partners will not recognize income until such time as the operating income of the projects exceeds accumulated losses. If projects are developed, Besicorp may receive profits. There can be no assurance that Besicorp will develop any power projects or that it will earn development fees on new project opportunities.


RISKS OF INTERNATIONAL OPERATIONS

         Besicorp has devoted much of its efforts in developing independent power projects towards developing foreign projects. The Krishnapatnam Project and any future foreign projects or initiatives would be required to comply with the applicable regulations of the jurisdictions where such projects and initiatives are developed. In addition, Besicorp's photovoltaic activities have included providing and installing photovoltaic systems in Mexico and, if developed, the Gabon initiative will require providing and installing photovoltaic systems in Gabon. At present, Management believes its foreign operations are currently in compliance with all material applicable regulations. However, Besicorp's foreign operations are subject to the risks of international operations, including compliance with and unexpected changes in, foreign regulatory requirements and currency control regulations, trade barriers, fluctuations in exchange rates, political instability, the potential for expropriation, local economic conditions, and difficulties in staffing and managing foreign operations.

         Projects   overseas   require   considerable   capital.   Funding   for
international projects may be obtained from various sources, including the private sector (both domestically and internationally), government sponsors (e.g., United States Trade and Development Agency, United States Agency for International Development, the Export-Import Bank of the United States and the Overseas Private Investment Corporation) and commercial banks. Obtaining such funding often is more time consuming than obtaining funding for domestic projects. There can be no assurance that sufficient funding will be available in connection with any international project. Nor can there be any assurance that Besicorp will be successful in international project development. Neither Besicorp nor Old Besicorp has ever consummated a financing for an international project. However, if projects are developed, Besicorp may receive profits substantially greater than Besicorp's expenses associated with such projects.


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


POTENTIAL NON-RECURRING FUNDS

         In addition to the photovoltaic and power plant development businesses, Besicorp pursuant to the Prior Spin-Off acquired certain of Old Besicorp's residual interests, such as the right to receive distributions from partnerships in which Old Besicorp had interests, including the partnerships which formerly owned the Power Plants. As a result, Besicorp may, from time to time, obtain non-recurring funds from these residual interests although no assurance can be given that any such funds will be obtained.

         The Partnerships which owned five of the Power Plants, Niagara Mohawk and certain other IPPs are parties to the MRA, which became effective on June 30, 1998, and which provided for, among other things, the termination or restructuring of the Power Purchase Agreements and power purchase agreements with the other IPPs. It is possible that in certain circumstances certain hydro-energy developers that withdrew from the MRA will agree to restructure or terminate their power purchase agreements with Niagara Mohawk. If any of such developers do reach such an agreement with Niagara Mohawk before July 1, 2003, Niagara Mohawk will pay the Hydro-Credits to the Partnerships and the other IPPs. If all of the developers were to enter into such agreements, Besicorp would be entitled to receive proceeds of up to approximately $1 million. As of the date hereof Besicorp has received an Anticipated Hydro-Credit Distribution of $257,640 and Besicorp expects to receive no future Anticipated Hydro-Credit Distributions although it may receive other Hydro-Credits. No agreement has been reached to date between any of the remaining developers and Niagara Mohawk. There can be no assurance that any of such developers will enter into such an agreement before July 1, 2003 or that Besicorp will ever receive any of such proceeds.

         Pursuant to the MRA, Niagara Mohawk agreed to pay certain amounts to the Partnerships and certain other IPPs in the event Niagara Mohawk materially amended, restated or otherwise restructured the power purchase agreement of NorCon. Niagara Mohawk has closed a transaction which has the effect of terminating NorCon's power purchase agreement with Niagara Mohawk. Prior to terminating NorCon's power purchase agreement, Niagara Mohawk made above-market payments under NorCon's power purchase agreement for the period between the MRA closing on June 30, 1998 and the NorCon settlement on December 3, 1999. Niagara Mohawk has indicated that such payments do not require Niagara Mohawk to make payments to the Partnerships and the other IPPs under the MRA, but at this point it is unclear whether Niagara Mohawk's interpretation of the MRA is accurate. If Niagara Mohawk's interpretation is inaccurate then the amount required to be paid by Niagara Mohawk to the Partnerships and the other IPPs pursuant to the MRA would be approximately $6.8 million of which Besicorp's share would be approximately $500,000. At this time, the Partnerships and the other IPPs are considering their options, including retaining counsel and proceeding against Niagara Mohawk. Besicorp is waiting to see what the other IPPs decide to do before deciding what it will do. If Besicorp receives any money as a result of the termination of the NorCon agreement, such payment would result in a Deferred Payment. There can be no assurance that Besicorp will ever

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


receive any such payment, or if it does, when it will be received and how much Besicorp will receive.

          Certain of these Partnerships retained the rights to the Power Plants' Allowances to emit Nitrogen Oxide (N0x). In June 1999, Besicorp received approximately $1.7 million principally from the sale of these Allowances. No additional amounts are expected to be received from the sale of Allowances.

         A partnership in which Besicorp holds an interest agreed in 1996 to indemnify a third party for any tax liability associated with the third party's tax treatment of its receipt of certain funds from this partnership. In connection with this indemnification, this partnership as required by the third party, placed an aggregate of $1,838,000 ($1,884,000 as of December 31, 1999, after giving effect to accrued interest) in the Tax Escrow, of which Besicorp is entitled, based on its proportionate ownership interest in the partnership, to approximately $920,000 ($946,000 as of December 31, 1999, after giving effect to accrued interest). The partnership is entitled to the Tax Escrow (to the extent not applied to satisfy this indemnification obligation) after the third party settles any audit of its 1995 and 1996 tax returns. As of December 31, 1999, there has been no indication that any audit will be required. Besicorp's proportionate interest in the cash in the Tax Escrow (i.e., $946,000 as of December 31, 1999, plus any accrued interest thereon) will be released to Besicorp if no audit has been commenced by June 15, 2000.

         Certain partnerships in which Besicorp has interests are being or have been liquidated. In connection with these liquidations, Besicorp has received approximately $594,000 (excluding the $1.7 million of NOx credits described above), including an Anticipated Partnership Distribution of approximately $280,000, and expects an additional Anticipated Partnership Distribution of approximately $100,000 in December, 1999. It is possible that additional amounts will be distributed but there can be no assurance that any such distributions will occur. Funds were placed in the May 1999 Escrow as a reserve for potential liabilities of these liquidating partnerships. To the extent that these funds have not been disbursed to satisfy potential liabilities on or prior to May 15, 2002, they will be distributed to the partners. If no funds are disbursed to satisfy potential liabilities, approximately $530,000 would be distributed to Besicorp other than the Anticipated Partnership Distribution.

         Old Besicorp placed $6.5 million in the Escrow Fund prior to the effectuation of the Prior Merger. Amounts, if any, not needed to provide indemnification pursuant to the Indemnification Agreement or to make certain payments will be released to Besicorp, or, pursuant to the Instructions, to Continental after March 22, 2004, so long as certain conditions have been fulfilled. See "Escrow Agreement."

         The Outside Participating Shareholders generally will be entitled to Combined Deferred Payments with respect to distributions with respect to (i) the Partnerships, (ii) Hydro-Credits and (iii) the Escrow Fund. However, monies distributed prior to October 7, 1999 and the Anticipated Hydro-Credit Distribution and the Anticipated Partnership Distributions are excluded from such


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

Combined Deferred Payments. See "Plan of Merger -- Merger Consideration." However, no assurance can be given that any such distributions will occur, or if they occur, when they will occur.

RESEARCH AND DEVELOPMENT

         Expenditures for photovoltaic research and development were $609,399, $697,182 and $646,817 for Fiscal 1999, Fiscal 1998 and Fiscal 1997,
respectively. These expenses include personnel expenses of $223,799, $330,428 and $301,055 for Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively. Of the total amounts, expenses attributable to Besicorp's agreements with NYSERDA were $331,539, $520,950 and $414,307 for Fiscal 1999, Fiscal 1998 and Fiscal 1997,
respectively. No assurance can be given that funds for research and development will be available to Besicorp from internal or external sources and the failure to obtain such funds may have an adverse effect on Besicorp's operations.

INTELLECTUAL PROPERTY

         While Besicorp does own certain intellectual property rights (e.g., patents, trademarks and trade secrets), Management does not believe that these rights are essential to Besicorp's current operations.


GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

         The development and manufacture of photovoltaic products are not subject to U.S., state, foreign and local statutes and regulations (other than statutes and regulations generally applicable to the development and manufacture of products).

         The operations of Besicorp are subject to various U.S., state, foreign and local laws and regulations with respect to environmental matters, including air and water quality and underground fuel storage tanks, and other regulations intended to protect public health and the environment. Compliance by Besicorp with such laws and regulations has not had a material adverse effect upon Besicorp, and Besicorp believes it is in material compliance with all such applicable laws and regulations. Based upon current laws and regulations and the interpretations thereof, Besicorp has no reason to believe that the costs of future environmental compliance would be likely to materially adversely impact the business, results of operations, cash flows or financial position of Besicorp. However, the partnerships or other special purpose entities formed to develop power project initiatives may incur substantial costs to comply with applicable environmental regulations.


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


EMPLOYEES

         As of January 31, 2000, Besicorp had approximately 71 full-time and two part-time employees. None of these employees are represented by a union. In the opinion of management, its relationship with its employees is satisfactory.


PROPERTIES

         Besicorp owns or leases the properties identified below:


Location of Property                    Nature of Ownership                     Use of Property

Kingston, New York                      Owned                                   Corporate Headquarters
(Includes land and the 8,000
square foot building thereon)

Stelle, Illinois                        Lease, expiring April 2000,             Photovoltaic Activities uses
(Lease of 2,000 square feet)            for $575 per month                      as sales office

Kingston, New York                      Term lease expiring May 31,             Photovoltaic Activities
(Lease of 17,000 square feet)           2000 for $13,851 per month.             Facility

Santa Cruz, California                  Lease for $410 per month,               Photovoltaic Activities uses
(Lease of approximately 300             expiring January 2000                   as sales office
square feet)
Ulster, New York                        Owned                                   Investment purposes
(approximately 28 acres of
unimproved property)
San Diego, California                   Lease for $690 per month.               Photovoltaic Activities uses
(Lease of 325 sq. feet)                 Term is month to month.                 as sales office


         Besicorp sold on January 18, 2000 its property in Ellenville, New York to an unaffiliated third party for $95,000 (with Besicorp providing 100% of the buyer's financing).

         Besicorp is building a facility for SunWize in Kingston adjacent to the Corporate Headquarters because it must vacate its current facilities by May 31, 2000. Management believes


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


it can realize efficiencies and saving by building the facility and it needs additional space. Construction commenced in October 1999 and Management estimates that the facility will be completed in May 2000 at a cost of approximately $2 million. To finance the facility, Besicorp is negotiating with the Ulster County Industrial Development Agency for the issuance of Industrial Development Bonds which would cover all of the costs, including those incurred prior to the issuance of the Bonds, of the facility. Management anticipates that the Bonds will be issued no sooner than December 1999 and that the first payment of interest would not be due prior to June 2000. No assurance can be given that financing will be available.

LEGAL PROCEEDINGS

         Besicorp has, pursuant to the Prior Contribution Agreement, agreed to assume all liabilities of Old Besicorp, other than certain specified liabilities (relating to certain taxes, intercompany liabilities and merger costs) which were retained by Old Besicorp. The total amount of liabilities (other than contingent liabilities arising out of litigation involving Old Besicorp or Besicorp, which liabilities, if any, Management believes would be satisfied from the Escrow Fund) assumed by Besicorp pursuant to the Prior Contribution Agreement was approximately $1 million. In addition, in connection with the Prior Plan of Merger, Besicorp entered into the Indemnification Agreement whereby Besicorp agreed to indemnify the Prior Merger Parties for damages relating to various matters including, breaches of the Prior Merger Agreement and substantially all of Old Besicorp's litigation that was pending at the time of the Prior Merger. See "Indemnification Agreement." Contemporaneously with the closing of the Prior Merger, Old Besicorp deposited $6.5 million in the Escrow Fund to fund the indemnification obligations arising out of the Indemnification Agreement. See "Escrow Agreement." Management anticipates that Besicorp would not be required to make any payments pursuant to the Indemnification Agreement or to otherwise satisfy the liabilities assumed pursuant to the Prior Contribution Agreement because the Escrow Fund should be sufficient to satisfy such obligations. Notwithstanding the foregoing, Besicorp has, pursuant to, among other things, the Indemnification Agreement agreed to indemnify the Prior Merger Parties with respect to the matters identified below and may be liable for all damages, if any, in connection with such matters. Consequently, Besicorp may be liable for all damages, if any, and expenses in connection with the following matters to the extent such claims are not satisfied by the Escrow Fund.

         On March 5, 1999, James Lichtenberg and John Bansbach commenced the March Litigation by filing the March Complaint. The two named plaintiffs are the plaintiffs in the Bansbach Litigation and the Lichtenberg Litigation which are described below.

         The March Complaint asserted four claims for relief: (i) a claim against Besicorp and the March Director Defendants under section 14(a) of, and Rule 14a-9 promulgated pursuant to, the Exchange Act; (ii) a claim against the March Director Defendants under section 20(a) of the

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

Exchange Act; (iii) a claim against the March Director Defendants for breach of fiduciary duty; and (iv) a claim against BGI Parent and BGI Acquisition for aiding and abetting the alleged breach of fiduciary duty. The March Complaint alleges that (i) the proxy statement sent to Old Besicorp's shareholders in connection with the meeting of Old Besicorp's shareholders to adopt the Prior Plan of Merger was materially misleading because it failed to adequately disclose all available material information regarding the effect of the Prior Merger on the Derivative Litigation; (ii) the Prior Merger was intentionally structured to accomplish the termination of the Derivative Litigation; and (iii) Old Besicorp and its directors breached their fiduciary duty by (a) intentionally structuring the Prior Merger so as to cause the termination of the Derivative Litigation, (b) failing to retain independent counsel to act on behalf of Old Besicorp's minority shareholders, (c) failing to retain an independent investment banker to opine on the fairness of the Prior Merger to Old Besicorp's minority shareholders, (d) failing to form an independent committee to ensure that the Prior Merger was fair to and in the best interests of Old Besicorp's minority shareholders, and (e) providing for a $1 million bonus to Michael F. Zinn and a $500,000 bonus to Michael J. Daley, which the March Complaint deems to be excessive and/or unwarranted compensation.

         The March Complaint seeks injunctive relief directing full disclosure of the financial impact on Old Besicorp's shareholders of the termination of the Derivative Litigation and full disclosure of the alleged intentional structuring of the Prior Merger to cause the termination of the Derivative Litigation. The March Complaint also seeks an order directing that the Derivative Litigation be transferred to Besicorp, that the Prior Merger consideration payable to Michael
F. Zinn, Martin E. Enowitz and Steven I. Eisenberg for their shares of Old Besicorp's common stock (which were subject to the Lichtenberg Litigation) be held in escrow, and that certain amounts at issue in the Bansbach Litigation be held in escrow pending final adjudication of the respective actions. The March Complaint also seeks unspecified money damages.

         On March 18, 1999, the District Court entered the Prior Merger Order requiring (i) the Prior Assignment of the Derivative Litigation to Besicorp prior to the effectuation of the Prior Merger; (ii) that defendants Michael F. Zinn, Steven I. Eisenberg and Martin E. Enowitz take no action to place the Prior Merger Consideration they would receive beyond the reach of the United States courts so as to render the defendants unable to satisfy any judgment which may be rendered in the Lichtenberg Action; and (iii) that plaintiffs post a bond in the amount of $100,000 within seven days of the date of the order, which bond was posted. Besicorp filed a motion for reconsideration of the Prior Merger Order and the District Court in June 1999 denied Besicorp's motion for reconsideration of the Prior Merger Order. Besicorp appealed the Prior Merger Order and the denial of reconsideration to the United States Court of Appeals for the Second Circuit. Messrs. Lichtenberg and Bansbach moved to dismiss the appeal, in part or in whole, based on non-substantive issues concerning the timeliness of the appeal with respect to the Prior Merger Order and the June 1999 order denying reconsideration of the Prior Merger Order. On February 17, 2000, the Second Circuit issued a decision consisting of a majority opinion and a dissenting opinion. The majority opinion granted the motion to dismiss the appeal as to the Prior Merger Order but not as to the June 1999 order. The dissenting opinion found that the appeal was timely

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

as to the Prior Merger Order. Besicorp intends to move for rehearing en banc of the decision granting, in part, the motion to dismiss the appeal. The Prior Contribution Agreement effected the Prior Assignment of the Derivative Litigation. Therefore, the action is a Besicorp Assumed Matter and Besicorp's costs are funded from the Escrow Fund. The effectuation of the Merger ordinarily would adversely affect the Derivative Litigation; however, by assigning Besicorp's interests in the pending Bansbach Litigation to WOM pursuant to the
Spin-Off, the named plaintiff should be able to maintain the Bansbach Litigation. However, as discussed below, the Lichtenberg Litigation is not being assigned because the complaint in the Lichtenberg Complaint has been dismissed. See "Factors to be Considered -- Interests of Executive Officers and Directors in the Merger."

         In December 1998, Fenster commenced an action in the New York Supreme Court, New York County, against Old Besicorp, BGI Parent, BGI Acquisition, Josephthal and each of the members of the Old Besicorp Board. In the complaint Fenster indicated that he is seeking class certification. The complaint alleged that the Prior Merger Consideration is inadequate and less than Old Besicorp's intrinsic value, that in adopting the Prior Plan of Merger the Old Besicorp Board had been unduly influenced by Michael F. Zinn, and that the Old Besicorp Board breached its fiduciary duty to its shareholders. The complaint also alleged that Mr. Zinn and the other members of the Old Besicorp Board would receive the following allegedly unlawful additional consideration that the remaining shareholders would not receive: (i) the Escrow Fund, that, according to the complaint, has been established primarily to benefit them, (ii) the acceleration of certain of the Old Besicorp Rights (iii) bonuses for certain members of senior management. Fenster is seeking, among other things, unspecified compensatory damages and an order that the defendants take appropriate measures to maximize shareholder value. Old Besicorp filed a motion for summary judgment to dismiss the complaint on the grounds that plaintiff's alleged claims cannot be asserted in a class action, but rather must be alleged in a shareholder derivative action subject to various preconditions and other requirements. Oral arguments of the summary judgment motion were presented on June 22, 1999. The Court dismissed the action with prejudice in February 2000. This matter was assumed by Besicorp pursuant to the Prior Contribution Agreement. Therefore, the action is a Besicorp Assumed Matter and Besicorp's costs are funded from the Escrow Fund.

         In December 1998, an action was commenced in the New York Supreme Court, Westchester County, entitled Energy Investment Research Inc. v. Besicorp Group, Inc., Index No. 98/19707. The complaint alleged, among other things, that Old Besicorp is obligated to pay EIR 1.5% of all net cash and/or securities received by Old Besicorp from its general partnership interests in the Carthage and South Glen Falls Partnerships. EIR seeks, among other things, a declaratory judgment that it is entitled to 1.5% of the distributions from the MRA and has asked for payments in excess of $750,000. Old Besicorp answered this complaint, denied all of the material allegations and asserted certain affirmative defenses. The parties are currently engaged in discovery. EIR filed a mandatory Chapter 7 petition in the U.S. Bankruptcy Court for the Southern District of New York on or about August 2, 1999. EIR's claims will be heard in an adversary proceeding in the bankruptcy case. It is anticipated that discovery in the adversary proceeding will commence shortly. This matter was assumed by Besicorp pursuant to the Prior Contribution Agreement. Therefore, the action is a Besicorp Assumed Matter and Besicorp's costs are funded from the Escrow Fund.

         In June 1997, Old Besicorp and Michael F. Zinn (then the Chairman of the Board, President and Chief Executive Officer of Old Besicorp and currently the Chairman of the Board, President and Chief Executive Officer of Besicorp), each entered a guilty plea, in the United States District Court for the Southern District of New York, to one count of causing a false statement to be made to the Federal Election Commission and one count of filing a false tax return, all in connection with the Proceeding. As a result of such pleas, Old Besicorp was fined $36,400, and Mr. Zinn was fined $36,673 and sentenced to a six-month term of incarceration (which commenced in November 1997 and has been completed), and a two-year term (which commenced in May 1998 and was recently terminated before the scheduled end of the term) of supervised release thereafter. He resigned as Chairman of the Board, President and Chief Executive Officer of Old Besicorp in November 1997 and was reappointed to such positions in May 1998.

         In August 1997, John Bansbach commenced the Bansbach Litigation. Old Besicorp was named as a nominal defendant in this shareholder derivative action and the other named defendants either were officers and/or directors of Old Besicorp at the time of the alleged acts or omissions for which relief is sought or became officers and/or directors of Old Besicorp thereafter. The plaintiff sought to hold the defendants other than Old Besicorp liable to Old Besicorp:
(a) for all sums advanced to or on behalf of Michael F. Zinn in connection with his defense of the Proceeding; (b) for all sums advanced to or on behalf of Michael Daley, who was subpoenaed for information in connection with this matter; (c) for all legal expenses, costs and fines incurred by Old Besicorp itself in connection with the Proceeding; (d) for all harm to Old Besicorp's reputation and goodwill resulting from the Proceeding; (e) for punitive damages; and (f) for plaintiff's attorneys' fees, costs and expenses. The trial court dismissed the action, stating that the plaintiff had failed to make the requisite pre-suit demand upon the Old Besicorp Board and had failed to demonstrate that such a demand would be futile. The plaintiff appealed this decision. On February 4, 1999, the Appellate Division reversed the trial court's dismissal and reinstated the action finding that the bare allegations of the complaint sufficiently alleged that a pre-suit demand on the Old Besicorp Board would have been futile. The parties are currently engaged in the discovery process. This matter was assumed by Besicorp pursuant to the Prior Contribution Agreement. Therefore, the action is a Besicorp Assumed Matter and Besicorp's costs are funded from the Escrow Fund. If Bansbach ultimately was to prevail on all of his claims, the Bansbach Litigation could result in the recovery by Besicorp of approximately $1 million, excluding interest and punitive damages. This matter will be assigned to WOM pursuant to the Spin-Off and therefore if the plaintiff were to prevail, WOM and not Besicorp would receive any recovery.

         On March 29, 1993 James Lichtenberg commenced the Lichtenberg Litigation. Old Besicorp was named as a nominal defendant in this shareholder derivative action and the other


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


defendants were directors and officers of Old Besicorp at the time the action was filed. The complaint alleged that the directors breached their fiduciary duties to Old Besicorp by, among other things, the issuance of stock to themselves in lieu of cash compensation, allegedly for inadequate consideration, and by the accounting treatment given to Old Besicorp's interest in various partnerships which owned and operated cogeneration facilities, which allegedly depressed the price of Old Besicorp's common stock. The plaintiff sought an award of damages to Old Besicorp, including punitive damages and interest, an accounting and the return of assets to Old Besicorp, the appointment of independent members to the Old Besicorp Board, the cancellation of shares allegedly improperly granted, and the award to the plaintiff of costs and expenses of the lawsuit including fees. If Lichtenberg ultimately had prevailed on all of his claims, the Lichtenberg Litigation could have resulted in the recovery by Besicorp of approximately $44.5 million. This matter was assumed by Besicorp pursuant to the Prior Contribution Agreement. Therefore, the action was a Besicorp Assumed Matter and Besicorp's costs are funded from the Escrow Fund.

         The Supreme Court dismissed the Lichtenberg Litigation based on the judicial deference accorded under the business judgment rule to the recommendations of a corporation's properly constituted special litigation committee. The Old Besicorp Board's special litigation committee (comprised of independent outside directors of Old Besicorp) concluded that the continuation of the Lichtenberg Litigation was not in the best interests of Old Besicorp. The dismissal of the complaint was unanimously affirmed in April 1999 by the Appellate Division, Third Department. The plaintiff's motion in the Appellate Division, Third Department seeking leave to appeal to the Court of Appeals, New York's highest appellate court, was unanimously denied. A further motion in the New York Court of Appeals for leave to appeal the dismissal of the complaint to that court was denied on November 18, 1999. Lichtenberg has exhausted all possibilities for appellate review and the dismissal of the complaint constitutes a final judgment on the merits.
Therefore, the matter is not being assigned to WOM.

         On November 8, 1990 S.N.C. commenced an action in New York Supreme Court, New York County, against Old Besicorp, and certain of the Partnerships and their affiliates and an unaffiliated contractor. The complaint alleged that S.N.C. was awarded the unaffiliated contracts to construct two power plants and that the contracts were subsequently awarded to the Contractor in breach of S.N.C.'s contract. S.N.C. seeks an award of compensatory damages in an undetermined amount in excess of $680,000 and punitive damages. The Court granted the defendants' motion for summary judgment in part but denied the motion insofar as it sought dismissal of plaintiff's claims for: (1) breach of preliminary agreement to negotiate in good faith; (2) unjust enrichment/quantum meruit; (3) promissory estoppel; and (4) fraud and negligent misrepresentation. The Court's decision was upheld by the Appellate Court. The case is proceeding through the litigation process in the Supreme Court, New York County. Any liability arising out of this litigation would be first satisfied by the May 1999 Escrow.

         Old  Besicorp  is a party to a legal  proceeding  in New  York  Supreme
Court,   Ulster  County,  that  was  commenced  on  June  20,  1995,  seeking  a determination that Enowitz, a former director

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

and executive officer of Old Besicorp, is not entitled to the 100,000 Enowitz Shares of Old Besicorp's common stock. Old Besicorp believes that such shares were forfeited when he left the employ of Old Besicorp prior to the scheduled vesting dates with respect to such shares and that, as a result, he was obligated to resell the shares to Old Besicorp. Enowitz asserts, among other things, that such vesting schedule was not applicable to him because he was disabled. Old Besicorp, among other things, disputes Enowitz's allegation that he was disabled. Because of the uncertainty with respect to the ownership of these shares, the Prior Plan of Merger provided that the merger consideration payable in respect of such shares would be held in escrow pending resolution of the dispute regarding the ownership of these shares and the rights, if any, of BGI Acquisition, BGI Parent and the Surviving Corporation to such Prior Merger Consideration would be assigned without recourse to Old Besicorp's shareholders. Therefore, the Prior Merger Consideration of approximately $3.7 million (and the 4,000 Disputed Shares of Besicorp Common Stock) payable with respect to the Enowitz Shares are held by Continental Stock Transfer & Trust Co., Besicorp's transfer agent. The Plan of Merger also provides that the 4,000 Disputed Shares will be held in escrow pending resolution of the dispute. (See "Plan of Merger -- Merger Consideration"). If it is determined that Mr. Enowitz was not entitled to the Enowitz Shares, Old Besicorp's shareholders will receive, on a pro rata basis, such monies and the Merger Consideration attributable to the Disputed Shares less Old Besicorp's costs (estimated to be less than $100,000) to repurchase such shares. If it determined that Mr. Enowitz was entitled to the Enowitz Shares, he will receive the Prior Merger Consideration attributable to those shares and the Merger Consideration attributable to the Disputed Shares. As a result neither Besicorp nor its shareholders have any rights in connection with the Enowitz Shares (including in respect to the Disputed Shares), but the costs of the proceeding are financed with the Escrow Fund.

         On September 27, 1999, Besicorp commenced the RICO Action in the Supreme Court of the State of New York, Ulster County. The RICO Action arises out of an alleged conspiracy by the defendants, who consist of two former employees and several shareholders, including the plaintiff in the Lichtenberg Litigation, to unlawfully exert or obtain control over Old Besicorp and all its assets. Besicorp believes that the defendants, as part of their scheme to acquire control over Old Besicorp, conspired to foment federal and civil litigation, including the Lichtenberg Litigation, against Old Besicorp through a continuous and ongoing campaign of false statements and accusations of wrongdoing made to governmental agencies. The complaint alleges that at the annual Old Besicorp shareholders' meeting held on September 27, 1995, the defendants attempted to pressure Old Besicorp's management to provide them with control over Old Besicorp's Board of Directors. Besicorp also believes that the defendants published false and misleading information over the Internet in order to further their objectives of destabilizing Old Besicorp and acquiring control. The complaint alleges that as a result of the defendants' conduct, Old Besicorp suffered damages including legal fees associated with responding to groundless accusations, injury to its ability to obtain capital, injury to its ability to build and grow in accordance with its business plans and injury to its reputation. The RICO Action asserts claims under RICO for treble damages and claims under New York State law including tortious interference with prospective business advantage, business disparagement, prima facie tort, conspiracy, and breach of contract. Besicorp's expenses connected to this matter are being funded with monies from the Escrow Fund


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


and any recovery, if any, will be an Adjustment Amount for purposes of the Combined Deferred Payments. See "Plan of Merger -- Merger Consideration." The RICO Action has just commenced and therefore no assurances can be given as to when it will be resolved, what amounts will be funded from the Escrow Fund, whether Besicorp will prevail, and, if so, what damages it will recover.

         Other than as discussed above, Besicorp is party to various legal matters in the ordinary course of business, the outcome of which Besicorp does not believe will materially affect its operations. However, Besicorp may incur substantial legal fees and other expenses in connection with these matters. Besicorp's liabilities and rights with respect to the legal proceedings that were assumed pursuant to the Prior Contribution Agreement will be funded by the Escrow Fund. See "Escrow Agreement" and "Indemnification Agreement." Besicorp is responsible for all expenses with respect to proceedings that were not assumed pursuant to the Prior Contribution Agreement.

         The Outside Participating Shareholders generally will be entitled to Deferred Payments with respect to recoveries from these matters, except as indicated above. See "Plan of Merger -- Merger Consideration."




CERTAIN RELATED PARTY TRANSACTIONS

         The Airport Enterprises, which are owned by Michael F. Zinn, own and operate an airport where Besicorp's plane is maintained. Besicorp provides the administrative services required in connection with the operation of the airport and Airport Enterprises maintains Besicorp's plane and provides Besicorp with the use of the airport. Airport Enterprises owed Besicorp (as of March 31, 1999) and Old Besicorp (as of March 31, 1998) $58,675 and $47,662, respectively, net of Airport Services performed by Airport Enterprises on behalf of Besicorp and Old Besicorp. The cost of these Airport Services were recorded for Fiscal 1999 and Fiscal 1998 as $59,925 and $31,939, respectively. These sums do not bear interest. There is no specified date for the repayment of such indebtedness as Besicorp, on an annual basis, offsets against the amount owed to it by Airport Enterprises, the amount it owes to Airport Enterprises.

         Old Besicorp paid legal expenses incurred by it and certain directors, officers, employees and their spouses in connection with the Proceeding the Lichtenberg Litigation and the Bansbach Litigation. In part, such payments constituted, pursuant to applicable law and governing documents, advances by Old Besicorp of certain legal expenses on behalf of certain officers and directors in connection with these matters. These officers and directors are obligated to repay amounts paid by Old Besicorp on their behalf in certain circumstances.

         As of March 31, 1999 and 1998, such advances on behalf of Michael F. Zinn in connection with the Proceeding equaled $338,517. Of such sum, Mr. Zinn agreed to reimburse $186,000 to


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

Old Besicorp, subject to a determination as to whether such reimbursement is required by the NYBCL, and as of December 31, 1998, he had reimbursed $45,000 to Old Besicorp. In January 1999, after the receipt of a report from independent legal counsel addressing the propriety under the NYBCL and Old Besicorp's by-laws of indemnifying Mr. Zinn, a committee of the Old Besicorp Board
(composed of independent directors) determined that Mr. Zinn was entitled to full indemnification with respect to the Proceeding. This committee (i) authorized the repayment to Mr. Zinn of the $36,673 fine he had paid and the refund of $45,000 he had previously reimbursed Old Besicorp; (ii) acknowledged that Mr. Zinn had no further obligations with respect to the remaining $141,000 (of the $186,000) Mr. Zinn had, subject to a determination as the propriety of indemnification, agreed to reimburse Old Besicorp; and (iii) authorized the reimbursement of Mr. Zinn for the legal fees and expenses (approximately $39,180) which had been incurred by third parties in connection with the Proceeding and which had been paid by him. All such reimbursements were made during the fourth quarter of Fiscal 1999 and any related receivables were written off and charged to expenses during that period. In addition, Old Besicorp made additional payments of legal fees and disbursements of approximately $497,000 in connection with the Proceeding on behalf of directors, officers and employees (and spouses) of Old Besicorp (including certain amounts incurred on behalf of Old Besicorp) who were defendants or actual or potential witnesses in this matter.

         In connection with the Lichtenberg Litigation, Old Besicorp had made payments as of March 31, 1999 of approximately $829,168 in the aggregate in legal fees and disbursements on behalf of Old Besicorp, Mr. Zinn and other directors and/or officers of Old Besicorp.

         In connection with the Bansbach Litigation, Old Besicorp had made payments as of March 31, 1999 of approximately $155,085 in the aggregate in legal fees and disbursements on behalf of Old Besicorp, Mr. Zinn, and other directors and officers of Old Besicorp.

         Besicorp has not advanced any monies with respect to the Proceeding, the Lichtenberg Litigation or Bansbach Litigation. If there is a final judgment adverse to the defendants in the Bansbach Litigation, Mr. Zinn may be required to repay his advances in connection with the Proceeding, and it is possible that certain individuals would be required to reimburse Old Besicorp for certain of its payments. As a result of the Prior Contribution Agreement, the right to receive such repayments and reimbursements has been assigned to Besicorp.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the shares of Besicorp Common Stock owned as of February 4, 2000, by each beneficial owner of 5% or more of the Besicorp Common Stock, each current director, the persons currently serving as executive officers and by all current directors and executive officers as a group. Except as otherwise provided in the footnotes to the table, the beneficial owners have sole voting and investment power as to all securities.


                                    Number of Shares
Name of                             of Common Stock                    Percent of Common Stock
Beneficial Owner                    Beneficially Owned (1)(2)          Beneficially Owned (1)(2)

Besicorp Holdings, Ltd.                      57,967 (3)                       42.7% (3)
Michael F. Zinn                            3,000 (4)(5)                        2.2% (4)
The Trust                                    10,000 (6)                        7.4% (6)
Gerald A. Habib                                 650 (7)                        *
Richard E. Rosen                                650 (7)                        *
Michael J. Daley                              2,420 (8)                        1.8%
Joseph P. Novarro                               713 (9)                        *
Melanie Norden                                  550 (7)                        *
Frederic Zinn                                1,750 (10)                          1.3%
James Curtin                                   400 (11)                        *
Current Directors and
  executive officers as
  a group (8 persons)                       68,100 (12)                       50.1% (3)


*  Less than 1 percent.

(1) Except as described below, such persons have the sole power to vote and direct the disposition of such shares. Pursuant to the Plan of Merger, Besicorp Holdings, Ltd. and Michael F. Zinn have agreed to vote their shares of Besicorp Common Stock in favor of adopting the Plan of Merger.

(2) Based on 135,886 shares of Besicorp Common Stock outstanding as of January 31, 2000, which includes 5,824 shares that may be issued to former shareholders of Old Besicorp's common stock who have not yet tendered their shares of Old Besicorp's common stock in connection with the Prior Merger and the Prior Distribution.

(3) Michael F. Zinn, the Chairman of the Board, President and Chief Operating Officer of Besicorp, owns beneficially approximately 94.5%, and members of his immediate family own the remaining approximately 5.5%, of the shares of common stock of Parent. Consequently Mr. Zinn can be deemed to have beneficial ownership of these shares.

(4) Excludes 57,967 shares held in the name of Parent, which are listed above. Mr. Zinn owns beneficially approximately 94.5% of the shares of common stock of Parent. Does not include 10,000 shares owned by the Trust established by Mr. Zinn; Mr. Zinn disclaims beneficial ownership of these shares. Mr. Zinn is the Chairman of the Board, President and Chief Executive Officer of Besicorp.

(5)      Includes 3,000 Management Restricted Shares.


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


(6) The Zinn Family Charitable Trust was established by Michael F. Zinn. However, he disclaims beneficial ownership of these shares.

(7)      Includes 350 Independent Directors' Restricted Shares.

(8)      Includes 1,750 Management Restricted Shares.

(9)      Includes 625 Management Restricted Shares.

(10)     Includes 1,750 Management Restricted Shares.

(11)     Includes 400 Management Restricted Shares.

(12)     Includes 57,967 shares held in the name of Parent.  See Note (3).

         The address for each of the individuals identified above is: 1151 Flatbush Road, Kingston, New York 12401. The address for the Trust is c/o Louis Pierro, Independent Trustee, 21 Everett Road, Albany, New York 12205.


               MARKET INFORMATION REGARDING BESICORP COMMON STOCK

         The Besicorp Common Stock is not listed on any Exchange or quoted on NASDAQ or any other automated quotation system. To the knowledge of Besicorp, there has been no trading of the Besicorp Common Stock since it was distributed to the former holders of Old Besicorp's common stock on March 22, 1999 in the Prior Distribution, at which time the Besicorp Common Stock was deemed to have a value of $43.01 per share for the purpose of, among other things, providing cash in lieu of fractional shares of Besicorp Common Stock. When the Restricted Shares were issued, which issuance was effective in May, 1999, they were valued at $43.00 per share for financial statement purposes. Accordingly, no trading prices are available.

         There were approximately [3,490] shareholders of record of Besicorp Common Stock as of the Record Date. Besicorp has never paid, and has no plans to pay, any cash dividends on the Besicorp Common Stock.


               INFORMATION REGARDING PARENT AND ACQUISITION CORP.

         THE BUYER HAS ADVISED US AS FOLLOWS:

         Besicorp Holdings, Ltd. ( i.e. Parent) is a New York corporation. Besi Acquisition Corp. (i.e. Acquisition Corp.) is a New York corporation, and is wholly owned by Parent. Acquisition Corp. is a transitory, special purpose corporation that was formed solely to implement the transactions in connection with the Merger. Parent holds 57,967 shares of Besicorp Common Stock representing approximately 42.6% of the issued and outstanding shares of Besicorp Common Stock. Parent acquired these shares from Avalon, which, in turn, had acquired the shares from Michael F. Zinn, who is the Chairman of the Board, President and Chief Executive Officer of Besicorp, Parent and Acquisition Corp., and members of his immediate family. Acquisition Corp. and Parent have not carried on any activities other than ( i) activities relating to their organization, ( ii) Parent's receipt of 57,967 shares of Besicorp Common Stock and ( iii) in connection with the Merger. Avalon, a limited liability company organized under the laws of Virginia, owns approximately 94.5% of the shares of Parent's common stock. The only members of Avalon are Michael F. Zinn and his wife, Valerie Zinn, who owns a nominal interest in Avalon. The remaining approximately 5.5% of the shares of Parent's common stock is owned by immediate relatives of Mr. Zinn.

         Until immediately prior to the time Parent and Acquisition Corp. will participate in the Merger, it is anticipated that such entities will not have any significant assets or liabilities other than those incident to their formation and capitalization, the 57,967 shares of Besicorp Common Stock held by Parent, and the transactions contemplated by the Merger.

          The principal offices of Parent, Acquisition Corp., Avalon and Avalon Funding are located at 1151 Flatbush Road, Kingston, New York, 12401, ( 914) 336-7700.

          It is expected that following the Merger, the businesses and operations of Besicorp will be continued by it, as the Surviving Corporation, substantially as they have been conducted since the Prior Spin-Off . Parent has no present intention to cause (and has not entered into discussions or negotiations with third parties to cause) the Surviving Corporation or any subsidiary to engage in transactions which would result in a sale of all or material portions of the stock, businesses or assets of the Surviving Corporation, or to acquire businesses or material assets, or to borrow funds or secure borrowing with the assets of Besicorp, except with respect to the HSBC Credit Facility. The Buyer has no plans to restructure itself or the Surviving Corporation following the Merger.

          It is intended that, following the Merger, the Board of directors of Besicorp will consist of two members, and that Michael F. Zinn and Frederic Zinn will each be elected for a term of one year. Besicorp will not materially increase the compensation of its key executive personnel.



MERGER CONSIDERATION, FEES AND EXPENSES.

          Parent estimates that the total Cash Merger Consideration payable to Outside Participating Shareholders upon the effectuation of the Merger will be at least $4,587,318 in cash as the aggregate Cash Merger Consideration for all of the shares of Besicorp Common Stock held by such shareholders, assuming that there are no Dissenters. This amount will be provided by

Parent. In the event that Outside Participating Shareholders properly exercise their dissenter's rights, the Surviving Corporation may be required to expend an unspecified amount of additional finds or may not expend the full amount of the funds referred to above. See "Factors to be Considered -- Rights of Dissenting Shareholders." It is anticipated that such additional funds, if any, will be derived from the HSBC Credit Facility. See -- Source of Funds." It is anticipated that the fees and expenses incurred by the Buyer (principally, fees, and expenses of their legal and accounting advisors) in connection with the Merger will be approximately $100,000.

SOURCE OF FUNDS.

         Avalon Funding, which is controlled by Michael F. Zinn, has been granted the HSBC Credit Facility by HSBC Bank. Avalon Funding intends, in turn, to lend Parent approximately $4.6 million which Parent will utilize to fund its obligations pursuant to the Plan of Merger, including the payment of the Cash Merger Consideration. There is no loan agreement, note or other instrument that will document the loan to Parent, and since Parent and Avalon Funding are related parties the loan will only be evidenced by entries in the books of Avalon Funding and Parent. The terms and conditions, including the interest rate and period of the loan, have not been determined.

         The HSBC Credit Facility is a discretionary line of credit granted by HSBC Bank to Avalon Funding to a maximum of $10 million principal amount of borrowing. Borrowings under the HSBC Credit Facility can be made, from time to time, in increments up to $10 million. Each borrowing under the HSBC Credit Facility requires the approval of HSBC Bank. All borrowings under the HSBC Credit Facility are payable on demand, or in any event, on December 31, 2000. There is no assurance that HSBC Bank will approve any request to borrow under the HSBC Credit Facility, or that the HSBC Credit Facility will be renewed after December 31, 2000.

         Borrowings pursuant to the HSBC Credit Facility bear interest, at the option of Avalon Funding, either at a rate equal to the LIBOR, plus 1.00%, or at the Prime Rate, minus 1.00%. LIBOR is the "London Interbank Overnight Rate," and the Prime Rate is that rate announced as the Prime Rate by HSBC Bank from time to time.

         Repayment  of  the  borrowings   under  the  HSBC  Credit  Facility  is
guaranteed by Michael F. Zinn, and is also secured by certain investment accounts belonging to Michael F. Zinn at other institutions.

         The Buyer has no other plans for financing or refinancing other than rolling over the HSBC Credit Facility.

                            SOURCES AND USES OF FUNDS

         It is anticipated that the fees and expenses incurred by Besicorp in connection with the Merger will be as follows:

Attorney's Fees and Expenses                                      $
Accountant's Fees and Expenses                                    $
Appraisal Fees                                                    $
Financial Advisor Fees                                            $
Printing Costs                                                    $
Distribution Expenses                                             $
Registration Fees                                                 $
Miscellaneous                                                     $
                                                                  $



                                  OTHER MATTERS

         As of the time of preparation of this Proxy Statement, the Board of Directors knows of no matters that will be acted on at the Special Meeting other than the adoption of the Plan of Merger.
 If any other matters are presented for action at the Special Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the persons named as proxies in the accompanying proxy card.


                         ANNUAL MEETING OF SHAREHOLDERS

         If the shareholders adopt the Plan of Merger, and if all other conditions to the Merger are satisfied or waived, it is expected that the Merger will be effectuated on or about April 7, 2000. Besicorp does not plan to hold an annual meeting of shareholders following the Special Meeting unless the Merger is not effectuated. If the Merger is not effectuated, shareholder proposals received by the Secretary of Besicorp a reasonable time before Besicorp begins to print and mail its proxy materials will be considered for inclusion in the proxy materials for Besicorp's next Annual Meeting of Shareholders.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Besicorp's independent public accountants for the fiscal year ended March 31, 1999 and for the current fiscal year are Citrin Cooperman & Company, LLP. It is anticipated that representatives of such firm will be present at the Special Meeting and that they will be available to respond to questions from shareholders.

                             ADDITIONAL INFORMATION


         Copies of the following materials are available for inspection and copying at the offices of Besicorp, 1151 Flatbush Road, Kingston, New York during regular business hours by shareholders of Besicorp or by persons who have been designated in writing as representatives of such shareholders:

                  (i) Josephthal's presentation, which report was the basis for the Fairness Opinion, and (ii) two reports of Commercial Associates Realty regarding Besicorp's real property.

In addition, such materials will be sent to any such shareholder or representative, at the expense of such shareholder or representative, upon written request (addressed to the attention of Ms. Joyce DePietro at Besicorp at the address set forth above).

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                OF BESICORP LTD.

Index to the Consolidated Financial Statements of BESICORP LTD. ........................................     F-1

Independent Auditors' Report............................................................................     F-2

Consolidated Balance Sheet as of September 30, 1999 (Unaudited),
         March 31, 1999 and March 31, 1998..............................................................     F-3

Consolidated Statement of Operations for the Three and Six
         Months Ended September 30, 1999 and 1998 (Unaudited)
         and the Years Ended March 31, 1999, 1998.......................................................     F-4

Consolidated Statement of Changes in Shareholders' Equity
         for the Six Months Ended September 30, 1999 (Unaudited)
         and for the Years Ended March 31, 1999 and 1998................................................     F-5

Consolidated Statement of Cash Flows for the Six Months
         Ended September 30, 1999 and 1998 (Unaudited)
         and the Years Ended March 31, 1999 and 1998....................................................     F-6

Notes to Consolidated Financial Statements of Besicorp Ltd..............................................     F-7


                     CITRIN COOPERMAN & COMPANY, LLP
                          Certified Public Accountants
                          529 Fifth Avenue, Tenth Floor
                               New York, NY 10017

                                  212-697-1000



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
BESICORP LTD.


                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheet of Besicorp Ltd. and subsidiaries as at March 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Besicorp Ltd. and subsidiaries as at March 31, 1999 and 1998 and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the consolidated financial statements, the Company has suffered recurring losses from operations and has received (but will not in the future receive) substantial financial support from the former parent company that raise substantial doubt about its ability to continue as a going concern without such support. Management's plans in regard to these matters are also described in
Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      /s/ Citrin Cooperman & Company, LLP
                                          -------------------------------
                                          CITRIN COOPERMAN & COMPANY, LLP

June 16, 1999
New York, New York

                                  BESICORP LTD.
                           CONSOLIDATED BALANCE SHEET



                                                                December 31,1999     March 31,1999        March 31,1998
                                                                ----------------     -------------        -------------
                    ASSETS                                         (Unaudited)

Current Assets:
    Cash and cash equivalents                                    $    474,159     $    1,824,139         $    104,428
    Trade accounts and notes receivable (less allowance
      for doubtful accounts of $28,906 at December 31, 1999,
         $32,000 at March 31, 1999, and $23,000 at March 31, 1998)    872,174            988,589              369,494
    Due from affiliates                                                69,305            374,250               47,662
    Notes receivable:  (includes interest of $5,771 at
         December 31, 1999, $4,057 at March 31, 1999, and $8,316
         at March 31, 1998)                                            88,214            107,951              102,054
    Inventories                                                     1,998,091          1,165,761              944,013
    Other current assets                                              349,842            465,566              485,052
                                                                    ---------          ---------            ---------
         Total Current Assets                                       3,851,785          4,926,256            2,052,703
                                                                    ---------          ---------            ---------

Property, Plant and Equipment:
    Land and improvements                                             229,660            229,660              237,160
    Buildings and improvements                                      1,914,029          1,914,029            1,906,952
    Machinery and equipment                                           581,792            726,958              714,620
    Furniture and fixtures                                            237,423            237,423              246,702
    Construction in progress                                           94,572                  -                    -
                                                                    ---------          ---------            ---------
                                                                    3,057,476          3,108,070            3,105,434

         Less:  accumulated depreciation and amortization          (1,429,775)        (1,520,385)          (1,478,950)
                                                                    ----------         ---------            ---------
         Net Property, Plant and Equipment                          1,627,701          1,587,685            1,626,484
                                                                    ----------         ---------            ---------
Other Assets:
    Patents and trademarks, less accumulated
      amortization of $3,243 at December 31, 1999, $2,350, at
          March 31, 1999, and $1,691 at March 31, 1998                 17,817             12,530                7,823
    Long-term notes receivable:
      Affiliate - net of allowance of $555,376 at March 31, 1998            -                  -              129,886
      Others - net of allowance of $1,944,624 at March 31, 1998             -                  -            1,316,693
    Investment in partnerships                                              -          4,009,810                    -
    Deferred costs                                                    919,283                  -                    -
    Other assets                                                    1,567,956             76,620               95,063
                                                                    ---------          ---------            ---------
         Total Other Assets                                         2,505,056          4,098,960            1,549,465
                                                                    ---------         ----------            ---------
         TOTAL ASSETS                                         $     7,984,542       $ 10,612,901         $  5,228,652
                                                                    =========         ==========            =========

See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                           CONSOLIDATED BALANCE SHEET



                                                               December 31,1999     March 31,1999        March 31,1998
                                                               ----------------     -------------        -------------
         LIABILITIES AND SHAREHOLDERS' EQUITY                     (Unaudited)

Current Liabilities:
    Accounts payable and accrued expenses                       $  1,563,259         $ 763,531          $  1,234,920
    Current portion of long-term debt                                 42,000            20,000               109,208
    Current portion of accrued reserve and warranty expense           66,954           111,215               152,891
    Taxes other than income taxes                                     98,122           103,207               100,693
    Income taxes payable                                              10,185             5,300                     -
                                                                   ---------         ---------             ---------
         Total Current Liabilities                                 1,780,520         1,003,253             1,597,712

Long-Term Accrued Reserve and Warranty Expense                       198,677           174,462               152,402
Long-Term Debt                                                        51,070           115,308             3,768,233
                                                                   ---------         ---------             ---------
         Total Liabilities                                         2,030,267         1,293,023             5,518,347
                                                                   ---------         ---------             ---------


Shareholders' Equity:
    Common stock, $.01 par value:  authorized
      5,000,000 shares; issued and outstanding 136,382
         at December 31, 1999 and 121,382 at March 31, 1999            1,364             1,214                     -
    Additional paid in capital                                    10,135,677         9,490,827                     -
    Unamortized deferred compensation                               (544,093)                -                     -
    Besicorp Group Inc. investment                                                                          (289,695)
    Retained earnings (deficit)                                   (3,621,473)         (172,163)                    -
                                                                   ---------         ---------               -------
                                                                   5,971,475         9,319,878              (289,695)

         Less: treasury stock at cost (400 shares, 0 shares,
              and 0 shares respectively)                             (17,200)                -                     -
                                                                   ----------        ---------               --------
         Total Shareholders' Equity                                5,954,275         9,319,878              (289,695)
                                                                   ----------        ---------               --------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $  7,984,542       $10,612,901        $    5,228,652
                                                                   =========        ==========             =========



See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                 Three Months Ended December 31,              Nine Months Ended December 31,
                                                 -------------------------------              ------------------------------
                                                   1999                  1998                   1999                  1998
                                                 ---------             ---------              ---------             ---------

Revenues:
   Product sales                                $1,855,884          $  1,187,805         $   6,143,793         $   3,273,495
   Other revenues                                  108,728               179,520               314,791               406,841
   Income from partnerships                        131,786                     0                56,599                     0
   Interest and other investment income             23,808                 5,200                87,030                18,404
   Other income                                          0                26,808                     0                78,441
                                                 ----------            ---------             ---------             ---------
      Total Revenues                             2,120,206             1,399,333             6,602,213             3,777,181
                                                 ----------            ---------             ---------             ---------
Costs and Expenses:
   Cost of product sales                         1,586,174             1,162,704             5,283,389             3,144,571
   Selling, general and
      administrative expenses                    1,475,563             2,058,474             4,751,746             6,577,230
   Interest expense                                      0                 6,927                   287               111,234
   Other expense                                         1                    25                    79                 8,832
                                                 ---------             ---------            ----------             ---------
      Total Costs and Expenses                   3,061,738             3,228,130            10,035,501             9,841,867
                                                 ---------             ---------            ----------             ---------
Loss Before Income Taxes                          (941,532)           (1,828,797)           (3,433,288)           (6,064,686)

Provision (Credit) for Income Taxes                  2,088              (627,700)               16,022            (2,062,000)
                                                  ---------            ---------             ----------            ---------
Net Loss                                       $  (943,620)       $   (1,201,097)        $  (3,449,310)       $   (4,002,686)
                                                  =========            =========             =========             =========
Net Loss per Share                             $     (6.94)       $        (9.90)        $      (25.76)       $       (32.98)
                                                  =========            =========             =========             =========
Basic Weighted Average Number
   of Shares Outstanding                           135,982               121,382               133,899               121,382
                                                   =======              ========              =========             ========

See accompanying notes to consolidated financial statements.

                                     BESICORP LTD.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                   Year Ended March 31,
                                                  --------------------
                                                  1999            1998
                                                  ----            ----
Revenues:
   Product sales                                $5,103,275     $ 3,838,351
   Other revenues                                  486,030         426,154
   Income from partnerships                              0               0
   Interest and other investment income             20,412          35,482
   Other income                                    106,886         108,435
                                                 ---------       ---------
      Total Revenues                             5,716,603       4,408,422
                                                 ---------       ---------
Costs and Expenses:
   Cost of product sales                         4,839,016       3,932,301
   Selling, general and
      administrative expenses                    9,444,398       8,466,360
   Interest expense                                134,110         481,651
   Other expense                                    11,018       2,519,114
                                                ----------      ----------
      Total Costs and Expenses                  14,428,542      15,399,426
                                                ----------      ----------
Loss Before Income Taxes                        (8,711,939)    (10,991,004)

Provision (Credit) for Income Taxes             (2,897,200)     (3,767,000)
                                                 ---------       ---------
Net Loss                                       $(5,814,739)    $(7,224,004)
                                                 =========       =========
Net Loss per Share                             $    (47.90)    $    (59.51)
                                                 =========       =========
Basic Weighted Average Number
   of Shares Outstanding                           121,382         121,382
                                                 =========       =========

See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
             FOR THE PERIOD APRIL 1, 1997 THROUGH DECEMBER 31, 1999


                                                                     Additional   Unamortized     Besicorp      Retained
                                                   Common Stock        Paid-in      Deferred      Group Inc.    Earnings
                                                Shares       Amount    Capital    Compensation    Investment    (Deficit)
                                                -------      ------    -------    ------------    ----------     --------
Balance April 1, 1997                                       $          $          $              $ 2,221,758     $

Net Loss                                                                                          (7,224,004)

Net transactions with Besicorp Group Inc.                                                          4,712,551
                                                -------      -------    -------    ---------       ---------
Balance at March 31, 1998                             0            0          0            0        (289,695)           0

Net loss to March 22, 1999                                                                        (5,642,576)

Net transactions with Besicorp Group Inc.                                                         15,424,312

Distribution of Besicorp Ltd. stock
   by Besicorp Group Inc.                       122,057        1,221  9,490,820                   (9,492,041)

Net loss March 23, 1999 to
   March 31, 1999                                                                                                (172,163)

Payment in lieu of issuance of shares              (675)          (7)   (29,035)

Additional capital contribution                                          29,042
                                                -------        ------    ------   ----------     ----------       -------
Balance at March 31, 1999                       121,382        1,214  9,490,827                                  (172,163)

Issuance of restricted grants (unaudited)        15,000          150    644,850     (645,000)

Forfeiture of restricted shares (unaudited)                                           17,200

Amortization of deferred compensation (unaudited)                                     83,707

Net loss April 1, 1999 to
   December 31, 1999 (unaudited)                                                                               (3,449,310)
                                                -------        ------  --------     --------    ---------       ---------
Balance at December 31, 1999 (Unaudited)        136,382      $ 1,364 $10,135,677 $  (544,093) $              $ (3,621,473)
                                                =======        =====  ==========     =======    =========       =========


See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
             FOR THE PERIOD APRIL 1, 1997 THROUGH DECEMBER 31, 1999



                                                      Treasury Stock
                                                   Shares     At Cost         Total
                                                   ------    ----------      --------
Balance April 1, 1997                                        $             $ 2,221,758

Net Loss                                                                    (7,224,004)

Net transactions with Besicorp Group Inc.                                    4,712,551
                                                  ------     ---------       ---------
Balance at March 31, 1998                              0             0        (289,695)

Net loss to March 22, 1999                                                  (5,642,576)

Net transactions with Besicorp Group Inc.                                   15,424,312

Distribution of Besicorp Ltd. stock
   by Besicorp Group Inc.                                                            0

Net loss March 23, 1999 to
   March 31, 1999                                                             (172,163)

Payment in lieu of issuance of shares                                          (29,042)

Additional capital contribution                                                 29,042
                                                ------     ----------        ---------
Balance at March 31, 1999                            0               0       9,319,878

Issuance of restricted grants (unaudited)                                            0

Forfeiture of restricted shares (unaudited)        400         (17,200)              0

Amortization of deferred compensation (unaudited)                               83,707

Net loss April 1, 1999 to
   December 31, 1999 (unaudited)                                            (3,449,310)
                                                 ------    ---------         ---------
Balance at December 31, 1999 (Unaudited)            400  $   (17,200)      $ 5,954,275
                                                 ======    =========         =========


See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                   Nine Months Ended December 31,            Year Ended March 31,
                                                   ------------------------------            --------------------
                                                      1999                1998            1999                1998
                                                   ---------             ---------        -----               -----
                                                  (Unaudited)           (Unaudited)

Operating Activities:
   Net loss                                      $(3,449,310)         $(4,002,686)      $(5,814,739)       $(7,224,004)
   Adjustments to reconcile net loss to
   net cash used by operating activities:
      Amortization of discounts on notes              (1,009)              (1,647)           (2,196)            (2,196)
      Provision for uncollectibles                   (56,599)                   0             9,000          2,483,654
      Realized and unrealized (gains) losses          83,707                    0             7,500              6,066
      Stock compensation                              (3,094)              45,929                 0                  0
      Depreciation and amortization                  108,858              126,954           165,307            243,793

      Changes in assets and liabilities:
         Accounts and notes receivable               445,200             (288,089)         (828,500)           326,916
         Inventories                                (832,330)            (222,660)         (221,748)           236,252
         Accounts payable and accrued expenses       799,728             (305,892)         (471,389)          (510,223)
         Taxes payable                                  (200)                 571             7,814             (1,393)
         Other assets and liabilities, net          (644,814)           1,556,565         1,351,555            (94,844)
   Net Cash Used                                   ---------            ---------         ---------          ---------
      By Operating Activities                     (3,549,863)          (3,090,955)       (5,797,396)        (4,535,979)
                                                   ---------            ---------         ---------          ---------
Financing Activities:
   Repayment of borrowings                           (42,238)          (3,742,133)       (3,742,133)           (72,640)
   Net transactions with Besicorp Group Inc.               0            6,821,694        11,392,588          4,712,551
                                                    ---------           ---------        ----------          ---------
   Net Cash Provided (Used)
      By Financing Activities                        (42,238)           3,079,561         7,650,455          4,639,911
                                                    ---------           ---------         ---------          ---------
Investing Activities:
   Disposal of property, plant and equipment               0               73,829                 0                  0
   Distribution from partnerships                  2,390,102                    0                 0                  0
   Acquisition of property, plant and equipment     (147,981)             (70,637)         (133,348)          (149,266)
   Net Cash Provided (Used) By Investing           ---------               ------           -------            --------
      Activities                                   2,242,121                3,192          (133,348)          (149,266)
                                                   ---------               ------           -------            -------
Increase (Decrease) in Cash and
   Cash Equivalents                               (1,349,980)              (8,202)        1,719,711             45,334
Cash and Cash Equivalents - Beginning              1,824,139              104,428           104,428             59,094
                                                   ---------              -------         ---------            -------
Cash and Cash Equivalents - Ending              $    474,159         $     96,226      $  1,824,139         $  104,428
                                                   =========              =======         =========            =======
Supplemental Cash Flow Information:
   Interest paid                                $        287         $     93,685      $     94,689         $  445,601
   Income taxes paid                                   8,556                    0                 0                  0


See accompanying notes to consolidated financial statements.

                                  BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation.
Besicorp  Group  Inc.,  the former  parent of Besicorp  Ltd.,  was a party to an
Agreement and Plan of Merger dated November 23, 1998, as amended, (the "Prior Plan of Merger") among Besicorp Group Inc., BGI Acquisition LLC ("Acquisition") and BGI Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Acquisition. Pursuant to the Prior Plan of Merger, Merger Sub was merged into Besicorp Group Inc., which then became a wholly owned subsidiary of Acquisition (the "Merger"). Because Acquisition did not want to acquire certain assets or assume certain liabilities of Besicorp Group Inc., it was a condition precedent to the Merger that Besicorp Group Inc., before the Prior Merger, spin-off its photovoltaic and independent power development businesses (the "Distributed Businesses") to its shareholders. Therefore, Besicorp Group Inc. formed Besicorp Ltd. to assume the operations of the Distributed Businesses by having Besicorp Group Inc. assign to Besicorp Ltd. all of its assets relating to the Distributed Businesses and substantially all of Besicorp Group Inc.'s other assets (other than Besicorp Group Inc.'s cash, securities, the subsidiaries which held Besicorp Group Inc.'s interests in partnerships which owned or leased five cogeneration natural gas power plants (the "Retained Subsidiaries") and certain other assets (including in particular, other claims of and awards made to
Besicorp Group Inc. in the aggregate stated amount of approximately $1 million)), and by having Besicorp Ltd. (the "Company") assume substantially all of Besicorp Group Inc.'s liabilities other than the following liabilities (collectively, the "Permitted Liabilities"): (i) the liabilities of Besicorp Group Inc. and any Retained Subsidiary (actual or accrued) for unpaid federal income taxes for Besicorp Group Inc.'s 1999 fiscal year based on the consolidated net income of Besicorp Group Inc. through the effective date of the Prior Merger (i.e. March 22, 1999), (ii) the liabilities of Besicorp Group Inc. or its subsidiaries for New York State income taxes for the 1999 fiscal year, and (iii) certain intercompany liabilities. The Plan of Merger contemplated that prior to the consummation of the Merger, Besicorp Group Inc. would effect this contribution of assets to the Company (and the assumption of these liabilities by the Company) and distribute all of Besicorp Ltd.'s stock to Besicorp Group Inc.'s shareholders. Therefore, following the contribution, which took place shortly before the Merger, which was consummated on March 22, 1999, Besicorp Group Inc. distributed 100% of Besicorp Ltd.'s common stock (the "Prior Distribution"), and Besicorp Ltd. became a separate, publicly held company.

Effective March 22, 1999, Besicorp Group Inc. distributed to its shareholders all of its interests in Besicorp Ltd. and certain subsidiaries. Before the Distribution, Besicorp Ltd. and subsidiaries were wholly-owned subsidiaries of Besicorp Group Inc.

Besicorp Ltd. and subsidiaries consolidated financial statements at and before the Prior Distribution reflect the operations, financial position and cash flows of Besicorp Ltd. and subsidiaries as if they were a separate entity. Such financial statements were derived from the consolidated financial statements of Besicorp Group Inc. using historical results of operations and historical basis in the assets and liabilities of the business operated by Besicorp Ltd.

The financial information for the year ended March 31, 1999 and 1998 may not necessarily reflect the consolidated results of operations, financial position, cash flows and changes in shareholders' equity of Besicorp Ltd. had Besicorp Ltd. been a separate entity during that period.

The unaudited financial statements included herein have been prepared in accordance with the generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited financial statements included herein contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of Besicorp Ltd. as of December 31, 1999; the results of operations for the three and nine months ended December 31, 1999 and 1998; and the statement of cash flows for the corresponding six month periods.

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The results of operations for the three and nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Amounts shown as net transactions with Besicorp Group Inc. represent the net effect of cash generated or used by the Distributed Businesses and transferred to or from Besicorp Group Inc.

Business.
Besicorp Ltd. specializes in the development, assembly, manufacture, marketing and resale of photovoltaic products and systems and the development of power plant projects.

Basis of Consolidations.
The consolidated financial statements include the accounts of Besicorp Ltd. and its wholly-owned subsidiaries. Investments in partnerships are accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates.
Management uses estimates in preparing the consolidated financial statements, in conformity with generally accepted accounting principles. Significant estimates include collectibility of accounts receivable, warranty costs, profitability on long-term contracts, as well as recoverability of long-term assets and residual values. Besicorp regularly assesses these estimates and, while actual results may differ from these estimates, management does not anticipate a material difference in its actual results versus estimates in the near term.

Inventories.
Inventories are carried at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment.
Property, plant and equipment are stated at cost. Depreciation on such assets is computed on a straight-line basis at rates adequate to allocate the cost over their expected useful lives as follows: (i) land improvements - 15 years, (ii) buildings and improvements - 20 years to 39 years; (iii) furniture and fixtures
- three years to 35 years; and (iv) machinery and equipment - three years to 35 years.

Patents and Trademarks.
Costs of patents ($14,395 at March 31, 1999 and $9,029 at March 31, 1998) are capitalized and amortized on a straight-line basis over the remaining useful life of the patent of up to 17 years. Trademark costs ($485 at March 31, 1999 and $485 at March 31, 1998) are capitalized and amortized on a straight-line basis over the estimated useful life of 35 years. During the year ended March 31, 1998, $690,467 of patent and trademark costs were written off upon the discontinuance of the related product lines as a result of management's decision to focus Besicorp's alternative energy business on photovoltaic products and systems. The write-off of these costs is reflected in selling, general and administrative expenses in that period.

Deferred Costs.
Consists of engineering and legal fees, licenses and permits, site testing, bids and other charges, including salaries and employee expenses, incurred by Besicorp in developing projects. These costs are deferred until the date the project construction financing is arranged and then expensed against development fees received, or, in some cases, such costs are reimbursed periodically or at the time of closing. When in the opinion of management it is determined that a project will not be completed, the deferred costs are expensed.

Impairment of Long-Lived Assets.
Besicorp follows the provisions of Statement of Financial  Accounting  Standards

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic/Diluted Earnings Per Common Share.
Effective December 15, 1997, Besicorp adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. The Statement required companies with a complex capital structure to report both Basic Earnings per Share and Diluted Earnings per Share. Diluted Earnings per Share considers the effect of potential common shares such as stock options and warrants. Loss per common share for Fiscal 1999 and 1998 is computed based on 121,382 shares being issued after reduction for payment of fractional shares as adjusted after the Distribution and Spin-Off. Loss per common share for the three and nine months ended December 31, 1999 is based on the weighted average number of shares of 135,982 and 133,899 outstanding during those periods, respectively. Loss per common share for the three and nine months ended December 31, 1998 is computed based on 121,382 shares being issued as adjusted after the Prior Distribution. Since there were no potential Common Shares as of December 31, 1999 and March 31, 1999, Basic and Diluted Earnings per Share are the same for all periods.

Product Warranties.
Warranty expense for Besicorp=s product sales is provided on the basis of management's estimate of the future costs to be incurred under product warranties presently in force. Adjustments to revenue or expense are reflected in the period in which revisions to such estimates are deemed appropriate.

Revenue Recognition.
Revenues on product sales are recognized at the time of shipment of goods. Other revenues, primarily cost reimbursement billings, are recognized when deemed payable under the applicable agreement.

Research and Development.
Research and development costs are expensed when incurred.

Statement of Cash Flows.
For purposes of the consolidated statement of cash flows, Besicorp considers temporary investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents in any of the periods presented.

Concentration of Credit Risk.
Financial instruments which potentially subject Besicorp to concentrations of credit risk consist principally of cash and trade receivables. Besicorp places its cash and investments with high credit qualified financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Besicorp's customer base, and their dispersion across many different industries and regions. During Fiscal 1999, no sales to a customer equaled or exceeded 10% of product sales. During the year ended March 31, 1998 ("Fiscal 1998"), one customer accounted for approximately 14% of product sales.

Goodwill.
The excess of the purchase price over the book value of a corporation acquired at March 31, 1993 of $557,898 was added to the basis of the land and buildings of such corporation based upon an independent appraisal of the property acquired and is being amortized on a straight-line basis over the asset lives of 31.5 years. The remaining book value at March 31, 1999 and 1998 was $458,489 and $475,057, respectively.

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes.
Besicorp's operations were included in the income tax returns filed by Besicorp Group Inc. through the prior distribution date. During such time, income tax expense (benefit) in Besicorp's consolidated financial statements was calculated as if Besicorp had filed separate income tax returns. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The tax benefits of tax operating loss carryforwards are recorded to the extent available, less a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized.

NOTE 2 - INVENTORIES

Inventories consist of the following:

                                         December 31, 1999             March 31, 1999            March 31, 1998
                                         -----------------             --------------            ---------------
                                            (Unaudited)

         Assembly parts                   $   452,801                  $   263,761                 $298,239
         Finished goods                     1,546,010                      902,000                  645,774
                                            ---------                      -------                  -------
                                          $ 1,998,091                  $ 1,165,761                 $944,013
                                            =========                    =========                  =======


NOTE 3 - DEFERRED COSTS


Deferred  and  reimbursable  costs at  December  31,  1999  (unaudited),  March 31, 1999 and March 31, 1998 were as follows:

                                            Internal Costs                     Third
                                      Payroll          Expenses             Party Costs          Total
                                      -------          --------             -----------          -----

Balance March 31, 1997                $917,671         $267,947              $295,110          $1,480,728
         Additions                     259,335           34,706               388,238             682,279
         Expensed                     (634,631)         (85,142)              (64,335)           (784,108)
         Reimbursements                (58,825)              -                 (3,381)            (62,206)
                                       -------          -------              --------           ---------
Balance March 31, 1998                 483,550          217,511               615,632           1,316,693
         Additions                      75,504           11,851                43,716             131,071
         Expensed                     (513,375)        (229,362)             (659,348)         (1,402,085)
         Reimbursements                (45,679)              -                     -              (45,679)
                                       -------          -------               -------           ---------
Balance March 31, 1999                       0                0                     0                   0
         Additions                     258,526            9,672               651,085             919,283
         Expensed                            0                0                     0                   0
         Reimbursements                      0                0                     0                   0
                                       -------          -------               -------           ---------
Balance December 31 , 1999
         (Unaudited)                   $258,526         $ 9,672              $651,085          $  919,283
                                        =======          ======               =======            ========


Besicorp Group Inc. wrote off all deferred costs during the second quarter of Fiscal 1999 due to the uncertain nature of the development of the projects and due to the uncertain political and economic conditions in the countries where the projects are located (principally India and Brazil). Besicorp Group Inc. determined, in accordance with its existing policy, that due to the uncertain development of the projects and uncertain economic conditions in the respective countries the carrying amounts may be impaired. Also in accordance with existing policy, Besicorp, during the first quarter of Fiscal 2000, began deferring all costs, as presented above, incurred with respect to the development of a recycled newsprint manufacturing plant and adjacent 475 megawatt natural gas-fired cogeneration power plant in Ulster County, New York (the "Empire Newsprint Project").

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - NOTES RECEIVABLE

Long-term notes receivable consist of the following:

                                                                             December 31,      March 31,        March 31,
                                                                                 1999           1999              1998
         Due from affiliate (net of allowance of                             (Unaudited)        -------         --------
            $0 at December 31 and March 31, 1999 and                          ---------
            $555,376 at March 31, 1998 (a)                                          $0                $0               $0
                                                                               =======           =======          =======
         Due from others:
         - Greenhouse  (net of allowance of
                   $0 at  December 31 and March 31, 1999 and
                   $1,944,624 at March 31, 1998 (a)                                 $0                $0               $0
         - 9% notes receivable due from limited
         partnerships, receivable in annual
         installments through December, 1999 (b)                                82,443           103,894          223,623

         Less current portion - net of interest                                (82,443)         (103,894)         (93,737)
                                                                               --------         ---------      -----------

                  TOTAL                                                             $0                $0         $129,886
                                                                               =======           =======          =======

(a) In connection with a project (the "Project"), Besicorp Group Inc. advanced an aggregate of $2,500,000 (see Note 8(d)) of which, at March 31, 1998, $1,944,624 and $555,376 was owed to Besicorp Group Inc. by, respectively, an affiliated partnership and an unrelated company ("Allegany"). During Fiscal 1998, Besicorp Group Inc. reserved the full amount of such loan due to its impairment and wrote off the combined loan during the third quarter of Fiscal 1999 because Besicorp relinquished its rights thereunder pursuant to the plan of reorganization approved by the United States Bankruptcy Court for the District of New Jersey (Case No. 95-28703 (WT)) and the related settlement agreements. Besicorp did not in Fiscal 1999 or Fiscal 1998 record any interest income with respect to such advances.

(b) Besicorp Group Inc. contracted to design, build, and operate energy systems with limited partnerships. Under the terms of the agreements with these partnerships, the partnerships provided Besicorp with initial cash payments and issued long-term notes. Additional interest on these notes was imputed at the rate of 2% per annum to yield an effective rate of 11% per annum on substantially all of the long-term notes.

NOTE 5 - INVESTMENTS IN PARTNERSHIPS

The Company's interests in partnerships range from 35.715% to 50.2% and are accounted for under the equity method. The investment in partnerships of $4,009,810 at March 31, 1999 primarily represents the amounts paid by Besicorp of $2,310,549 which equaled the tax bases of the partnership interests of $2,310,549, which was contributed by Besicorp Group Inc. to Besicorp. In addition, included in the investment balance is a receivable of $1,721,175 which was also contributed to Besicorp by Besicorp Group Inc. and represents the funds due from certain revenues earned by the partnerships in March 1999. As of December 31, 1999, the partnerships, which owned or leased five cogeneration natural gas power plants, had been liquidated. During the three months ended December 31, 1999, the Company received liquidating distributions totaling approximately $350,000 from the last unliquidated partnership. All other partnerships were liquidated during the three months ended June 30, 1999, and the applicable liquidating distributions of approximately $2,000,000 were received on June 1, 1999. Cash held in escrow accounts (the "Liquidated Partnerships Funds"), which had been classified as Investment in Partnerships in prior filings, are now classified as Other Assets (non-current) (See note 6).

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - OTHER ASSETS

Included in Other Assets is approximately $1.48 million which represents the Company's share of the Liquidated Partnerships Funds. The Liquidated Partnerships Funds (if any) are to be released to Besicorp Ltd. between June 2000 and May 2002 subject to the satisfaction of certain conditions, as to which no assurance can be given.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses were comprised of the following:

                                                             March 31, 1999                March 31, 1998
                                                              --------------               --------------

         Trade accounts payable                                $220,107                      $465,584
         Accrued interest expense                                     -                        39,421
         Accrued legal fees                                           -                       308,281
         Accrued salaries                                       144,871                       134,640
         Due to affiliate                                             -                        56,624
         Deposits and other payables                            398,553                       230,370
                                                                -------                     ---------
                                                               $763,531                    $1,234,920
                                                                =======                     =========


NOTE 8 - LONG-TERM DEBT

Long-term debt consists of the following:                                    December 31,        March 31,         March 31,
                                                                                1999               1999              1998
         - Installment loans at 0% to 10.54% maturing through                (Unaudited)
         September 2000 (a)                                                    $0                  $0              $75,639

         - Mortgage loan payable in monthly installments of
         $4,180 including interest at prime plus 1.5% through
         April 2007, when the unpaid balance was due (b)                        0                   0              315,455

         - Second mortgage payable in monthly installments
         of $1,771 plus interest at prime plus 1.5% through
         March 2002, when the unpaid balance was due (b, c)                     0                   0              288,646

         - Mortgage loan payable in monthly installments of $1,060 plus interest at prime plus 1.5% to March 1998
         and prime plus .5% thereafter through March 2001 (b, c)                0                   0               50,680

         - Obligation on SunWize asset acquisition (e)                     93,070             135,308              147,021

         - Working capital loan (d)                                             0                   0            3,000,000
                                                                           ------             -------            ---------
         Total                                                             93,070             135,308            3,877,441

         Less:  Current maturities                                         42,000              20,000              109,208
                                                                           ------             -------            ---------
                                                                          $51,070           $ 115,308           $3,768,233
                                                                           ======             =======            ==========

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term debt maturities at March 31, 1999, including current maturities, are as follows:

                                                        March 31, 1999

                           2000                            $20,000
                           2001                             20,000
                           2002                             20,000
                           2003                             20,000
                           2004                             20,000
                           Thereafter                       35,308
                                                           -------
                                                          $135,308
                                                           =======

With the exception of the SunWize acquisition obligation, which is the only debt (other than trade and similar debt incurred in the ordinary course of business) remaining subsequent to the spin-off effected on March 22, 1999, all debt was repaid during Fiscal 1999.

a. Collateral for the installment loans consists of automobiles, machinery and equipment, computer equipment and furniture and fixtures with a net book value of $60,468 at March 31, 1998. All these loans were repaid prior to December 31, 1998.

b. Collateralized by mortgages on land and/or buildings with a net book value of $1,153,622 at March 31, 1998. These mortgages were repaid prior to December 31, 1998.

c. As a part of his guarantees of Besicorp Group Inc.'s debts of $339,326 at March 31, 1998, the principal shareholder had a security interest in various assets, patents and personal property owned by Besicorp Group Inc.. These mortgages were repaid prior to December 31, 1998 and the related security interests released.

d. On June 1, 1992, Besicorp Group Inc. and its partnership co-developer with respect to certain projects, entered into a loan agreement with Stewart & Stevenson Services, Inc. to borrow up to $3,000,000 each for working capital. Interest on advances under the agreement were payable quarterly in arrears at the rate of 2% above prime. The loan required payments of interest only during the initial term. Principal was to be repaid based on termination dates of operating and maintenance contracts on certain projects with an initial term of six years that may be extended an additional six years. Loans were secured by cash flows of certain of the partnerships in the event of default. During Fiscal 1993 and 1994 Besicorp Group Inc. borrowed $2,500,000 under the agreement to fund development activities of one of the partnerships (see Note 4), and, in February 1997, borrowed the remaining $500,000 available under the loan agreement. The loan was repaid in full in July 1998.

e. Obligation payable on the acquisition of SunWize assets, payable on an annual basis as a percentage of gross margins of the SunWize division. $42,238 was paid during the first quarter of Fiscal 2000, $11,713 was paid in Fiscal 1999 and $19,878 was paid in Fiscal 1998.

NOTE 9 - INCOME TAXES

The credit for income taxes for the period through the Prior Distribution represents the allocated benefits of the respective losses which Besicorp Group Inc. was able to use in filing its consolidated tax returns.

Tax benefits are allocated based on the taxable loss of the companies and deferred taxes are provided on temporary differences in recognition of income between book and tax. Such tax benefits and deferred taxes are charged or

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credited to the amount due to or from Besicorp Group Inc. and included in the net transactions with Besicorp Group Inc.

Deferred tax assets of approximately $415,000 primarily from equipment and depreciation differences are offset by valuation allowances since it is more likely than not that some portion of the deferred tax asset will not be realized.

Upon conclusion of the Prior Merger and Prior Distribution, Besicorp became an independent entity and will no longer have its results included with the consolidated tax return of Besicorp Group Inc.. Besicorp has an available net operating loss of approximately $167,900 which expires 2019. The tax benefits of the net operating loss carry forward of $57,000 have been offset by a corresponding increase in valuation allowance.

NOTE 10 - CAPITALIZATION

Besicorp has authorized 1,000,000 shares of $.01 par value preferred stock, of which none have been issued, and 5,000,000 shares of $.01 par value common stock. Upon formation of Besicorp in November 1998, 500 shares of common stock were issued to Besicorp Group Inc. for $500. In connection with the Prior Merger and the Prior Distribution, approximately 122,057 shares of Besicorp are available to be issued to the holders of Besicorp Group Inc. common stock on a one share of Besicorp for 25 shares of Besicorp Group Inc. basis subject to adjustment based upon the payment of cash in lieu of the issuance of fractional shares. At March 22, 1999, $40,000 was placed in escrow with the transfer agent for payment of cash in lieu of fractional shares. Stock certificates for 121,382 shares of Besicorp's common stock have been received for distribution in exchange of Besicorp Group Inc. shares after payment on the issuance of fractional shares. The $29,042 of payment for fractional shares is an additional capital contribution by Besicorp Group Inc. and the balance of the $40,000 was transferred to the escrow account established to satisfy Besicorp's obligations under the Indemnification Agreement.

NOTE 11 - RELATED PARTIES

Net amounts due from affiliates at March 31, 1999 and March 31, 1998 relate to receivables from companies owned by a major shareholder which provided certain services to Besicorp Group Inc., and which will continue to provide services to Besicorp, for airport usage, plane services and engineering consulting services totaling $56,197 and $31,939 for the years ended March 31, 1999 and 1998, respectively.

Also, included in amounts due from affiliates at March 31, 1999 is $314,000 of funds due from Besicorp Group Inc. Additional cash balances were identified subsequent to the Prior Merger which were not included in the calculation of the Merger consideration. The funds were transferred to Besicorp subsequent to the balance sheet date.

Included in other current assets at March 31, 1998 is a receivable of $164,211 from the President of Besicorp Group Inc. representing primarily the balance due on $186,000 of legal fees incurred in connection with a certain legal proceeding (the "Proceeding") which the President had agreed, subject to a determination that such repayment was not required, to reimburse Besicorp Group Inc.. In January 1999, after the receipt of a report from independent legal counsel addressing the propriety under the BCL and Besicorp Group Inc.'s by-laws of indemnifying the President, a committee of directors of Besicorp Group Inc. (composed of independent directors) determined that the President was entitled to full indemnification with respect to the Proceeding and (i) authorized the repayment to the President of the fine of $36,673 he had paid in connection with the Proceeding and the refund of $45,000 he had previously reimbursed Besicorp Group Inc.; (ii) acknowledged that the President had no further obligations with respect to the $141,000 he had, subject to a determination as the propriety of indemnification, agreed to reimburse Besicorp Group Inc.; and (iii) authorized

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the   reimbursement   of  the   President   for  the  legal  fees  and  expenses
(approximately $39,180) incurred by third parties in connection with the Proceeding and which were paid by him. All such reimbursements were made during the fourth quarter of Fiscal 1999 and any related receivables were written off and charged to expense during the same period.

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SUPPLEMENTARY INCOME STATEMENT INFORMATION


                                               Fiscal 1999         Fiscal 1998

Advertising costs                              $  72,734           $ 142,154
Research and development expenses(1)             603,399             697,182
Warranty expense                                   3,767              53,701
Amortization of patents and trademarks               659              40,632
Maintenance and repairs                          105,949              84,903
Taxes other than payroll and income taxes         57,761              57,721

(1) Expenditures for research and development were $603,399 in Fiscal 1999 and $697,182 in Fiscal 1998. Personnel expenses, comprising the largest portion of these amounts, were $223,799 in Fiscal 1999 and $330,428 in Fiscal 1998. Of the total amounts, expenses attributable to Besicorp's agreements with the New York State Energy Research and Development Authority were $331,539 for Fiscal 1999 and $520,950 in Fiscal 1998.

NOTE 13 - LEGAL PROCEEDINGS

Besicorp is a party to numerous legal proceedings in the normal course of business and certain shareholder suits.

As part of the Prior Plan of Merger, there is (i) an indemnification agreement which obligates Besicorp to indemnify the purchaser from any damages it suffers arising out of, among other things, Besicorp Group Inc.'s breach of representations and warranties set forth in the Prior Plan of Merger and certain liabilities, taxes and litigation of Besicorp Group Inc. and (ii) an escrow agreement governing the $6.5 million initially placed in escrow to satisfy Besicorp's obligations under the indemnification agreement and provides for payment of, among other things, certain litigation and related costs.

Management believes that there are meritorious defenses in the various legal proceedings and that the balance in the escrow fund will cover any legal costs and settlements that might result from these actions.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Other than the equipment lease described below, at March 31, 1999, Besicorp has no significant minimum annual rental commitments under non-cancelable operating leases for equipment and office space. Besicorp has three leases for office and warehouse space. One lease calls for monthly rental of $575 for a period of 12 months ending April 1999 and subsequently extended for another year. The second lease calls for monthly rental of $410 per month for a period of 12 months ending January 2000. The third lease was for an initial period of six months, commencing on October 1, 1995 and ending on March 31, 1996. The term automatically renews for successive periods of six months each. Either party may terminate the lease at any time by giving the other party at least ninety days notice in writing. The annual rent from September 1, 1995 forward is $102,000, which will be adjusted in future periods based on the Consumer Price Index. Rent expense on all operating leases for Fiscal 1999 and 1998 was $176,964 and 155,197, respectively.

Since March 1994 Besicorp has been entering into cost-sharing agreements with the New York State Energy Research and Development Authority ("NYSERDA") with completion dates extending through April 2001. The agreements provide for payment to Besicorp by NYSERDA of $1,442,237 (approximately $1,015,822 has been earned through March 31, 1999) for funding and development of photovoltaic projects with estimated costs of $2,963,235. Funds advanced by NYSERDA are to be repaid from revenues on sales of products developed under the agreements, if any.

                                  BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Besicorp has a 401(k) plan covering substantially all full-time employees for which Besicorp makes matching contributions as defined. Besicorp's expenses under the plan for Fiscal 1999 and 1998 were $98,868 and $72,692, respectively.

As part of the Prior Plan of Merger, certain equipment with an original cost of $827,000 was retained by Besicorp Group Inc. and leased to Besicorp. Rentals under this two year lease will be approximately $63,474 per quarter commencing July 1, 1999. Besicorp has the option to purchase the equipment after the first year for $288,479. Besicorp Group Inc. has the option to require Besicorp to purchase the equipment at the end of the lease for $55,000. The lease is accounted for as an operating lease on Besicorp's books.

In February 1999, Besicorp Ltd. adopted the 1999 Incentive Plan to provide for the issuance of up to 40,000 shares of Besicorp Ltd. common stock as an equity incentive program. As of May 1999, restricted grants of 15,000 shares were made under the plan.

NOTE 15 - SEGMENTS OF BUSINESS

Besicorp specializes in the development, assembly, manufacture, marketing and resale of photovoltaic products and systems ("Product Segment") and the development of power plant projects ("Project Segment"). Segments are reported based on the subsidiary involved with the activity of that segment, with no intersegment revenues and expenses. Export product sales, principally to Europe and the Pacific Rim, for the years ended March 31, 1999 and 1998 were $153,543 and $299,293, respectively. A summary of industry segment information for the nine months ended December 31, 1999 and 1998 (unaudited) and for Fiscal 1999 and 1998 is as follows:

                                         Project              Product
December 31, 1999                        Segment              Segment            Eliminations              Total
-----------------                        -------              -------            ------------              -----

Net revenues                             $210,512            $6,391,701                                   $6,602,213
Loss before taxes                      (2,597,758)             (835,530)                                  (3,433,288)
Income tax provision (credit)              14,281                 1,741                                       16,022
Net income (loss)                      (2,612,039)             (837,271)                                  (3,449,310)
Identifiable assets                    20,155,153             2,300,957            ($14,471,568)           7,984,542
Investment in partnerships                      0                     0                                            0
Capital expenditures                       21,801               126,180                                      147,981
Depreciation and amortization              78,384                30,474                                      108,858

                                         Project              Product
December 31, 1998                        Segment              Segment              Eliminations             Total
-----------------                        --------             -------              -------------            -----

Net revenues                             $114,750            $3,662,431                                   $3,777,181
Loss before taxes                      (4,711,364)           (1,353,322)                                  (6,064,686)
Income tax provision (credit)          (1,592,626)             (469,374)                                  (2,062,000)
Net income (loss)                      (3,118,738)             (883,948)                                  (4,002,686)
Identifiable assets                    13,566,367             2,430,400            ($11,994,756)           4,002,011
Investment in partnerships                      0                     0                                            0
Capital expenditures                       35,508                35,129                                       70,637
Depreciation and amortization              82,389                44,565                                      126,954

                                      F-18

For the Year Ended                      Project               Product
March 31, 1999                          Segment               Segment            Eliminations                 Total
--------------                          -------               -------            ------------                 -----
Net revenues                             $165,161            $5,551,442                                    $  5,716,603
Loss before taxes                       6,856,945             1,854,994                                       8,711,939
Income tax credit                       2,283,500               613,700                                       2,897,200
Net loss                                4,573,445             1,241,294                                       5,814,739
Identifiable assets                    18,315,811             2,635,574            $(10,338,484)             10,612,901
Investment in partnerships              4,009,810                     -                                       4,009,810
Capital expenditures                            -               133,348                                         133,348
Depreciation and amortization              84,466                80,841                                         165,307

For the Year Ended                      Project               Product
March 31, 1998                          Segment               Segment              Eliminations
--------------                          -------               -------              ------------
Total
-----

Net revenues                             $158,427            $4,249,995                                      $4,408,422
Loss before taxes                       8,435,438             2,578,566                                      10,991,004
Income tax credit                       2,868,000               899,000                                       3,767,000
Net loss                                5,544,438             1,679,566                                       7,224,004
Identifiable assets                    17,355,904             1,947,316            $(14,074,568)              5,228,652
Investment in partnerships                      -                    -                                                -
Capital expenditures                       39,478              109,788                                          149,266
Depreciation and amortization             152,662               91,131                                          243,793

NOTE 16 - GOING CONCERN

Besicorp has suffered recurring losses from operations and has previously received (but will not in the future receive) substantial financial support from Besicorp Group Inc., which raises substantial doubt about the Company's ability to continue as a going concern without such support. The Company is exploring a potential transaction in which the Company's President would acquire all outstanding shares not already owned by him (the "Transaction"). In this regard, the Company has retained a financial advisor to render financial and other general advice, including an evaluation of the fairness of the Transaction from a financial point of view, and to assist the Company in responding to proposed alternative transactions, if any. No assurance can be given that the Transaction will be completed or that alternative transactions will be available (see Note
18).

NOTE 17 - PRO FORMA FINANCIAL INFORMATION

The consolidated financial statements for the year ended March 31, 1999 include the results of operations and cash flows for the period April 1, 1998 through March 22, 1999, the date of Prior Distribution, during which Besicorp was a part of Besicorp Group Inc. and the period March 23, 1999 through March 31, 1999 during which Besicorp was a stand alone entity. The results of operations are summarized as follows:

                                               April 1, 1998            March 23, 1998
                                                  through                   through            YearEnded
                                                March 22, 1999          March 31, 1999         March 31, 1999
                                                --------------          --------------        -------------

Revenues                                         $ 5,512,576           $204,027                $ 5,716,603
Costs and expenses                                14,057,352            371,190                 14,428,542
                                                  ----------            -------                 ----------
Loss before income taxes                          (8,544,776)          (167,163)               (8,711,939)
Credit (provision) for income taxes                2,902,200             (5,000)                2,897,200
                                                   ---------            -------                 ----------
Net loss                                         $(5,642,576)         $(172,163)              $(5,814,739)
                                                   =========            ========                =========
Net loss per share                               $    (46.48)            $(1.42)                  $(47.90)


                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - SUBSEQUENT EVENTS (UNAUDITED)

Besicorp has entered into an amended and restated agreement and plan of merger (the "Agreement") with Besicorp Holdings, Ltd. (the "Parent") and Besi Acquisition Corp., a wholly-owned subsidiary of Parent. The Agreement is generally structured as a cash merger whereby Besi Acquisition Corp. will be merged into Besicorp Ltd., which will then be wholly-owned by Besicorp Holdings, Ltd. Michael F. Zinn, the President and CEO of Besicorp Ltd., controls Besicorp-Holdings, Ltd.

                                 BESICORP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Generally,  pursuant  to the terms of the  Agreement,  shareholders  of Besicorp
(other than shares of Besicorp stock owned by the Parent) will receive approximately $58.87 in cash for each share of stock that they own plus the right to receive additional cash distributions, if any, during the next several years in the event the surviving corporation receives certain funds. No assurance can be given that any such funds will be received.

Consummation of the merger is subject to the satisfaction of a number of conditions, including approval by the Besicorp's shareholders. No assurance can be given that the merger will be consummated.

The following actions have been taken to address Besicorp's cash flow and liquidity problems (though these actions may be insufficient to correct these problems):

Pursuant to the Agreement, the Parent agreed to lend Besicorp such amounts as Besicorp reasonably requests in order to satisfy its obligations with respect to certain operating expenses of Besicorp and its subsidiaries; provided, however, that Parent is not required to make loans within a 30 day period in excess of $350,000, loans with a cumulative amount in excess of $1,050,000, or under certain other circumstances relating to the status of the proposed merger. Through March 3, 2000 Parent had loaned Besicorp an aggregate of $871,785 to fund certain operating expenses.

Besicorp implemented, as of July 5, 1999, a salary deferment plan under which executive officers and certain key employees have been deferring portions of their salary ranging in amounts from 15% to 67%. Effective October 10, 1999, the Chief Executive Officer increased his deferment to 100%. The deferral arrangements are for a one-year term and are resulting in a monthly cash savings of approximately $45,000 to $50,000.

Other than the consummation of the Agreement, the loans to be made by the Parent and the salary deferment program, Besicorp has not developed any other acceptable alternatives to its liquidity and capital resource problems.

Besicorp is currently arranging, through an industrial development agency bond, financing for the construction of a 30,000 sq. ft. facility at the site of the corporate headquarters in Kingston to house the Product Segment operations ("SunWize). This facility is estimated to cost approximately $2.0 million and would replace space currently occupied under a lease whose term expires May 31, 2000. The bond that will fund construction of the facility will be secured by a letter of credit to be issued by HSBC Bank USA. The letter of credit will be secured by the building and the interest of SunWize in the real property upon which the building will be located. Management anticipated closing on the bond to occur around May 2000.

                             APPENDIX 1


Acquisition Corp. means Besi Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent.

Acquisition Proposal means any bona fide offer or proposal with respect to a merger or similar transaction involving Besicorp or the purchase of any significant portion of the assets or capital stock of Besicorp or any significant subsidiary or any other business combination involving Besicorp.

Acquisition Proposal Activities mean the Special Committee or Board's (1) withdrawing or modifying their approval or recommendation of the Plan of Merger or, the Merger; (2) approving, adopting or recommending or publicly proposing to approve, adopt or recommend an Acquisition Proposal; (3) causing Besicorp to enter into any agreement with respect to an Acquisition Proposal; or (4) resolving to do any of the foregoing.

Adjustment Amounts equals all proceeds received by Besicorp, the Surviving Corporation and their subsidiaries (or in the case of an entity that is less than wholly owned by Besicorp or the Surviving Corporation, their proportionate interest in such proceeds at the time of their receipt, from October 7, 1999 through the Deferred Payment Termination Date with respect to the following:

         (i) amounts, if any, released from the Escrow Fund as Remaining Proceeds because they were not utilized to fund covered claims during the term of the Escrow Fund;

         (ii) amounts received, with certain exceptions, from their sale of their interests in the foreign development projects (unless such foreign development project is sold along with the Empire Newsprint Project in which case the proceeds are not an Adjustment Amount) pursuant to agreements entered into on or before the first anniversary of the Effective Date, less the expenses of Besicorp or the Surviving Corporation (other than SG&A and Excluded Expenses) incurred and paid following October 7, 1999 directly related to such foreign development project ;

         (iii) amounts received by Beta, distributions received from Natural Dam (other than an amount anticipated to be received by Beta from Natural Dam in 1999 and disclosed under "Liquidity and Capital Resources" in Item 2 of Besicorp's Form 10-QSB for the period ended June 30, 1999) and any other funds that are distributed as a result of partnership interests in existence as of October 7, 1999 or the Effective Date;

         (iv) amounts distributed as a result of Hydro-Credits (other than the distribution with respect to Glen Park Associates scheduled for on or about September 30, 1999), less expenses (other than SG&A and Excluded Expenses) incurred and paid following October 7, 1999 directly related to distributions as a result of Hydro- Credits; and

         (v) amounts received with respect to each of their litigation claims with respect to matters arising before the Effective Date, less their expenses (including reasonable SG&A expenses but excluding Excluded Expenses) incurred and paid after October 7, 1999 directly related to any such claim for which amounts have been received;

provided however that the Adjustment Amount shall not include (i) the proceeds of any transfer of assets by the Surviving Corporation or its wholly owned subsidiaries to any wholly owned subsidiary of the Surviving Corporation or to any Related Entity if (a) the Related Entity assumes the obligation to make Deferred Payments in the manner set forth in the Plan of Merger (without the right to defer payments if the amount accrued on a Deferred Payment Date is less than $90,000) with respect to such asset and (b) the Surviving Corporation guarantees the Related Entity's payment of all amounts it is required to pay to the Outside Participating Shareholders pursuant to this assumption and (ii) amounts released by the Escrow Agent pursuant to Besicorp's instructions to pay Remaining Proceeds directly to the Outside Participating Shareholders.

Adjustments means the Adjustment Amounts multiplied by a fraction, the numerator of which is the Outside Participating Shareholders' Shares and the denominator of which is the Total Shares.

Aggregate Cash Merger Consideration means $8 million, which is approximately $58.8729 multiplied by the number of shares of Besicorp Common Stock issued and outstanding on the date hereof.

Airport Enterprises mean entities owned by Michael F. Zinn that own and operate the airport where Besicorp's plane is maintained.

Airport Services mean airport usage and plane services performed by Airport Enterprises on behalf of Besicorp and Old Besicorp.

Allowances means the Power Plants' allowances to emit N0x.

Anticipated Hydro-Credit Distribution means an additional approximately $257,640 Besicorp received after October 7, 1999 with respect to Glen Park Associates.

Anticipated Partnership Distribution means an additional amount Besicorp expects to receive with respect to Natural Dam in 1999 and disclosed under "Liquidity and Capital Resources" in Item 2 of Besicorp's Form 10-QSB for the period ended June 30, 1999.

Assignee means the assignee of any of the assets underlying the Adjustment Amounts.

Assignment of the Bansbach Litigation means Besicorp's assignment to WOM of the contingent assets and/or liabilities comprising Besicorp's interests in the Bansbach Litigation.

Authorizations means any consents, notices or registrations.

Avalon means Avalon Ventures, LLC, a limited liability company organized under the laws of Virginia.

Avalon Funding means Avalon Funding LLC, a limited liability company organized under the laws of Delaware.

Bansbach Litigation means a shareholder derivative action commenced in August 1997 in the New York Supreme Court, Ulster County, entitled John Bansbach v. Michael F. Zinn, Michael J. Daley, Gerald A. Habib, Harold Harris, Richard E. Rosen, and Besicorp Group Inc., Index No. 97-2573.

BBI means BBI Power Inc., which is 50% owned by an indirect, wholly-owned subsidiary of Besicorp and 50% owned indirectly by Chesapeake.

Besicorp means Besicorp Ltd.

Besicorp Assumed Matters means the Existing Litigation and other matters to be prosecuted or defended by Besicorp pursuant to the Indemnification Agreement.

Besicorp Common Stock means the common stock, par value $.01 per share, of Besicorp.

Besicorp Development means Besicorp Development, Inc., a wholly-owned subsidiary of Besicorp.

Beta means Beta Partnerships, Inc, a wholly owned subsidiary of Besicorp.

BGI Acquisition means BGI Acquisition Corp., a wholly owned subsidiary of BGI Parent.

BGI Indemnity Claims means all claims for indemnity made by BGI Parent pursuant to the Indemnification Agreement, including any claims of BGI Parent with respect to the Besicorp Assumed Matters arising from the failure of Besicorp to diligently prosecute or defend such Besicorp Assumed Matters, BGI Monitoring Costs and any payment of fees and expenses of the payment agent pursuant to the Prior Plan of Merger.

BGI Monitoring Costs means BGI Parent's out-of-pocket expenses (not to exceed $40,000 per year) incurred if it is represented by counsel with respect to the Besicorp Assumed Matters and the Bansbach Litigation.

BGI Parent means BGI Acquisition LLC.

Board means the Board of Directors of Besicorp.

Buyer means Parent and Acquisition Corp.

Cash Merger Consideration means $8 million divided by the Total Shares.

Certificate of Merger means a certificate of merger executed by Besicorp and Acquisition Corp.

Certificates means the certificates evidencing shares of Besicorp Common Stock.

Chesapeake means Chesapeake Power Transport Inc..

Closing means the consummation of the transactions contemplated by the Plan of Merger.

Closing Date means the day of the Closing.

Code means the Internal Revenue Code of 1986, as amended.

Combined Deferred Payment Right means one Deferred Payment Right and one Escrow Fund Payment Right.

Combined Deferred Payments mean the Deferred Payments and the Escrow Fund Payments.

Commercial Associates means Commercial Associates Realty, Inc.

Commitment means Besicorp's commitment pursuant to the Empire Memorandum to provide $750,000 to the Empire Newsprint Project.

Company means Besicorp Ltd.

Company Offer means a written offer of Besicorp to pay the Dissenters for their shares of Besicorp Common Stock.

Comparable Companies mean the publicly-traded companies that Management and Josephthal believed were generally comparable to SunWize.

Comparable  Transactions  mean  the  merger  and  acquisition   transactions  in
SunWize's industry that were completed over the prior two years that Josephthal deemed generally comparable to the Merger.

Consents means all consents, approvals, permits, authorizations or waivers.

Continental means Continental Stock Transfer & Trust Co., Besicorp's transfer agent.

Contribution means the contribution of the Contributed Assets to WOM pursuant to the Contribution Agreement.

Contribution Agreement means the Contribution and Distribution Agreement to be dated the date of the Spin-Off by and between Besicorp and WOM.

Contributed Assets mean the interests in the Bansbach Litigation that Besicorp received pursuant to the Prior Contribution Agreement as a result of the Prior Merger Order (subject to WOM's agreement to return such interests if a Prior Merger Order Reversal occurs).

Corporate Headquarters means Besicorp's corporate headquarters located at 1151 Flatbush Road, Kingston, New York 12401 (914-336-7700).

Covered Expenses means out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with the Plan of Merger (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees, and similar fees and expenses, all of which shall be conclusively established by a good faith statement therefor).

Covered Person means certain persons, including present and former directors, officers, employees and agents of Besicorp and its subsidiaries, who at the time of the execution of the Initial Plan of Merger were covered by Besicorp's officers' and directors' liability insurance or will be so covered on the Closing Date.

D&O Insurance means officers' and directors' liability insurance.

DCF means discounted cash flow analysis.

Deferred Payment Date means each June 1st commencing on June 1, 2000 and ending on the last June 1st immediately prior to the Deferred Payment Termination Date.

Deferred Payment Fund means the sum of all Adjustments (net of corporate taxes for such Adjustments) less all amounts previously distributed from the Deferred Payment Fund to the Outside Participating Shareholders.

Deferred Payment Right means the right to a Deferred Payments.

Deferred Payment Termination Date means the latest of (i) March 22, 2004, (ii) the date of the release by the Escrow Agent of all of the Escrow Funds and (iii) the disposition, pursuant to a final and non-appealable judgment of a court of competent jurisdiction, including the payment of all monies required by such disposition, of the RICO Action, and any litigation in connection with or relating to such lawsuit.

Deferred Payments mean the additional cash payments, if any, to be paid to the Outside Participating Shareholders by the Surviving Corporation on the Deferred Payment Dates and the Deferred Payment Termination Date equal to the amount in the Deferred Payment Fund on each such date divided by the number of Outside Participating Shareholders' Shares.

Derivative Litigation means the Bansbach Litigation and the Lichtenberg Litigation.

Disputed Shares means the 4,000 shares of Besicorp Common Stock held in the name of Enowitz but are being held in escrow pending resolution of the dispute regarding the ownership of these shares.

Dissenter means any shareholder of Besicorp who wishes to object to the Merger and complies with the procedures set forth in Sections 623 and 910 of the NYBCL.

Dissenters' Shares means the shares of Besicorp Common Stock held by Dissenters on the Spin- Off Record Date.

Distributed Businesses means Old Besicorp's photovoltaic and independent power development businesses.

Distribution means a dividend of one share of WOM Common Stock immediately prior to the Merger for each share of Besicorp Common Stock outstanding on such date.

EBIT means earnings before interest and taxes.

EBITDA means earnings before interest, taxes, depreciation and amortization.

Effective Date means the date of filing of the Certificate of Merger with the Secretary of State of the State of New York in accordance with the NYBCL or at such later time as provided in such Certificate of Merger.

EIR means Energy Investment Research Inc.

Empire means Empire State Newsprint LLC.

Empire Memorandum means a memorandum of understanding between Besicorp and Empire to form a joint development partnership.

Empire Newsprint Facility means a newsprint recycling manufacturing plant.

Empire Newsprint Project means a project consisting of the Empire Newsprint Facility in Ulster

County, New York and the Empire Power Facility adjacent to the Empire Newsprint Facility which Empire Power Facility would supply power to the Empire Newsprint Facility and would also supply power for sale to power marketers for resale into the recently deregulated power market.

Empire Power Facility means a 475-megawatt natural gas-fired cogeneration power plant.

Enowitz means Martin Enowitz.

Enowitz Shares means 100,000 shares of Old Besicorp's common stock held of record by Enowitz.

Enterprise Value means the ratio of equity value plus debt less cash and cash equivalents to their revenues.

Escrow Agent means Robinson Brog as the escrow agent pursuant to the Escrow Agreement.

Escrow Agreement means the escrow agreement entered into on March 22, 1999 by Besicorp and certain other parties as amended or to be amended by the Escrow Agreement Amendment.

Escrow Agreement Amendment means Amendment No. 1 to the Escrow Agreement, to be effective as of the date of the Spin-Off, by and between Besicorp, WOM and certain other parties.

Escrow Fund means monies held by the Escrow Agent pursuant to the Escrow Agreement.

Escrow Fund Determination Procedure means the Escrow Agent's receipt of (i) the joint written direction of BGI Parent, WOM and Besicorp to release funds from the Escrow Fund, (ii) a written instrument representing a final and non-appealable order with respect to the disposition of funds from the Escrow Fund issued by an arbitrator or (iii) a certified copy of a final and non-appealable judgment of a court of competent jurisdiction directing the disbursement of such funds.

Escrow Fund Payment Right means the right to Escrow Fund Payments.

Escrow Fund Payments means additional cash payments equal to the Escrow Fund Payment Distributions divided by the Outside Participating Shareholders' Shares.

Escrow Fund Payment Distributions mean amounts equal to the Remaining Proceeds being distributed by the Escrow Agent multiplied by a fraction, the numerator of which is the Outside Participating Shareholders' Shares and the denominator of which is the Total Shares.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchanges means the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market, Inc.

Excluded  Expenses  means  expenses  which are funded  with monies in the Escrow
Fund.

Existing Litigation means certain litigation specified in the Indemnification Agreement.

Fairness Opinion means the fairness opinion of Josephthal dated September 22, 1999 and annexed hereto as Annex B.

Fenster means Alan Fenster.

Financial Close means the closing on the long term financing for the actual construction of the Empire Newsprint Project.

Financial Model means a financial model for the Empire Newsprint Project prepared in or about August 1999 by Besicorp, with the assistance of Morgan Stanley Dean Witter.

Fiscal 1998 means the year ended March 31, 1998.

Fiscal 1999 means the year ended March 31, 1999.

Form 10-K means Besicorp's Form 10-KSB, as amended, as of and for the year ended March 31, 1999.

Forms 10-Q means Besicorp's Forms 10-QSB, as amended, as of and for the quarters ended June 30, 1999 and September 30, 1999.

Gabon Initiative means the efforts of SunWize and Wespro to obtain, develop and supply rural electrification projects in Gabon.

Golden Genesis means Golden Genesis Company.

Grants means the grants of the Restricted Shares.

Guaranty means a guaranty of Michael F. Zinn to be executed on the Closing Date for the benefit of the Outside Participating Shareholders and the directors and officers of Besicorp.

Guaranty Escrow Agreement means an escrow agreement to be executed on the Closing Date by Michael F. Zinn in connection with the Guaranty.

Guaranty Escrow Fund means $100,000 to be placed in escrow pursuant to the Guaranty Escrow Agreement on the Closing Date.

HSBC Bank means the HSBC Bank USA.

HSBC Credit Facility means a secured line of credit by HSBC Bank.

Hydro-Credits means the amounts Niagara Mohawk will pay the Partnerships and other IPPs when and if certain hydro-energy developers enter into agreements to restructure or terminate their power purchase agreements with Niagara Mohawk before July 1, 2003.

Incentive Plan means Besicorp's 1999 Incentive Plan.

Indemnification Agreement means the indemnification agreement between BGI Parent, BGI Acquisition and Besicorp dated March 22, 1999.

Independent Directors mean the directors of Besicorp who are not employees of Besicorp.

Independent Directors' Restricted Shares mean the 1,050 Restricted Shares issued to Independent Directors.

Initial Offer means Michael F. Zinn's written offer, dated June 17, 1999, to acquire Besicorp.

Initial Plan of Merger means the Agreement and Plan of Merger dated as of October 7, 1999 by and among Besicorp, Parent and Acquisition Corp.

Instructions mean Besicorp's irrevocable instructions to the Escrow Agent to release the Escrow Fund Payment Distributions to the Payment Agent for distribution to the Outside Participating Shareholders.

IPPs means independent power producers.

Josephthal means Josephthal & Co., Inc.

Krishnapatnam Project means a development project to build a coal fired power plant near the village of Krishnapatnam.

Kyocera means Kyocera International, Inc.

Letter of Transmittal means the documents needed to exchange shares of Besicorp Common Stock for the Merger Consideration.

Lichtenberg Litigation means a shareholder derivative action commenced on March 29, 1993 in New York Supreme Court, Ulster County, entitled Lichtenberg v. Michael F. Zinn, Steven I. Eisenberg, and Martin E. Enowitz, et al., Index No. 93-1987. This action has been dismissed.

Litigation Costs means costs and expenses relating to (i) Besicorp Assumed Matters; (ii) litigation arising out of or relating to any such Besicorp Assumed Matters; (iii) indemnification of claims against Old Besicorp's directors and officers (prior to the Prior Merger) for actions in their official capacity preceding the date of the Prior Merger; or (iv) in connection with matters arising out of or relating to the Prior Merger.

Losses means any and all losses,  liabilities,  claims,  actions,  damages,  and
expenses,   including,  without  limitation,   reasonable  attorneys'  fees  and
disbursements.

LTM means the most recent 12-month period.

Management means the management of Besicorp.

Management Restricted Shares means the Restricted Shares issued to officers, directors (except for Independent Directors) and employees.

March Complaint means the complaint in the March Litigation.

March Director Defendants mean the Old Besicorp Board consisting of Michael F. Zinn, Michael Daley, Melanie Norden, Gerald Habib and Richard Rosen.

March Litigation means a class action commenced on March 5, 1999, in the United States District Court for the Southern District of New York, entitled James Lichtenberg and John Bansbach v. Besicorp Group Inc., BGI Acquisition LLC, BGI Acquisition Corp. et al.

May 1999 Escrow means funds that were placed in escrow in May 1999 as a reserve for potential liabilities of certain partnerships that are being or have been liquidated.

Memoranda mean two memoranda of Mr. Zinn to the Special Committee dated May 17, 1999 and May 21, 1999.

Merger means the merger of Acquisition Corp. with and into Besicorp pursuant to the Plan of Merger.

Merger Consideration means the Cash Merger Consideration and the Combined Deferred Payment Right to be received as the result of the conversion of one share of Besicorp Common Stock pursuant to the Merger.

Mortgage means a mortgage and security agreement to be executed by Besicorp at the time of the original Parent Loan.

MRA means the Master Restructuring Agreement between the Partnerships, Niagara Mohawk and certain other IPPs.

NASDAQ means the National Association of Securities Dealer's Automated Quotation System.

Natural Dam means Kamine Besicorp Natural Dam L.P., one of the Partnerships.

Neutralized Tabulation means tabulating the Management Restricted Shares as if the holders of such shares had abstained, not voted or voted for and against the Plan of Merger in the same proportions that the holders of shares of Besicorp Common Stock abstain, do not vote or vote their shares of Besicorp Common Stock (other than Management Restricted Shares) for and against the Plan of Merger.

Niagara Mohawk means Niagara Mohawk Power Corporation.

NorCon means NorCon Power Partners, L.P.

Notice of Dissent means a written objection of a Dissenter to the Merger stating his intention to demand payment for his shares of Besicorp Common Stock.

NPV means Net Present Value.

NYBCL means the New York Business Corporation Law.

NYSERDA means the New York State Energy Research and Development Authority.

October 7, 1999 means the date the Initial Plan of Merger was executed.

Offering Price means a specified per share price which Besicorp offers to pay the Dissenters pursuant to the Company Offer.

Old Besicorp means Besicorp Group Inc, which owned all of the shares of Besicorp prior to the Prior Distribution.

Old Besicorp Board means Old Besicorp's board of directors.

Old Besicorp Rights means (i) shares of Old Besicorp's common stock containing restrictions on transferability and (ii) options, warrants and other rights to acquire shares of Old Besicorp's common stock.

Outside Participating Shareholders means the Outside Shareholders, except for the Dissenters.

Outside Participating Shareholders' Shares means the number of shares of Besicorp Common Stock held of record immediately before the Effective Date by the Outside Participating Shareholders.

Outside Shareholders means Besicorp's shareholders, except for the Buyer.

Parent means Besicorp Holdings, Ltd., a New York corporation.

Parent Loans means the loans of Parent to Besicorp pursuant to the Plan of Merger in such amounts as Besicorp reasonably requests in order to satisfy its obligations with respect to normal operating expenses of Besicorp and its subsidiaries to the extent payable on or prior to the Termination Date; provided, however, that Parent shall not be required to make (i) loans within a thirty day period in excess of $350,000, or (ii) loans with a cumulative amount in excess of $1,050,000.

Partnerships means the partnerships which owned the Power Plants.

Payment Agent means Continental or such other person designated by the parties prior to the Effective Date as the payment agent for the Plan of Merger.

Photovoltaic Activities means the development, assembly, manufacture, marketing and resale of photovoltaic products and systems.

Photovoltaic Activity Facility means property leased in Kingston, New York for Photovoltaic Activities.

Plan of Merger means the Amended and Restated Agreement and Plan of Merger, dated as of November 24, 1999 by and among Besicorp, Parent and Acquisition Corp.

Power Development Activities means the development of power plant projects of various types, ranging from gas-fired cogeneration plants to coal-fired power plants to the development of other non-nuclear power plants.

Power Plants means five domestic power plants, in which Old Besicorp formerly held ownership interests, which provided capacity and electrical power to Niagara Mohawk.

Power Purchase Agreements means power purchase agreements, pursuant to which the Power Plants provided capacity and electrical power to Niagara Mohawk.

Prior Assignment of the Derivative Litigation means Old Besicorp's assignment to Besicorp of the contingent assets and/or liabilities comprising Old Besicorp's interests in the Derivative Litigation.

Prior Contribution means Old Besicorp's distribution of the Distributed Businesses to Besicorp.

Prior Contribution Agreement means the Contribution and Distribution Agreement dated March 22, 1999 by and among Besicorp and Old Besicorp.

Prior Distribution means a dividend on March 22, 1999 of one share of Besicorp Common Stock for each 25 shares of Old Besicorp's common stock outstanding on such date.

Prior Merger means the merger effectuated on March 22, 1999 pursuant to the Prior Plan of Merger as a result of which Old Besicorp was acquired by BGI Parent.

Prior Merger Consideration means the aggregate merger consideration paid pursuant to the Prior Plan of Merger.

Prior Merger Order means the order of the Unites States District Court for the Southern District of New York in the March Litigation issued on March 18, 1999, which order, among other things, required the Prior Assignment of the Derivative Litigation.

Prior Merger Order Reversal means a reversal, revocation or other action, however designated, which nullifies such part of the Prior Merger Order that required the Prior Assignment of the Derivative Litigation so long as such reversal, revocation or other action is subject to no further appeal.

Prior Merger Parties means BGI Acquisition, BGI Parent and Old Besicorp.

Prior Plan of Merger means the agreement and plan of merger between Old Besicorp, BGI Acquisition and BGI Parent, as a result of which Old Besicorp was acquired on March 22, 1999 by BGI Parent.

Prior Spin-Off means the Prior Contribution and the Prior Distribution.

Proceeding means a proceeding in the United States District Court for the Southern District of New York, in connection with contributions to the 1992 election campaign of Congressman Maurice Hinchey.

Promissory Note means a promissory note of Besicorp payable six months after the Termination Date.

Purchaser Indemnitees means BGI Parent, Old Besicorp and its subsidiaries and their respective affiliates and agents.

PWC means PriceWaterhouseCoopers Securities LLC.

Record Date means March 6, 2000.

Related Entity means any entity consisting solely of shareholders of the Surviving Corporation on the Effective Date.

Remaining Proceeds means (i) the proceeds of the Escrow Fund, if any, released to Besicorp or pursuant to the Instructions at any time following the fifth anniversary of the date of the Escrow Agreement provided that all of the following conditions have occurred and notice has been provided by Besicorp to the Escrow Agent: (a) no claims are then subject to the Escrow Fund Determination Procedure; (b) in the reasonable judgment of BGI Parent, no future BGI Indemnity Claims are foreseeable; and (c) all Besicorp Assumed Matters and the Bansbach Litigation have been finally settled through either (A) a final, non-appealable judgment against Old Besicorp and all Purchaser Indemnitees; (B) a settlement or other conclusion to each such Besicorp Assumed Matter that (x) contains a release from all liability in favor of Old Besicorp and Purchaser
Indemnitees without any further obligation by Old Besicorp or Purchaser Indemnitees to make any payment or incur any other liability or obligation with respect to such matter, (y) does not attribute by its terms liability to Old Besicorp or any Purchaser Indemnitee and (z) if the scheduled matter is a litigation or a proceeding, includes as a term thereof a full dismissal of the litigation or proceeding with prejudice or (C) a settlement or other conclusion to the Bansbach Litigation that (x) contains a release from all liability in favor of WOM without any further obligation by WOM to make any payment or incur any other liability or obligation with respect to such matter, (y) does not attribute by its terms liability to WOM and (z) includes as a term thereof a full dismissal of the litigation or proceeding with prejudice; and (ii) amounts released from the Escrow Fund to Besicorp or pursuant to the Instructions pursuant to a determination that the amount of the Escrow Fund is more than sufficient to secure BGI Parent pursuant to the Indemnification Agreement.

Requisite Vote means (i) the adoption of the Plan of Merger by at least 50% of all outstanding shares of Besicorp Common Stock provided, however, that in tabulating such vote the Management Restricted Shares shall be tabulated using the Neutralizing Tabulation and (ii) the adoption of the Plan of Merger by at least 50% of all outstanding shares of Besicorp Common Stock without any special provisions regarding tabulation.

Restricted Merger Consideration means the Merger Consideration payable with respect to the Management Restricted Shares which Merger Consideration will not have vested and thus will be held in escrow by the Surviving Corporation and not be transferable until it vested, which ordinarily will occur with respect to 1/3 of such Restricted Merger Consideration on May 2, 2002, 1/3 on May 2, 2003 and 1/3 on May 2, 2004.

Restricted Shares means the 14,500 shares of Besicorp Common Stock subject to restrictions upon transferability which have been issued to directors, officers and employees of Besicorp pursuant to the Incentive Plan.

Revised Offer means Michael F. Zinn's revised written offer dated August 10, 1999, to acquire Besicorp.

RICO means the Racketeer Influenced and Corrupt Organizations Act.

RICO Action means an action Besicorp commenced on September 27, 1999 in the Supreme Court of the State of New York, Ulster County, entitled Besicorp, Ltd., plaintiff, against Alan R. Kahn, James Lichtenberg, Vee Hockmeyer, Paul Vannucci, Andrew Jurun, Paul Shaheen, Debra Berenda and John Does 1 through 5, defendants.

Rights means restricted stock, options, including restricted stock options pursuant to which restricted stock may be acquired, warrants, and other rights to acquire Besicorp Common Stock.

Robinson Brog means Robinson Brog Leinwand Greene Genovese & Gluck P.C.

SEC means the Securities and Exchange Commission.

SEC Documents means Besicorp's filings with the SEC under the Exchange Act.

Security Agreement means a security agreement to be executed by Besicorp at the time of the original Parent Loan.

September 10 Draft means a revised draft of the plan of merger distributed on or about September 10, 1999.

September 16 Draft means a revised draft of the plan of merger distributed on or about September 16, 1999.

September 23 Draft means a revised draft of the plan of merger distributed on or about September 23, 1999.

September 28 Draft means a revised draft of the plan of merger distributed on or about September 28, 1999.

SG&A means selling, general and administrative expenses.

Siemens means Siemens Solar Industries.

S.N.C. means S.N.C., Ltd.

Special Committee means a committee of the Board consisting of all of the Independent Directors.

Special Meeting means the special meeting of the shareholders of Besicorp to be held at [9:00] a.m., local time, on April 7, 1999 at the offices of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., located on the 31st Floor at 1345 Avenue of the Americas, New York, New York, and at any adjournment or postponement thereof.

Spin-Off  means  the   Contribution  and  the  Distribution  to  be  effectuated
immediately prior to the Merger.

Spin-Off Record Date means the date that all conditions to the consummation of the Merger, including (i) the shareholders' adopting of the Plan of Merger by the Requisite Vote at the Special Meeting and (ii) the Contribution, have been or will be waived or satisfied.

Substitute Restricted Shares means shares of common stock of Parent containing restrictions similar to the restrictions upon the Management Restricted Shares to be provided in substitution for the Management Restricted Shares.

Substituted Management Restricted Shares means Management Restricted Shares which have been canceled as the result of the issuance of Substitute Restricted Shares in substitution therefor prior to the Effective Date.

SunWize means SunWize Technologies, Inc., a wholly owned subsidiary of Besicorp.

SunWize Project means the financing and construction of a facility for SunWize in Kingston, New York, and all matters related thereto.

Surviving Corporation means the surviving corporation of the Merger.

Tax Escrow means certain funds placed in escrow in connection with the agreement of a partnership (in which Besicorp holds an interest) to indemnify a third party for any tax liability associated with the third party's tax treatment of its receipt of certain funds from this partnership.

Tax Return Claims means certain claims for tax refunds made by Old Besicorp if the refunds are not received prior to March 31, 1999.

Termination Date means 11:59 p.m. New York City time on March 31, 2000.

Total Construction Costs means the estimated $650 million required to construct the Empire Newsprint Facility.

Total Development Costs means the estimated $5 million to $7 million of development costs required to bring the Empire Newsprint Project to Financial Close.

Total Shares means the sum of (i) the number of shares of Besicorp Common Stock issued and outstanding immediately prior to the Effective Date (other than those shares held as treasury shares by Besicorp) plus (ii) the number of Substituted Management Restricted Shares.

Trust means The Zinn Family Charitable Trust.

Vendor Advances means the advancement to Besicorp of cash or services from, among other sources, vendors interested in participating in the Empire Newsprint Project.

Wespro means West Africa Projects Limited.

WOM means WOM, Inc., a New York corporation and wholly-owned subsidiary of Besicorp which will be distributed to the holders of Besicorp Common Stock pursuant to the Spin-Off.

WOM Common Stock means the common stock, par value $.01 per share, of WOM.

WOM Costs means (i) reasonable expenses incurred by Besicorp or WOM in connection with (a) the formation of WOM, (b) the Spin-Off (including the cost of distributing the shares of WOM's Common Stock (including the fees and expenses of Continental and (c) the preparation and filing with the SEC of a registration statement for the WOM Common Stock, (ii) WOM's reasonable expenses (up to $35,000 per annum) (a) to maintain its existence, (b) to comply with the Exchange Act and the rules and regulations promulgated thereunder, and (c) for such other matters as may be reasonably necessary to permit the Bansbach Litigation to continue and (iii) WOM Litigation Costs.

 WOM Litigation Costs means WOM's costs and expenses relating to (a) the Bansbach Litigation and (b) litigation arising out of or relating to the Bansbach Litigation, the Spin-Off and WOM's existence.


WOM Restricted Stock means the shares of WOM Common Stock issued to the holders of Restricted Shares pursuant to the Spin-Off, which shares are subject to the same restrictions upon transferability as the Restricted Shares.

Zeichner, Ellman means Zeichner, Ellman and Krause, counsel to the Buyer.

                                                                        ANNEX A


                AMENDED AND REST ATED AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 24, 1999

                                  BY AND AMONG

                                 BESICORP LTD.,

                             BESICORP HOLDINGS, LTD.

                                       AND

                             BESI ACQUISITION CORP.



                                TABLE OF CONTENTS


RECITALS:.........................................................................................................1

A G R E E M E N T S...............................................................................................1

ARTICLE I.........................................................................................................1

THE MERGER........................................................................................................1
         1.1      The Merger......................................................................................1
         1.2      Consummation of the Merger......................................................................1
         1.3      Effects of the Merger...........................................................................1
         1.4      Certificate of Incorporation; Bylaws............................................................1
         1.5      Directors and Officers..........................................................................2
         1.6      Time and Place of Closing.......................................................................2
         1.7      Further Assurances..............................................................................2

ARTICLE II........................................................................................................2

CONVERSION AND EXCHANGE OF SHARES.................................................................................2
         2.1      Conversion of Shares............................................................................2
         2.2      Exchange Procedures.............................................................................3
         2.3      Adjustment of Merger Consideration..............................................................5
         2.4      Deferred Payments...............................................................................5
         2.5       Management Restricted Shares. .................................................................7

ARTICLE III.......................................................................................................7

REPRESENTATIONS AND WARRANTIES....................................................................................7
         3.1      General Statement.  ............................................................................7
         3.2      Representations and Warranties of the Company. .................................................7
         3.3      Representations and Warranties of Parent and Acquisition Corp. .................................9


ARTICLE IV.......................................................................................................11

CONDUCT OF BUSINESS PENDING THE MERGER...........................................................................11
         4.1      Obligations of Each of the Parties.............................................................11
         4.2      The Company's Obligations......................................................................11
         4.3      Meeting; Proxy Statement; Schedule 13E-3; Other Regulatory Matters.............................12
         4.4      Indemnification Provisions in Charter and Insurance.  .........................................14
         4.5      Parent's Funding of the Company.  .............................................................15

                                       ii

         4.6      Voting of Shares of Common Stock held by Certain Holders.......................................16
                  --------------------------------------------------------
         4.7      Certificate and Personal Guarantee..  .........................................................16
                  -----------------------------------
         4.8      Board Action...................................................................................17
                  ------------
         4.9      Management Restricted Shares...................................................................17
                  -----------------------------
         4.10     Notices of Certain Events......................................................................17
                  --------------------------
         4.11     March 1999 Escrow Fund.........................................................................17
                  -----------------------

ARTICLE V........................................................................................................18

CONDITIONS TO CLOSING; CLOSING DELIVERIES; BASE AMOUNT...........................................................18
         5.1      Conditions to Each Party's Obligations.........................................................18
         5.2      Conditions to the Company's Obligations........................................................18
         5.3      Conditions to Parent's and Acquisition Corp's Obligations......................................19
         5.4      Closing Deliveries.............................................................................19

ARTICLE VI.......................................................................................................20

TERMINATION/EFFECT OF TERMINATION................................................................................20
         6.1      Right to Terminate.............................................................................20
         6.2      Certain Effects of Termination.................................................................21
         6.3      Remedies.......................................................................................21
         6.4      Right to Damages; Expense Reimbursement.  .....................................................21

ARTICLE VII......................................................................................................22

MISCELLANEOUS....................................................................................................22
         7.1      Survival of Representations, Warranties and Agreements.........................................22
         7.2      Amendment......................................................................................22
         7.3      Publicity......................................................................................22
         7.4      Notices........................................................................................23
         7.5      Expenses; Transfer Taxes.......................................................................24
         7.6      Entire Agreement...............................................................................24
         7.7      Non-Waiver.....................................................................................24
         7.8      Counterparts...................................................................................24
         7.9      Severability...................................................................................24
         7.10     Applicable Law.................................................................................24
         7.11     Binding Effect; Benefit........................................................................24
         7.12     Assignability..................................................................................24
         7.13     Governmental Reporting.........................................................................24
         7.14     Defined Terms. ................................................................................24
         7.15     Headings. .....................................................................................28
         7.16     Interpretation; Construction...................................................................28

                                       iii


         Exhibit 1.2       -        Form of Certificate of Merger
         Exhibit 4.5(a)    -        Form of Secured Promissory Note
         Exhibit 4.5(b-1)-          Form of Security Agreement
         Exhibit 4.5(b-2) -         Form of Mortgage and Security Agreement
         Exhibit 4.7(a)    -        Form of Certificate
         Exhibit 4.7(b-1) -         Form of Guarantee
         Exhibit 4.7(b-2) -         Form of Escrow Agreement
         Exhibit 4.11       -       Form of Instructions to Escrow Agent
         Exhibit 5.2.3     -        Form of Legal Opinion of Parent's Counsel
         Exhibit 5.3.3     -        Form of Legal Opinion of Company's Counsel
         Exhibit 7.14      -         D&O Insurance Policy

         This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 24, 1999, by and among Besicorp Holdings, Ltd., a New York corporation ("Parent"), Besi Acquisition Corp., a New York corporation ("Acquisition Corp"), and Besicorp Ltd., a New York corporation (the "Company").

                                    RECITALS:
         A. The respective boards of directors of Acquisition Corp, Parent and the Company each adopted a plan of merger as set forth in an Agreement and Plan of Merger dated as of October 7, 1999 (the "Initial Agreement") pursuant to which Acquisition Corp, which is a wholly-owned Subsidiary of Parent that has been formed for the sole purpose of effectuating a merger with the Company, would merge with and into the Company on the terms and subject to the conditions set forth in the Initial Agreement.

         B. Parent, Acquisition Corp and the Company desire to make certain modifications to the Initial Agreement, including requiring the Company to effectuate the Spin-Off prior to the Effective Date.

         C. In order to make such modifications to the Initial Agreement, the respective boards of directors of Acquisition Corp, Parent and the Company have each adopted a plan of merger as set forth in this Agreement pursuant to which Acquisition Corp will merge with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and the New York Business Corporation Law (the "NYBCL").

         D. Parent, Acquisition Corp and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         E.  Capitalized   terms  used  in  this  Agreement  have  the  meanings
identified in Section 7.14 of this Agreement.

                               A G R E E M E N T S
         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, on the Effective Date, in accordance with this Agreement and the NYBCL, Acquisition Corp shall merge with and into the Company, the separate existence of Acquisition Corp shall cease and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation," and Acquisition Corp and the Company are sometimes referred to collectively herein as the "Constituent Corporations."

         1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date, the parties hereto will cause a certificate of merger (the "Certificate of Merger") substantially in the Form of Exhibit 1.2 to be filed with the Secretary of State of the State of New York and such counties within the state of New York as required by Section 904 of the NYBCL, in such form as required by, and executed in accordance with the NYBCL . The Merger shall be effective as of the date of filing of the Certificate of Merger or if later, the date specified in the Certificate of Merger (the "Effective Date") in accordance with Section 906 of the NYBCL.

         1.3 Effects of the Merger. On and after the Effective Date, the Merger shall have the effects provided in this Agreement and as set forth in Section 906 of the NYBCL.

         1.4 Certificate of Incorporation; Bylaws. On and after the Effective Date, the Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Date, shall be adopted as the Certificate of Incorporation and By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the NYBCL.

         1.5 Directors and Officers. On and after the Effective Date, the directors of Acquisition Corp. shall be the directors of the Surviving Corporation and the officers of the Company holding office immediately prior to the Effective Date shall be the officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.6 Time and Place of Closing. Subject to the provisions of Article V and Section 6.1 hereof, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing New York City time, at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 1345 Avenue of the Americas, New York, NY on the day which is three (3) business days after the first date on which each of the conditions to Closing set forth in Article V hereof shall have been satisfied or waived (and continue to be satisfied or waived), or on such other date, or at such other place, as shall be agreed upon by the parties hereto. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

         1.7 Further Assurances. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Acquisition Corp, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Corp, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE II
                        CONVERSION AND EXCHANGE OF SHARES

         2.1 Conversion of Shares. On the Effective Date, by virtue of the Merger, and without any action on the part of the holders thereof:

                  2.1.1 Each share of common stock, $.01 par value, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Date (other than shares of Common Stock held as treasury shares by the Company or its Subsidiaries, shares of Common Stock then owned of record by Acquisition Corp and Parent (the "Ineligible Holders") and shares held by person who follow the procedure set forth in Sections 623 and 910 of the NYBCL (the "Objecting Shareholders") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash (i) the Cash Merger Consideration without interest plus (ii) the right (a "Deferred Payment Right") to Deferred Payments as set forth in Section 2.4 hereto plus (iii) the right (a "Escrow Fund Payment Right" and together with the Deferred Payment Right, the "Combined Deferred Payment Right") to Escrow Fund
Payments as set forth in Section 2.4 hereto (collectively, the "Merger Consideration"). Each share of Common Stock outstanding immediately prior to the Effective Date (other than shares of Common Stock held as treasury shares by the Company or its Subsidiaries and shares of Common Stock then owned of record by Ineligible Holders and the Objecting Shareholders) shall be deemed to be no longer outstanding and shall represent solely the right to receive the Merger Consideration upon surrender of the certificate formerly representing such share of Common Stock in accordance with the provisions of this section. "Cash Merger Consideration" shall mean the Aggregate Cash Merger Consideration divided by the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Date (other than those shares held as treasury shares by the Company) and (ii) the number of Management Restricted Shares for which substitute securities have been issued pursuant to Section 4.9 hereof prior thereto. The "Aggregate Cash Merger Consideration" is $8,000,000.00.

                  2.1.2 Each share of Common Stock issued and outstanding immediately prior to the Effective Date which is then held as a treasury share by the Company or is held by any of the Company's Subsidiaries or by Parent or Acquisition Corp. shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof. The Surviving Corporation shall make such payments to the Objecting Shareholders as are required by Sections 623 and 910 of the NYBCL for each share of Common Stock issued and outstanding immediately prior to the Effective Date which is then held by such Objecting Shareholders, and the Objecting Shareholders shares of Common Stock shall be cancelled and retired and cease to exist, without any conversion thereof.

                  2.1.3 Each share of common stock, without par value, of Acquisition Corp outstanding immediately prior to the Effective Date shall be converted into and exchanged into one validly issued, fully-paid and non-assessable share of common stock, $.01 par value, of the Surviving Corporation.

         2.2      Exchange Procedures.

                  2.2.1 Immediately prior to the Effective Date, Parent or Acquisition Corp will deposit or cause to be deposited with Continental Stock Transfer & Trust Co., or another paying agent mutually acceptable to Parent and the Company (the "Paying Agent"), in trust for the holders of record of Common Stock (excluding Management Restricted Shares for which substitute securities are to be issued pursuant to Section 4.9 hereof) immediately prior to the Effective Date other than the Ineligible Holders and the Objecting Shareholders (the "Company Shareholders") cash in an aggregate amount equal to (i) the number of shares of Common Stock held of record by the Company Shareholders and the Objecting Shareholders multiplied by (ii) the Cash Merger Consideration (such deposit with the Paying Agent pursuant to this paragraph is referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose except as provided in this Agreement.

                  2.2.2 As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Paying Agent to mail to each Company Shareholder a letter of transmittal and instructions for use (the "Letter of Transmittal") in effecting the surrender of certificates representing shares of Common Stock outstanding immediately prior to the Effective Date ("Certificates"). The Letter of Transmittal shall be in customary form, include provisions stating that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, provide instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration and provide such other provisions as Parent may reasonably specify (including those provisions described in this Section 2.2). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefore (A) the amount equal to (i) the number of shares of Common Stock represented by such Certificate multiplied by (ii) the Cash Merger Consideration, and (B) one Combined Deferred Payment Right for each share of Common Stock represented by such Certificate. If the Cash Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing shares of Common Stock surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Combined Deferred Payment Rights shall not be evidenced by certificates and shall not be transferable, except as required by law. All payments, if any, with respect to the Combined Deferred Payment Rights shall be paid to the persons in whose name the Certificates are registered on the books of the Company immediately prior to the Effective Date. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. Until surrendered as contemplated by this Section 2.2, each Certificate shall, on and after the Effective Date, be deemed to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                  2.2.3 On and after the Effective Date, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Section 2.2. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such share of Common Stock to such a transferee only if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

                  2.2.4 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, upon the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the
Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                  2.2.5 Upon the determination by the Paying Agent that a shareholder is an Objecting Shareholder and not a Company Shareholder, the Paying Agent shall deliver to the Surviving Corporation that amount equal to (i) the number of shares of Common Stock held by such Shareholder multiplied by (ii) the Cash Merger Consideration. Any portion of the Payment Fund which remains unclaimed by any of the Company Shareholders for nine (9) months after the Effective Date shall be delivered to the Surviving Corporation upon demand of the Surviving Corporation, and the holders of shares of Common Stock shall thereafter look only to the Surviving Corporation for payment of their claim for the Cash Merger Consideration in respect of their shares of Common Stock. Neither Parent, Acquisition Corp nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.2.6 Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for the Merger Consideration such amount as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code as of 1986, as amended (the "Code"), or any provision of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

                  2.2.7 In the case of 4,000 shares of Common Stock held of record by Martin Enowitz or his assigns which the Company represents are the subject of a dispute between Besicorp Group Inc. ("BGI") and Mr. Enowitz, the Merger Consideration shall be placed in the existing escrow with respect to such 4,000 shares, and appropriate provision will be made in the Paying Agent agreement for the holding of Combined Deferred Payments, if any, and the Cash Merger Consideration payable in respect of such shares in such escrow, pending resolution of the dispute.

                  2.2.8 The fees and expenses of the Paying Agent will be paid from earnings on the Payment Fund. To the extent earnings on the Payment Fund are insufficient to pay such fees and expenses, such fees and expenses shall be paid by the Surviving Corporation. The Company and Parent and Acquisition Corp agree that any interest earned on the Payment Fund and not utilized to pay the fees and expenses of the Paying Agent will be transferred to the Surviving Corporation.

         2.3 Adjustment of Merger Consideration. In the event of any reclassification, stock split, stock dividend or other general distribution of securities, cash or other property (other than the Distribution) with respect to shares of Common Stock (or if a record date with respect to any of the foregoing should occur) on or after the date of the Initial Agreement and on or prior to the Effective Date, appropriate and equitable adjustments, if necessary, shall be made to the calculation of the Merger Consideration and all references herein shall be deemed to be to the Merger Consideration as so adjusted.

         2.4      Combined Deferred Payments.

                  2.4.1 The parties hereto agree that the Company Shareholders shall receive from the Surviving Corporation for each share of their Common Stock, in addition to the Cash Merger Consideration, an additional payment or payments ("Deferred Payments") on the Deferred Payment Dates equal in the aggregate to (i) the amount in the Deferred Payment Fund on such date divided by
(ii) the number of shares of Common Stock held of record immediately prior to the Effective Date by the Company Shareholders. The "Deferred Payment Fund" consists of the sum of all Adjustments (net of corporate taxes for such Adjustments) less all amounts previously distributed from the Deferred Payment Fund to the Company Shareholders. The "Adjustments" equal the Adjustment Amounts multiplied by a fraction, the numerator of which is the number of shares of Common Stock held of record by the Company Shareholders immediately prior to the Effective Date and the denominator of which is the sum of the number of shares of Common Stock held of record by the Company Shareholders, the Objecting Shareholders and the Ineligible Shareholders immediately prior to the Effective Date and the number of Management Restricted Shares which have been cancelled pursuant to Section 4.9 hereof prior thereto. The "Adjustment Amounts" equals all proceeds received by the Company, the Surviving Corporation and their Subsidiaries (provided that in the case of proceeds received by an entity that is less than wholly owned, directly or indirectly, by the Company (or the Surviving Corporation), such proceeds shall be multiplied by a percentage equal to the percentage of the entity owned, directly or indirectly, at the time of receipt of such proceeds by the Company (or the Surviving Corporation)) on or after the date of the Initial Agreement and on or before the latest of (i) March 22, 2004, (ii) the date of the release by the escrow agent for the March 1999 Escrow Agreement of all of the March 1999 Escrow Funds and (iii) the disposition, pursuant to a final and non-appealable judgment of a court of competent jurisdiction, including the payment of all monies required by such disposition, of the lawsuit encaptioned "Besicorp, Ltd., plaintiff, against Alan
R. Kahn, James Lichtenberg, Vee Hockmeyer, Paul Vannucci, Andrew Jurun,

Paul Shaheen, Debra Berenda and John Does 1 through 5, defendants" which was filed on September 24, 1999 in the Supreme Court of the State of New York, County of Ulster, and any litigation in connection with or relating to such lawsuit (such latest date, the "Deferred Payment Termination Date") with respect to the following: (i) amounts, if any, released from the March 1999 Escrow Fund pursuant to Section 4 of the March 1999 Escrow Agreement (other than amounts released pursuant to the Instructions, (ii) amounts received with respect to each of the litigation claims of the Company, the Surviving Corporation and their Subsidiaries with respect to matters arising before the Effective Date, less the Company's expenses (including reasonable SG&A but excluding expenses which are funded with monies in the March 1999 Escrow Fund (the "Excluded Expenses")) incurred and paid following the date of the Initial Agreement directly related to any such claim for which amounts have been received, (iii) amounts received with respect to the sale of the Company's interests, directly or indirectly, except for debt financing for development capital purposes which might have an equity carried interest in a Foreign Development Project, in each of the Foreign Development Projects (unless such Foreign Development Project is sold along with the Empire Project in which case the proceeds are not an Adjustment Amount) pursuant to agreements entered into on or before the first anniversary of the Effective Date, less the Company's expenses (other than SG&A and Excluded Expenses) incurred and paid following the date of the Initial Agreement directly related to such Foreign Development Project, (iv) amounts received by Beta Partnerships, Inc. "Beta") and distributions received from Kamine Besicorp Natural Dam L.P., ("Natural Dam") (other than an amount anticipated to be received by Beta from Natural Dam on or before December 31, 1999 and disclosed under "Liquidity and Capital Resources" in Item 2 of the Company's Form 10QSB for the period ended June 30, 1999) and any other funds that are distributed as a result of partnership interests in existence as of the date of the Initial Agreement or the Effective Date and (v) amounts, net of expenses (other than SG&A and Excluded Expenses) incurred and paid following the date of the Initial Agreement directly related to distributions as a result of Hydro-Credits, distributed as a result of Hydro-Credits (other than the distribution with respect to Glen Park Associates scheduled for on or about September 30, 1999); provided however that the Adjustment Amount shall not include the proceeds of any transfer of assets by the Surviving Corporation or any wholly owned Subsidiary of the Surviving Corporation to any wholly owned Subsidiary of the Surviving Corporation or to any entity (a "Related Entity") consisting solely of shareholders of the Surviving Corporation on the Effective Date, if, and only if (i) the Related Entity shall consent in writing to its assumption of the obligation to make Deferred Payments in the manner described in Section 2.4.4 (without the right to defer payments if the amount accrued on a Deferred Payment Date is less than $90,000) with respect to such asset and (ii) the Surviving Corporation will be required to guarantee the Related Entity's payment of all amounts it is required to pay to the Company Shareholders pursuant to this assumption. The Surviving Corporation shall segregate the Deferred Payment Fund and invest its proceeds in a separate interest bearing money market account at Bankers Trust Company or any other nationally recognized financial institution, and all interest on the Deferred Payment Fund shall be added to such Fund.

                           2.4.2 The Surviving  Corporation  shall make Deferred
Payments to the Company Shareholders (ii) annually on each June 1st commencing on June 1, 2000 and ending on the last June 1st, immediately prior to the Deferred Payment Termination Date (each, a "Deferred Payment Date"), (provided that if on any Deferred Payment Date the amount in the Deferred Payment Fund is less than $90,000, no Deferred Payment shall be made on such date) and (ii) on the Deferred Payment Termination Date. All such Payments shall be accompanied by a notice stating in reasonable detail the proceeds and the expenses that were deducted.
                                        7

                           2.4.3  If the  Surviving Corporation or  a Related
Entity transfers, sells or otherwise assigns, directly or indirectly, any of the Underlying Assets, the assignee (the "Assignee") of such Underlying Asset shall be required to consent in writing to its assumption of the obligation to make Deferred Payments (without the right to defer payments if the amount accrued on a Deferred Paymen Date is less than $90,000) with respect to such Underlying Asset other than the obligation to make the Deferred Payment, if any, resulting from proceeds received by the Surviving Corporation or Related Entity from such assignment (which Deferred Payment resulting from such Proceeds, shall be the obligation of the Surviving Corporation or Related Entity, as applicable) in the manner described in Section 2.4.4.



 2.4.4   Payments  by a Related Entity  or an Assignee
(the "Payor") shall be made on Deferred Payment Dates as follows: such payments shall be equal to (i) the amount in the Substitute Deferred Payment Fund on such date divided by (ii) the number of shares of Common Stock held of record immediately prior to the Effective Date by the Company Shareholders. The
"Substitute Deferred Payment Fund" consists of the sum of all Substitute Adjustments (net of all corporate taxes for such Adjustment) less all amounts previously distributed from the Substitute Deferred Payment Fund to the Company Shareholders. The "Substitute Adjustments" equal the Substitute Adjustment Amounts multiplied by a fraction, the numerator of which is the number of shares of Common Stock held of record by the Company Shareholders immediately prior to the Effective Date and the denominator of which is the sum of the number of shares of Common Stock held of record by the Company Shareholders, the Objecting Shareholders and the Ineligible Shareholders immediately prior to the Effective Date and the number of Management Restricted Shares which have been cancelled pursuant to Section 4.9 hereof prior thereto. The "Substitute Adjustment Amounts" equals all proceeds received by the Payor on or after the date of the Initial Agreement and on or before Deferred Payment Termination Date with respect to the following: (i) amounts, if any, released from the March 1999 Escrow Fund pursuant to Section 4 of the March 1999 Escrow Agreement, (ii) amounts received with respect to each of the litigation claims assigned by the Company with respect to matters arising before the Effective Date, less the expenses of the Company and Payor (including reasonable SG&A but excluding Excluded Expenses) incurred and paid following the date of the Initial Agreement directly related to any such claim with respect to any such claim for which amounts have been received, (iii) amounts received with respect to the sale of the Payor's interests, directly or indirectly, except for debt financing for development capital purposes which might have an equity carried interest in a Foreign Development Project, in each of the Foreign Development Projects (unless such Foreign Development Project is sold along with the Empire Project in which case the proceeds are not a Substitute Adjustment Amount) pursuant to agreements entered into on or before the first anniversary of the Effective Date, less the expenses of the Company and Payor (other than SG&A and Excluded Expenses) incurred and paid following the date of the Initial Agreement directly related to such Foreign Development Project, (iv) amounts received by Beta and distributions received from Natural Dam (other than an amount anticipated to be received by Beta from Natural Dam on or before December 31, 1999 and disclosed under

"Liquidity and Capital Resources" in Item 2 of the Company's Form 10QSB for the period ended June 30, 1999), and any other funds that are distributed as a result of partnership interests in existence as of the date of the Initial Agreement or the Effective Date and (v) amounts, net of the expenses of the Company and Payor (other than SG&A and Excluded Expenses) incurred and paid following the date of the Initial Agreement directly related to distributions as a result of Hydro-Credits, distributed as a result of Hydro-Credits (other than the distribution with respect to Glen Park Associates scheduled for on or about September 30, 1999). If a Payee (or assignee of a Payee) attempts to assign any Underlying Asset, the assignee of such Underlying Asset shall be required to consent in writing to its assumption of the obligation to make Deferred Payments (without the right to defer payments if the amount accrued on a Substitute
Deferred Payment Date is less than $90,000) with respect to such Underlying Asset other than the obligation to make the Deferred Payment, if any, resulting from proceeds received by the assignor from such assignment (which Deferred Payment resulting from such Proceeds, shall be the obligation of the assignor) in the manner described above.

                           2.4.5  Escrow Fund Payments. The parties hereto agree
that the Company Shareholders shall receive for each share of their Common Stock, in addition to the Cash Merger Consideration and the Deferred Payments pursuant to Deferred Payment Rights, an additional payment or payments ("Escrow Fund Payments") to be paid by the Paying Agent equal in the aggregate to (i) the amount in the Escrow Fund Payment Distributions received by the Paying Agent pursuant to the Instructions, and not yet distributed by the Paying Agent, divided by (ii) the number of shares of Common Stock held of record immediately prior to the Effective Date by the Company Shareholders.


                  2.5 Management Restricted Shares. The Merger Consideration, including the Cash Merger Consideration and the Combined Deferred Payment Rights, with respect to all Management Restricted Shares, if any, the vesting of which has not been accelerated pursuant to the Incentive Plan, and which are not subject to Substitution Agreements, shall be placed in escrow with the Surviving Corporation and such Merger Consideration shall be held in accordance with the terms of the Restricted Stock Grant Agreements with respect to such Management Restricted Shares.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 General Statement. The parties only make the representations and warranties to each other which are set forth in this Article III or in Exhibit 4.7(a).

         3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Acquisition Corp that as of the date of the Initial Agreement and, in the case of Section 3.2.2, the date of this
Agreement:
                                       9

                  3.2.1 Organization and Authority. Each of the Company and each of its Subsidiaries: (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the State of its organization; and (ii) has all necessary corporate or partnership power and authority to conduct its business as now being conducted or as proposed to be conducted through Closing. Each of the Company and each of its Subsidiaries is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

                  3.2.2 Authority Relative to this Agreement and Related Matters. The Board of Directors of the Company (the "Board"), at a meeting duly called and held has (A) determined that the Agreement and Merger are fair to, and in the best interests of, the Company and its shareholders, including the Company Shareholders, (B) adopted and approved this Agreement, the Merger and the Distribution, and (C) resolved to submit to the shareholders of the Company and recommend to the shareholders of the Company that they adopt and authorize the Agreement and the Merger. The Company has full corporate power and authority, subject to shareholder adoption and authorization with respect to the Agreement, to enter into and perform this Agreement, and the other agreements (the "Transaction Agreements") to be entered into in connection with this Agreement, the Merger and the Distribution to which it is a party. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company and the performance by the Company of its obligations hereunder and thereunder have been (or, in the case of Transaction Agreements not yet entered into, will be) duly authorized and approved by all requisite corporate action other than the approval of the holders of at least one-half of the outstanding shares of Common Stock voting at the Meeting with respect to the Merger. This Agreement has been and, when executed, each of the other Transaction Agreements will have been, duly executed and delivered by duly authorized officers of the Company and each constitutes, or will constitute when so executed and delivered, a valid, legal and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. The affirmative vote of the holders of at least one-half of the outstanding shares of Common Stock voting at the Meeting with respect to the adoption and authorization of the Agreement and the Merger are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

                  3.2.3 Capitalization. The authorized capital stock of the Company consists solely of 5,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of October 4, 1999, (i) 136,282 shares of Common Stock were outstanding, all of which are entitled to vote as a class, including (a) 13,850 Management Restricted Shares which will not vest as a result of the Merger and (b) 5,824 shares of Common Stock reserved for issuance upon the delivery of shares of common stock of BGI in connection with the March 1999 Merger (the "Reserved Shares"), (ii) 100 shares of Common Stock were held in the treasury of the Company, (iii) no options, warrants or similar rights to purchase shares of Common Stock ("Stock Options") were outstanding and (iv) no shares of Preferred Stock were outstanding. There are no other shares of capital stock of the Company authorized, issued or outstanding. All of the outstanding shares of Common Stock (other than the Reserved Shares which, upon their issuance, will be fully paid and nonassessable) have been validly issued and are fully paid and nonassessable subject to the restrictions on the Restricted Shares set forth in the agreements for such Restricted

Shares. There are no subscriptions, options, stock appreciation rights, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue, or register the sale of, any securities of any kind.

                  3.2.4 Brokers. No broker, finder, investment banker or other Person is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the Company in connection with the Merger other than amounts payable to Josephthal & Co., Inc. ("Josephthal") pursuant to a letter agreement dated June 9, 1999 between Josephthal and the Company.

                  3.2.5 Fairness Opinion. The Company has received the written opinion of Josephthal (the "Fairness Opinion") dated September 22, 1999 to the effect that, as of such date, the Merger Consideration to be received by Company Shareholders for each share of Common Stock is fair from a financial point of view. The Company has provided a true and correct copy of the Fairness Opinion to Parent. The Company is authorized by Josephthal to include a copy of such opinion in the proxy statement relating to the Agreement and the Merger to be approved at the Meeting (as amended or supplemented, the "Proxy Statement").

                  3.2.6 Full Disclosure. The representations, warranties and statements of the Company in this Agreement or contained in any schedule, list or document delivered pursuant to this Agreement are true, complete and correct. The copies of all documents furnished by the Company pursuant to or in connection with this Agreement are true, complete and correct.

                  3.2.7 SEC Filings. None of the information provided by the Company and included in the Proxy Statement, the Rule 13e-3 transaction statement on Schedule 13E-3 to be filed by the Company, Acquisition Corp and Parent with respect to the transactions to be consummated pursuant to this Agreement and the other Transaction Agreements (the "Schedule 13E-3") pursuant to the rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Form 10-SB will, at the time of the filing thereof, the mailing thereof, at the time of the Meeting and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  3.2.8 Required  Filings.  Other than the Proxy Statement,  the
Schedule 13E-3 and the Form 10-SB, no consent, approval or authorization of, expiration or termination of any waiting period requirement of, or filing, registration, qualification, declaration or designation ("Authorization") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the other Transaction Agreements by the Company or the consummation by the Company of the transactions contemplated hereby or thereby.

                  3.2.9 No Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of the Company or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company is a party or by which the Company is bound.

         3.3 Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp jointly and severally represent and warrant to the Company that as of the date of the Initial Agreement and, in the case of Section 3.3.2, the date of this Agreement:

                  3.3.1 Organization and Authority. Each of Parent and Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Parent and Acquisition Corp has all necessary corporate power and authority to conduct its business as now being conducted.

                  3.3.2 Authority Relative to this Agreement. Each of Parent and Acquisition Corp has full corporate power and authority to enter into and perform this Agreement and each of the other Transaction Agreements to which it is a party. The execution and delivery of this Agreement and each of the other Transaction Agreements by Acquisition Corp and Parent and the performance by Acquisition Corp and Parent of their respective obligations hereunder or thereunder have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Transaction Agreements to which it is a party will be, duly executed and delivered by duly authorized officers of Acquisition Corp and Parent and each constitutes, or will constitute when so executed and delivered, a valid, legal and binding obligation of Acquisition Corp and Parent enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  3.3.3 Required Filings. No Authorization is required by or with respect to Parent or Acquisition Corp in connection with the execution and delivery of this Agreement or the other Transaction Agreements by Parent and Acquisition Corp or the consummation by Parent and Acquisition Corp of the transactions contemplated hereby or thereby.

                  3.3.4 No Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Agreements by Parent or Acquisition Corp, nor the consummation by Parent or Acquisition Corp of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of Acquisition Corp or of Parent or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Parent or Acquisition Corp is a party or by which Acquisition Corp or Parent is bound; or (ii) violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other claim, equity, security interest, preemptive right, judgment or other encumbrance ("Encumbrance") upon any of the properties or assets of Parent or Acquisition Corp under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Acquisition Corp is a party or to which Parent or Acquisition Corp or any of its properties or assets are subject (the "Parent Obligations"), except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or Acquisition Corp or (y) impair Parent or Acquisition Corp's ability to perform its obligations under this Agreement or any of the other Transaction Agreements. Without limiting the generality of the foregoing, neither Parent nor Acquisition Corp is subject to any Parent Obligation pursuant to which timely performance of this Agreement or the Merger may be prohibited, prevented or materially delayed.

                  3.3.5 Capitalization. The authorized capital stock of Acquisition Corp consists of 200 shares of common stock, without par value, of which 100 shares are outstanding. All of the outstanding shares of common stock of Acquisition Corp have been validly issued and are fully paid and nonassessable, are entitled to vote as a class and are owned of record by Parent.

                  3.3.6 SEC Filings. None of the information provided by Parent or Acquisition Corp and included in the Proxy Statement and the Schedule 13E-3 will, at the time of the filing thereof, the mailing thereof, at the time of the Meeting and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  3.3.7 Brokers. No broker, finder, investment broker or other person is entitled to a broker's commission, finders fee, investment banker's fee or similar payment from the Acquisition Corp or Parent in connection with the Merger.

                  3.3.8 Full Disclosure. The representations, warranties and statements of Acquisition Corp and Parent in this Agreement or contained in any schedule, list or document delivered pursuant to this Agreement are true, complete and correct. The copies of all documents furnished by Parent and the Acquisition Corp pursuant to or in connection with this Agreement are true, complete and correct.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 Obligations of Each of the Parties. From and after the date of the Initial Agreement and until and including the Effective Date, the following shall apply with equal force to the Company, on the one hand, and Parent and Acquisition Corp, on the other hand:

                  4.1.1 Each party shall promptly give the other parties written notice of the existence or occurrence of any event or condition which would make any representation or warranty herein contained of any party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

                  4.1.2 No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party or which would result in any representation or warranty herein of that party being untrue in any material respect at any time after the date of the Initial Agreement through and including the Closing Date as if originally made at such time.

                  4.1.3 Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as reasonably practicable.

         4.2 The Company's Obligations. From and after the date of the Initial Agreement and until and including the Effective Date, without the prior written consent of Parent, and without limiting the generality of any other provision of this Agreement, except for the dissolution of Beta Brasil Inc., Beta BGE Inc., Beta International Power Corp. and Besicorp International Power Corp., the Spin-Off and the SunWize Project, the Company shall not, and shall not permit any of its Subsidiaries to:

                           (a) amend its Certificate of Incorporation, By-Laws or other organizational documents;

                           (b) make any change in its authorized  capital stock;
                  adjust, split, combine or reclassify any capital stock; or issue any shares of stock of any class, or issue or become a party to any subscription, warrant, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or other equity securities, or grant any stock appreciation or similar rights except for the issuance of Reserved Shares as contemplated by Section 3.2.3 hereof;

                           (c) sell, transfer,  mortgage,  encumber or otherwise
                  dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary of the Company, except pursuant to contracts or agreements in force at the date of the Initial Agreement or as specifically set forth in this Agreement;

                           (d) make (x) any  investments,  either by purchase of
                  stock or securities, in, (y) any contributions to capital of, or (z) except in the ordinary course of business, any purchases of any property or assets from, any other individual, corporation or other entity;

                           (e) change its method of accounting in effect at March 31, 1999, except as may be required by changes in generally accepted accounting principles ("GAAP") upon the advice of its independent accountants;

                           (f) increase the compensation payable to any employee, or enter into any new employment agreements with new or existing employees which create other than an at will relationship, in each case, except in the ordinary course of business consistent with past practices other than bonuses to officers and employees which are paid prior to the Effective Date;

                           (g)  pay  or  declare   any   dividend  or  make  any
                  distribution on its securities of any class or purchase or redeem any of its securities of any class;

                           (h) except with  respect to Taxes  subject to the New
                  York State tax appeal, make any Tax election or settle or compromise any Tax liability;

                           (i) fail to maintain in full force and effect insurance coverage substantially similar to that in effect on the date of the Initial Agreement; or

                           (j) except with respect to the Empire Project,  enter
                  into any business or contract outside of the ordinary course of business and not related to the Merger other than contracts which are not material or which will be fully performed prior to the Effective Date.

         4.3      Meeting;  Proxy Statement; Schedule  13E-3; Other  Regulatory
 Matters.

                  4.3.1 The Company will (i) call a meeting of its shareholders (the "Meeting") for the purpose of voting upon adoption and authorization of the Merger, (ii) hold the Meeting as soon as practicable following the date of the Initial Agreement, (iii) subject to Section 4.8 hereof, recommend, through its Board, to its shareholders the approval of the Merger, and (iv) use its best efforts to obtain the necessary adoption and authorization of this Agreement by the shareholders of the Company.

                  4.3.2 The Company will (i) as soon as practicable following the date of the Initial Agreement, prepare in correct and appropriate form and file with the Securities and Exchange Commission (the "SEC") a preliminary Proxy Statement and (ii) use its reasonable best efforts to respond to any comments of the SEC or its staff and to enable the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence and summaries of all conversations between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to being filed with the SEC and shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. The Acquisition Corp and the Parent shall supply to the Company on a timely basis in connection with the preparation of the Proxy Statement all information necessary to be included therein.

          The Company, Acquisition Corp and Parent will (i) as soon as practicable following the date of the Agreement, prepare in correct and appropriate form and file with the SEC the Schedule 13E-3 and (ii) use their reasonable best efforts to respond to any comments of the SEC or its staff and to enable the Schedule 13E-3 be cleared by the SEC. Each party hereto will notify the other parties of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3 or for additional information and will supply such other parties with copies of all correspondence and summaries of all conversations between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3 or the Merger. Each of the Company, Acquisition Corp and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. The Acquisition Corp and the Parent shall supply to the Company on a timely basis in connection with the preparation of the Schedule 13E-3 all information necessary to be included therein.

         As promptly as practicable after the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company.


                  4.3.3 Each party agrees to notify the other parties of, and to correct, any information contained in the Proxy Statement and Schedule 13E-3 furnished by such party to any other party for inclusion therein, which information shall be, at the time of furnishing, or become, prior to the Meeting, false or misleading in any respect. If at any time prior to the Meeting or any adjournment thereof there shall occur any event that should be set forth in an amendment to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment. If at any time prior to the Closing Date there shall occur any event that should be set forth in an amendment to the Schedule 13E-3, the Company, Acquisition Corp and Parent will prepare and file with the SEC such an amendment.

                  4.3.4 The Company will file all reports, schedules, definitive proxy statements (including the Proxy Statement) and information statements (including the Form 10-SB) (the "Company Filings") required to be filed by the Company with the SEC (including reports required by Section 13(d) or 13(g) of the Exchange Act) and will provide copies thereof to the Parent promptly upon the filing thereof. The Company represents, warrants and covenants that each Company Filing (except to the extent prepared by Parent or Acquisition Corp or based upon information supplied by Parent or Acquisition Corp) as of the date of its filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder and none of the Company Filings (except to the extent prepared by Parent or Acquisition Corp or based upon information supplied by Parent or Acquisition
Corp) as of the date of its filing will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon learning of any such false or misleading information, the Company will cause all required Company Filings (including the Proxy Statement) to be corrected, filed with the SEC and disseminated to holders of the shares of Common Stock, in each case as and to the extent required by applicable law.

                  4.3.5 Parent and Acquisition Corp will file all reports, schedules and definitive proxy statements (the "Parent Filings") required to be filed by the Parent and Acquisition Corp with the SEC (including reports required by Section 13(d) or 13(g) of the Exchange Act) and will provide copies thereof to the Company promptly upon the filing thereof. The Parent and the Acquisition Corp represent, warrant and covenant that each Parent Filing (except to the extent prepared by the Company or based upon information supplied by the Company) as of the date of its filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder and none of the Parent Filings (except to the extent prepared by the Company or based upon information supplied by the Company) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon learning of any such false or misleading information, the Parent and Acquisition Corp will cause all required Parent Filings to be corrected, filed with the SEC and disseminated to holders of the shares of Common Stock, in each case as and to the extent required by applicable law.

                  4.3.6 Subject to the terms and conditions herein provided, the
Company and Parent and Acquisition Corp will cooperate and consult with one another in (a) determining which consents, approvals, permits, licenses, certifications, authorizations and waivers (collectively, "Consents") are required to be obtained prior to the Effective Date from federal, state, local or foreign courts, administrative agencies, commissions and other governmental authorities and instrumentalities ("Governmental Entities") or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) preparing all Consents and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other parties drafts of such material reasonably in advance of the anticipated filing or submission dates, and (c) timely seeking all such Consents (it being understood that the parties will make or seek Consents, whether mandatory or voluntary, and that the Parent will be responsible and pay for the costs, penalties and expenses associated with the Consents).

         4.4      Indemnification Provisions in Charter and Insurance.

                  4.4.1 Acquisition Corp, Parent and the Company agree that prior to the Effective Date the Company shall have in force officers' and directors' liability insurance ("D&O Insurance") covering each present and former director, officer, employee and agent of the Company and each of its Subsidiaries and each present and former director, officer, employee or agent of the Company and its Subsidiaries (individually, an "Indemnified Person", and collectively, the "Indemnified Persons"), with respect to actions and omissions occurring on or prior to the Effective Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement). The parties hereto agree that the Surviving Corporation (i) (a) shall maintain D&O Insurance covering each Indemnified Person who is currently covered by the Company's officers' and directors' liability insurance or will be so covered on the Effective Date with respect to actions and omissions occurring on or prior to the Effective Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) for a period ending no earlier than the sixth anniversary of the Effective Date and
(b) in the event of a liquidation, merger, consolidation, or similar occurrence procure and pay for "run-off" or "tail" insurance covering each Indemnified Person who is currently covered by the Company's officers' and directors' liability insurance or will be so covered on the Effective Date with respect to actions and omissions occurring on or prior to the Effective Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) (A)for a period of the lesser of (1) two years and (2) the period ending on the sixth anniversary of the Effective Date (B) and thereafter for a period ending no earlier than the sixth anniversary of the Effective Date and (ii) will reimburse the Indemnified Persons with respect to any deductibles contained in such D&O Insurance or "run-off" or "tail" insurance policies.

                  4.4.2 Acquisition Corp, Parent and the Surviving Corporation hereby jointly and severally agree that, for the lesser of (a) six (6) years after the Closing Date, or (b) the period during which the Surviving Corporation maintains its existence, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation shall provide indemnification to the Indemnified Persons on terms, in a manner, and with respect to matters, which are no less favorable to the Indemnified Persons than the Company's Certificate of Incorporation and By-Laws, as in effect on the date of the Initial Agreement, and further agree that such indemnification provisions shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification.

         4.4.3 (a) Subject to the provisions of Sections 4.4.3 (b), (c) and (d) hereof, the Company shall indemnify, defend, and hold harmless the Indemnified Persons, promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages, and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), arising out of or in connection with claims that would have been covered if the Current Insurance Policy had remained in effect until the sixth anniversary of the Effective Date.

                  (b) With respect to Section 4.4.3 hereof, if any Indemnified Person wishes to make a claim for indemnification against the Company with respect to any matter which may give rise to a claim for indemnification, then that Indemnified Person shall notify the Company thereof promptly (which notice shall set forth with reasonable specificity all facts relating to such claim for indemnification). The Company shall pay to the Indemnified Person any amount required to be paid pursuant to this Section 4.4.3 within 90 days after receipt by the Company of such notice and such evidence that the claimed Losses have been incurred or come due as the Company may reasonably request, unless the payment of such amount is contested prior to the expiration of such 90 day period by notice to the Indemnified Person. If such payment is so contested, then such payment shall be made within 30 days after the first to occur of the following: (i) the Company and the Indemnified Person agreeing in writing to make such payment or (ii) such payment has been declared due in a judgment or award entered against the Company by a court of competent jurisdiction.

                   (c) If any third person shall notify an Indemnified Person with respect to any matter which shall give rise to a claim for indemnification against a party to this Agreement pursuant to this Section 4.4.3, then the Indemnified Person shall notify the Company thereof promptly (which notice shall set forth with reasonable specificity all facts relating to such claim for indemnification). Within thirty (30) days after receipt of written notice of a particular matter, the Company may assume the defense of such matter; provided however, that: (i) the Company shall retain counsel reasonably acceptable to the Indemnified Person, and (ii) the Company shall not, without the prior written consent of the Indemnified Person (which shall not be unreasonably withheld), enter into any settlement of a claim, consent to the entry of any judgment with respect to a claim, or cease to defend such claim, if pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Person or if such settlement does not expressly unconditionally release the Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice. If, within the thirty (30) day period, the Company does not assume the defense of such matter which the Company is obligated to defend, the Indemnified Person may defend against the matter in any manner that it reasonably may deem appropriate. The Company shall bear all the reasonable fees and expenses of defending any such matter. The Indemnified Person may participate in the defense of such claim with co-counsel of its choice, provided, however, that the fees and expense of the Indemnified Person's counsel shall be at the expense of the Indemnified Person unless the Company is liable for the Losses forming the basis of such claim pursuant to Section 4.4.3 and the Company has failed to assume the defense and employ counsel as provided herein.

                  (d) No amount shall be payable by the Company with respect to claims for indemnification asserted pursuant to this Section 4.4.3 in excess of
(i) the limitations of the Current Insurance Policy and (ii) the deductibles contained in such Policy.

         4.5      Parent's Funding of the Company.

                  4.5.1 So long as (i) no Governmental Entity or court of competent jurisdiction shall have issued an injunction (which is still in effect) prohibiting the Merger, no litigation shall have been commenced and be pending in a court of competent jurisdiction seeking to enjoin the Merger and no request for such an injunction is pending in a court of competent jurisdiction,
(ii) a proxy for the Merger has been filed with the SEC, (iii) all representations and warranties made by the Company in this Agreement shall be materially accurate at the time of the Loan Funding Date; (iv) the Company shall not have (A) commenced any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to its debts; (B) commenced any case, proceeding or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets; or (C) made a general assignment for the benefit of its creditors; (v) there shall not have been commenced against the Company any case, proceeding or other action of a nature referred to in clause
(iv) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, or unbonded for a period of thirty (30) days; and (vi) there shall have not been commenced against the Company any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof, Parent will lend ("Parent Loans") to the Company, subject to the conditions set forth in Section 4.5.2, such amounts as the Company reasonably requests in order to satisfy its obligations with respect to normal operating expenses of the Company and its subsidiaries to the extent payable on or prior to the Termination Date.

                  4.5.2 The obligations of Parent to make the Parent Loans are subject to the following prerequisites:

                           A.       Parent  shall  not be required to  make (i)
Parent Loans within a thirty day period in excess of $350,000, or (ii) with a cumulative amount in excess of $1,050,000;

                           B.       The  Parent  Loans shall be evidenced by
promissory notes (substantially in the form of Exhibit 4.5 (a)); and

                           C.        The Parent Loan shall be  secured  pursuant
to a Security Agreement (substantially in the form of Exhibit 4.5 (b-1)) and a Mortgage and Security Agreement (substantially in the form of Exhibit
4.5 (b-2)) and such security shall have a value in an amount to be approved by Parent, which approval shall not be unreasonably withheld and which security shall include, but not be limited to, the unencumbered real property owned by Reina Distributing, Inc.

         4.6 Voting of Shares of Common Stock held by Certain Holders. Subject to the requirements of the Exchange Act and the rules promulgated thereunder, the Parent, Acquisition Corp and Michael F. Zinn shall vote all of their shares, if any, of Common Stock in favor of the Agreement and the Merger.

         4.7      Certificate and Personal Guarantee..

                  4.7.1 Each of the Executives shall execute a Certificate (substantially in the form of Exhibit 4.7(a)).

                  4.7.2 Michael Zinn shall execute a Guarantee (substantially in the form of Exhibit 4.7(b-1)) and an Escrow Agreement (substantially in the form of Exhibit 4.7 (b-2)).

         4.8      Board Action

                  4.8.1 Neither the Special Committee nor the Board shall (i) withdraw or modify its approval, adoption or recommendation of this Agreement, the Merger or any of the transactions contemplated hereby, (ii) approve, adopt or recommend or publicly propose to approve, adopt or recommend an Acquisition Proposal (as defined below), (iii) cause the Company to enter into any letter agreement, agreement in principle or definitive agreement with respect to an Acquisition Proposal, or (iv) resolve to do any of the foregoing unless the Special Committee or the Board determines reasonably and in good faith, after due investigation that either the Merger Consideration is not fair to the Company Shareholders or a pending Acquisition Proposal is more favorable to the Company Shareholders, taking into account the Distribution. In such case, the Special Committee or the Board may withdraw or modify its recommendation, and, in the case of an Acquisition Proposal, approve and recommend such Acquisition Proposal, provided in the case of a withdrawal or modification of a recommendation or an Acquisition Proposal, the Special Committee or the Board, as applicable, provides to Parent and Acquisition Corp written notice of the Company's intention to do so at least two business days prior to taking such action and, at the end of such two business day period (y) simultaneously terminates this Agreement, and (z) concurrently pays to Parent the Covered Expenses pursuant to Section 6.4.2 hereof. Nothing contained in this Section 4.8 shall prohibit or restrict the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act so long as the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal (except as described in the immediately preceding sentence).

                  4.8.2 For purposes of this Agreement, "Acquisition Proposal" means any bona fide offer or proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any purchase of all or any significant portion of the assets or capital stock of the Company or any significant Subsidiary of the Company or any other business combination (including the acquisition of any equity interest therein) involving the Company.

         4.9 Management Restricted Shares.. Parent shall use its best efforts to enter into agreements (the "Substitution Agreements"), in form reasonably satisfactory to the Company, with the holders of the Management Restricted Shares whereby the holders shall receive from Parent in substitution for their Management Restricted Shares (which shares shall be cancelled prior to the Effective Date), shares of restricted securities of Parent.


         4.10 Notices of Certain Events. From the date of the Initial Agreement until the Closing Date, the Parties hereto shall notify the Special Committee of the receipt of (i) any proceeds which would constitute Adjustment Amounts if such proceeds had been received on or after the Effective Date and on or before the Deferred Payment Termination Date and (ii) any proceeds received with respect to the sale of interests in foreign development projects.

         4.11 March 1999 Escrow Fund. The parties hereto acknowledge and agree that the Surviving Corporation shall be subject to and bound by the terms of the March 1999 Escrow Agreement and the Surviving Corporation shall send instructions (the "Instructions") substantially in the form of Exhibit 4.11 hereto to the Escrow Agent for such Escrow Agreement whereby such Escrow Agent shall be irrevocably instructed to distribute the Escrow Fund Payment Distributions to the Paying Agent.

         4.12     Spin-Off.

         Promptly following the execution of this Agreement, the Company will cause the following actions to be taken in accordance with the requirements of applicable law, including the NYBCL, and the Company's certificate of incorporation and bylaws with the objective of effecting the Spin-Off (as defined below) on the date that all conditions to the consummation of the Merger, including the shareholders' adopting of the Plan of Merger by the Requisite Vote at the Special Meeting and have been or will be waived or satisfied, (the "Spin-Off Date"):

                  (a)      the due and valid formation of WOM;

                  (b) the execution and delivery by the Company and WOM of a contribution and distribution agreement (the "Contribution Agreement") to effectuate the Contribution (as defined below) and the Distribution (as defined below) and such other agreements and arrangements which are customary in connection with all on terms reasonably acceptable to Buyer;

                  (c) the filing and effectiveness of Registration Statement on Form 10-SB (the "Form 10-SB") and the preparation and distribution to the Company's shareholders of record on the Spin-Off Date of an information statement, all in accordance with applicable law, including the Exchange Act;

                  (d) the transfer to, and assumption by, WOM on the Spin-Off Date of the contingent assets and/or liabilities of Besicorp comprised of Besicorp's interests in the Bansbach Litigation pursuant to an assignment of the Bansbach Litigation (the "Contribution");

                  (e) the distribution of the outstanding capital stock of WOM to the Company's shareholders of record on the Spin-Off Date (the "Distribution" and together with the Contribution, the "Spin-Off;") in the escrow described in
Section 2.2.7 and

                  (f) all other actions necessary or appropriate to effect the Spin-Off.

         4.13 Compliance with requirements regarding appraisal Rights. The parties agree to comply with the requirements of Sections 623 and 910 of the NYBCL applicable to them and to notify, or to instruct the Paying Agent in a timely basis to notify, all Objecting Shareholders and other shareholders required to be notified, of the adoption of the Plan of Merger within ten days of the date of such adoption.

         4.14 Paying Agent. The parties agree to instruct the Paying Agent, and use their best efforts to cause the Paying Agent, promptly to distribute the Merger Consideration in accordance with this Agreement and to maintain such records of the holders of shares of Besicorp Common Stock as may be necessary to make such distributions through the Deferred Payment Termination Date.

                                    ARTICLE V
             CONDITIONS TO CLOSING; CLOSING DELIVERIES; BASE AMOUNT


         5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                  5.1.1 The Agreement shall have been adopted and authorized by the Requisite Vote of the shareholders of the Company.


                  5.1.2 This Agreement and the Merger shall have been approved by each Governmental Entity whose approval is required for the consummation of the Merger, such approvals shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

                  5.1.3 No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                  5.1.4 No suit, proceeding or investigation shall have been commenced by any Governmental Entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of the Merger or the other transactions contemplated hereby.


         5.2 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated hereby is subject to the fulfillment (or waiver) of all of the conditions set forth in Sections 5.2.1 through 5.2.5 prior to the Effective Date. Upon the non- fulfillment (and non-waiver) of any of the conditions set forth in Sections 5.2.1 through 5.2.5 this Agreement may, at the Company's option, be terminated pursuant to and with the effect set forth in Article VI:

                  5.2.1 Each and every representation and warranty made by Parent and Acquisition Corp shall be true and correct when made in the Initial Agreement and as if originally made on and as of the Closing Date.

                  5.2.2 All obligations of Parent and Acquisition Corp to be performed hereunder through, and including on, the Closing Date shall have been fully performed.

                  5.2.3 Parent and Acquisition Corp shall have delivered to the Company the written opinion of Zeichner, Ellman & Krause, counsel for Parent, dated as of the Closing Date, in substantially the form of Exhibit 5.2.3 attached hereto (the "Parent's Opinion").

                  5.2.4 Immediately prior to the Merger the Acquisition Corp is, and assuming that the condition set forth in Section 5.3.1 hereof is satisfied immediately following the effectiveness of the Merger, the Surviving Corporation shall be, solvent.

                  5.2.5 The Special Committee (the "Special Committee") of the Board that was formed by the Board on May 10, 1999 or the Board shall not have withdrawn its approval, adoption or recommendation of the Agreement and the Merger.

         5.3 Conditions to Parent's and Acquisition Corp's Obligations. The obligations of Parent and Acquisition Corp to consummate the transactions contemplated hereby are subject to the fulfillment (or waiver) of all of the conditions set forth in Sections 5.3.1 through 5.3.3 on or prior to the Closing Date. Upon the non-fulfillment (and non-waiver) of any of conditions set forth in Sections 5.3.1 through 5.3.3 this Agreement may, at Parent's option, be terminated pursuant to and with the effect set forth in Article VI:

                  5.3.1 The representations and warranties made by the Company shall be true and correct when made in the Initial Agreement and as if originally made on and as of the Closing Date.

                  5.3.2 All obligations of the Company to be performed hereunder through, and including on, the Closing Date shall have been fully performed.

                  5.3.3 The Company shall have delivered to Parent the written opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C., counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit
5.3.3 attached hereto (the "Company's Opinion").

         5.4      Closing Deliveries.

                  5.4.1 At the Closing, the Company shall cause to be executed and delivered to Parent and Acquisition Corp all of the following:

                           (a)      a closing certificate dated the Closing Date
and executed  on behalf of the  Company by a duly   authorized  officer of  the
Company to the effect set forth in Sections 5.1.1, 5.2.5, 5.3.1 and 5.3.2 hereof

                           (b)      certified copies  of such corporate  records
of the Company and its Subsidiaries and copies of such other documents as Parent or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby;

                           (c)      the Company's Opinion; and

                           (d)      the minute books and corporate records of
the Company and its Subsidiaries and originals of the stock certificates evidencing all of the outstanding capital stock of each of its Subsidiaries free of all Encumbrances.

                  5.4.2 At the Closing, Parent and Acquisition Corp shall cause to be delivered to the Company all of the following:

                           (a)      a closing certificate dated the Closing Date
and executed on behalf of Parent and Acquisition Corp by a duly authorized officer of Parent and Acquisition Corp to the effect set forth in Sections 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2 and 5.2.4 hereof;

                           (b)      certified copies of such  corporate  records
of Parent and Acquisition Corp and copies of such other documents as the Company or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby;

                           (c)      the Parent's Opinion;

                           (d)      the certificates, guarantee and escrow
agreement referred to in Section 4.7 hereof;

                           (e)      evidence of delivery to the Paying  Agent of
the Cash Merger Consideration for each of the shares of Common Stock (excluding Management Restricted Shares for which substitute securities have been issued pursuant to Section 4.9 hereof prior thereto) held of record on the Effective Date by the Company Shareholders and the Objecting Shareholders;

                           (f)      the instructions referred to in Section 4.11
 hereof; and

                           (g)     evidence of the execution of the Substitution
 Agreements.


                                   ARTICLE VI
                        TERMINATION/EFFECT OF TERMINATION

         6.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by prompt notice given in accordance with Section 7.4 hereof:

                  6.1.1 by the mutual written consent of Parent and Acquisition Corp and the Company (with the approval of their respective Boards of Directors or, in the case of the Company, the Special Committee);

                  6.1.2 by Acquisition Corp and Parent or by the Company (by action of their Board of Directors or, in the case of the Company, the Special Committee) if:

                           (a)       the Effective Date shall not have occurred
at or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 6.1.2 (a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the failure of the Effective Date to have occurred as of such time;

                           (b)      upon a vote at the Meeting, either  this
Agreement or the Merger shall fail to be adopted and authorized by the Requisite Vote; or

                           (c)      either the Board or the Special Committee
shall have taken any action contemplated by clause (i), (ii), (iii) or (iv) of the first sentence of Section 4.8.1;


                  6.1.3 by Parent and Acquisition Corp, by giving written notice of such termination to the Company, if:

                           (a)       there has been  a material breach of  any
representation or warranty of the Company which could reasonably by expected to prevent the Company from fulfilling its obligations hereunder or of any material agreement or covenant hereunder on the part of the Company which has not been cured or adequate assurance of cure given, in either case within ten
(10) business days following notice of such breach from Parent; or

                           (b)      a tender offer or  exchange offer for 40% or
more of the shares of Common Stock of the Company is commenced by a person who is not affiliated with any Executive, any shareholder of Parent, or Parent and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within the time period required by Section 14e-2 of the Exchange Act (the taking of no position before the expiration of such period with respect to the acceptance of such tender offer or exchange offer by the Company's shareholders constituting such a failure) or any Person other than an Executive, any shareholder of Parent or Parent acquires (other than from Executives, shareholders of Parent and Parent) by any means 40% or more of the outstanding shares of Common Stock; or

                  6.1.4 by the Company (by action of the Board or the Special Committee), by giving written notice of such termination to Parent and Acquisition Corp, if:

                           (a)      there  has been a  material breach of  any
agreement herein on the part of Acquisition Corp or Parent which has not been cured or adequate assurance of cure given, in either case within ten (10) business days following notice of such breach from the Company;

                           (b)      there has been a breach of a representation
or warranty of Parent or Acquisition Corp herein which could reasonably be expected to prevent Parent or Acquisition Corp from fulfilling their obligations under this Agreement and which, in the reasonable opinion of the Company, by its nature cannot be cured within ten (10) days (or, if sooner, the Closing Date);

                           (c)      there has been a  material breach  of any
representation or warranty of any of the Executives in any of the Certificates.

         6.2 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1 hereof, each party, if so requested by any other party, will return promptly every document furnished to it by or on behalf of such other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made. This Section 6.2 shall survive any termination of this Agreement.

         6.3 Remedies.  Notwithstanding any termination right granted in Section
6.1 hereof, in the event of the nonfulfillment of any condition to a party's closing obligations, such party may elect to proceed to close despite the nonfulfillment of any closing condition without waiving any claim for any breach.

         6.4      Right to Damages; Expense Reimbursement.

                  6.4.1 If this  Agreement  is  terminated  in  accordance  with
Section 6.1 hereof, no party will have any claim against the others, subject to the following sentence and, if applicable, the remaining provisions of this
Section 6.4. A party terminating this Agreement in accordance with Section 6.1 hereof (other than Section 6.1.1) will retain any and all of such party's legal and equitable rights and remedies if, but only if, the circumstances giving rise to such termination were (i) caused by another party's willful failure to comply with a material covenant set forth herein or (ii) that a material representation or warranty of such other party was materially false when made and that party knew or should have reasonably known such representation or warranty was materially false when made. In either of such events, termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                  6.4.2 If (x) this Agreement is terminated pursuant to Section 6.1.2(b), 6.1.2 (c) hereof or (y) Acquisition Corp and Parent terminate this Agreement pursuant to 6.1.3, the Company will reimburse Parent and Acquisition Corp for their out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with this Agreement (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees, and similar fees and expenses, all of which shall be conclusively established by a good faith statement therefor) (collectively, "Covered Expenses"), up to a maximum of $150,000, by wire transfer of same-day funds to an account designated by Parent, immediately following receipt of Parent's statement evidencing the Covered Expenses.

                  6.4.3 If (x) the Agreement is terminated pursuant to Section 6.1.2(a) hereof or (y) the Company terminates this Agreement pursuant to Section
6.1.4 hereof, Parent will pay to the Company immediately upon such termination the Company's Covered Expenses up to a maximum of $500,000 by wire transfer of same day funds to an account designated by the Company.

                  6.4.4 If the Company or Parent and Acquisition Corp fail to promptly pay any amounts owing pursuant to this Section 6.4. when due, the Company or Parent and Acquisition Corp, as the case may be, shall in addition to paying such amounts pay all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Company or Parent and Acquisition Corp, as the case may be, at the rate of 15% per annum during such period. This Section 6.4 shall survive the termination of this Agreement.


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Survival of Representations, Warranties and Agreements. All of the representations and warranties contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Merger for a period of five years (the "Survival Period") following the Effective Date.

         7.2 Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Date, whether before or after approval hereof by the shareholders of the Company, but, after such approval by the shareholders of the Company, no amendment shall be made without the further approval of such shareholders if such amendment would violate Section 903 of the NYBCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.3 Publicity. Except as otherwise required by law, press releases and other publicity concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of the Company and Parent.

         7.4 Notices. All notices required or otherwise given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if and when confirmation is received of receipt of the facsimile at the number provided in this Section 7.4. All notices shall be addressed as follows:

                  If to the Company:

                     Besicorp Ltd.
                     1151 Flatbush Road
                     Kingston, New York   12401
                     Attention: Joyce DePietro, Vice President - Administration
                     Fax: (914) 336-7172

                  with a copy to:

                     Robinson Brog Leinwand Greene Genovese & Gluck P.C. 1345 Avenue of the Americas
                     New York, New York  10105
                     Attention:  A. Mitchell Greene, Esq.
                     Fax:  (212) 956-2164


                  If to Parent, Acquisition Corp or the Surviving Corporation:

                     Michael F. Zinn
                     c/o Besicorp Ltd.
                     1151 Flatbush Road
                     Kingston, New York   12401
                     Fax: (914) 336-7172

                  with a copy to:

                     Zeichner, Ellman & Krause
                     575 Lexington Avenue
                     New York , New York 10022
                     Attention: William Poltarak, Esq.
                     Fax: (212) 753-0396

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.4.

         7.5  Expenses;  Transfer  Taxes.  Except  as set forth in  Section  6.4 herein, each party shall bear all of its fees and expenses incurred in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses.

         7.6 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties with respect to their subject matter and supersedes any and all prior understandings and agreements. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit and schedule hereto shall be considered incorporated into this Agreement.

         7.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         7.8   Counterparts.   This   Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         7.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         7.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

         7.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         7.12 Assignability. This Agreement shall not be assignable by any party without the prior written consent of the other parties.

         7.13 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

         7.14     Defined Terms.  (a) As used in this Agreement:

                  Bansbach Litigation means an action commenced in August 1997 in the New York

                  Supreme Court, Ulster County, entitled John Bansbach v. Michael F. Zinn, Michael J. Daley, Gerald A. Habib, Harold Harris, Richard E. Rosen, and Besicorp Group Inc., Index No. 97-2573.

                  "Current Insurance Policy" means the Company's directors and officers' insurance policy in effect on the date of the Initial Agreement (a copy of which policy is attached hereto as Exhibit 7.14).

                  "Empire  Project"  means the  projects  being  developed  with
                   Empire State Newsprint.

                  "Escrow Fund Payment Distribution" means an amount equal to the monies released pursuant to Section 4 of the March 1999 Escrow Agreement multiplied by a fraction, the numerator of which is the number of shares of Common Stock held of record by the Company Shareholders immediately prior to the Effective Date and the denominator of which is the sum of the number of shares of Common Stock held of record by the Company Shareholders, the Objecting Shareholders and the Ineligible Shareholders immediately prior to the Effective Date and the number of Management Restricted Shares which have been cancelled pursuant to Section 4.9 hereof prior thereto.

                  "Executives" means James Curtin, David Kulik, William Seils, and Michael Zinn.

                  "Foreign Development Projects" mean the projects being developed in Brazil, Gabon, India and Mexico by the Company (directly or indirectly), either by itself or with a partner, on the Effective Date.

                  "Hydro-Credits"   mean   payments  by  Niagara   Mohawk  Power
                  Corporation as contemplated by its letter dated July 9, 1997.

                  "Incentive Plan" means the Company's 1999 Incentive Plan.

                  "Loan Funding Date" means the date the Company makes a request for a Parent Loan.

                  "Management Restricted Shares" mean the 13,850 Restricted Shares (as of October 7, 1999) which will not vest as a result of the Merger).

                  "Material Adverse Effect" means an effect which involves $50,000 or more on the business, operations (or results of operations), condition (financial or otherwise), properties, assets, liabilities, or prospects of such Person or its Subsidiaries.

                  "March 1999 Escrow Agreement" means that certain Escrow
                   Agreement dated as of March 22, 1999 by and among the Company , BGI, BGI Acquisition Corp. and BGI Acquisition LLC.

                  "March 1999 Escrow Fund" means the fund created pursuant to the March 1999 Escrow Agreement.

                  "March 1999 Merger" means the merger that was consummated on March 22, 1999 between BGI and BGI Acquisition Corp.

                   "Person"  means  an  individual,  partnership,   corporation,
                  limited liability company, business, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of whatever nature or a group, including any pension, profit sharing or other benefit plan or trust.

                  "Requisite Vote" means the affirmative vote of the holders of at least one-half of the outstanding shares of Besicorp Common Stock and in tabulating such vote the Management Restricted Shares shall be tabulated in the manner contemplated by
                  Section 4.6 hereof regardless of the manner in which they were voted; provided however, that nothing herein shall lessen the requirements of Section 9.03 of the NYBCL.

                  "Restricted Shares" means the 14,900 shares of Common Stock (as of October 7, 1999) issued pursuant to the Incentive Plan and subject to restrictions on transferability prior to vesting.

                  "SG&A" means expenses of the type that were classified as selling, general and administrative expenses for the year ended March 31, 1999 in the Company's financial statements included in the Company's Form 10-KSB for the year ended March 31, 1999.

                  "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other Subsidiary or Subsidiaries), either (A) owns, directly or indirectly, 25% or more of the capital stock or other equity interests, the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity or a 25% or more of the interest in the assets of the corporation, partnership, joint venture or other legal entity upon its liquidation or (B) is otherwise a Significant Subsidiary (as such term is defined in Section 1-02(w) of Regulation S-X promulgated in connection with the Securities Act of 1933, as amended).

                  "SunWize Project" means the financing and construction of a facility for SunWize in Kingston, New York, and all matters related thereto.

                  "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

                  "Termination Date" means 11:59 p.m. New York City time on December 15, 1999; provided however, that each party has the right in its sole discretion, exercisable at any time prior to 11:59 p.m. New York City time on December 15, 1999, by written \notice to the other parties, to extend the Termination Date to 11:59 p.m. New York City time on March 1, 2000 in which case for all purposes pursuant to this Agreement, the Termination Date shall be deemed to mean 11:59 p.m. New York City time on March 1, 2000.

                  "Underlying Assets" means any asset which is capable of generating proceeds that would constitute an Adjustment Amount or Substitute Adjustment Amount.

                  (b) In addition to the terms defined in Section 7.4(a), the following terms are defined in the following sections of this Agreement:


Defined Term                                          Where Found

Acquisition Corp.                                     Preamble
Acquisition Proposal                                  4.8.2
Adjustment Amounts                                    2.4.1
Adjustment                                            2.4.1
Aggregate Cash Merger Consideration                   2.1.1
Agreement                                             Preamble
Assignee                                              2.4.3
Authorization                                         3.2.8
Beta                                                  2.4.1
BGI                                                   2.2.7
Board                                                 3.2.2
Cash Merger Consideration                             2.1.1

Defined Term                                          Where Found
------------
Certificate of Merger                                 1.2
Certificates                                          2.2.2
Closing                                               1.6
Closing Date                                          1.6
Code                                                  2.2.6
Combined Deferred Payment Right                       2.1.1
Common Stock                                          2.1.1
Company                                               Preamble
Company Filings                                       4.3.4
Company Shareholders                                  2.2.1
Company's Opinion                                     5.3.3
Consents                                              4.3.6
Constituent Corporation                               1.1
Contribution                                          4.12
Covered Expenses                                      6.4.2
D&O Insurance                                         4.4.1
Deferred Payment Date                                 2.4.2
Deferred Payment Fund                                 2.4.1
Deferred Payment Right                                2.1.1
Deferred Payment Termination Date                     2.4.1
Deferred Payments                                     2.4.1
Distribution                                          4.12
Effective Date                                        1..2
Encumbrance                                           3.3.4

Defined Term                                          Where Found
------------
Escrow Fund Payment Right                             2.1.1
Escrow Fund Payments                                  2.4.5
Exchange Act                                          3.2.7
Excluded Expenses                                     2..4.1
Fairness Opinion                                      3.2.5
Form 10-SB                                            4.12
GAAP                                                  4.2
Government Entity                                     4.3.6
Indemnified Person                                    4.4.1
Indemnified Persons                                   4.4.1
Ineligible Holders                                    2.1.1
Initial Agreement                                     Preamble
Instructions                                          4.11
Josephthal                                            3.2.4
Letter of Transmittal                                 2.2.2
Losses                                                4.4.3
Meeting                                               4.3.1
Merger                                                Preamble
Merger Consideration                                  2.1.1
Natural Dam                                           2.4.1
NYBCL                                                 Preamble
Objecting Shareholders                                2.1.1
Parent                                                Preamble
Parent Filings                                        4.3.5

Defined Term                                          Where Found
------------
Parent Loan                                           4.5.1
Parent Obligations                                    3.3.4
Parent's Opinion                                      5.2.3
Paying Agent                                          2.2
Payor                                                 2.4.4
Proxy Statement                                       3.2.5
Related Entity                                        2.4.1
Reserved Shares                                       2.1.1
Schedule 13E-3                                        3.2.7
SEC                                                   4.3.2
Special Committee                                     5.2.5
Spin-Off                                              4.12
Spin-Off Date                                         4.12
Stock Option                                          3.2.3
Substitute Adjustment Amounts                         2.4.4
Substitute Adjustments                                2.4.4
Substitute Deferred Payment Fund                      2.4.4
Substitution Agreement                                4.9
Survival Period                                       7.1
Surviving Corporation                                 1.1
Transaction Agreements                                3.2.2

       7.15 Headings. The headings contained in this Agreement and this Agreement's Table of Contents are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

       7.16 Interpretation; Construction. Whenever the term "including" is used in this Agreement it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. All joint obligations herein shall be deemed to be joint and several whether or not specifically so specified. The Exhibits referred to herein shall be construed as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Article or Section of this Agreement or any Exhibit hereto shall, should the existence of the fact or item be relevant to any other Section of this Agreement or any Exhibit hereto, be deemed disclosed with respect to such other Article or Section of this Agreement or such other Exhibit.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement and Plan of Merger on the date first above written.

                                            PARENT:

                                            BESICORP HOLDINGS, LTD.

                                            By: /s/ Michael F. Zinn
                                               --------------------
                                            Name:   Michael F. Zinn
                                            Title:  President


                                            ACQUISITION CORP:

                                            BESI ACQUISITION CORP.

                                            By: /s/ Michael F. Zinn
                                               --------------------
                                            Name:   Michael F. Zinn
                                            Title:  President


                                            THE COMPANY:

                                            BESICORP LTD.

                                            By:  /s/ Michael J. Daley
                                                 --------------------
                                                 Name: Michael J. Daley
                                                 Title: Executive Vice President



AGREED TO AND ACCEPTED
WITH RESPECT TO SECTION
4.6 BY MICHAEL F. ZINN


/s/ Michael F. Zinn
-------------------
    Michael F. Zinn

                                                                     ANNEX B

PRIVATE AND CONFIDENTIAL


                                                             September 22, 1999

The Board of Directors
Besicorp, Ltd.
1151 Flatbush Road
Kingston, New York 12401

Dear Board Member:


         We understand that Besi Acquisition Corp ("Acquisition Corp"), a wholly-owned Subsidiary of Besicorp Holdings, Ltd. ("Parent"), a company controlled by Michael F. Zinn, currently the Chairman of the Board, President and Chief Executive Officer of Besicorp, Ltd. (the "Company" or "Besicorp"), Parent and the Company are considering a proposed transaction in which Acquisition Corp will merge with and into the Company (the "Merger"), subject to all of its liabilities, on or before an agreed upon date ("Effective Time") as set forth in the Agreement and Plan of Merger by and between Besi Acquisition Corp and Parent (the "Merger Agreement")1. The consummation of the Merger is subject to the execution of a certificate of merger ("Certificate of Merger") between Acquisition Corp and Besicorp. As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, each share of common stock of Besicorp, $0.01 par value, (the "Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Common Shares held as treasury shares by the Company or its Subsidiaries and shares of Common Stock then owned of record by Acquisition Corp and Parent (the "Ineligible Holders")), shall be converted into the right to receive in cash an aggregate of $8.0 million divided by the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Date (other than those shares held as treasury shares by the Company) and (ii) the number of Management Restricted Shares for which substitute securities have been issued, or $58.70 per share2 ("Cash Merger Consideration") and the right to receive on a pro-rata basis in accordance with the provisions of the Merger Agreement (i) monies, if any, that may be released from the approximately $6.5 million March 1999 Escrow Fund established in connection with the merger involving the Company's former parent, Besicorp Group Inc., (ii) amounts received with respect to litigation claims by Besicorp from matters arising before the Effective Time, (iii) amounts received by Beta Partnership, Inc. and distributions received from Kamine Besicorp Natural Dam L.P. Inc. (other than an amount anticipated to be received by Beta from Natural Dam in November, 1999) and any other funds that are distributed as a result of remaining partnership interests in existence as of the date of the Merger Agreement, (iv) any realized funds that may be distributed to the Company as a result of outstanding hydro credits, and (v) amounts received with respect to the sale of the Company's interests, directly or indirectly (except for debt financing for development capital purposes which might have an equity carried interest in a foreign development project) in each of its non-U.S. development projects within twelve months following the Effective Time, less expenses (other than SG&A) incurred and paid towards the project within the twelve months following the Effective Time (in the aggregate, the "Deferred Payments"), collectively, the "Merger Consideration". The Zinn Family Trust (the "Trust") in which Michael F. Zinn disclaims beneficial ownership may be offered an opportunity to participate with Parent in the Merger. We have been advised that the Trust will vote its Common Shares in favor of the Merger irrespective of whether it is a participant with Parent in the Merger.

1 Capitalized terms used herein without definitions shall have the meaning ascribed to them in the Merger Agreement.

2 Based upon 122,432 Common Shares issued and outstanding and 13,850 restricted Common Shares owned by management. We were not involved in the issuance of the restricted shares and do not opine on their value or participation in the merger.

         You have requested our opinion as to the fairness from a financial point of view, to the Company and its stockholders, other than the Michael F. Zinn, of the consideration to be paid by Acquisition Corp to the holders of Common Shares in the Merger (the "Fairness Opinion"). We do not perform tax, accounting, legal services or render such advice. In addition, we were not involved in the issuance of the restricted shares and do not opine on their value or participation in the merger.

         In conducting our review and analyses, and arriving at the opinion expressed herein, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by the Company or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of this information. We have not conducted a physical inspection of Besicorp's properties or facilities, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the related properties, facilities or business segments. We have assumed that management's financial analyses have been prepared on a good faith reasonable basis reflecting the best currently available estimates and judgments of Besicorp's management and/or financial consultants or advisors to Besicorp. Further, the Company represents and warrants the accuracy and completeness of the information it has provided.

         In evaluating the Merger and Merger Consideration, we have taken into account statements by Michael F. Zinn in his offer letter, dated June 17, 1999, and revised offer dated August 10, 1999. We understand that Michael F. Zinn: (i) will not agree to be employed by a Company in which he is not in control; (ii) is unwilling to personally guarantee any debt or debt related financing in a public company; (iii) in his capacity as a shareholder, will not approve the sale of assets to a third party and will vote against such sale, and has been advised by the Independent Special Trustee of the Zinn Family Trust that the Zinn Family Trust also opposes any sale of assets and would similarly vote against such sale to a third party; (iv) is unwilling to purchase some but less than all of the business assets of Besicorp; (v) is unwilling to continue in the employment of the Company under current conditions; and (vi) continues to hold to the beliefs and conclusions contained in the offer letter dated June 17, 1999 under the heading "Certain Factors Influencing Offeror." The Company has given the Special Committee and its advisors unrestricted access to information and employees and the Purchaser has removed himself from the diligence process and has recused himself from the Special Committee process of analyzing the Merger.

         In conducting our analyses and reviewing the information provided to us by the Company, we understand and have considered the following asset categories to be included in the Company: (i) the SunWize business ("SunWize"); (ii) all outstanding projects and identified prospective projects of Besicorp Development Inc. ("BDI") and other subsidiaries of the Company and SunWize; (iii) outstanding partnership interests and credits due to Besicorp which may result in cash inflows to the Company; (iv) Besicorp real estate, including the properties used in existing business operations and properties that are exogenous to existing business operations; and (v) the March 1999 Escrow Fund, established in connection with the merger involving Besicorp Group Inc. to fund the litigation costs, judgements, and/or assist in the settlement of any litigation pending against Besicorp Group Inc. and/or arising out of the Besicorp Group Inc. merger transaction consummated March 22, 1999. We understand the Deferred Payments are excluded from the Cash Merger Consideration and any monies received will be segregated and distributed pro rata to shareholders of record as of the Effective Time.

         In order to arrive at our opinion, we have reviewed the following materials and considered such financial and other factors as we deemed relevant under the circumstances, including, among others, the following: (i) certain historical financial, operating and other data that were publicly available or were furnished to us by Besicorp regarding the Merger including, but not limited to: (a) projections and cash flow analyses for SunWize prepared by management;
(b) Form 10KSB and Form 10KSB/A for the period ending 3/31/99, Proxy Statement of Besicorp Group Inc. dated 3/1/99 and Information Statement dated 3/19/99; (c) Form 10Q for the period ending 6/30/99; (d) internally generated operating reports and discussions from management concerning the various business segments of Besicorp; (e) Empire Project financial model prepared by Morgan Stanley Dean Witter and Besicorp; (f) real estate appraisal and partnership interests and hydro credit valuations prepared by management with the assistance of identified third parties; (ii) various press releases regarding the development and status of the Empire Project and other projects; (iii) publicly available financial, operating and stock market data for companies engaged in businesses deemed comparable to those of the Company; (iv) merger and acquisition transactions by companies in the same or similar businesses considered to have degrees of comparability to the Merger; and (v) such other factors and information as we deemed appropriate. We have met with senior officers of the Company to discuss prospects for Besicorp's business and such matters as we believed relevant. In addiiton, we have reviewed the Agreement and Plan of Merger dated as of September 16, 1999.

         In conducting our analyses and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Besicorp; (ii) the business prospects of Besicorp; (iii) the historical and current market for the Common Shares and (iv) the nature and terms of other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise this presentation based upon circumstances or events occurring after the date hereof. In that regard, we have not considered any acquisition or similar transaction to which Besicorp might become a party whether announced or not, that has not closed prior to the date hereof. This presentation is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Common Shares of Besicorp other than Michael F. Zinn in the Merger. This presentation does not address in any way Besicorp's underlying business decision to effect the Merger. We have not been involved in forming Parent, Acquisition Corp or the Merger Consideration and have not assumed any responsibility for making or obtaining an independent evaluation or appraisal of Besicorp's properties or other assets, nor do we opine on the capital requirements or availability of capital for Besicorp.

         As you know, Josephthal & Co. Inc. ("Josephthal") has been retained by Besicorp to render this opinion and provide other financial advisory services, and will receive fees for such services. In addition, in the ordinary course of the business, Josephthal may actively trade the Common Shares for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

         This Fairness Opinion is solely for the use of Besicorp (including its Board of Directors) and is not to be publicly-disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Josephthal; provided, however, that Besicorp may include the Fairness Opinion in whole but not in part as an annex to the Proxy Statement to be filed with the Securities and Exchange Commission and delivered to the stockholders of Besicorp. This opinion does not constitute a recommendation to any holder of Common Shares as to how any such stockholder should vote on any aspect of the Merger, including the Merger Consideration, nor does this opinion address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors of Besicorp as alternatives to the Merger or the decision of the Board of Directors of Besicorp to proceed with the Merger.

         Based upon and subject to the foregoing it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the holders of Common Shares of Besicorp (other than Michael F. Zinn) in the Merger is fair from a financial point of view.


                                            Very truly yours,

                                          /s/ JOSEPHTHAL & CO, INC.
                                          ---------------------------
                                             JOSEPHTHAL & CO. INC.

                                                                        ANNEX C


                          DISSENTER'S RIGHTS PROVISIONS

623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE
PAYMENT FOR SHARES.--(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his fights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is pot instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting  shareholders,  excepting those who, as provided in paragraph
(g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts, employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other fight to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(1) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).



910 RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE.--(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder, - or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository- receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect there of, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any  shareholder  of the subsidiary  corporation  in a merger  authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

  Besicorp Ltd.
                               1151 Flatbush Road
                            Kingston, New York 12401

                         -----------------------------

                                      PROXY

For Special Meeting of  Shareholders of Besicorp Ltd. to be held on April [   ],
2000

                        --------------------------------

         This Proxy is solicited on behalf of the Board of Directors.

         The undersigned hereby appoints Frederic Zinn and Michael J. Daley as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Besicorp Ltd. held of record by the undersigned on March 6, 2000 at the Special Meeting of Shareholders to be held on April [ ], 2000, or any adjournment or postponement thereof.

1.       TO ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF
         MERGER DATEDAS OF NOVEMBER 24, 1999, BY AND AMONG BESICORP LTD., BESICORP HOLDINGS, LTD. AND BESI ACQUISITION CORP. AND THE MERGER PROVIDED FOR THEREIN.

         {   } FOR         {   } AGAINST             {   } ABSTAIN

2. TO CONSIDER AND ACT UPON ANY OTHER BUSINESS AS MAY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE COMPANY'S TRANSFER AGENT.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED

FOR PROPOSAL 1 and in the discretion of the named proxies with respect to any other matter that may properly come before the meeting or any adjournment or postponement thereof.)

                                             -----------------------------------
                                                            Signature
                                             -----------------------------------
                                             Signature, if held jointly
                                             Dated _____________________, 2000

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

NOTE: YOU MAY ALSO RETURN THIS PROXY CARD BY FACSIMILE TRANSMISSION TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY ("CONTINENTAL"). TO RETURN THIS CARD BY FAX, YOU MUST PHOTOCOPY BOTH SIDES OF THE SIGNED PROXY CARD SO THAT THEY APPEAR ON THE SAME PAGE AND FAX THE PHOTOCOPY TO CONTINENTAL AT (212) 509-5152,
Attn: Proxy Department. IF YOU HAVE ANY QUESTIONS REGARDING THIS PROCEDURE CALL CONTINENTAL AT (212) 509-4000 x520.